As filed with the Securities and Exchange Commission on December 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Menlo Therapeutics Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	45-3757789
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

(650) 486-1416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven L. Basta

President and Chief Executive Officer

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

(650) 486-1416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald A. Krasnow, Esq. Menlo Therapeutics Inc. 200 Cardinal Way, 2nd Floor Redwood City, California 94063 (650) 486-1416	Mark V. Roeder, Esq. Josh Dubofsky, Esq. Miles P. Jennings, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Tel: (650) 328-4600	Nir Dash, Adv. Yuval Meidar, Adv. Herzog Fox & Neeman Asia House, 4 Weizmann Street Tel Aviv 6423904, Israel Tel: +972-3-692-2020	Mutya Fonte Harsch, Esq. Foamix Pharmaceuticals Ltd. 520 U.S. Highway 22, Suite 204 Bridgewater, NJ 08807 Tel: (908) 458-9213	Marie L. Gibson, Esq. Skadden Arps Slate Meagher & Flom LLP 4 Times Square New York, NY 10036 Tel: (212) 735-3000	J. David Chertok, Adv. David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $0.0001 per share	120,609,872 shares	N/A	$211,666,776.12	$27,474.35

(1)

This Registration Statement relates to the common stock, par value $0.0001 per share, of Menlo Therapeutics Inc., which we refer to as “Menlo common stock,” that is issuable to the holders of ordinary shares, New Israeli Shekels 0.16 nominal (par) value per share, of Foamix Pharmaceuticals Ltd., which we refer to as “Foamix ordinary shares,” who will receive shares of Menlo common stock as consideration for the deemed transfer of their Foamix ordinary shares to Menlo Therapeutics Inc. in the proposed merger of Giants Merger Subsidiary Ltd., a wholly-owned subsidiary of Menlo Therapeutics Inc., with and into Foamix Pharmaceuticals Ltd., with Foamix Pharmaceuticals Ltd. surviving as a wholly-owned subsidiary of Menlo Therapeutics Inc. Menlo common stock is listed on the Nasdaq Global Select Market under the symbol “MNLO.” Foamix ordinary shares are listed on the Nasdaq Global Select Market under the symbol “FOMX.”

(2)

Menlo Therapeutics Inc.’s estimate of the maximum number of shares of Menlo common stock to be issued upon completion of the merger is equal to the product of (x) the sum of (A) 61,484,790 Foamix ordinary shares outstanding as of December 2, 2019, (B) 3,542,172 Foamix ordinary shares underlying the Foamix restricted share unit awards (RSUs) and Foamix options outstanding that may be exercised prior to the effectiveness of the merger, (C) 727,897 Foamix ordinary shares underlying the Foamix restricted share units (RSUs) and Foamix options outstanding that are held by former Foamix employees and that will be assumed by Menlo Therapeutics Inc. upon completion of the merger, (D) 1,100,000 Foamix ordinary shares issuable upon exercise of warrants that will be converted into warrants to purchase shares of Menlo common stock and (E) 128,298 Foamix shares available for future issuance under Foamix’s employee stock purchase plan that will be assumed by Menlo Therapeutics Inc. upon completion of the merger (such sum of clauses (A)-(E), the “Estimated Maximum Number of Foamix Ordinary Shares”); multiplied by (y) 1.8006, representing the exchange ratio assuming the maximum number of shares of Menlo common stock will be issued or issuable pursuant to the terms of the merger agreement and form of contingent stock rights agreement for each such Foamix ordinary share.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of Foamix ordinary shares (the securities to be exchanged in the merger) as follows: the product of (1) $3.16, the average of the high and low prices per Foamix ordinary share on December 2, 2019, as quoted on the Nasdaq Global Select Market, and (2) 66,983,157, the Estimated Maximum Number of Foamix Ordinary Shares, to be converted into the right to receive shares of Menlo common stock upon completion of the merger, as described in footnote (2) above.

(4)	The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0001298 multiplied by the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 4, 2019

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Foamix Pharmaceuticals Ltd. shareholders and Menlo Therapeutics Inc. stockholders:

Each of Foamix Pharmaceuticals Ltd. (“Foamix”) and Menlo Therapeutics Inc. (“Menlo”) cordially invites its respective shareholders or stockholders (as applicable) to attend an extraordinary general meeting of shareholders of Foamix or a special meeting of stockholders of Menlo.

The Foamix extraordinary general shareholder meeting will be held at                 , Eastern Standard Time, on         , 2020, at Foamix’s U.S. offices located at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807.

The Menlo special stockholder meeting will be held at                 , Pacific Standard Time, on         , 2020, at Menlo’s offices located at 200 Cardinal Way, 2nd Floor, Redwood City, California 94063.

Foamix Shares

As previously announced, on November 10, 2019, Foamix, Menlo and Giants Merger Subsidiary Ltd., a wholly-owned subsidiary of Menlo (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, as may be further amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Foamix, with Foamix surviving as a wholly-owned subsidiary of Menlo (the “Merger”). Each ordinary share of Foamix that is issued and outstanding (other than certain excluded shares) will be deemed transferred to Menlo in consideration for the right to receive 0.5924 of a share of Menlo common stock subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III double-blinded, placebo-controlled trials of serlopitant for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe) (each, a “Phase III PN Trial”), respectively, fail to demonstrate Serlopitant Significance (as defined in the Merger Agreement), as further described in this joint proxy statement/prospectus (the top-line primary endpoint results of one or both of Menlo’s Phase III PN Trials in the form set forth in Exhibit 2.4(g)(ii) to the Merger Agreement, the “Efficacy Determination”).

There will be no adjustment to the total number of shares of Menlo common stock that Foamix shareholders will be entitled to receive in the Merger for changes in the market price of Menlo common stock. Accordingly, the market value of the shares of Menlo common stock issued pursuant to the Merger (or the market value of the shares of the combined company), will depend on the market value of the shares of Menlo common stock at the time the Merger closes and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

Menlo Shares and Contingent Stock Rights

Each share of Menlo common stock, option to purchase Menlo common stock and share of Menlo common stock subject to a restricted stock award that is issued and outstanding at the effective time of the Merger will remain issued and outstanding and such shares will be unaffected by the Merger. The percent of the fully-diluted common stock of Menlo, as the surviving parent company, owned by each of the current Menlo stockholders and the current shareholders of Foamix will depend on timing and the results of the Efficacy Determination:

•

If the Efficacy Determination reports that Serlopitant Significance was achieved in both of the Phase III PN Trials on or before May 31, 2020, then current Menlo stockholders will own approximately 41%, and current Foamix shareholders will own approximately 59%, of the combined company;

•

If the Efficacy Determination reports that Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020, then current Menlo stockholders will own approximately 24%, and current Foamix shareholders will own approximately 76%, of the combined company; and

•

If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then current Menlo stockholders will own approximately 18%, and current Foamix shareholders will own approximately 82%, of the combined company.

If the closing of the Merger occurs on or before May 31, 2020 and prior to receipt of the Efficacy Determination, then:

•

at closing, Foamix shareholders will be issued shares of Menlo common stock representing approximately 59% of the combined company as well as a contingent stock right (as further described in this joint proxy statement/prospectus, a “CSR”) for each ordinary share of Foamix pursuant to the contingent stock rights agreement (as further described in this joint proxy statement/prospectus, the “CSR Agreement”); and

•

the percentages noted above will reflect the cumulative ownership after taking into account any additional shares of Menlo common stock that may be issued pursuant to the CSR Agreement, based on the Efficacy Determination described above.

Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement.

The shares of Menlo common stock, as the surviving parent company, will continue to be traded on the Nasdaq Global Select Market (“Nasdaq”). Following the Merger, Foamix shares will be delisted and will cease to trade on Nasdaq.

Foamix Proposals

Foamix’s shareholders will be asked at the Foamix shareholder meeting to consider and vote on the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of Israeli law (as further described in this joint proxy statement/prospectus, the “Foamix Merger Proposal”). Foamix’s shareholders will also be requested to approve, on a non-binding, advisory basis, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain compensation that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement (the “Foamix Executive Compensation Proposal”). The Foamix Executive Compensation Proposal has been included herein in accordance with the requirements of the Exchange Act, as amended, and it is not anticipated that the payments and benefits disclosed will in fact be paid to Foamix’s named executive officers in connection with the Merger.

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Menlo Proposals

Menlo’s stockholders will be asked at the Menlo stockholder meeting to consider and vote on the approval of the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger (as further described in this joint proxy statement/prospectus, the “Menlo Merger Proposal”). The Menlo stockholder meeting will furthermore consider a proposal to adjourn that meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on the Menlo Merger Proposal (as further described in this joint proxy statement/prospectus, the “Menlo Adjournment Proposal”).

We encourage shareholders/stockholders of both companies to read the Merger Agreement. In addition, we encourage shareholders/stockholders of both companies to read the form of CSR Agreement, which the Merger Agreement provides will be executed upon the consummation of the Merger in the event that such consummation occurs on or before May 31, 2020 and in the event an Efficacy Determination has yet to be made with respect to both Phase III PN Trials. The CSR Agreement will provide for the issuance of CSRs to Foamix shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo), which, depending on the timing of the completion of the Merger and the Efficacy Determination, as described above, may entitle Foamix shareholders to receive additional shares of Menlo common stock. Copies of the Agreement and Plan of Merger, Amendment No. 1 to the Agreement and Plan of Merger and the form of CSR Agreement are attached to the accompanying joint proxy statement/prospectus as Annex A, Annex B and Annex G, respectively, in their entirety.

Foamix Board Recommendation

The board of directors of Foamix has (i) determined that the Merger Agreement, the Merger, the consideration payable to Foamix shareholders pursuant to the Merger Agreement and all transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Foamix and its shareholders and that, considering the financial position of the merging companies, and assuming, among other things, the accuracy of the representations and warranties of the other parties in the Merger Agreement, no reasonable concern exists that the surviving company, as a result of the Merger, will be unable to fulfill the obligations of Foamix to its creditors; (ii) approved the Merger Agreement, the Merger, the consideration payable to Foamix shareholders pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement; (iii) resolved to direct that the Merger Agreement, the Merger, the consideration payable to Foamix shareholders pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement be submitted to the shareholders of Foamix for approval and adoption; and (iv) recommended that the shareholders of Foamix vote in favor of the approval and adoption of the Merger Agreement, the Merger, the consideration payable to Foamix shareholders pursuant to the Merger Agreement and the other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement, and in favor of the Foamix Executive Compensation Proposal. Accordingly, the board of directors of Foamix unanimously recommends that you vote “FOR” the Foamix Merger Proposal and “FOR” the Foamix Executive Compensation Proposal.

Menlo Board Recommendation

The board of directors of Menlo has determined that the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger is advisable, fair to and in the best interests of Menlo and its stockholders, and has resolved to direct that the share issuance be submitted to Menlo’s stockholders for approval, with the recommendation of the board of directors of Menlo that Menlo’s stockholders vote in favor

iii

thereof. The board of directors of Menlo has furthermore determined that it would be beneficial to adjourn the Menlo stockholder meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on the Menlo Merger Proposal. Accordingly, the Menlo board of directors unanimously recommends that you vote “FOR” the Menlo Merger Proposal and “FOR” the Menlo Adjournment Proposal.

We urge you to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference, carefully and in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 41.

We look forward to greeting personally at the respective extraordinary/special meetings those Foamix shareholders and Menlo stockholders who are able to be present at the meetings. If you do plan to attend, to gain access to the applicable meeting, we ask that you bring with you photo identification and appropriate verification of your status—either as a Foamix shareholder as of the close of trading on                 , 20    , the record date for the Foamix meeting, or as a stockholder of Menlo as of the close of trading on                  20    , the record date for the Menlo meeting. However, whether or not you will be present at the applicable meeting, it is important that your shares be represented. Accordingly, you are requested to complete, date, sign and mail the enclosed proxy or voting instruction form in the envelope provided at your earliest convenience and in any event so as to be received in a timely manner as discussed in the enclosed joint proxy statement/prospectus. Your shares can be voted at the applicable meeting only if you are present or represented by a valid proxy.

Thank you for your cooperation.

Very truly yours,

/s/ Dr. Stanley Hirsch	/s/ Steven L. Basta
Chairman of the Board of Directors	President and Chief Executive Officer
Foamix Pharmaceuticals Ltd.	Menlo Therapeutics Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                 , 2019 and is first being made available to Foamix shareholders and Menlo stockholders on or about                 , 2019.

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FOAMIX PHARMACEUTICALS LTD. 2 Holzman Street, Weizmann Science Park Rehovot 7670402, Israel	MENLO THERAPEUTICS INC. 200 Cardinal Way, 2nd Floor Redwood City, California 94063

JOINT NOTICE AND JOINT PROXY STATEMENT/PROSPECTUS

EXTRAORDINARY GENERAL/SPECIAL MEETINGS OF

SHAREHOLDERS/STOCKHOLDERS

This joint notice and the accompanying joint proxy statement/prospectus are being furnished to:

•

Holders of ordinary shares, New Israeli Shekels (“NIS”) 0.16 nominal (par) value per share (“Foamix shares”, each of them a “Foamix share”), of Foamix Pharmaceuticals Ltd., an Israeli company (“Foamix”), in connection with the solicitation by the board of directors of Foamix (the “Foamix Board”) of proxies for use at Foamix’s extraordinary general meeting of shareholders (the “Foamix meeting”) or at any adjournment thereof.

•

Holders of shares of common stock, $0.0001 par value per share (“Menlo shares” or “Menlo common stock”), of Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), in connection with the solicitation by the board of directors of Menlo (the “Menlo Board”) of proxies for use at Menlo’s special meeting of stockholders (the “Menlo meeting”, and together with the Foamix meeting, the “meetings”) or at any adjournment thereof.

The Foamix meeting will be held on             , 2020 at             , Eastern Standard Time, at Foamix’s U.S. offices located at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807.

The Menlo meeting will be held on             , 2020 at             , Pacific Standard Time, at Menlo’s principal executive offices at 200 Cardinal Way, 2nd floor, Redwood City, California 94063.

The meetings are being held in order to consider and vote on the following proposals required to be approved in connection with a business combination transaction between Foamix and Menlo:

Proposals for the Foamix Meeting:

•

Approval and adoption of (i) the Agreement and Plan of Merger dated November 10, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, as may be further amended from time to time, the “Merger Agreement”), by and among Menlo, Giants Merger Subsidiary Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Menlo (“Merger Sub”), and Foamix, a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A, in its entirety; (ii) the Merger of Merger Sub with and into Foamix (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “Companies Law”), following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) (a) the merger consideration for Foamix’s shareholders, consisting of 0.5924 of a share of Menlo common stock (subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III double-blinded, placebo-controlled trials of serlopitant for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe) (each, a “Phase III PN Trial”), respectively, fail to demonstrate proof of statistically significant superiority of serlopitant treatment over placebo treatment on the primary endpoint (meaning that (A) the Serlopitant 5 mg percent success rate is numerically greater than the placebo percent success rate and (B) the P-value is less than 0.05) determined when comparing Worst Itch-Numerical Rating Scale (WI-NRS) 4-point responder rates between treatments at Week 10, which analysis shall be based upon the “Intent-to-Treat” population where missing data is imputed using a Markov Chain Monte Carlo (MCMC) multiple imputation method and where the primary analytical method is a Cochran-Mantel-Haenszel test (“Serlopitant Significance”) for each Foamix share that is issued and outstanding (other than any dormant share under the Companies Law and any Foamix share that, immediately prior to the Effective Time (as defined below), is owned by Foamix, Menlo or Merger Sub, or by any direct or indirect wholly-owned subsidiary of Foamix, Menlo or Merger Sub (we refer to such shares as an “Excluded Shares”)) and that will be deemed transferred to Menlo upon the Merger and (b) if the closing of the Merger (the “Closing”) occurs on or before May 31, 2020 and the top-line primary endpoint results of one or both of Menlo’s Phase III PN Trials in the form set forth in Exhibit 2.4(g)(ii) to the Merger Agreement (the “Efficacy Determination”) has not yet been received, one contingent stock right (as further described in this joint proxy statement/prospectus, a “CSR”), subject to the terms and conditions of the contingent stock rights agreement (the “CSR Agreement”), a copy of which is attached as Annex F to this joint proxy statement/prospectus; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Foamix Merger Proposal”).

•

Approval, on a non-binding, advisory basis, in accordance with the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of certain compensation that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement (the “Foamix Executive Compensation Proposal”). The Foamix Executive Compensation Proposal has been included herein in accordance with the Exchange Act, and it is not anticipated that the payments and benefits disclosed will in fact be paid to Foamix’s named executive officers in connection with the Merger.

Proposals for the Menlo Meeting:

•

Approval of the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger under Nasdaq Global Select Market (“Nasdaq”) rules (the “Menlo Merger Proposal”).

•

Approval of the adjournment of the Menlo meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal (the “Menlo Adjournment Proposal”).

Record date:

Foamix Record Date: Only holders of Foamix shares at the close of trading on                 , 20        , the record date for the Foamix meeting (“Foamix shareholders of record” and the “Foamix record date,” respectively), will be entitled to vote at the Foamix meeting or at any adjournment thereof.

Menlo Record Date: Only holders of Menlo common stock at the close of trading on                 , 20        , the record date for the Menlo meeting (“Menlo stockholders of record” and the “Menlo record date,” respectively), will be entitled to vote at the Menlo meeting or at any adjournment thereof.

Required vote:

Foamix Merger Proposal: The affirmative vote of a majority of the voting rights of Foamix shares represented and voting thereon at the Foamix meeting is necessary for the approval of the Foamix Merger Proposal, provided that such majority includes at least a majority of the votes cast by Foamix shareholders that are not Menlo, Merger Sub or a Menlo Related Person (as defined below), who are present, in person or represented by proxy, and voting (abstentions and broker non-votes are disregarded). We refer to this special majority as the “Foamix Merger Majority”.

Pursuant to the Companies Law, each Foamix shareholder voting on the Foamix Merger Proposal is required to inform Foamix as detailed below prior to voting at the Foamix meeting if the shareholder is any of Menlo, Merger Sub, or a Menlo Related Person and to indicate such matter in the appropriate place in the enclosed proxy or voting instruction form, as further detailed below. A “Menlo Related Person” is (a) a person holding, directly or indirectly, either (i) 25% or more of the voting rights of Menlo or Merger Sub or (ii) the right to appoint 25% or more of the directors of Menlo or Merger Sub, (b) a person or entity acting on behalf of Menlo, Merger Sub or a person described in subsection (a) above or (c) one of such person’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants, siblings or parents or the spouse of any such person, or a corporation controlled by any one or more of such persons or entities by Menlo or Merger Sub.

Foamix Executive Compensation Proposal: The affirmative vote of a majority of the voting rights of Foamix shares represented and voting thereon at the Foamix meeting is necessary for the approval, on a non-binding, advisory basis, of the Foamix Executive Compensation Proposal.

Menlo Merger Proposal: The affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval of the Menlo Merger Proposal.

Menlo Adjournment Proposal: The affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval of the Menlo Adjournment Proposal.

Abstentions and broker non-votes will not be treated as having been voted in respect of any of the proposals to be presented at either meeting. Consequently, assuming a quorum is present at each meeting, broker non-votes and abstentions will have no effect on the voting with respect to any proposal (including the Foamix Merger Proposal and the Menlo Merger Proposal).

Special voting instructions under the Companies Law for the Foamix Merger Proposal. In order to provide for proper tallying of the Foamix shareholder vote on the Foamix Merger Proposal, each Foamix shareholder is required to indicate in Item 1A in the enclosed Foamix proxy or voting instruction form whether or not he, she or it is Menlo, Merger Sub, or a Menlo Related Person with respect to the Foamix Merger Proposal. Please indicate “FOR” in Item 1A in order to confirm that you are not any of the foregoing persons. If you mark “AGAINST” in Item 1A or if you do not mark anything in Item 1A in the proxy or voting instruction form (including if you submit your voting instructions electronically), your vote will not be counted for purposes of the Foamix Merger Majority with respect to the Foamix Merger Proposal, and your signature on the enclosed proxy or voting instruction form (including if submitted electronically) will constitute a certification that you are either Menlo, Merger Sub or a Menlo Related Person.

Based on information provided by Menlo and Merger Sub to Foamix, as of the date of this joint proxy statement/prospectus, Foamix is not aware of any holdings of Foamix shares by Menlo, Merger Sub or any Menlo Related Persons (other than Menlo’s Chief Executive Officer, Steven Basta, and holders related to him), and therefore believes that all of its shareholders (other than Menlo’s Chief Executive Officer, Steven Basta, and holders related to him) should mark “FOR” in Item 1A on the enclosed proxy or voting instruction form (including if submitted electronically).

Other matters: Each of Foamix and Menlo is unaware at this time of any other matters that will come before its meeting. If any other matters properly come before either such meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Foamix shares or Menlo shares represented by executed and unrevoked proxies will be voted in accordance with such judgment.

The Foamix Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement, the Merger, the merger consideration and the transactions contemplated by the Merger Agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, compensation that will or may become payable by Foamix to its named executive officers in connection with the Merger.

The Menlo Board unanimously recommends that you vote “FOR” the issuance of shares of Menlo common stock to Foamix’s shareholders (including, potential Foamix shareholders under Foamix’s equity incentive plans, employee stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger and “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event that there are insufficient votes on the Menlo Merger Proposal.

By Order of the Foamix Board of Directors,	By Order of the Menlo Board of Directors,

David Domzalski Chief Executive Officer Bridgewater, NJ , 2020	Steven Basta President and Chief Executive Officer Redwood City, CA , 2020

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE FOAMIX MEETING (IN THE CASE OF FOAMIX SHAREHOLDERS) OR THE MENLO MEETING (IN THE CASE OF MENLO STOCKHOLDERS) IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY MARKING, SIGNING AND DATING YOUR ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR IF YOU ARE A MENLO STOCKHOLDER, ALSO BY TELEPHONE OR THROUGH THE INTERNET. IF YOU ATTEND THE FOAMIX MEETING (IN THE CASE OF FOAMIX SHAREHOLDERS) OR THE MENLO MEETING (IN THE CASE OF MENLO STOCKHOLDERS) IN PERSON AND WISH TO VOTE YOUR SHARES AT THE FOAMIX MEETING OR MENLO MEETING, AS APPLICABLE, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE FOAMIX OR THE MENLO MEETING, AS APPLICABLE. You may revoke your proxy or change your vote at any time before the Foamix meeting or Menlo meeting, as applicable. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals without your instructions.

If you fail to return your proxy card, or to vote by ballot in person at the Foamix meeting (in the case of Foamix shareholders) or if you fail to return your proxy card or to vote by ballot in person at the Menlo meeting or to grant your proxy electronically over the Internet or by telephone (in the case of Menlo stockholders), your shares will not be counted for purposes of determining whether a quorum is present at the Foamix meeting or Menlo meeting, as applicable. If you are a shareholder or stockholder of record, voting in person by ballot at the Foamix meeting (in the case of Foamix shareholders) or at the Menlo meeting (in the case of Menlo stockholders) will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the Foamix meeting or Menlo meeting, as applicable.

We encourage you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into, and annexes to, the accompanying joint proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the Merger, the Foamix meeting, the Menlo meeting or the accompanying joint proxy statement/prospectus, or would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Foamix shares or shares of Menlo common stock, as applicable, please contact Foamix’s or Menlo’s proxy solicitor, as applicable:

Foamix’s proxy solicitor:

Morrow Sodali, LLC

509 Madison Avenue

Suite 1608

New York, NY 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

E-mail: FOMX@investor.morrowsodali.com

Menlo’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

Call Toll Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Foamix and Menlo from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Foamix Pharmaceuticals Ltd. 2 Holzman Street (Entrance 2B) Weizmann Science Park Rehovot, 7670402 Israel +972-8-9316233 Attention: Ilan Hadar, CFO	Menlo Therapeutics Inc. 200 Cardinal Way, 2nd Floor Redwood City, California 94063 (650) 486-1416 Attention: Investor Relations

Investors may also consult Foamix’s or Menlo’s website for more information concerning the Merger described in this joint proxy statement/prospectus. Foamix’s website is https://www.foamix.com. Menlo’s website is https://www.menlotherapeutics.com. Information included on those websites is not incorporated by reference into this joint proxy statement/prospectus.

In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, LLC, the proxy solicitor for Foamix, toll-free at (800) 662-5200 or collect at (203) 658-9400, or MacKenzie Partners, Inc., the proxy solicitor for Menlo, toll-free at (800) 322-2885 or collect at (212) 929-5500. You will not be charged for any of these documents that you request. If you have any questions about the Merger Consideration (as further described in this joint proxy statement/prospectus) or related matters, please contact Morrow Sodali, LLC, the information agent for the Merger, at (800) 662-5200 or FOMX@investor.morrowsodali.com.

If you would like to request any documents, please do so by                 , 2020 in order to receive them before the extraordinary general meeting of Foamix shareholders or special meeting of Menlo stockholders.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information”.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Menlo (the “Registration Statement”), constitutes a prospectus of Menlo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Menlo common stock to be issued to Foamix shareholders (including shares potentially issuable under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger. This joint proxy statement/prospectus also constitutes a notification with respect to the extraordinary general meeting of Foamix shareholders and the special meeting of Menlo stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                 , 20    . You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our making available this joint proxy statement/prospectus to Foamix shareholders and Menlo stockholders, nor the issuance by Menlo of shares of common stock to Foamix’s shareholders in connection with the Merger, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Menlo has been provided by Menlo and information contained in this joint proxy statement/prospectus regarding Foamix has been provided by Foamix.

All references in this joint proxy statement/prospectus to “Menlo” refer to Menlo Therapeutics Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Foamix” refer to Foamix Pharmaceuticals Ltd., a company organized under the laws of the State of Israel; all references to “Merger Sub” refer to Giants Merger Subsidiary Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Menlo formed for the sole purpose of effecting the Merger, or its permitted assignees; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Menlo and Foamix collectively; all references in this joint proxy statement/prospectus to the “Combined Company” refer to Menlo, Foamix and their subsidiaries, collectively, following the consummation of the Merger; all references in this joint proxy statement/prospectus to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 10, 2019, by and among Menlo, Merger Sub and Foamix, a copy of which is attached to this joint proxy statement/prospectus as Annex A, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, a copy of which is attached to this joint proxy statement/prospectus as Annex B; all references in this joint proxy statement/prospectus to the “Merger” refer to the merger of Merger Sub with and into Foamix, with Foamix as the surviving company (the “Surviving Company”); all references in this joint proxy statement/prospectus to the “CSR Agreement” refer to the contingent stock rights agreement governing the terms of the CSRs to be received by Foamix’s shareholders, which may be entered into by Menlo and a rights agent mutually acceptable to Foamix and Menlo, subject to the terms of the Merger Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex G; and all references in this joint proxy statement/prospectus to “CSRs” refer to the contingent stock rights issued pursuant to the CSR Agreement.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Foamix or stockholder of Menlo, may have regarding the Foamix meeting or the Menlo meeting, as applicable, the proposals being considered at such meetings, including the Foamix Merger Proposal, the Menlo Merger Proposal, the Merger and the Merger Agreement (each, as described below), and the answers to those questions. Menlo and Foamix urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Foamix Merger Proposal, the Menlo Merger Proposal and the Merger being considered at the applicable meeting. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information”.

Questions and Answers about the Foamix Meeting

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because you have been identified as a shareholder of Foamix as of the Foamix record date, and you are entitled to vote at the Foamix meeting to approve the matters set forth herein. This document serves as:

•	a proxy statement of Foamix used to solicit proxies for the Foamix meeting to vote on the matters set forth herein; and

•

a prospectus of Menlo used to offer shares of Menlo common stock to Foamix shareholders in exchange for Foamix shares in the Merger and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement.

Q:	What proposals will be voted on at the Foamix meeting in connection with the Merger?

A:

There are two proposals that will be presented at the Foamix meeting. The Foamix Merger Proposal must be approved under the Companies Law in order for the Merger to be completed. The Foamix Executive Compensation Proposal is an advisory/non-binding proposal that is required under the rules of the SEC in connection with the Merger. The two proposals read as follows:

•

The Foamix Merger Proposal: Approval and adoption of (i) the Merger Agreement, by and among Menlo, Merger Sub and Foamix; (ii) the Merger, following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) the Merger Consideration (as further described in this joint proxy statement/prospectus) for Foamix’s shareholders, consisting of (a) 0.5924 of a share of common stock of Menlo (subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III PN Trials, respectively, fail to demonstrate Serlopitant Significance) for each Foamix share that is issued and outstanding (other than Excluded Shares) and that will be deemed transferred to Menlo upon the Merger and (b) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, one CSR, subject to the terms and conditions of the CSR Agreement; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

•

The Foamix Executive Compensation Proposal: Approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement. The Foamix Executive Compensation Proposal has been included herein in accordance with the requirements of the Exchange Act, and it is not anticipated that the payments and benefits disclosed will in fact be paid to Foamix’s named executive officers in connection with the Merger.

The approval of the Foamix Merger Proposal, in addition to being required under the Companies Law, is a condition to the completion of the Merger under the terms of the Merger Agreement. Therefore, the Merger cannot be consummated without the approval of the Foamix Merger Proposal. None of the steps contemplated in connection with the Merger — including the issuance of Menlo common stock to the Foamix shareholders in exchange for their Foamix shares and the delisting of Foamix shares — will take place unless the Foamix Merger Proposal is approved by Foamix’s shareholders. The Merger and all related steps can, however, be consummated even if the Foamix Executive Compensation Proposal is not approved by Foamix’s shareholders at the Foamix meeting.

In addition to the requirement of obtaining Foamix shareholder approval for the Foamix Merger Proposal, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived for the Merger to be completed. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 169 of this joint proxy statement/prospectus.

Q:	What constitutes a quorum of Foamix shareholders that is needed to hold the Foamix meeting?

A:

As required under the Nasdaq Listing Rules, which supersede Foamix’s articles of association with respect to this issue, the presence, in person or by proxy, at the Foamix meeting of one or more Foamix shareholders who hold, in the aggregate, at least 33 1⁄3% of the voting rights in Foamix, is necessary to constitute a quorum at the Foamix meeting. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Foamix meeting.

If within half an hour from the time appointed for the Foamix meeting, a quorum is not present, the meeting shall be adjourned to                 , 2020, at the same time and place. At that adjourned meeting, the same 33 1⁄3% quorum requirement will apply.

Q:	What shareholder vote is required to approve the proposals at the Foamix meeting?

A:

Foamix Merger Proposal: The affirmative vote of a majority of the voting rights of Foamix shares represented, in person or by proxy, and voting thereon at the Foamix meeting, provided that such majority includes at least a majority of the votes cast by Foamix shareholders that are not Menlo, Merger Sub or a Menlo Related Person, who are present, in person or represented by proxy, and voting (abstentions and broker non-votes are disregarded), is necessary for the approval of the Foamix Merger Proposal.

Pursuant to the Companies Law, each Foamix shareholder voting on the Foamix Merger Proposal is required to inform Foamix prior to voting at the Foamix meeting whether the shareholder is any of Menlo, Merger Sub, or a Menlo Related Person and to indicate such matter in the appropriate place in the enclosed proxy or voting instruction form, as further detailed below under “What do I need to do now?”.

Foamix Executive Compensation Proposal: The affirmative vote of a majority of the voting rights of Foamix shares represented, in person or by proxy, and voting thereon at the Foamix meeting is necessary for the approval, on a non-binding, advisory basis, pursuant to the rules under the Exchange Act, of the Foamix Executive Compensation Proposal.

Votes will be counted at the meeting by an individual appointed for such purpose by Foamix. That appointed person will separately count “FOR” and “AGAINST” votes, as well as abstentions and broker non-votes. Abstentions and broker non-votes will not be considered votes cast at the Foamix meeting for purposes of determining whether the requisite majority has been achieved for either proposal and will therefore not have any effect with respect to the voting on the proposals.

Foamix’s Chief Executive Officer and a significant stockholder, collectively owning approximately 19% of the outstanding Foamix shares, have entered into voting agreements pursuant to which they have agreed to vote all Foamix shares owned by them in favor of the Foamix Merger Proposal and against any action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement. See “Agreements Relating to the Merger—Voting Agreements” on page 174 of this joint proxy statement/prospectus.

Q:	As a Foamix shareholder, how does the Foamix Board recommend that I vote?

A:	After careful consideration, the Foamix Board unanimously recommends that Foamix shareholders vote “FOR” both of the proposals.

Q:	What do I need to do now?

A:	Foamix urges you to read this joint proxy statement/prospectus carefully, including the Annexes and the documents incorporated by reference herein, and to consider how the Merger affects you.

If you are a Foamix shareholder of record, you may provide your proxy instructions in one of two ways:

•	You can mail the enclosed proxy card, completed and signed by you, in the enclosed return envelope.

•

You can print the form of proxy card from the “Investor Relations” portion of Foamix’s website, or request a copy from Foamix’s proxy solicitor, whose contact information is provided below under “The Foamix Extraordinary General Meeting of Shareholders—Assistance”. You can then mail your completed, signed proxy card directly to Continental Stock Transfer & Trust Company (“Continental”), Foamix’s independent agent engaged to tabulate shareholder votes, to the following address: Continental Stock, 1 State Street, 30th Floor, New York, NY 10004.

If you hold your shares in “street name” (as described below), you may provide your voting instructions via the internet (at www.proxyvote.com) by following the instructions on your voting instruction form. Please provide your voting instructions only once (unless you are revoking a previously delivered voting instruction) and as soon as possible, so that your shares can be voted at the Foamix meeting.

In order to provide for proper tallying of the Foamix shareholder vote on the Foamix Merger Proposal, each Foamix shareholder is required to indicate in Item 1A in the enclosed Foamix proxy or voting instruction form whether or not he, she or it is Menlo, Merger Sub, or a Menlo Related Person with respect to the Foamix Merger Proposal. Please indicate “FOR” in Item 1A in order to confirm that you are not any of the foregoing persons. If you mark “AGAINST” in Item 1A or if you do not mark anything in Item 1A in the proxy or voting instruction form (including if you submit your voting instructions electronically), your vote will not be counted for purposes of the Foamix Merger Majority with respect to the Foamix Merger Proposal, and your signature on the enclosed proxy or voting instruction form (including if submitted electronically) will constitute a certification that you are either Menlo, Merger Sub or a Menlo Related Person.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, shareholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder/shareholder of both Menlo and Foamix, you may receive one or more proxy cards or voting instruction cards for Menlo and one or more proxy cards or voting instruction cards for Foamix. If you are a stockholder/shareholder of both Menlo and Foamix, please note that a vote for the Menlo Merger Proposal will not constitute a vote for the Foamix Merger Proposal, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from Menlo or Foamix.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:

If you do not return a proxy or provide voting instructions and do not attend the Foamix meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. Provided that there is a quorum at the meeting, the failure to return your proxy card or otherwise provide voting instructions will also have no impact on the voting on the proposals. It will equally reduce the aggregate number of votes required both to approve or reject the Foamix Merger Proposal and the Foamix Executive Compensation Proposal.

Q:	May I attend the Foamix meeting and vote in person?

A:

Yes. If you are a shareholder of record, you may attend the Foamix meeting and vote your Foamix shares at the meeting. Please bring photo identification. If you represent an entity that is a shareholder of record, please also bring documentation that proves that you are authorized to represent that entity and vote on its behalf at the meeting.

If you hold your Foamix shares in “street name”, you are deemed a beneficial owner of Foamix shares. Because a beneficial owner is not a shareholder of record, you may not vote your shares directly at the Foamix meeting unless you obtain a legal proxy from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Foamix meeting. You will also need an account statement dated on or about the record date for the Foamix meeting that shows that you hold Foamix shares in your bank, brokerage or other account in order to vote in person at the Foamix meeting.

Q:	Who counts the votes?

A:

Continental has been engaged as Foamix’s independent agent to tabulate shareholder votes. If you are a Foamix shareholder of record, your completed, executed proxy card should be returned directly to Continental for tabulation (to the physical address provided below under “The Foamix Extraordinary General Meeting of Shareholders—Assistance”). As noted above, if you hold your shares through a broker, once you submit your voting instructions (whether online, by telephone or in hard-copy form, as directed by your broker), your bank, broker or other nominee returns one proxy card to Continental on behalf of all its clients.

Q:	If my Foamix shares are held in “street name” and I do not provide voting instructions, will my broker vote my shares for me?

A:

If you do not give instructions to your broker, your broker can vote your Foamix shares with respect to “discretionary” items but not with respect to “non-discretionary” items. All of the matters to come before the shareholders at the Foamix meeting are “non-discretionary.” Therefore, your broker will not be able to vote your Foamix shares without instructions from you. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Your vote must be received by 11:59 p.m. Eastern Standard Time, on                 , 2020 to be counted.

Q:	What are broker non-votes and do they count for determining a quorum?

A:

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Please see the response to the previous question above (“If my Foamix shares are held in “street name” and I do not provide voting instructions, will my broker vote my shares for me?”).

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Foamix meeting. Broker non-votes will not, however, be considered votes cast at the Foamix meeting and will therefore not have any effect with respect to the Foamix Merger Proposal and the Foamix Executive Compensation Proposal.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:

Foamix shareholders of record, unless such shareholder’s vote is subject to a voting agreement, may change their vote at any time before their proxy is voted at the Foamix meeting in one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Foamix’s Chief Financial Officer at 2 Holzman Street (Entrance 2B), Weizmann Science Park, Rehovot, Israel 7670402.

•	You may attend the Foamix meeting in person and vote there. Simply attending the Foamix meeting will not, by itself, revoke your proxy.

If a Foamix shareholder who owns Foamix shares in “street name” has instructed a broker to vote its Foamix shares, the shareholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:

Foamix and Menlo will share equally the cost of printing and filing of this joint proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Foamix shares for the forwarding of solicitation materials to the beneficial owners of Foamix shares. Foamix will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Foamix has retained Morrow Sodali, LLC to assist it in soliciting proxies using the means referred to above. Foamix and Menlo will share equally the fees of Morrow Sodali, LLC, which Foamix expects to be approximately $7,500, plus reimbursement of out-of-pocket expenses.

Q:	Who can help answer my questions?

A:

If you are a Foamix shareholder and would like additional copies of this joint proxy statement/prospectus without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Morrow Sodali, LLC

509 Madison Avenue

Suite 1608

New York, NY 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

E-mail: FOMX@investor.morrowsodali.com.

or

Foamix Pharmaceuticals Ltd.

2 Holzman Street, Weizmann Science Park

Rehovot, Israel

+972-8-9316233

Questions and Answers about the Menlo Meeting

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of Menlo as of the Menlo record date, and you are entitled to vote at the Menlo meeting to approve the matters set forth herein. This document serves as:

•	a proxy statement of Menlo used to solicit proxies for the Menlo meeting to vote on the matters set forth herein; and

•	a prospectus of Menlo used to offer shares of Menlo common stock in exchange for Foamix shares in the Merger and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement.

Q:	What proposals will be voted on at the Menlo meeting in connection with the Merger?

A:	Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the Menlo meeting in order for the Merger to close:

•

The Menlo Merger Proposal: Approval of the issuance of shares of Menlo common stock to Foamix shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger under Nasdaq rules; and

•

The Menlo Adjournment Proposal: Approval of an adjournment of the Menlo meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal.

The approval of the Menlo Merger Proposal is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of the Menlo Merger Proposal. The issuance of Menlo common stock in connection with the Merger will not take place unless the Menlo Merger Proposal is approved by Menlo stockholders and the Merger is consummated.

In addition to the requirement of obtaining Menlo stockholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 169 of this joint proxy statement/prospectus.

The presence, in person or by proxy, at the Menlo meeting of the holders of a majority of the shares of Menlo common stock outstanding and entitled to vote at the Menlo meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Menlo Merger Proposal.

Q:	What stockholder votes are required to approve the proposals at the Menlo meeting?

A:

The affirmative vote of a majority of the votes cast in person or by proxy at the Menlo meeting, assuming a quorum is present, is required for approval of the Menlo Merger Proposal and the Menlo Adjournment Proposal.

Votes will be counted by American Stock Transfer Trust Company (“AST”), who will separately count “FOR,” “AGAINST” and “ABSTAIN” votes and broker non-votes. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Menlo meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Menlo meeting and will therefore not have any effect with respect to the Menlo Merger Proposal and the Menlo Adjournment Proposal.

Menlo’s Chief Executive Officer and two significant stockholders, collectively owning approximately 30% of the outstanding Menlo shares, have entered into voting agreements pursuant to which they have agreed to vote all shares of Menlo common stock owned by them as of the record date in favor of the Menlo Merger Proposal and the Menlo Adjournment Proposal and against any action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement. See “Agreements Relating to the Merger—Voting Agreements” on page 174 of this joint proxy statement/prospectus.

Q:	As a Menlo stockholder, how does the Menlo Board recommend that I vote?

A:	After careful consideration, the Menlo Board recommends that Menlo stockholders vote “FOR” all of the proposals.

Q:	What do I need to do now?

A:	Menlo urges you to read this joint proxy statement/prospectus carefully, including the Annexes and the documents incorporated by reference herein, and to consider how the Merger affects you.

If you are a Menlo stockholder of record, you may vote or provide your proxy instructions in one of four different ways:

•	You can attend the Menlo meeting in person, and we will give you a ballot when you arrive.

•	You can mail your signed proxy card in the enclosed return envelope.

•	You can provide your proxy instructions via telephone by following the instructions on your proxy card.

•	You can provide your proxy instructions via the Internet by following the instructions on your proxy card.

To ensure that your Menlo shares are voted at the meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the meeting in person, by marking, dating and signing the proxy and returning it by mail in the enclosed postage-paid envelope. Your vote must be received by                 , 2020, 11:59 p.m. Eastern Standard Time to be counted.

If you hold your shares in “street name” (as described below), you may provide your proxy instructions via telephone or the internet by following the instructions on your vote instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Menlo meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder/shareholder of both Menlo and Foamix, you may receive one or more proxy cards or voting instruction cards for Menlo and one or more proxy cards or voting instruction cards for Foamix. If you are a stockholder/shareholder of both Menlo and Foamix, please note that a vote for the Menlo Merger Proposal will not constitute a vote for the Foamix Merger Proposal, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from Menlo or Foamix.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:

If you are a Menlo stockholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve the Menlo Merger Proposal and the Menlo Adjournment Proposal. Also, your shares will not be counted for purposes of determining whether a quorum is present at the Menlo meeting. If you properly execute and return the form of proxy to Menlo prior to the meeting without indicating how you intend to vote with respect to the Menlo Merger Proposal and/or Menlo Adjournment Proposal, the Menlo shares represented by the proxy will be counted as being present for quorum purposes and will be voted in favor of the Menlo Merger Proposal and the Menlo Adjournment Proposal, in accordance with the recommendation of the Menlo Board.

Q:	Who counts the votes?

A:

AST has been engaged as Menlo’s independent agent to tabulate stockholder votes. If you are a Menlo stockholder of record, your executed proxy card is returned directly to AST for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to AST on behalf of all its clients.

Q:	If my Menlo shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you do not give instructions to your broker, your broker can vote your Menlo shares with respect to “discretionary” items but not with respect to “non-discretionary” items. All of the proposals to come before the stockholders at the Menlo meeting are “non-discretionary.” Therefore, your broker will not be able to vote your shares without instructions from you. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What are broker non-votes and do they count for determining a quorum?

A:

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Please see the response to the previous question above (“If my Menlo shares are held in “street name” by my broker, will my broker vote my shares for me?”).

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Menlo meeting. Broker non-votes will not, however, be considered votes cast at the Menlo meeting and will therefore not have any effect with respect to the Menlo Merger Proposal and the Menlo Adjournment Proposal.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Menlo stockholders of record, unless such stockholders’ vote is subject to a voting agreement, may change their vote at any time before their proxy is voted at the Menlo meeting in one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Menlo’s Chief Financial Officer and Corporate Secretary at 200 Cardinal Way, 2nd Floor, Redwood City, California 94063.

•	You may attend the Menlo meeting and vote in person. Simply attending the Menlo meeting will not, by itself, revoke your proxy.

If a Menlo stockholder who owns Menlo shares in “street name” has instructed a broker to vote its shares of Menlo common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:

Menlo and Foamix will share equally the cost of printing and filing of this joint proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Menlo common stock for the forwarding of solicitation materials to the beneficial owners of Menlo common stock. Menlo will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Menlo has retained MacKenzie Partners, Inc. to assist it in soliciting proxies using the means referred to above. Menlo and Foamix will share equally the fees of MacKenzie Partners, Inc., which Menlo expects to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

Q:	Who can help answer my questions?

A:

If you are a Menlo stockholder and would like additional copies of this joint proxy statement/prospectus without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

Call Toll Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

Or

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

(650) 486-1416

Questions and Answers about the Merger

Q:	What is the proposed transaction on which I am being asked to vote?

A:

On November 10, 2019, Foamix, Menlo and Merger Sub entered into an Agreement and Plan of Merger (which was subsequently amended on December 4, 2019, pursuant to Amendment No. 1 to the Agreement and Plan of Merger), pursuant to which Merger Sub will merge with and into Foamix, with Foamix surviving as a wholly-owned subsidiary of Menlo. In connection with the Merger, Menlo will issue shares of Menlo common stock to Foamix shareholders in exchange for their Foamix shares. Following the Merger, Foamix will no longer be a publicly traded company. Foamix shareholders are being asked to adopt the Merger Agreement and approve the Merger, as well as approve, on a non-binding, advisory basis, the Foamix Executive Compensation Proposal. Menlo stockholders are being asked to approve the issuance of Menlo common stock to Foamix shareholders as consideration in the Merger and the change of control of Menlo resulting from the Merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

In order to complete the Merger, among other things, Menlo stockholders must approve the issuance of shares of Menlo common stock to Foamix shareholders pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger, and Foamix shareholders must approve and adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement. Menlo will hold a special meeting of its stockholders and Foamix will hold an extraordinary general meeting of its shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the Merger and the stockholder/shareholder meetings of each of Menlo and Foamix, and you should read it carefully. For Menlo stockholders, the enclosed voting materials for the Menlo meeting allow Menlo stockholders to vote shares of Menlo common stock without attending the Menlo meeting. For Foamix shareholders, the enclosed voting materials for the Foamix meeting allow Foamix shareholders to vote Foamix shares without attending the Foamix meeting.

Q:	Why are the two companies proposing to merge?

A:

Foamix and Menlo believe that the Merger will result in a biopharmaceutical company focused on the commercialization and development of therapeutics to serve patients in the dermatology space. Menlo, Foamix and their subsidiaries, collectively, following the consummation of the Merger (the “Combined Company”) will have a diversified portfolio including an approved product and three late-stage product candidates focused on dermatologic indications. For a discussion of Foamix’s and Menlo’s reasons for the Merger, please see the section entitled ”The Merger—Recommendation of the Menlo Board and Menlo’s Reasons for the Merger/Share Issuance” and ”The Merger—Recommendation of the Foamix Board and Foamix’s Reasons for the Merger” in this joint proxy statement/prospectus.

Q:	What is required to consummate the Merger?

A:

Each of Menlo’s and Foamix’s obligation to consummate the Merger is subject to a number of conditions specified in the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger”, including:

•

the approval of the Merger Agreement by the affirmative vote (or action by written consent) of the Foamix Merger Majority, and at least fifty days having elapsed after the filing of the merger proposal with the Israeli Registrar of Companies (the “Registrar”) and expiration of the thirty-day waiting period following such approval;

•

the approval of the issuance of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger by the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Menlo meeting, assuming a quorum is present;

•

the absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity that prohibits, the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	the shares of Menlo common stock to be issued pursuant to the Merger Agreement and the CSR Agreement being approved for listing on the Nasdaq;

•	the expiration or termination of the waiting period under any applicable foreign antitrust, competition or similar law;

•	the SEC having declared effective this Registration Statement in connection with the Merger;

•

subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Menlo and Foamix contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement;

•	the absence of a material adverse effect with respect to each of Menlo and Foamix; and

•	any of the following will have occurred: (i) a letter from the Israel Securities Authority (“ISA”) will have been received exempting Menlo from publishing a prospectus under Israeli law in respect of the Merger Consideration (as defined below); (ii) Menlo will have received a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo common stock at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus under Israeli law in respect of the Merger Consideration; or (iii) Menlo will have published a prospectus under Israeli law in respect of the Merger Consideration. Menlo has prepared and filed with the ISA an application for the letter described in clause (i) above.

Q:	What will Foamix shareholders receive in the Merger?

A:

Upon the issuance by the Registrar of a certificate of merger (the “Effective Time”), by virtue of the Merger, each issued and outstanding Foamix share immediately prior to the Effective Time, other than any Excluded Shares, shall be deemed transferred to Menlo in exchange for the right to receive (a) 0.5924 of a share (as adjusted pursuant to the Merger Agreement, the “Exchange Ratio”) of Menlo common stock (the “Share Consideration”) and, potentially, (b) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, one CSR representing the right to receive contingent issuances of additional Menlo common stock if specified events occur within agreed time periods, subject to and in accordance with the terms and conditions of the CSR Agreement, in substantially the form included as Annex G to this joint proxy statement/prospectus, to be entered into at or prior to the Effective Time by and among the rights agent and Menlo (together with the Share Consideration, the “Merger Consideration”). See “What are the Contingent Stock Rights?” below.

Depending on when the Merger is completed, the Merger Consideration may be subject to adjustment prior to the Effective Time as described in paragraphs (A), (B) and (C) immediately below, and upon the occurrence of any such case, Foamix shareholders will not receive any CSRs at the Effective Time.

(A)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was achieved in both of Menlo’s Phase III PN Trials on or before May 31, 2020, then there will be no adjustment to the Exchange Ratio;

(B)

If, prior to the completion of the Merger, the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial, then the Exchange Ratio will instead be 1.2739 shares of Menlo common stock per Foamix share; and

(C)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each case the Exchange Ratio will instead be 1.8006 shares of Menlo common stock per Foamix share.

No fractional shares of Menlo common stock will be issued in the Merger, and Foamix shareholders will receive cash in lieu of fractional shares, as specified in the Merger Agreement.

For a more complete description of what Foamix shareholders will receive in the Merger, please see the sections entitled “The Merger — Consideration to Foamix Shareholders” and “The Merger Agreement— Consideration to Foamix Shareholders” in this joint proxy statement/prospectus.

Q:	What will Foamix equity award holders receive in the Merger?

A:

At the Effective Time, each Foamix option and Foamix restricted stock unit award (“Foamix RSU”) that is outstanding immediately prior to the Effective Time will be assumed by Menlo. Each Foamix RSU will be converted into a restricted stock unit award relating to Menlo common stock (an “Adjusted RSU Award”) and will have the same terms and conditions as applied to the Foamix RSU immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo common stock equal to the product obtained by multiplying (i) the number of Foamix shares subject to the Foamix RSU immediately prior to the Effective Time by (ii) the Exchange Ratio. Additionally, at the Effective Time,

each Foamix option will be converted into an option to purchase Menlo common stock (an “Adjusted Option”) with the same terms and conditions as applied to the Foamix option; however, the Adjusted Option will cover a number of shares of Menlo common stock equal to the product of (i) the number of Foamix shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and will have an exercise price per share equal to the quotient of (i) the exercise price per Foamix share subject to such Foamix option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. All Foamix warrants outstanding immediately prior to the Effective Time will be converted into warrants to purchase such number of shares of Menlo common stock as the warrant holder would have received had the Foamix warrants been exercised immediately prior to the Effective Time.

If the CSR converts into shares of Menlo common stock in accordance with the terms of the CSR Agreement, (i) holders of Adjusted RSU Awards will receive a number of additional restricted stock units based on the additional shares of Menlo common stock that each Foamix share receives upon conversion of a CSR and (ii) the Menlo Board shall make equitable adjustments to the exercise price per share of and the number of shares of Menlo common stock subject to the Adjusted Option to reflect the value of the Menlo common stock issuable in respect of the CSR.

For a more complete description of what Foamix equity award holders will receive in the Merger, please see the section entitled “The Merger Agreement—Treatment of Foamix Equity Awards” in this joint proxy statement/prospectus.

Q:	What will happen to purchase rights under the Foamix ESPP?

A:

The Merger Agreement provides that, prior to the Effective Time, Foamix will (i) cause any outstanding offering period under Foamix’s 2019 Employee Share Purchase Plan (the “Foamix ESPP”) to be terminated as of the last business day prior to the Effective Time (such last business day, the “Designated Date”), (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP, in each case, conditioned upon the consummation of the Merger. On the Designated Date, Foamix will apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix shares in accordance with the terms of the Foamix ESPP.

At least five (5) days prior to the Closing, Foamix may terminate the Foamix ESPP, or may require that Menlo terminate Menlo’s 2018 Employee Stock Purchase Plan (the “Menlo ESPP”) effective as of immediately prior to the Effective Time (and subject to the Closing of the Merger). If the Foamix ESPP is not terminated prior to the Effective Time, then at the Effective Time, Menlo will assume the Foamix ESPP, which will continue in effect in accordance with its terms following the Effective Time, except that each purchase right under the Foamix ESPP following the Effective Time will relate to shares of Menlo common stock.

Q:	What are the Contingent Stock Rights?

A:

The CSRs represent the non-transferable contractual right to receive certain stock payments from Menlo if specified events occur within agreed time periods. In the event that the (i) the Efficacy Determination is not delivered to Menlo and Foamix on or before the Effective Time; and (ii) the Effective Time occurs on or before May 31, 2020, Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of the CSRs to be received by Foamix’s shareholders. Each Foamix share outstanding immediately prior to the Effective Time shall be converted into the right to receive one CSR, in addition to the Share Consideration. A copy of the form of CSR Agreement is included as Annex G to this joint proxy statement/prospectus.

Pursuant to the CSR Agreement, each CSR may become convertible upon the occurrence of the following triggering events, and, if so converted, will entitle its holder to receive from Menlo additional shares of Menlo common stock, thereby increasing the effective Exchange Ratio in the Merger. The CSR events relate to Menlo’s

Phase III PN Trials. Additional shares of Menlo common stock may become payable to the rights agent, for subsequent distribution to the holders of the CSRs, upon the occurrence of the following events:

(A)

If the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then the CSRs will terminate and not convert at all, and accordingly there will be no adjustment to the effective Exchange Ratio;

(B)

If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial, then each CSR will convert into 0.6815 shares of Menlo common stock such that the effective Exchange Ratio (after including shares issued at the Effective Time) will instead be 1.2739 shares of Menlo common stock per Foamix share; and

(C)

If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each case each CSR will convert into 1.2082 shares of Menlo common stock such that the effective Exchange Ratio (after including shares issued at the Effective Time) will instead be 1.8006 shares of Menlo common stock per Foamix share.

No fractional shares of Menlo common stock will be issued upon the conversion of the CSRs, and Foamix shareholders will receive cash in lieu of fractional shares, as specified in the CSR Agreement.

If the CSRs become convertible post-Closing, each person holding a Foamix RSU immediately prior to Closing will receive additional Menlo restricted stock unit awards (each, a “Menlo RSU”) based on the additional shares that each ordinary Foamix share will receive upon conversion of a CSR. Similarly, if the CSRs become convertible post-Closing, then the Menlo Board will make equitable adjustments to the exercise price per share of and the number of shares of Menlo common stock that are subject to Adjusted Options. Each Foamix warrant that will be assumed by Menlo in connection with the Merger will become exercisable for, in addition to shares of Menlo common stock in accordance with the Exchange Ratio at the Effective Time, one CSR for each Foamix share that the holder of such Foamix warrant would have been entitled to receive had such Foamix warrants been exercised prior to the Effective Time.

The CSRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instruments and will not be registered or listed for trading. The CSRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Menlo, Foamix or any of their affiliates.

Q:	After the Merger, how much of the Combined Company will Menlo stockholders and Foamix shareholders own?

A:

As of immediately following the Effective Time, current Menlo stockholders are expected to own approximately 41% of the outstanding equity interests in the Combined Company and current Foamix shareholders are expected to own approximately 59% of the outstanding equity interests in the Combined Company, without giving effect to any adjustments to the Exchange Ratio, which shall be subject to adjustment prior to the Effective Time, or, effectively, due to the conversion of CSRs, after the Effective Time, in the event (i) on or before May 31, 2020, Foamix and Menlo have received the Efficacy Determination and the Efficacy Determination reports that Serlopitant Significance was not achieved in one or both Phase III PN Trials or (ii) if the Efficacy Determination is not delivered to Foamix and Menlo on or before May 31, 2020. Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement. For a more complete description of such adjustment to the Exchange Ratio prior to the Effective Time or to the effective Exchange Ratio after the Effective Time, please see the sections entitled “The Merger Agreement—Consideration to Foamix Shareholders” and “The Merger Agreement—Contingent Stock Rights”, respectively, in this joint proxy statement/prospectus.

Q:	Will the common stock of the Combined Company trade on an exchange?

A:

Shares of Menlo common stock are currently listed on the Nasdaq under the symbol “MNLO.” Menlo intends to file a supplemental listing application in the near term for the Combined Company with Nasdaq. On December 3, 2019, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of Menlo common stock was $4.36 per share.

Q:	Who will be on the board of directors of Menlo following the Merger?

A:

Following the consummation of the Merger, the size of the Menlo Board will be maintained to include a total of seven directors. Pursuant to the terms of the Merger Agreement, the Menlo Board will be reconstituted such that five directors will be designated by Foamix and two directors will be designated by Menlo. It is anticipated that, following the Closing, the Menlo Board will be constituted to include David Domzalski, Chief Executive Officer of Foamix, and Steven Basta, President and Chief Executive Officer of Menlo. The other board members have not yet been determined.

Q:	Who will be the executive officers of Menlo immediately following the Merger?

A:	Immediately following the consummation of the Merger, the executive management team of Menlo is expected to be composed solely of the members of Foamix’s executive management team prior to the Merger:

Name	Title
David Domzalski	Chief Executive Officer
Ilan Hadar	Chief Financial Officer and Country Manager
Matt Wiley	Chief Commercial Officer
Dr. Iain Stuart	Chief Scientific Officer
Mutya Harsch	General Counsel and Chief Legal Officer

Q:	Where will the Combined Company be domiciled following the Merger?

A:

Following the completion of the Merger, Foamix will be a wholly-owned subsidiary of Menlo. The Combined Company will be a publicly traded company domiciled in Delaware and subject to the provisions of Menlo’s certificate of incorporation, by-laws and the Delaware General Corporation Law (the “DGCL”), as well as the Nasdaq rules. The Combined Company will have its executive offices in Bridgewater, New Jersey and will continue to have certain functions in Rehovot, Israel. Accordingly, the Companies Law will not apply to the publicly traded company. In addition, Foamix will be governed by a new set of articles of association that are customary for a private, subsidiary company.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If the Merger does not qualify as such a reorganization, the receipt of Menlo shares or the CSRs (if any) in exchange for Foamix shares in the Merger would constitute a taxable exchange for U.S. federal income tax purposes and the corresponding tax consequences of the Merger could materially differ from those described here. Neither Foamix nor Menlo have sought, nor do they intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel with respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

Except as provided in the section titled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules”, assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, except as with respect to the receipt of cash in lieu of fractional shares, Foamix shareholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of Menlo shares or the CSRs (if any) in exchange for their Foamix shares in the Merger.

Foamix shareholders should read the section of this joint proxy statement captioned “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares”.

Q:	What are the Israeli tax consequences of the Merger?

A:

As a consequence of the Merger, holders of Foamix shares will be treated under Israeli tax laws as having sold their Foamix shares in the Merger. Selling shareholders are generally subject to Israeli capital gains tax unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. However, non-Israeli residents (individuals or corporations) are generally exempt from Israeli capital gains tax on the sale of shares of Israeli companies such as Foamix that are publicly traded on certain stock exchanges, such as Nasdaq, provided that, among other things: (i) the gain from the sale is not attributed to a permanent establishment of such shareholder maintained in Israel; (ii) the shares were purchased after being listed on the recognized stock exchange; and (iii) with respect to securities listed on a recognized stock exchange outside of Israel, neither the shareholder nor the particular capital gain is otherwise subject to the Israeli Income Tax Law (Inflationary Adjustments), 5745-1985). Non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, subject to the limitations and qualifications described in the section entitled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—Israeli Tax Considerations” in this joint proxy statement/prospectus, the sale of Foamix shares by a non-Israeli resident may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence, such as under the U.S.-Israel Tax Treaty (as defined in the section entitled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—Israeli Tax Considerations”) (subject to the receipt of a valid certificate from the Israeli Tax Authority (the “ITA”) allowing for an exemption or a reduced tax rate).

Foamix intends to prepare and file with the ITA an application for tax rulings with respect to withholding tax from capital gains as a result of the Merger, both for Israeli tax residents and non-Israeli tax residents. Foamix also intends to file with the ITA an application for a ruling deferring the tax liability for Foamix shareholders electing to be bound by such ruling, if obtained. Assuming Foamix receives the Israeli tax ruling from the ITA, the Israeli withholding tax consequences of the Merger and the ability to elect to defer the tax liability will be in accordance with such tax rulings (if applicable to a particular Foamix shareholder). If Foamix does not obtain the tax rulings and does not agree with the ITA to an alternative interim arrangement, Foamix shareholders may be subject to Israeli withholding taxes on the exchange of their Foamix shares in the Merger.

This joint proxy statement/prospectus contains a discussion of the material U.S. federal income tax consequences and Israeli tax consequences of the Merger and the ownership and disposition of Menlo shares. This discussion does not address any non-U.S. or non-Israeli tax consequences, nor does it pertain to state or local income or other tax consequences. Foamix shareholders should consult their tax advisors regarding the particular U.S. federal income tax consequences and Israeli tax consequences of the Merger and the ownership and disposition of Menlo shares to them in light of their particular circumstances, as well as the particular tax consequences to them of the Merger under any state, local or other non-U.S. income or other tax laws.

Q:	What risks should I consider in deciding whether to vote in favor of the Merger?

A:

You should carefully review the section titled “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of Menlo and Foamix, as independent companies, are subject.

Q:	When is the Merger expected to be completed?

A:

Menlo and Foamix expect to complete the Merger promptly after (a) Menlo receives, at the Menlo meeting, an affirmative vote in favor of the approval of the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger, and (b) 30 days have elapsed after Foamix receives, at the Foamix meeting, an affirmative vote in favor of the approval and adoption of the Merger Agreement by the Foamix Merger Majority. Menlo and Foamix currently expect the Merger to be completed late in the first quarter of 2020 or early in the second quarter of 2020. However, neither Menlo nor Foamix can predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions to Closing as set forth in the Merger Agreement. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” elsewhere in this joint proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved and adopted by Foamix shareholders, the issuance of shares of Menlo common stock to Foamix shareholders pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger is not approved by Menlo stockholders, or if the Merger is not completed for any other reason, Foamix shareholders will not receive the Merger Consideration in exchange for their Foamix shares. Instead, Foamix will remain an independent public company and Foamix shares will continue to be listed and traded on Nasdaq. Under specified circumstances, Menlo may be required to pay Foamix a termination fee, or Foamix may be required to pay Menlo a termination fee, as described in “The Merger Agreement—Termination Fees” located elsewhere in this joint proxy statement/prospectus.

Q:	Are the Menlo stockholders or Foamix shareholders entitled to appraisal rights?

A:

No. Under the DGCL, the Menlo stockholders are not entitled to exercise any appraisal rights in connection with the Merger or the transactions contemplated by the Merger. Under the Companies Law, the Foamix shareholders are not entitled to exercise any appraisal rights in connection with the Merger or the transactions contemplated by the Merger.

SUMMARY

This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger. Menlo and Foamix urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information”. We have included references in this summary to direct you to more complete descriptions of the topics presented below.

The Companies

Menlo Therapeutics Inc.

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

(650) 486-1416

Menlo is a late-stage biopharmaceutical company focused on the development and commercialization of serlopitant for the treatment of pruritus, or itch, associated with various conditions such as prurigo nodularis (“PN”), psoriasis and chronic pruritus of unknown origin (“CPUO”). Menlo was incorporated in Delaware in October 2011 under the name Tigercat Pharma, Inc. In May 2016, it changed its name to Menlo Therapeutics Inc. Menlo’s shares have traded on the Nasdaq under the symbol “MNLO” since its initial public offering in January 2018.

Menlo’s clinical development program for serlopitant covers three indications and includes two ongoing Phase III clinical trials for the treatment of pruritus associated with PN, a Phase III-ready clinical program for the treatment of pruritus associated with psoriasis, and an ongoing Phase II clinical trial for the treatment of chronic pruritus of unknown origin. Serlopitant is an NK1 receptor antagonist given as a once-daily oral tablet.

Foamix Pharmaceuticals Ltd.

Foamix Pharmaceuticals Ltd.

2 Holzman Street, Weizmann Science Park

Rehovot, Israel

+972-8-9316233

Foamix is a specialty pharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond. Foamix was incorporated in 2003 in the State of Israel and Foamix’s shares have traded on Nasdaq under the symbol “FOMX” since its initial public offering in September 2014.

Foamix’s first product, AMZEEQTM (minocycline) topical foam, 4% (formerly FMX101) (“AMZEEQTM”), a once-daily topical antibiotic for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in patients 9 years of age and older, was approved by the U.S. Food and Drug Administration (“FDA”) in October 2019. Foamix expects to launch AMZEEQTM in the U.S. in the first quarter of 2020. Foamix’s late-stage product candidate, FMX103 (minocycline) topical foam, 1.5% (“FMX103”), is being developed for the treatment of moderate-to-severe papulopustular rosacea in adults. Foamix submitted the FMX103 New Drug Application (“NDA”) in August 2019 and, in October 2019, the FDA set the Prescription Drug Free User Fee Act (“PDUFA”) action date for the completion of the FDA’s review of the FMX103 NDA for June 2, 2020.

Foamix is currently developing a pipeline of other innovative product candidates and delivery platforms to enhance its longer-term commercial potential, including FCD105, a topical combination foam for the treatment of moderate-to-severe acne vulgaris, composed of minocycline 3% and adapalene 0.3%, its Molecule Stabilizing Technology (MSTTM) vehicle, used to develop AMZEEQTM and FMX103 and other topical delivery platforms.

Giants Merger Subsidiary Ltd.

Merger Sub is a newly formed Israeli company, a direct, wholly-owned subsidiary of Menlo that is also party to the Merger Agreement. Merger Sub was formed solely for the purpose of effecting the proposed Merger with Foamix and has not carried on any activities other than in connection with the proposed Merger. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Menlo.

The Merger

Copies of the Agreement and Plan of Merger and Amendment No. 1 to the Agreement and Plan of Merger are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and is incorporated by reference herein. Menlo and Foamix encourage you to read the entire Merger Agreement carefully, because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 155.

Structure of the Merger

Each of the Menlo Board and the Foamix Board has approved the Merger Agreement, which provides for the Merger. Upon the Closing, Foamix will survive and Merger Sub will cease to exist. Foamix’s shareholders will be deemed to transfer all of their Foamix shares to Menlo, and Foamix will thereby become a wholly-owned subsidiary of Menlo. The former shareholders of Foamix will receive common stock of Menlo in exchange for their Foamix shares and will become stockholders of Menlo along with Menlo’s existing stockholders.

Effect of the Merger

After the completion of the Merger, Menlo will continue as a public company, with its common stock continuing to be listed and traded on Nasdaq, and will serve as the parent company of Foamix. Menlo’s headquarters will be moved to Bridgewater, New Jersey (the location of Foamix’s current U.S. headquarters). Menlo will continue as a Delaware corporation and will continue to be governed by its existing Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the DGCL. Foamix, as a wholly-owned, Israeli subsidiary of Menlo and the Surviving Company of the Merger, will be governed by a new set of articles of association that are customary for a private, subsidiary company.

Merger Consideration

Foamix shareholders will be entitled to receive, for each Foamix share that is issued and outstanding immediately prior to the Closing (other than any Excluded Shares) and that is deemed transferred to Menlo, 0.5924 of a share of Menlo common stock. The number of shares of Menlo common stock to be received will be subject to upwards adjustment prior to the Effective Time to 1.2739 or 1.8006 shares of Menlo common stock if (a) the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial or (b) the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, respectively.

The exchange of Foamix shares for Menlo common stock will result in Foamix shareholders owning, in the aggregate, approximately 59% of the Combined Company’s common stock. If the events described in clauses (a) or (b) above occur prior to the Effective Time, Foamix shareholders will own, in the aggregate, 76% or 82%, respectively, of the Combined Company’s common stock.

In the event that (i) the Merger is completed on or before May 31, 2020 and (ii) the Efficacy Determination is not delivered to Menlo and Foamix on or before the date the Merger is completed, then, at the Effective Time, in addition to receiving 0.5924 of a share of Menlo common stock, each outstanding Foamix share will be entitled to receive one CSR, which may potentially convert, following the Effective Time, into additional shares of Menlo common stock, depending on the Efficacy Determination. Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of those CSRs. Upon the occurrence, following the Effective Time, of the results for the Efficacy Determination as are described in clauses (a) and (b) above, the CSRs will convert into additional shares of Menlo common stock such that the resulting effective Exchange Ratio (following that conversion) will be 1.2739 or 1.8006, respectively. As a result of the conversion of the CSRs, Foamix shareholders, in the aggregate, would own approximately 76% or 82%, as applicable, of the Combined Company’s common stock.

Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement. For more information on the consideration to be received by Foamix shareholders, see the sections entitled “The Merger Agreement—Consideration to Foamix Shareholders” and “The Merger Agreement—Contingent Stock Rights”.

Each holder of Foamix shares who otherwise would be entitled to receive a fraction of a share of Menlo common stock pursuant to the Merger Agreement or the CSR Agreement will be paid an amount in cash (without interest) equal to (i) the fraction of a share of Menlo common stock to which such holder would otherwise be entitled multiplied by (ii) the applicable Menlo common stock value (as defined, respectively, in the sections entitled “The Merger Agreement—No Fractional Shares” and “Agreements Relating to the Merger—Contingent Stock Rights Agreement—Exercisability”).

Holders of additional outstanding securities of Foamix will be entitled to the assumption of their securities by Menlo in the Merger, as described in this Summary under “Treatment of Foamix Equity Awards”, “Treatment of Foamix Employee Stock Purchase Rights” and “Treatment of Foamix Warrants” below.

Board of Directors and Management After the Merger

The Combined Company’s board of directors (the “Board”) will consist of seven individuals, five of whom will be selected by the Foamix Board (each, a “Foamix Designee,” and one of whom will be the current Chief Executive Officer of Foamix, Mr. David Domzalski), and two of whom will be selected by the Menlo Board (each, a “Menlo Designee,” and one of whom will be the current Chief Executive Officer of Menlo, Mr. Steven Basta). The Board will have classified members who are elected once every three years, as follows:

i.	Class I directors will consist of both of the Menlo Designees and one Foamix Designee whose term will end at the 2022 annual meeting of stockholders of the Combined Company;

ii.	Class II directors will consist of two Foamix Designees whose term will end at the 2020 annual meeting of stockholders of the Combined Company; and

iii.	Class III directors will consist of two Foamix Designees whose term will end at the 2021 annual meeting of stockholders of the Combined Company.

If a Menlo Designee becomes unable to serve or resigns prior to the 2022 annual meeting, then that Menlo Designee will have the right to fill the vacancy with an individual chosen from among the persons who previously served on the Menlo Board immediately prior to the Closing (subject to such person being satisfactory to the Nominating and Corporate Governance Committee of the Board).

Pursuant to the Merger Agreement, following the Effective Time, Menlo will take all action necessary to appoint the officers of Foamix to become the equivalent officers of Menlo. The executive management team of Menlo is expected to be composed solely of the members of Foamix’s executive management team, as listed below:

Name	Title
David Domzalski	Chief Executive Officer
Ilan Hadar	Chief Financial Officer and Country Manager
Matt Wiley	Chief Commercial Officer
Dr. Iain Stuart	Chief Scientific Officer
Mutya Harsch	General Counsel and Chief Legal Officer

Material U.S. Federal Income Tax Consequences of the Merger

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger does not qualify as such a reorganization, the receipt of Menlo shares or the CSRs (if any) in exchange for Foamix shares in the Merger would constitute a taxable exchange for U.S. federal income tax purposes and the corresponding tax consequences of the Merger could materially differ from those described here. Neither Foamix nor Menlo have sought, nor do they intend to seek, any ruling from the IRS or opinion of counsel with respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

Except as provided in the section titled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules”, assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, except as with respect to the receipt of cash in lieu of fractional shares, Foamix shareholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of Menlo shares or the CSRs (if any) in exchange for their Foamix shares in the Merger.

Foamix shareholders should read the section of this joint proxy statement/prospectus captioned “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares”.

This joint proxy statement/prospectus contains a discussion of the material U.S. federal income tax consequences and Israeli tax consequences of the Merger and the ownership and disposition of Menlo shares. This discussion does not address any non-U.S. or non-Israeli tax consequences, nor does it pertain to state or local income or other tax consequences. Foamix shareholders should consult their tax advisors regarding the particular U.S. federal income tax consequences and Israeli tax consequences of the Merger and the ownership and disposition of Menlo shares to them in light of their particular circumstances, as well as the particular tax consequences to them of the Merger under any state, local or other non-U.S. income or other tax laws.

Material Israeli Tax Consequences of the Merger

The following statements are only a summary of certain material Israeli tax consequences of the Merger. These statements are limited to shareholders for whom disposition of their shares is treated as a capital gain within the meaning of Part E of the Israeli Income Tax Ordinance, 1961 (the “ITO”) (generally, where an asset held for passive investment is sold).

As a consequence of the Merger, Foamix shareholders will be treated as having sold their Foamix shares in the Merger. When the shares of an Israeli company are sold, regardless of whether the consideration in the sale is cash or stock, and as further described below, its shareholders, either individuals or corporations, are generally subject to Israeli taxation.

As further described below, under certain circumstances, shareholders, who are non-Israeli residents, of a company, such as Foamix, whose shares are traded on an authorized stock exchange outside of Israel, or on a regulated market outside of Israel, should generally be exempt from Israeli capital gains tax on the sale or transfer of the shares.

Notwithstanding such exemption for non-resident shareholders, withholding requirements are still applicable. Foamix will be filing requests for tax rulings from the ITA with respect to (i) an exemption from withholding of Israeli tax on payments of Merger Consideration paid to Foamix shareholders who are non-Israeli residents and who meet certain conditions (the “Withholding Tax Ruling”), (ii) deferral of the obligation of Israeli tax resident Foamix shareholders to pay Israeli tax on the exchange of the Foamix shares for Menlo common stock in accordance with the provisions of Section 104H of the ITO (the “104H Tax Ruling”), and (iii) the application of Israeli tax withholding and other Israeli tax requirements applicable to holders of Foamix options, Foamix RSUs and Foamix shares issued to certain directors and employees under Section 102 of the ITO and to certain directors and others under Section 3(i) of the ITO. If and when the tax rulings are obtained, Foamix will issue a press release and/or file a Form 8-K or other document with the SEC describing the scope of the exemptions provided by the rulings. There can be no assurance that such rulings will be granted before the Closing or at all, or that if obtained, such rulings will be granted under the conditions requested by Foamix.

Whether or not a particular Foamix shareholder, Israeli or non-Israeli, is actually subject to Israeli capital gains tax in connection with the Merger, absent receipt by Foamix of a tax ruling from the ITA prior to Closing, all Foamix shareholders will be subject to Israeli tax withholding at the rate of 25% (for individuals) and 23% (for corporations) on the gross Merger Consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below). To the extent that Menlo or the exchange agent in connection with the Merger (which exchange agent may use a local Israeli sub-paying agent) (the “Exchange Agent”) is obliged to withhold Israeli taxes, the shareholder will be required to pay to Menlo or the Exchange Agent the amount due with regards to such Israeli taxes prior to the release of the Merger Consideration payable to the shareholder. In the event that the shareholder fails to timely provide Menlo or the Exchange Agent with the full amount necessary to satisfy such Israeli taxes, the Exchange Agent will be entitled to sell the shareholder’s retained shares of Menlo common stock to the extent necessary to satisfy the full amount due with regards to those Israeli taxes.

Regardless of whether Foamix obtains the requested tax rulings from the ITA, any holder of Foamix shares who believes that it is entitled to an exemption (or reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate, and submit that certificate of exemption or ruling to the Exchange Agent at least five business days prior to the date that is 180 days following the date on which the Closing occurs (the “Closing Date”). If Menlo or the Exchange Agent receive a valid exemption certificate or tax ruling (as determined, in good faith, at Menlo’s or the Exchange Agent’s discretion) at least five business days prior to the date that is 180 days following the Closing Date, then the withholding (if any) of any amounts under the ITO from the Merger Consideration to be paid shall be carried out only in accordance with the provisions of such Israeli tax certificate or tax ruling.

You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws.

For a more detailed description of the material Israeli tax consequences of the Merger, see the section entitled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—Israeli Tax Considerations”.

Recommendation of the Foamix Board

The Foamix Board unanimously recommends a vote “FOR” the Foamix Merger Proposal. For a discussion of the factors that the Foamix Board considered in determining to recommend the approval and adoption of the Merger Agreement, the Merger, the Merger Consideration and all other transactions contemplated by the Merger Agreement, see the section entitled “The Merger—Recommendation of the Foamix Board of Directors and Foamix’s Reasons for the Merger”. In addition, in considering the recommendation of the Foamix Board with respect to the Merger Agreement, the Merger, the Merger Consideration and the other transactions contemplated by the Merger Agreement, you should be aware that Foamix’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Foamix shareholders generally. For more information, see the section entitled “The Merger—Interests of Foamix Directors and Executive Officers in the Merger”. The Foamix Board furthermore recommends that Foamix’s shareholders vote “FOR” the Foamix Executive Compensation Proposal. The Foamix Executive Compensation Proposal provides for a non-binding, advisory vote concerning the compensatory payments and/or benefits for Foamix’s named executive officers that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement. Please see “The Foamix Extraordinary General Meeting” below in this Summary.

Recommendation of the Menlo Board

The Menlo Board unanimously recommends a vote “FOR” the Menlo Merger Proposal and the Menlo Adjournment Proposal to be presented at the Menlo meeting. For a discussion of the factors that the Menlo Board considered in determining to recommend the approval of the Menlo Merger Proposal by Menlo’s stockholders, and, more generally, in approving Menlo’s entry into the Merger Agreement and all transactions contemplated by the Merger Agreement, see the section of this joint proxy statement/prospectus entitled “The Merger— Recommendation of the Menlo Board and Menlo’s Reasons for the Merger/Share Issuance”.

Opinion of Foamix’s Financial Advisor

Foamix engaged Barclays Bank PLC (“Barclays”) to act as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement. On November 10, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Foamix Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration (as defined in Barclays’ written opinion) to be offered to Foamix shareholders (other than the holders of Excluded Shares), in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of Barclays’ written opinion, dated as of November 10, 2019, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion is addressed to the Foamix Board for the information and assistance of the Foamix Board in connection with its consideration of the Merger Agreement and addresses only the fairness, from a financial point of view, of the Merger Consideration (as defined in Barclays’ written opinion) to be offered to the Foamix shareholders (other than the holders of Excluded Shares) in the proposed Merger and does not constitute a recommendation to any holder of Foamix shares as to how such holder should vote with respect to the

Foamix Merger Proposal or any other matter. For a further discussion of the opinion that Foamix received from Barclays, see the section entitled “The Merger—Opinion of Barclays as Foamix’s Financial Advisor,” which provides a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion that is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

Opinion of Menlo’s Financial Advisor

Menlo retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Menlo. In connection with the Merger, Guggenheim Securities rendered an opinion to the Menlo Board to the effect that, as of November 10, 2019 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the Merger (which exchange ratio, as it may be adjusted pursuant to the Merger Agreement or effectively adjusted pursuant to the CSR Agreement, we refer to herein as the “Final Exchange Ratio”) was fair, from a financial point of view, to Menlo. The full text of Guggenheim Securities’ written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Menlo Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Final Exchange Ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Menlo Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this joint proxy statement/prospectus constitute advice or a recommendation to any holder of Menlo common stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Final Exchange Ratio to Menlo and did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the transaction agreements (other than the adjustments to the Final Exchange Ratio contemplated by the Merger Agreement or the effective adjustments to the Final Exchange Ratio contemplated by the CSR Agreement) or (b) any voting or support agreement or any other agreement, transaction document or instrument contemplated by the transaction agreements or to be entered into or amended in connection with the Merger, (ii) the likelihood or probability of the (a) achievement of Serlopitant Significance, (b) timing of the Efficacy Determination or results of either of the Phase III PN Trials, (c) adjustment to the Final Exchange Ratio under the Merger Agreement or (d) effective adjustment to the Final Exchange Ratio under the CSR Agreement or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Menlo or Foamix. Furthermore, Guggenheim Securities did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Menlo’s or Foamix’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Final Exchange Ratio or otherwise.

For a description of the opinion that the Menlo Board received from Guggenheim Securities, see “The Merger— Opinion of Guggenheim Securities as Menlo’s Financial Advisor” beginning on page 124.

Interests of Foamix Directors and Executive Officers in the Merger

The directors and executive officers of Foamix have interests in the Merger that may be different from, or in addition to, the interests of the Foamix shareholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger” beginning on page 142. The Foamix Board was aware of these interests prior to the execution of the Merger Agreement and considered them, among other matters, in approving the Merger Agreement, the Merger, the Merger Consideration and all transactions contemplated under the Merger Agreement and in determining to recommend that the Foamix shareholders approve and adopt the same. These interests may include the following, among others:

•	the continuing service of several directors and officers of Foamix as directors and officers of the Combined Company following the Merger;

•	the conversion of Foamix options and Foamix RSUs into options in respect of Menlo common stock and Menlo RSUs; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by Menlo.

None of the above interests triggers any special shareholder voting requirements under the Companies Law.

Interests of Menlo Directors and Executive Officers in the Merger

The directors and executive officers of Menlo have interests in the Merger that may be different from, or in addition to, the interests of the Menlo stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Menlo’s Directors and Executive Officers in the Merger” beginning on page 148. The Menlo Board was aware of these interests prior to the execution of the Merger Agreement and considered them, among other matters, in approving the issuance of shares of Menlo common stock to Foamix’s shareholders pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and in determining to recommend that the Menlo stockholders approve the same. These interests may include the following, among others:

•	the continuing service of certain directors of Menlo as directors of the Combined Company following the Merger;

•	the accelerated vesting of equity awards held by Mr. Basta at the Effective Time of the Merger;

•

the potential entitlement of the executive officers to receive severance benefits under their respective employment agreements upon a potential qualifying termination of employment following the completion of the Merger, including accelerated vesting of outstanding equity-based awards;

•	the ownership of shares of Foamix by Menlo’s Chief Executive Officer and holders related to him; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by Menlo.

None of the above interests triggers any special stockholder voting requirements under Delaware law.

Treatment of Foamix Equity Awards

At the Effective Time, each Foamix option and Foamix RSU that is outstanding immediately prior to the Effective Time will be assumed by Menlo as described below.

•

Each Foamix RSU will be converted into an Adjusted RSU Award and will have the same terms and conditions as applied to the Foamix RSU immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo common stock equal to the product obtained by multiplying (i) the number of Foamix shares subject to the Foamix RSU immediately prior to the Effective Time by (ii) the Exchange Ratio.

•	Each Foamix option will be converted into an Adjusted Option with the same terms and conditions as applied to the Foamix option; however, the Adjusted Option will cover a number of shares of Menlo common stock equal to the product of (i) the number of Foamix shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and will have an exercise price per share equal to the quotient of (x) the exercise price per Foamix share subject to such Foamix option immediately prior to the Effective Time divided by (y) the Exchange Ratio.

If the CSR converts into shares of Menlo common stock in accordance with the terms of the CSR Agreement, (i) holders of Adjusted RSU Awards will receive a number of additional restricted stock units based on the additional shares of Menlo common stock that each Foamix share receives upon conversion of a CSR and (ii) the Menlo Board shall make equitable adjustments to the exercise price per share and the number of shares of Menlo common stock subject to the Adjusted Option to reflect the value of the Menlo common stock issuable in respect of the CSR.

Treatment of Foamix Employee Stock Purchase Rights

Prior to the Effective Time, Foamix will (i) cause any outstanding offering period under the Foamix ESPP to be terminated as of the Designated Date, (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP, in each case, conditioned upon the consummation of the Merger. On the Designated Date, Foamix will apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix shares in accordance with the terms of the Foamix ESPP.

At least five (5) days prior to the Closing, Foamix may terminate the Foamix ESPP, or may require that Menlo terminate the Menlo ESPP, effective as of immediately prior to the Effective Time (and subject to the Closing of the Merger). If the Foamix ESPP is not terminated prior to the Effective Time, then at the Effective Time, Menlo will assume the Foamix ESPP, which will continue in effect in accordance with its terms following the Effective Time, except that each purchase right under the Foamix ESPP following the Effective Time will relate to shares of Menlo common stock.

Treatment of Foamix Warrants

Each warrant to purchase one Foamix share that is outstanding and unexercised immediately prior to the Closing will be assumed by Menlo and converted into a warrant to purchase a number of shares of Menlo common stock equal to the number of Foamix shares that the holder of the Foamix warrant would have been entitled to receive had that Foamix warrant been exercised prior to the Closing multiplied by the Exchange Ratio. Menlo will assume each such Foamix warrant in accordance with its terms. All rights with respect to Foamix shares under Foamix warrants assumed by Menlo shall, upon assumption, be converted into rights with respect to Menlo common stock.

Antitrust Clearances Required for the Merger

The parties have not identified any antitrust or competition filings that will be required in connection with the consummation of the Merger.

Expected Timing of the Merger

Menlo and Foamix expect the Closing to occur late in the first quarter or early in the second quarter of calendar year 2020. The Merger cannot be consummated until 30 days after the approval of the Merger by Foamix shareholders and 50 days after the filing of the merger proposal with the Registrar. The filing of the merger proposal with the Registrar will be made concurrently with the mailing of this joint proxy statement/

prospectus and it is expected that the 50 day period following such filing will terminate at or before the end of the 30 day waiting period that must expire after the approval of the Foamix Merger Proposal. Prior to the Closing, Menlo must comply with the Israeli Securities Law, 1968 (the “ISL”) in connection with the deemed offer of Menlo shares and additional equity securities to Foamix’s Israeli resident shareholders and equity award holders, respectively, in the Merger. Accordingly, Menlo will seek to obtain the ISA No-Action Letter (as defined in the Merger Agreement) to exempt the deemed offering from the prospectus publication requirements under the ISL. If it is unable to obtain the ISA No-Action Letter, Menlo is required under the Merger Agreement to either (i) seek a permit from the ISA for a registration statement that will effect the dual listing of the shares of Menlo common stock on the Tel Aviv Stock Exchange and exempt the deemed offering of Merger Consideration from the requirement to publish a prospectus under Israeli law, or (ii) publish the Israeli Prospectus (as defined in the Merger Agreement), in accordance with the ISL (as described under “The Merger Agreement—Israeli Law Matters—ISA Approval”). Any of the above ISA-related processes could delay the Closing Date. Menlo has prepared and filed with the ISA an application for the foregoing no-action letter. The Merger is also subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Menlo and Foamix could result in the Merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the date on which the meetings are held and the date of the completion of the Merger. The Merger will become effective following the satisfaction or waiver of the conditions to Closing and upon the issuance by the Registrar of a certificate of merger.

Conditions to Completion of the Merger

Under the Merger Agreement, each party’s obligation to effect the Merger is subject to satisfaction or, to the extent permitted where permissible under applicable law, mutual waiver at the Effective Time of each of the following conditions:

•	The approval by Foamix’s shareholders of the Foamix Merger Proposal shall have been obtained.

•	The approval by Menlo’s stockholders of the Menlo Merger Proposal shall have been obtained.

•

No governmental entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the Merger illegal in the U.S. or any material jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the U.S. or any material jurisdiction; or (ii) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in the U.S. or any material jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction.

•	No suit, action or proceeding shall be pending by any governmental entity that challenges or seeks to enjoin the Merger or the other transactions contemplated by the Merger Agreement.

•	The shares of Menlo common stock issuable as Merger Consideration in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

•	Any waiting period, or any extension thereof, applicable to the consummation of the Merger any applicable foreign antitrust, competition or similar Law shall have expired or been terminated.

•

50 days shall have elapsed after the filing of the merger proposal with the Registrar and 30 days shall have elapsed after the approval of the Merger by Foamix shareholders. The filing of the merger proposal with the Registrar will be made concurrently with the mailing of this joint proxy statement/prospectus and it is expected that the 50 day period following such filing will terminate at or before the end of the 30 day waiting period that must expire after the approval of the Foamix Merger Proposal.

•	The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

•

Menlo shall have obtained the ISA No-Action Letter (as defined in the Merger Agreement), or, in the alternative, Menlo shall have either (i) received a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo common stock on the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus under Israeli law in respect of the Merger Consideration or (ii) published the Israeli Prospectus (as defined in the Merger Agreement), as applicable, in accordance with the ISL. Menlo has prepared and filed with the ISA an application for such no-action letter.

No Solicitation of Alternative Proposals

Neither Menlo nor Foamix is permitted to solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any competing transaction proposals from third parties or to engage in discussions or negotiations with third parties regarding any competing transaction proposals, unless such party’s board of directors determined in good faith that such counterparty is capable of making a takeover proposal that is reasonably expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation”), and the failure to take action would be inconsistent with the board’s fiduciary duties as determined by Delaware law or Israeli law, respectively (provided, in the case of the Foamix Board, that its determination of those Israeli law duties may be informed by the corresponding applicable standards under Delaware law). Each party’s board of directors may change its recommendation to its shareholders/stockholders in response to a Superior Proposal or an intervening event (as described more fully in the section entitled “The Merger Agreement—No Solicitation”) if such board of directors determines in good faith that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable law.

Termination of the Merger Agreement; Termination Fees; Expenses

The Merger Agreement contains specified termination rights for Menlo and Foamix, including a mutual termination right in the event that the Merger is not consummated by June 30, 2020. Upon termination of the Merger Agreement under certain specified circumstances, Foamix or Menlo, as applicable, may be required to pay the other party a termination fee of $3,700,000 including following a change of recommendation with respect to the transactions contemplated by the Merger Agreement by the Foamix or Menlo Board, as applicable, or if Foamix or Menlo, as applicable, terminates the Merger Agreement to enter into a definitive agreement with a third party with respect to a Superior Proposal, as set forth in, and subject to the conditions of, the Merger Agreement. Under certain additional circumstances described in the Merger Agreement, Foamix or Menlo, as applicable, must also pay such termination fee if the Merger Agreement is terminated in certain specified circumstances after an alternative acquisition proposal to the Merger has been publicly announced, and, within twelve months following such termination, Foamix or Menlo, as applicable, enters into a definitive agreement with respect to a business combination transaction of the type described in the relevant provisions of the Merger Agreement, or such a transaction is consummated.

All fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Foamix and Menlo shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and this joint proxy statement/prospectus (including SEC filing fees) and any fees due to the Registrar that are associated with such filings and any related fees and expenses.

Accounting Treatment

Although Menlo will issue shares of its common stock to Foamix shareholders and will remain the surviving parent company following the Merger from a legal/corporate perspective, Foamix will be the “accounting acquirer” in the Merger. Accordingly, the Merger will be accounted for as a reverse acquisition, with Foamix allocating the purchase price consideration to the tangible and intangible assets acquired and liabilities assumed from Menlo, and the excess purchase price recorded as goodwill. In accordance with reverse acquisition accounting, Foamix’s historical consolidated financial statements will be deemed those of the Combined Company and will reflect the Merger with Menlo beginning on the day of the Merger. For more information see the section entitled “The Merger—Accounting Treatment of the Merger”.

Appraisal Rights

Under Israeli law, Foamix shareholders are not entitled to statutory appraisal rights in connection with the Merger.

Comparison of Rights of Foamix Shareholders and Menlo Stockholders

Foamix shareholders receiving Menlo common stock will have different rights once they become stockholders of Menlo due to differences between the governing laws and charter document of Foamix and the governing laws and charter documents of Menlo. Certain principal differences are described under the section entitled “Comparison of Rights of Foamix Shareholders and Menlo Stockholders”.

Listing of Additional Shares of Menlo Common Stock

Menlo will use its reasonable best efforts to cause the shares of Menlo common stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

De-Listing and Deregistration of Foamix Shares

If the Merger is completed, the Foamix shares will be delisted from Nasdaq and deregistered under the Securities Act, and Foamix shares will no longer be publicly traded.

The Foamix Extraordinary General Meeting

The Foamix meeting will be held on                 , 2020, at                 , Eastern Standard Time, at Foamix’s U.S. offices located at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807.

The Foamix meeting is being held to consider and vote on the following proposals:

•

Approval and adoption of (i) the Merger Agreement; (ii) the Merger of Merger Sub with and into Foamix on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) the Merger Consideration for Foamix’s shareholders, consisting of (a) 0.5924 of a share of common stock of Menlo (subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III PN Trials, respectively, fail to demonstrate Serlopitant Significance) for each Foamix share that is issued and outstanding (other than Excluded Shares) and that will be deemed transferred to Menlo upon the Merger and (b) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, CSRs, subject to the terms and conditions of the CSR Agreement; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

•

Approval, on a non-binding, advisory basis, in accordance with the rules under the Exchange Act, of certain compensation that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement.

Required Vote by Foamix Shareholders

The affirmative vote of a majority of the voting rights of Foamix shares represented, in person or by proxy, and voting thereon at the Foamix meeting is necessary for the approval of the Foamix Merger Proposal and, on a non-binding, advisory basis, the Foamix Executive Compensation Proposal. In the case of the Foamix Merger Proposal, such majority must include at least a majority of the votes cast by Foamix shareholders that are not Menlo, Merger Sub or a Menlo Related Person, who are present, in person or represented by proxy, and voting.

Pursuant to the Companies Law, each Foamix shareholder voting on the Foamix Merger Proposal is required to inform Foamix prior to voting at the meeting whether the shareholder is any of Menlo, Merger Sub, or a Menlo Related Person and to indicate such matter in the appropriate place in the enclosed proxy. For more information, see the section entitled “The Foamix Extraordinary General Meeting—Vote Required at the Foamix Meeting”.

How Foamix Proxies are Counted; Abstentions and Broker Non-Votes

Continental has been engaged as Foamix’s independent agent to tabulate shareholder votes. If you are a Foamix shareholder of record, your completed, executed proxy card should be returned directly to Continental for tabulation. As noted above, if you hold your shares through a broker, once you submit your voting instructions (whether online, by telephone or in hard-copy form, as directed by your broker), your bank, broker or other nominee returns one proxy card to Continental on behalf of all its clients.

Votes will be counted by Continental, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Foamix meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Foamix meeting and will therefore not have any effect with respect to the Foamix Merger Proposal and the Foamix Executive Compensation Proposal.

The Menlo Special Meeting

The Menlo meeting will be held on                 , 2020 at                 , Pacific Standard Time, at Menlo’s principal executive offices at 200 Cardinal Way, 2nd floor, Redwood City, California 94063.

The Menlo meeting is being held to consider and vote on the following proposals:

•

Approval of the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans and warrants being assumed by Menlo and under Foamix’s employee stock purchase plan) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger.

•

Approval of the adjournment of the Menlo meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal.

Required Vote by Menlo Stockholders

The affirmative vote of a majority of votes cast in person or by proxy at the Menlo meeting, assuming a quorum is present, is required for approval of the Menlo Merger Proposal. The affirmative vote of a majority of the votes cast in person or by proxy at the Menlo meeting, assuming a quorum is present, is required for approval of the Menlo Adjournment Proposal.

How Menlo Proxies are Counted; Abstentions and Broker Non-Votes

AST has been engaged as Menlo’s independent agent to tabulate stockholder votes. If you are a Menlo stockholder of record, your executed proxy card is returned directly to AST for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to AST on behalf of all its clients.

Votes will be counted by AST, who will separately count “FOR,” “AGAINST” and “ABSTAIN” votes and broker non-votes. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Menlo meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Menlo meeting and will therefore not have any effect with respect to the Menlo Merger Proposal and the Menlo Adjournment Proposal.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risks before deciding whether to vote for the Foamix Merger Proposal or Menlo Merger Proposal (as applicable). In addition, you should read and consider the risks associated with each of the businesses of Menlo and Foamix because these risks will also affect the Combined Company. The risks associated with Menlo and Foamix are set forth in their respective filings with the SEC, including each of Menlo’s or Foamix’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Menlo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors” and Item 1A of Part II of Foamix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors”. Such filings by Menlo and Foamix are incorporated by reference into this joint proxy statement/prospectus to the extent described in the section entitled “Where You Can Find More Information”. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information”.

Risk Factors Relating to the Merger

The consummation of the Merger is contingent upon the satisfaction of a number of conditions, including certain conditions that are outside of Foamix’s and Menlo’s control. As a result, one or more conditions to Closing of the Merger may not be satisfied and the Merger may not be completed.

Foamix and Menlo cannot provide any assurance that the Merger will be completed or that there will not be a delay in the completion of the Merger. The ability to consummate the Merger is subject to risks and uncertainties, including, but not limited to, the risks that the conditions to the Merger are not satisfied, or if possible, waived, including, among others, (a) the approval of Foamix shareholders of the Merger; (b) the approval of Menlo stockholders of the issuance of Menlo common stock; (c) the effectiveness of the Registration Statement relating to the Menlo common stock to be issued in the Merger; (d) the accuracy of each party’s representations and warranties (subject to certain materiality qualifiers) and compliance by each party with its covenants under the Merger Agreement in all material respects; and (e) the absence of governmental restraints or prohibitions preventing the consummation of the Merger. Neither Foamix nor Menlo can predict whether and when these other conditions will be satisfied.

If the Merger is not completed for any reason, Foamix’s and Menlo’s respective businesses may each be subjected to a number of material risks. The price of Foamix shares and Menlo common stock may decline to the extent that the current market price reflects a market assumption that the Merger will be completed. In addition, some costs related to the Merger must be paid by both parties whether or not the Merger is completed. Furthermore, Foamix and Menlo may receive negative reactions from Foamix shareholders, Menlo stockholders and employees of both companies.

The Merger Agreement contains provisions that restrict Foamix’s and Menlo’s ability to pursue alternatives to the Merger and could discourage a potential competing acquirer of Foamix or Menlo from making a favorable alternative transaction proposal and, in specified circumstances, Foamix may be required to pay Menlo a termination fee of $3.7 million, or Menlo may be required to pay Foamix a termination fee of $3.7 million.

Under the Merger Agreement, Foamix and Menlo are each restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, facilitating, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for an alternative transaction from any person or entity.

The Merger Agreement further provides that one party may be required to pay the other a termination fee of $3.7 million upon its termination under specified circumstances.

Foamix may be required to pay Menlo a termination fee of $3.7 million upon termination of the Merger Agreement under specified circumstances, including (i) termination by Menlo after a change in the recommendation of the Foamix Board, (ii) termination by Foamix, to accept and enter into a binding agreement to be acquired by a third party who submitted a Superior Proposal (subject to the terms and conditions of the Merger Agreement) or (iii) (A) if a takeover proposal is made for Foamix and is publicly known and is not withdrawn at the time of the Foamix meeting, (B) the Merger Agreement is terminated due to the failure of Foamix shareholders to approve the Merger or by Menlo due to a material breach of the Merger Agreement by Foamix (including the “no solicitation” provisions) and (C) Foamix enters into or consummates an alternative transaction within 12 months following such date of termination.

Menlo may be required to pay Foamix a termination fee of $3.7 million upon termination of the Merger Agreement under specified circumstances, including (i) termination by Foamix after a change in the recommendation of the Menlo Board; (ii) termination by Menlo, to accept and enter into a binding agreement to be acquired by a third party who submitted a Superior Proposal (subject to the terms and conditions of the Merger Agreement) or (iii) (A) if a takeover proposal is made for Menlo and is publicly known and is not withdrawn at the time of the Menlo meeting, (B) the Merger Agreement is terminated due to the failure of Menlo stockholders to approve the Merger or by Foamix due to a material breach of the Merger Agreement by Menlo (including the “no solicitation” provisions) and (C) Menlo enters into or consummates an alternative transaction within 12 months following such date of termination.

These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Foamix or Menlo in pursuing an alternative transaction with either from considering or proposing such a transaction or result in a potential third-party acquirer or merger partner proposing to pay a lower price to the stockholders of Menlo or the shareholders of Foamix than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Foamix shareholders cannot be sure of the value of the consideration they will receive in the Merger or of the ownership or voting interest they will have in Menlo. Additionally, Foamix shareholders will receive common stock of Menlo as a result of the Merger, which has rights different from Foamix shares.

Because the market price of Menlo common stock and Foamix shares will fluctuate, Foamix shareholders cannot be sure of the value of the consideration they will receive in the Merger. In addition, because the Exchange Ratio (and any adjustments thereto) is fixed, the number of shares of Menlo common stock to be received by Foamix shareholders in the Merger will not change between now and the time the Merger is completed to reflect changes in the trading prices of Foamix shares or Menlo common stock. The market value of Foamix shares and Menlo common stock at the Effective Time of the Merger may vary significantly from their respective values on the date the Merger was announced or on other dates, including on the date that this joint proxy statement/prospectus was mailed to Foamix shareholders and Menlo stockholders, the date of the Foamix meeting and the date of the Menlo meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, the operations and prospects of Foamix and Menlo and an evolving regulatory landscape. Market assessments of the benefits of the Merger and the likelihood that the Merger will be consummated, as well as general and industry specific market and economic conditions, may also impact market prices of Foamix shares and Menlo common stock. Many of these factors are beyond Foamix’s and Menlo’s control. There will be no adjustment to the Exchange Ratio for changes in the market price of either Foamix shares or Menlo common stock.

In addition, in connection with the Merger, Foamix shareholders may receive CSRs if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received. If the CSRs become convertible pursuant to the CSR Agreement, Foamix shareholders may receive additional shares of Menlo common stock as consideration in connection with the Merger. The value of any CSR depends on the trading price of Menlo common stock on the date of conversion. Additionally, if the CSRs become convertible pursuant to the CSR Agreement, Foamix shareholders will obtain increased ownership and voting interest in Menlo. The CSRs may not become convertible. Because the Efficacy Determination may not be received by the time Foamix shareholders vote on the Merger, or by the time the Merger is consummated, Foamix shareholders may not know, at the time of voting or at the time of Closing, whether they will receive additional shares of Menlo common stock in the Merger as a result of the Efficacy Determination.

Upon completion of the Merger, the rights of Foamix shareholders will be governed by the articles of incorporation and bylaws of Menlo. The rights associated with Foamix shares are different from the rights associated with Menlo common stock. In addition, the laws of Delaware differ from the laws in effect in Israel and may afford less or different rights and protections to holders of securities in Menlo.

The CSRs, if issued, may not result in the issuance of any additional shares of Menlo common stock to holders of CSRs.

As discussed in the risk factor above, Foamix shareholders may receive CSRs in connection with the Merger if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received. There is no assurance, however, that the CSRs will become convertible pursuant to the CSR Agreement, as the Efficacy Determination may be received on or before May 31, 2020 and may report that Serlopitant Significance was achieved in both of the Phase III PN Trials. In that case, Foamix shareholders will not receive any additional shares of Menlo common stock in respect of the CSRs as consideration in connection with the Merger.

There is no assurance that the CSRs will be issued at all or that Foamix shareholders will be entitled to an upwards adjustment to the Exchange Ratio at the Closing in connection with the Efficacy Determination. For more information regarding the CSRs, see the section entitled “Agreements Relating to the Merger—Contingent Stock Rights Agreement”.

Both Foamix and Menlo will be subject to business uncertainties and contractual restrictions until the Merger is consummated.

Uncertainty about the effect of the Merger on employees, contractors, vendors, distributors and other persons with whom Foamix or Menlo have business relationships, as well as on regulatory permits, licenses, and other contracts, particularly for which the Merger could be deemed a “change-in-control” under the applicable terms and conditions, may have an adverse effect on Foamix or Menlo. These uncertainties may impair the ability of Foamix and Menlo to attract, retain and motivate key personnel, contractors and vendors until the consummation of the Merger and for a period of time thereafter, and could cause others that deal with the parties to delay or defer certain business decisions or decide to terminate, modify or renegotiate their relationships with Foamix or Menlo, decide not to conduct business with Foamix or Menlo or take other actions as a result of the Merger, which could negatively affect Foamix’s and Menlo’s revenues, earnings and cash flows, as well as the market price of Foamix shares and Menlo common stock, regardless of whether the Merger is consummated. Retention of employees could be challenging during the pendency of the Merger due to uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the Combined Company’s business following the consummation of the Merger could be negatively impacted.

In addition, the Merger Agreement restricts each party from taking certain specified actions without the consent of the other party until the earlier of the completion of the Merger or the termination of the Merger Agreement. These restrictions include, but are not limited to, amending the party’s organizational documents, declaring or paying dividends, repurchasing securities, issuing securities, incurring debt outside of certain agreed exceptions, making loans, disposing of any material assets, leasing property, settling any litigation, making capital expenditures over a specified threshold and, in Menlo’s case, maintaining a certain amount of cash and entering into certain contracts relating to the new development or commercialization of any pharmaceutical product. These restrictions may prevent or delay pursuit of strategic corporate or business opportunities that may arise prior to the consummation of the Merger and may impair Foamix’s or Menlo’s ability to attract, retain and motivate key personnel. Adverse effects arising during the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement.

Foamix and Menlo directors and officers may have interests in the merger transactions different from the interests of Foamix shareholders and Menlo stockholders.

Certain of the directors and executive officers of Foamix and Menlo negotiated the terms of the Merger Agreement. Foamix and Menlo directors and executive officers may have interests in the merger transactions that are different from, or in addition to, those of Foamix shareholders and Menlo stockholders, respectively. These interests include, but are not limited to, the continued service of certain directors of Foamix and Menlo as directors of the Combined Company, the continued employment of certain executive officers of Foamix and Menlo by the Combined Company, the treatment in the merger transactions of Foamix stock options, Foamix RSUs, the Foamix ESPP, the Menlo ESPP, severance agreements and amended employment terms and other rights held by Foamix and Menlo directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of Foamix and Menlo directors and officers. In addition, Menlo’s Chief Executive Officer and holders related to him own shares of Foamix. Foamix shareholders and Menlo stockholders should be aware of these interests when they consider the recommendation of the Foamix Board in favor of the Foamix Merger Proposal and the recommendation of the Menlo Board in favor of the Menlo Merger Proposal, respectively.

The members of the Foamix Board were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the Foamix Board’s recommendation that Foamix shareholders approve the Foamix Merger Proposal. The interests of Foamix directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger”.

The members of the Menlo Board were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the Menlo Board recommendation that Menlo stockholders approve the Menlo Merger Proposal. The interests of Menlo directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Menlo’s Directors and Executive Officers in the Merger”.

Foamix shareholders and Menlo stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Israeli law, Foamix shareholders are not entitled to statutory appraisal rights in connection with the Merger. Under the DGCL, the Menlo stockholders are not entitled to exercise any appraisal rights in connection with the Merger or the transactions contemplated by the Merger.

If Foamix is not successful in obtaining favorable tax rulings from the ITA, or if such rulings are issued after the Closing Date of the Merger, Foamix shareholders may not be able to defer their tax liability and Foamix non-Israeli shareholders may be subject to withholding tax in Israel.

Foamix intends to prepare and file with the ITA an application for tax rulings with respect to withholding tax from capital gain as a result of the Merger, both for Israeli tax residents and non-Israeli tax residents. Foamix also intends to file with the ITA an application for a ruling deferring the tax liability for shareholders electing to be bound by such ruling, if obtained. Assuming Foamix receives the Israeli tax rulings from the ITA, the Israeli withholding tax consequences of the Merger and the ability to elect to defer the tax liability will be in accordance with such tax rulings (if applicable to a particular Foamix shareholder).

If Foamix does not obtain the tax rulings and does not agree with the ITA to an alternative interim arrangement, Foamix shareholders may be subject to Israeli withholding taxes on the exchange of securities in the Merger. In general, under the ITO, the disposition of shares of an Israeli company is deemed to be a sale of capital assets (unless such shares are held for the purpose of trading). The Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in an Israeli resident company, by both residents and non-residents of Israel, unless a specific exemption is available under the Ordinance or unless a treaty for the prevention of double taxation between Israel and the seller’s country of residence provides otherwise. In this regard, the Ordinance provides that if certain conditions are met, a non-Israeli tax resident should be exempt from capital gains tax in Israel subject to the presentation of a withholding tax certificate from the ITA.

No assurance can be given that the tax rulings will be issued to Foamix in a timely manner, or at all, or that an interim arrangement will be reached with the ITA. For a more detailed discussion of the material Israeli income tax consequences of the Merger, see the sections entitled “The Merger Agreement—Israeli Tax Rulings” and “Certain Tax Consequences of the Merger and Ownership and Disposition of Menlo Shares—Israeli Tax Considerations” beginning on pages 169 and 183, respectively, in this joint proxy statement/prospectus. Foamix shareholders should consult their tax advisors to understand all the tax consequences of the Merger to them.

Litigation against Menlo or Foamix, or the members of the Foamix Board, could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

Claims related to the Merger may be asserted by purported shareholder plaintiffs at any point prior to the Closing. The Companies Law, which governs the Merger, contains provisions that delay the overall process for the Merger, thereby providing a greater opportunity for such a claim to be brought. For example, the Merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of Foamix and Merger Sub have approved the Merger. The filing of the merger proposal with the Registrar will be made concurrently with the mailing of this joint proxy statement/prospectus and it is expected that the 50 day period following such filing will terminate at or before the end of the 30 day waiting period that must expire after the approval of the Foamix Merger Proposal. The results of any such potential legal proceedings are difficult to predict and could further delay or prevent the Merger from becoming effective in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining the required approvals from the Foamix shareholders and Menlo stockholders at their respective meetings. Moreover, any litigation could be time-consuming and expensive, could divert Foamix’s and Menlo’s management’s attention away from their respective regular businesses and, if any lawsuit is adversely resolved against any of Foamix, Menlo or the members of the Foamix Board, could have a material adverse effect on Foamix’s or Menlo’s financial condition.

One of the conditions to the Closing of the Merger is the absence of any law, temporary restraining order, preliminary or permanent injunction or other judgment, order or decree instituted by a governmental entity with competent jurisdiction, that is in effect and has the effect of making the Merger illegal, or prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting Foamix’s and/or Menlo’s ability to complete the Merger on the terms contemplated by the Merger Agreement, then such injunctive or other relief may prevent the Merger from becoming effective in a timely manner or at all.

Even if the Merger qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder may still recognize gain as a result of the Merger if Foamix is or was classified as a PFIC for any taxable year during which a U.S. Holder held Foamix shares.

Even if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if Foamix was a PFIC, or “passive foreign investment company,” for any taxable year during which a U.S. Holder (as defined in “ Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—U.S. Federal Income Tax Consequences”) owned Foamix shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. Holder as a result of the Merger, unless certain exceptions apply. U.S. Holders of Foamix shares should consult their tax advisors regarding the possible classification of Foamix as a PFIC and the resulting U.S. federal income tax considerations. See the section entitled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules” beginning on page 179.

Risk Factors Relating to the Combined Company Following the Merger

If the Merger is completed, Menlo may fail to realize the anticipated benefits, cost savings and synergies of the Merger, which could adversely affect the value of shares of Menlo common stock.

The success of the Merger will depend, in part, on Menlo’s ability to realize the anticipated benefits, cost savings and synergies from combining the businesses of Menlo and Foamix. Menlo’s ability to realize these anticipated benefits, cost savings and synergies is subject to certain risks, including, among others:

•	Menlo’s ability to successfully combine the businesses of Menlo and Foamix;

•	the risk that the combined businesses will not perform as expected;

•

the extent to which Menlo will be able to realize the expected cost savings and synergies, which include potential savings from leveraging Foamix’s commercial infrastructure, eliminating duplication and redundancy, adopting an optimized operating model between both companies and value creation resulting from the combination of the businesses of Menlo and Foamix; and

•	the possibility of costly litigation challenging the Merger.

If Menlo is not able to successfully combine the businesses of Menlo and Foamix within the anticipated time frame, or at all, the anticipated benefits, synergies, operational efficiencies and cost savings of the Merger may not be realized fully or may take longer to realize than expected, the combined businesses may not perform as expected and the share price, revenues, levels of expenses and results of operations of Menlo may be adversely affected.

Menlo and Foamix have operated and, until completion of the Merger will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Menlo or Foamix employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Menlo and Foamix in order to realize the anticipated benefits of the Merger so the combined business performs as expected include, among others:

•	combining the companies’ separate operational, financial, reporting and corporate functions;

•	integrating the companies’ technologies, products, product candidates and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in corporate cultures and management philosophies;

•	maintaining employee morale and retaining key management and other employees;

•	attracting and recruiting prospective employees;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	managing the movement of certain businesses and positions to different locations;

•	maintaining existing agreements with third-parties and avoiding delays in entering into new agreements with potential business partners;

•	coordinating geographically dispersed organizations;

•	consolidating facilities; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the Combined Company.

The financial analyses, estimates and forecasts presented herein and considered by Menlo and Foamix in connection with the Merger may not be realized.

The unaudited prospective financial information of Menlo and Foamix presented herein and considered by Menlo and Foamix in connection with the Merger were not prepared with a view toward public disclosure, and such information and the estimated synergies were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The estimates and assumptions underlying the unaudited prospective financial information and estimated synergies involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future tax rates and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Menlo and/or Foamix. In addition, the unaudited prospective financial information and estimated synergies will be affected by Menlo’s or Foamix’s, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results or synergies will be realized, and actual results or synergies likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information and the estimated synergies, whether or not the Merger is completed, which could have an adverse effect on Menlo’s business, financial condition and result of operations.

Menlo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated. Such pro forma financial information has been derived from the historical financial statements of Menlo and Foamix, and certain adjustments and assumptions have been made regarding Menlo after giving effect to the Merger. Such pro forma financial information does not give effect to, among other things, revenue synergies, operating efficiencies, cost savings, future adjustments related to integration or planned or unplanned restructuring activities, or future acquisitions or disposals not yet known or probable.

In addition, the assumptions used in preparing such pro forma financial information may not prove to be accurate. Such assumptions can be adversely affected by known or unknown facts, risks and uncertainties, many of which are beyond Menlo’s or Foamix’s control. Other factors may also affect Menlo’s financial condition or results of operations following the Closing. In addition, following the Merger, certain adjustments to the accounting policies applied by Menlo or Foamix to their respective financial information may be made in order to conform the treatment of such financial information to the accounting policies of Menlo if deemed preferable. In certain cases, the information necessary to determine the appropriate adjustments may not be available until after the Closing, and therefore, when conformed, the financial information of Menlo following Closing may vary materially from the pro forma financial information contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. Any material variance from the pro forma financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may cause significant variations in the market price of the Menlo common stock following the Merger. In view of these uncertainties, the inclusion of pro forma financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” is for illustrative purposes and does not purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Such pro forma financial information represents historical results as if Menlo and Foamix had operated as a combined company and does not include anticipated future benefits from the Merger, such as those resulting from estimated synergies, and related costs, such as those costs expected to achieve certain benefits. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

The shares of Menlo common stock to be held by Foamix shareholders upon the Closing will have different rights than shares of Foamix shares prior to the Closing.

Upon the Closing, the rights of Menlo stockholders will be governed by the laws of the state of Delaware and the terms of Menlo’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The DGCL and Menlo’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are in many respects materially different than the Companies Law and Foamix’s Articles of Association, which currently govern the rights of Foamix shareholders. See the section entitled “Comparison of Rights of Foamix Shareholders and Menlo Stockholders” for a discussion of the different rights associated with shares of Menlo common stock and shares of Foamix shares. In addition, for a discussion of the risks associated with Menlo’s organizational documents and Delaware law, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information”.

Menlo and Foamix have incurred, and will incur, substantial direct and indirect costs as a result of the Merger.

Menlo and Foamix have incurred, and will incur, substantial expenses in connection with and as a result of completing the Merger, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, regulatory filings and filing and printing fees. In addition, over a period of time following the Closing, Menlo also expects to incur substantial expenses in connection with integrating and coordinating the businesses, operations, policies and procedures of Menlo and Foamix and employee-benefit and related expenses. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is completed. While Menlo and Foamix have assumed that a certain level of transaction expenses will be incurred, factors beyond Menlo’s and Foamix’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses will exceed the costs historically borne by Menlo and Foamix. These costs could adversely affect the financial condition and results of operations of Menlo and Foamix prior to the Merger and of Menlo following the Merger and there can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time.

The market price for Menlo common stock following the Closing may be affected by factors different from those that historically have affected or currently affect Menlo common stock and Foamix shares.

Upon the Closing, Foamix shareholders will receive shares of Menlo common stock. Following the Closing, Menlo’s business and financial position will differ from the business and financial position of Menlo and Foamix before the Closing and, accordingly, the results of operations of Menlo following the Closing will be affected by some factors that are different from those currently affecting the results of operations of Menlo and those currently affecting the results of operations of Foamix, as separate companies. Accordingly, the market price and performance of Menlo common stock post-Closing is likely to be different from the performance of Menlo common stock and Foamix shares in the absence of the Merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Menlo’s common stock post-Closing, regardless of Menlo’s actual operating performance. For a discussion of the businesses of Menlo and Foamix and important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information”.

The Combined Company will be subject to the risks that Foamix faces, in addition to the risks faced by Menlo. In particular, the success of the Combined Company will depend on its ability to successfully commercialize AMZEEQTM and its other product candidates.

To date, Foamix has invested a majority of its efforts and financial resources in the research and development of AMZEEQTM for the treatment of moderate-to-severe acne, which received approval from the FDA on October 18, 2019 for the treatment of inflammatory lesions of non-nodular moderate-to-severe acne vulgaris in patients nine years of age and older, and FMX103 for the treatment of moderate-to-severe papulopustular rosacea in adults, for which the FDA has set a PDUFA action date of June 2, 2020. In addition, Menlo has invested substantially all of its efforts and financial resources in the development of serlopitant, which is Menlo’s sole product candidate in development as of the date of this joint proxy statement/prospectus. The success of the Combined Company depends largely on its ability to (i) successfully commercialize AMZEEQTM, (ii) obtain regulatory approval for and successfully commercialize FMX103 and serlopitant for the treatment of pruritus associated with PN and (iii) advance the Combined Company’s pipeline candidates. If the Combined Company fails to successfully commercialize AMZEEQTM, obtain requisite regulatory approvals within the expected time frames, or at all, for FMX103 and serlopitant or does not successfully develop and commercialize its pipeline candidates, the Combined Company’s financial position and results of operations would be adversely affected.

Current Menlo stockholders and Foamix shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over the management of the Combined Company.

It is expected that, immediately after completion of the Merger, former Foamix shareholders and current Menlo stockholders will own approximately 59% and 41%, respectively, of the outstanding shares of the Combined Company’s common stock, calculated on a fully diluted basis using the treasury stock method and based on certain other assumptions described elsewhere. Consequently, current Menlo stockholders in the aggregate will have significantly less influence over the management and policies of Menlo than they currently have over the management and policies of Menlo, and Foamix shareholders in the aggregate will have significantly less influence over the management and policies of Menlo than they currently have over the management and policies of Foamix. As described elsewhere, Foamix shareholders and Menlo stockholders may own different percentages of the outstanding shares of the Combined Company’s common stock if the Exchange Ratio is adjusted prior to Closing or if CSRs are issued and become convertible. See the sections entitled “The Merger Agreement—Consideration to Foamix Shareholders” and “The Merger Agreement—Contingent Stock Rights” for more information.

The Combined Company will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force the Combined Company to delay, limit, reduce or terminate product development, other operations or commercialization efforts.

It is expected that the Combined Company will expend substantial resources for the foreseeable future for the commercialization of AMZEEQTM and for pre-commercialization efforts related to FMX103, serlopitant for the treatment of pruritus associated with PN and other pipeline candidates. The Combined Company also wishes to continue the development of other indications and product candidates. However, the Combined Company may not have sufficient funds to carry out and complete all of these plans and may need to raise additional funds for such purposes, and/or alter or defer some activities.

These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, and manufacturing and supply, as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because of the numerous risks and uncertainties associated with product development and commercialization, the actual amounts necessary to successfully complete the development and commercialization of any of the Combined Company’s product candidates cannot be precisely estimated.

Based on Foamix’s and Menlo’s unaudited balance sheets as of September 30, 2019 and Foamix’s and Menlo’s unaudited prospective financial information, it is anticipated that cash and investments along with funds that the Combined Company may be entitled to receive under the Credit Agreement and the 2020 estimated revenues, on a pro forma basis for the Combined Company, taking into consideration the Merger and restructuring associated costs, will be sufficient to fund the Combined Company’s operating expenses and capital requirements into 2021. However, the operating plan of the Combined Company may change as a result of many factors currently unknown. The Combined Company may therefore need to seek additional capital sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or additional license arrangements. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations or other restrictions that may affect the business of the Combined Company. In addition, due to favorable market conditions or strategic considerations, the Combined Company may seek additional capital even if it is believed that the Combined Company has sufficient funds for its current or future operating plans.

The Combined Company’s future capital requirements depend on many factors, including:

•	the cost of commercialization activities for AMZEEQTM, FMX103, serlopitant or any other product candidates that may be approved for sale, if any, including marketing, sales and distribution costs;

•	the ability to incur additional indebtedness under the Credit Agreement;

•	the degree and rate of market acceptance of AMZEEQTM and any future approved products;

•	the time and cost necessary to complete ongoing and planned clinical trials of serlopitant, FCD105 and other product candidates, as well as the success of such trials;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	the timing of, and the costs involved in, obtaining regulatory approvals for the Combined Company’s product candidates;

•	the number and characteristics of any additional product candidates developed or acquired by the Combined Company;

•	the scope, progress, results and costs of researching and developing the Combined Company’s product candidates, and conducting preclinical and clinical trials;

•	the cost of manufacturing our product candidates and any products successfully commercialized by the Combined Company, and maintaining the Combined Company’s related facilities;

•	the Combined Company’s ability to establish and maintain strategic collaborations, licensing or other arrangements and the terms of and timing of such arrangements;

•	any product liability or other lawsuits related to the Combined Company’s products;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs associated with evaluation of the Combined Company’s product candidates;

•	the costs associated with evaluation of third-party intellectual property;

•	the costs associated with obtaining and maintaining licenses;

•

the costs associated with creating, obtaining, protecting defending and enforcing intellectual property, such as costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, litigation costs, including for patent infringement arising out of ANDA submissions by generic companies to manufacture and sell generic products, and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, approved products.

Additional capital may not be available when needed, on terms that are acceptable or at all. If adequate funds are not available on a timely basis, the Combined Company may be required to:

•

delay, limit, reduce or terminate our establishment of manufacturing, sales and marketing or distribution capabilities or other activities that may be necessary to commercialize AMZEEQTM, and, if approved, FMX103, serlopitant or any other product candidates;

•	delay, limit, reduce or terminate research and development activities; or

•	delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for the Combined Company’s product candidates.

If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable. If the Combined Company raises additional capital through public or private equity offerings, the ownership interest of its stockholders following the completion of the Merger will be diluted and the terms of any new equity securities may have a preference over the common stock of the Combined Company. If the Combined Company raises additional capital through debt financing, it may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt or making capital expenditures or specified financial ratios, any of which could restrict its ability to commercialize its product candidates or operate as a business.

The status of the Combined Company as a U.S. corporation may be disadvantageous, from a tax perspective, relative to Foamix’s current status as an Israeli company.

Foamix is currently an Israeli company and is taxed based on Israeli corporate tax rates. The regular Israeli corporate tax rate has been 23% since the start of 2018. In addition, although Foamix has not benefited from them in the past, there are various benefits programs under Israeli tax laws that provide for tax exemptions or reduced corporate tax rates for certain periods of time, from which Foamix could potentially benefit in the future if it were to remain an Israeli company. As a result of the Merger, the surviving public company will be Menlo, a U.S. corporation. The Surviving Company’s future taxable income (if and when it becomes profitable) will be subject to U.S. corporate tax rates, which may be higher than the corresponding Israeli corporate tax rate. The Surviving Company may also generate Global Intangible Low Taxed Income, or GILTI, from its non-U.S. subsidiary, which may accelerate the Surviving Company’s utilization of its U.S. net operating losses, which could adversely affect the Surviving Company’s effective tax rate. Additionally, if the Combined Company increases its activities outside of Israel relative to Foamix’s historical activities, those non-Israeli activities will likely not be eligible for inclusion in Israeli tax benefit programs, even if those activities would have qualified for such programs had Foamix remained an Israeli company. The potential greater tax burden to be borne by the Surviving Company as a U.S. corporation may harm its financial condition and results of operations.

The Combined Company’s facilities and operations may be adversely affected by political, economic and military instability in Israel.

It is expected that the Combined Company will maintain Foamix’s offices located in Rehovot, Israel. In addition, some of Foamix’s key employees and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect Foamix’s or, following the Merger, the Combined Company’s business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Over the past decade, Israel has been engaged in several armed conflicts with Hamas, a terrorist group and political party that controls the Gaza Strip, and other terrorist groups from the Gaza Strip. During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite terrorist group and political party. These conflicts have involved missile strikes against civilian targets in various parts of Israel, including the area where Foamix’s facilities are located, and negatively affected business conditions in Israel. Any future hostilities involving Israel, or terrorist activities or political instability in the region, could interrupt or curtail trade between Israel and its trading partners, which could adversely affect Foamix’s or the Combined Company’s results of operations. Any such further armed conflicts could furthermore make it more difficult for Foamix or the Combined Company to raise capital. In addition, operations could be disrupted by the obligations of Foamix’s or the Combined Company’s Israeli personnel to perform military reserve service as a result of any such further conflicts.

Foamix’s commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate Foamix or the Combined Company fully for damages incurred. Any losses or damages incurred by our Israeli operations could have a material adverse effect on our business.

Further, certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli businesses and businesses with large Israeli operations. Such boycott or other restrictive laws, policies or practices may have a material adverse effect on our business and financial condition in the future.

Menlo and Foamix do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the Combined Company will be your sole source of gain, if any, for the foreseeable future.

In connection with the Merger, Menlo will become a guarantor and an obligor under Foamix’s Credit Agreement (as defined below) and will become subject to various financial and other restrictive covenants. These restrictions may limit Menlo’s operational or financial flexibility and failure on the part of Menlo or any other obligor (under Foamix’s Credit Agreement) to comply with these covenants could subject Menlo to defaults under Foamix’s Credit Agreement.

In connection with entering into the Merger Agreement, Foamix also entered into to a Waiver and Consent Agreement to Credit Agreement and Guaranty (the “Waiver Agreement”), among Foamix, Foamix Pharmaceuticals Inc., a Delaware corporation, the lenders party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the lenders, relating to the Credit Agreement and Guaranty, dated as of July 29, 2019 (the “Credit Agreement”). Pursuant to the Waiver Agreement, the lenders under the Credit Agreement have, among other things, (i) granted consent to Foamix’s entering into the Merger Agreement and waived events of default under the Credit Agreement that would result therefrom and (ii) granted consent to the consummation of the transactions set forth under the Merger Agreement and waived certain events of default under the Credit Agreement as would result therefrom. This waiver is subject to the satisfaction of certain closing conditions as specified therein (including amendments to the Credit Agreement and other applicable loan documents so as to ensure that Menlo becomes a guarantor and an obligor under the Credit Agreement and grants a first priority security interest in substantially all of Menlo’s assets).

The Credit Agreement contains financial and other restrictive covenants that would (upon Menlo becoming a party to it) limit the ability of Menlo to incur new indebtedness; create liens on assets; make or enter into transactions that result in certain fundamental corporate changes, such as mergers or acquisitions; sell assets; change business activities; make certain investments or payments; pay dividends; change fiscal periods; enter into or become bound by certain inbound and outbound licenses; or enter into transactions with affiliates. The Credit Agreement also contains certain financial covenants, requiring that (1) the obligors maintain a minimum aggregate cash balance of $2.5 million; and (2) Foamix and its subsidiaries achieve certain revenue targets as of a specific date.

The restrictive covenants in the Credit Agreement may limit Menlo’s ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect its ability to finance its operations, enter into acquisitions or to engage in other business activities that could be in its interest. Menlo’s ability to comply with the financial covenants can be affected by events beyond its control and it may not be able to do so. If Menlo or any other obligor under the Credit Agreement is unable to remain in compliance with any of the covenants under the Credit Agreement, then it would cause a default under the Credit Agreement and amounts outstanding thereunder may be accelerated and become due immediately. Any such acceleration of debt could have a material adverse effect on Menlo’s financial condition and results of operations.

Menlo’s obligation to guaranty debt under the Credit Agreement, in connection with the Merger, exposes Menlo to risks that could adversely affect its business, operating results, overall financial condition and may result in further dilution to Menlo stockholders.

Upon consummation of the Merger, Menlo will become a guarantor and an obligor under the Credit Agreement (as described above). The Credit Agreement provides for a senior secured delayed draw term loan facility in an aggregate principal amount of $50.0 million, and upon consummation of the Merger it is expected that approximately $35.0 million of loans will be outstanding under the Credit Agreement. Menlo’s indebtedness under the Credit Agreement in connection with its guaranty obligations or in the event it incurs additional indebtedness from another source could have an adverse impact on its business or operations. For example, it could:

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limit its flexibility in planning for the development of pipeline product candidates and the commercialization of products (including AMZEEQTM) and the approval and marketing of products (including FMX103);

•	increase Menlo’s vulnerability to both general and industry-specific adverse economic conditions; and

•	limit Menlo’s ability to obtain additional funds for working capital, capital expenditures, acquisitions, general corporate and other purposes.

Any future indebtedness that Menlo incurs will require Menlo to make certain interest and principal payments. Its ability to make payments on any indebtedness (including indebtedness in connection with the guaranty obligations pursuant to the Credit Agreement) depends on its ability to generate cash in the future. It is expected that the Combined Company will experience negative cash flow for the foreseeable future as it funds its operations and capital expenditures. There can be no assurance we will be in a position to repay this indebtedness when due or obtain extensions to the maturity date. In order to repay these obligations when due, Menlo may be required to sell assets, to refinance all or a portion of such indebtedness or to obtain additional financing, including on terms that are less favorable to Menlo. If that additional financing involves the sale of equity securities or convertible securities, it would result in the issuance of additional shares of capital stock, which would result in dilution to Menlo’s stockholders.

Changes in interest rates could adversely affect Menlo’s earnings and/or cash flows.

Loans under the Credit Agreement are made at variable rates that use LIBOR as a benchmark for establishing the interest rate. LIBOR is the subject of recent proposals for reform. On July 27, 2017, the United Kingdom’s Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. These reforms may cause LIBOR to cease to exist, new methods of calculating LIBOR to be established or the establishment of an alternative reference rate(s). These consequences cannot be entirely predicted and could have an adverse impact on the market value for or value of LIBOR-linked loans that are due under the Credit Agreement that will be guaranteed by Menlo. Changes in market interest rates may influence the financing costs and could reduce Menlo’s earnings and cash flows.

Risk Factors Relating to Menlo and Foamix

Menlo and Foamix are, and following completion of the Merger Menlo will continue to be, subject to the risks described in Part I, Item 1A in Menlo’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019, and Part I, Item 1A in Foamix’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019, as updated by their respective Quarterly Reports on Form 10-Q and future filings with the SEC, in each case, incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 211 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “forecast,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such factors include, but are not limited to: (i) Menlo or Foamix may be unable to obtain stockholder/shareholder approval as required for the Merger; (ii) other conditions to the Closing of the Merger may not be satisfied; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the Merger on the ability of Menlo or Foamix to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Menlo or Foamix does business, or on Menlo’s or Foamix’s operating results and business generally; (v) Menlo’s or Foamix’s respective businesses may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger; (vi) the outcome of any legal proceedings related to the Merger; (vii) Menlo or Foamix may be adversely affected by other economic, business, and/or competitive factors; (viii) the risks and costs associated with clinical trials, including with respect to Menlo’s serlopitant for the treatment of pruritus associated with various conditions such as PN; (ix) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (x) the risks and costs associated with the integration of, and the ability of Menlo and Foamix to integrate, the businesses successfully and to achieve anticipated synergies and other benefits from the Merger; (xi) risks that the Merger disrupts current plans and operations; (xii) the risk that Menlo or Foamix may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xiii) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. In addition to the risk factors set forth herein, additional factors that may affect the future results of Menlo and Foamix are set forth in their respective filings with the SEC, including each of Menlo’s or Foamix’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Menlo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors” and Item 1A of Part II of Foamix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors”. The risks and uncertainties described above and in Menlo’s most recent Quarterly Report on Form 10-Q and Foamix’s most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Menlo and Foamix and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Menlo and Foamix file from time to time with the SEC. The forward-looking statements in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus speak only as of the date of this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus. Except as required by law, Menlo and Foamix assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present summary historical financial data for Menlo and Foamix, summary unaudited pro forma condensed combined financial data for Menlo and Foamix, and comparative historical and unaudited pro forma per share data for Menlo and Foamix included elsewhere herein.

Selected Historical Financial Data of Menlo

Menlo’s selected statements of operations data for the years ended December 31, 2018, 2017, and 2016, and its selected balance sheet data as of December 31, 2018, 2017, and 2016, are derived from Menlo’s audited financial statements. Menlo’s selected statements of operations data for the nine months ended September 30, 2019 and 2018, and its selected balance sheet data as of September 30, 2019 and 2018, are derived from Menlo’s unaudited interim financial statements. Menlo has prepared the unaudited interim financial statements on the same basis as the audited financial statements and has included, in its opinion, all adjustments, consisting only of normal recurring adjustments, that it considers necessary for a fair statement of the financial information set forth in those statements.

Menlo’s unaudited historical financial statements for the nine months ended September 30, 2019 and 2018, and as of September 30, 2019, are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (the “Menlo Q3 2019 Quarterly Report”). Menlo’s audited historical financial statements for the fiscal years ended December 31, 2018, 2017 and 2016, and as of December 31, 2018 and 2017, are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Menlo 2018 Annual Report”). Each of the Menlo Q3 2019 Quarterly Report and Menlo 2018 Annual Report is incorporated by reference into this joint proxy statement/prospectus. Menlo’s selected balance sheet data as of September 30, 2018, and as of December 31, 2016, are derived from Menlo’s unaudited and audited financial statements, respectively, that are not included (including by way of incorporation by reference) in this joint proxy statement/prospectus.

Menlo’s historical results are not necessarily indicative of the results that may be expected in any future period and its interim results for the nine months ended September 30, 2019 are not necessarily indicative of results to be expected for the full year ending December 31, 2019, or any other period. The selected historical financial data below should be read in conjunction with Menlo management’s discussion and analysis of financial condition and results of operations and Menlo’s financial statements and the notes related thereto included in each of the Menlo 2018 Annual Report and Menlo Q3 2019 Quarterly Report, as applicable, which are incorporated by reference into this joint proxy statement/prospectus. For additional information, see the section titled “Where You Can Find More Information” beginning on page 211 of this joint proxy statement/prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2018	2017	2016	2019	2018
	(in thousands, except share and per share numbers)
				(unaudited)
Statements of Operations Data:
Collaboration and license revenue	$10,640	$4,582	$674	$—	$10,640
Operating expenses:
Research and development	52,989	29,007	11,255	42,003	37,913
General and administrative	12,186	5,168	3,751	12,309	8,822
Total operating expenses	65,175	34,175	15,006	54,312	46,735
Loss from operations	(54,535)	(29,593)	(14,332)	(54,312)	(36,095)
Interest income and other expenses, net	3,090	517	264	2,107	2,243
Net loss attributable to common stockholders	$(51,445)	$(29,076)	$(14,068)	$(52,205)	$(33,852)
Net loss attributable to common stockholder per share, basic and diluted	$(2.37)	$(5.69)	$(2.82)	$(2.20)	$(1.60)
Weighted-average number of common shares used to compute basic and diluted net loss per share	21,668,689	5,108,121	4,987,133	23,708,123	21,164,069

	As of December 31,			As of September 30,
	2018	2017	2016	2019	2018
	(in thousands)
				(unaudited)
Balance Sheet Data:
Cash, cash equivalents and investments	$136,250	$62,479	$41,328	$93,360	$152,657
Working capital	129,956	56,044	27,637	83,977	146,406
Total assets	139,928	66,867	42,053	96,576	154,958
Convertible preferred stock	—	109,327	59,003	—	—
Accumulated deficit	(110,636)	(59,191)	(30,115)	(162,841)	(93,042)
Total stockholders’ equity (deficit)	130,377	(57,034)	(29,441)	87,002	146,884

Selected Historical Financial Data of Foamix

Foamix’s selected statements of operations data for the years ended December 31, 2018, 2017 and 2016, and its balance sheet data as of December 2018, 2017 and 2016, are derived from Foamix’s consolidated audited financial statements. Foamix’s selected statements of operations data for the nine months ended September 30, 2019 and 2018, and its balance sheet data as of September 30, 2019 and 2018, are derived from Foamix’s unaudited consolidated condensed financial statements. Foamix has prepared the unaudited interim financial statements on the same basis as the audited financial statements and has included, in its opinion, all adjustments, consisting of normal recurring adjustments, that it considers necessary for a fair statement of the financial information set forth in those statements.

Foamix’s unaudited historical financial statements for the nine months ended September 30, 2019 and 2018, and as of September 30, 2019, are contained in Foamix’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, filed with the SEC on November 12, 2019 and incorporated by reference in this joint proxy statement/prospectus. Foamix’s consolidated audited financial statements for the years ended December 31, 2018, 2017 and 2016, and as of December 31, 2018 and 2017, appear in Foamix’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019 and incorporated by reference in this joint proxy statement/prospectus. Foamix’s unaudited balance sheet data as of September 30, 2018, and its audited balance sheet data as of December 31, 2016, which in each case are included herein, are derived from Foamix’s peiodic reports that are not incorporated by reference in this joint proxy statement/prospectus.

The information set forth below is not necessarily indicative of the results of future operations of Foamix (as part of the Combined Company) following the Merger, and you should read the selected historical financial and other data together with Foamix’s audited financial statements and the related notes thereto, and Foamix’s unaudited condensed financial statements and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
Statements of Operations Data:	2018	2017	2016	2019	2018
	(in thousands, except per share data)
				(unaudited)
Revenues	$3,595	$3,669	$5,527	$308	$2,735
Cost of revenues	—	13	59	—	—

Gross profit	3,595	3,656	5,468	308	2,735

Operating expenses:
Research and development	64,474	57,779	25,897	35,856	52,809
Selling, general and administrative	14,013	11,491	9,221	22,894	10,019

Total operating expenses	78,487	69,270	35,118	58,750	62,828

Operating loss	74,892	65,614	29,650	58,442	60,093

Net loss	$74,163	$65,715	$29,336	$57,358	$60,085

Loss per share, basic and diluted	1.70	1.76	0.91	1.05	1.50

Weighted average number of ordinary shares (in thousands)
Basic and Diluted	43,660	37,376	32,263	54,420	39,932

	As of December 31,			As of September 30,
Balance Sheets Data:	2018	2017	2016	2019	2018
	(in thousands, except share data)
				(unaudited)
Cash, cash equivalents and investments(1)	$99,385	$76,412	$130,988	$75,689	$110,474
Working capital(2)	90,699	59,276	111,730	63,155	103,021
Total assets	103,731	80,254	135,635	81,583	115,187
Total long-term liabilities	1,081	1,425	379	14,684	1,093
Total shareholders’ equity	92,182	68,601	129,985	53,529	105,058
Ordinary shares	$2,331	$1,576	$1,561	$2,638	2,327
Number of ordinary shares	54,351,140	37,498,128	37,167,791	61,121,087	54,270,174

(1)	Foamix’s cash, cash equivalents and investments includes cash and cash-equivalents, restricted cash, bank deposits, marketable securities and restricted marketable securities.
(2)	Working capital is defined as total current assets minus total current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma condensed combined financial information giving effect to the Merger. The unaudited pro forma condensed combined statements of operations and other comprehensive loss for the nine months ended September 30, 2019, and the year ended December 31, 2018, give effect to the Merger as if it had been consummated on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the Merger as if it had been consummated on September 30, 2019.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition of the Combined Company would have been had the Merger actually occurred on the dates indicated, nor does it purport to project the future consolidated results of operations or consolidated financial condition of the Combined Company for any future period or as of any future date. See “Risk Factors—Risk Factors Relating to the Combined Company following the Merger—Menlo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.”

The selected unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018 are derived from the unaudited pro forma condensed combined financial information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and should be read in conjunction with that information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Foamix and Menlo believe are reasonable under the circumstances. The selected unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 61 of this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
	(in thousands, except for per share data)
Condensed Combined Statements of Operations Data:
Revenues	$308	$14,235
Net loss	109,563	125,608
Basic and diluted net loss per share	$1.82	$2.17

As of September 30, 2019
(in thousands)
Condensed Combined Balance Sheet Data:
Cash, cash equivalents and investments	$169,049
Total assets	222,632
Total long-term liabilities	14,806
Total shareholders’ equity	143,037

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

Presented below are each of Menlo’s and Foamix’s historical per share data for the nine months ended September 30, 2019 and the year ended December 31, 2018, as well as unaudited pro forma combined per share data for the nine months ended September 30, 2019 and the year ended December 31, 2018, and unaudited pro forma equivalent data for the nine months ended September 30, 2019 and the year ended December 31, 2018. This information should be read together with the financial statements and related notes of Menlo and Foamix that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the Combined Company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of the relevant period. The pro forma net loss per share of the Combined Company is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the Combined Company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
MENLO HISTORICAL DATA
Historical per share of common stock
Basic and diluted net loss per share	$2.20	$2.37
Book value per share (at period end)	$3.63	$5.61

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
FOAMIX HISTORICAL DATA
Historical per ordinary share
Basic and diluted net loss per share	$1.05	$1.70
Book value per share (at period end)	$0.88	$1.70

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
PRO FORMA COMBINED DATA
Unaudited pro forma per share of common stock
Basic and diluted net loss per share	$1.82	$2.17
Book value per share (at period end)	$2.37	N/A

FOAMIX PRO FORMA EQUIVALENT DATA(1)
Unaudited pro forma per ordinary share
Basic and diluted net loss per share	$1.08	$1.28
Book value per share (at period end)	$1.41	N/A

The pro forma equivalent Foamix share amounts were calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 0.5924 (the number of shares of Menlo common stock to be issued to Foamix shareholders for each Foamix share held as of the consummation of the Merger). The pro forma equivalent data assumes that no adjustment will be made to the Exchange Ratio at or following the Closing due to the failure of one or both of Menlo’s Phase III PN Trials, which would result in the issuance of additional shares of Menlo common stock per Foamix share. A maximum of an additional 1.2082 shares of Menlo common stock may be issued for each Foamix share outstanding as of the consummation of the Merger pursuant to the foregoing adjustment.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the Merger.

The below unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the historical unaudited condensed balance sheets of Menlo and Foamix as of September 30, 2019, giving effect to the Merger as if it had been consummated on September 30, 2019. The below unaudited pro forma condensed combined statement of operations and other comprehensive loss for the nine months ended September 30, 2019 and the fiscal year ended December 31, 2018 give effect to the Merger as if it had been consummated on January 1, 2018. The unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

In order to effect the Merger, Foamix, Menlo and Merger Sub have entered into the Merger Agreement, pursuant to which Merger Sub, a wholly-owned subsidiary of Menlo, will merge with and into Foamix, with Foamix as the Surviving Company. As a result of the Merger, Menlo will become the parent company of Foamix. Upon the effectiveness of the Merger, Menlo will issue to Foamix’s shareholders 0.5924 of a share of Menlo common stock for each outstanding Foamix share held by them. The number of shares of Menlo common stock to be received per Foamix share will be subject to upwards adjustment prior to the Effective Time: (a) to 1.2739 shares of Menlo common stock, if the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial; or (b) to 1.8006 shares of Menlo common stock, if the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020. The exchange of Foamix shares for Menlo common stock will result in Foamix shareholders owning, in the aggregate, approximately 59% of the Combined Company’s common stock. If the events described in clauses (a) or (b) above occur prior to the Effective Time, Foamix shareholders will own, in the aggregate, 76% or 82%, respectively, of the Combined Company’s common stock.

In the event that the (i) the Merger is completed on or before May 31, 2020 and (ii) the Efficacy Determination is not delivered to Menlo and Foamix on or before the date the Merger is completed, then, at the Effective Time, in addition to receiving 0.5924 of a share of Menlo common stock, each outstanding Foamix share will be entitled to receive one CSR, which may potentially convert, following the Effective Time, into additional shares of Menlo common stock, depending on the Efficacy Determination. Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of those CSRs. Upon the occurrence, following the Effective Time, of the results for the Efficacy Determination as are described in clauses (a) and (b) of the preceding paragraph, the CSRs will convert into additional shares of Menlo common stock such that the resulting effective Exchange Ratio (following such conversion) will be 1.2739 or 1.8006, respectively. As a result of the conversion of the CSRs, Foamix shareholders, in the aggregate, would own approximately 76% or 82%, as applicable, of the Combined Company’s common stock. Subject to shareholder/stockholder and regulatory approvals, the Merger is expected to close late in the first quarter or early in the second quarter of 2020.

Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement.

The unaudited pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the business combination accounting guidance set forth in Accounting Standards Codification 805, Business Combinations. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the Merger had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations or financial position of the Combined Company. See “Risk Factors—Risk Factors Relating to the Combined Company Following the Merger—Menlo’s actual financial position and results of operations may differ Materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.”

Menlo will issue shares of its common stock to Foamix shareholders and will, upon the effectiveness of the Merger, become the legal parent company of Foamix, however, Foamix will be the “accounting acquirer” in the Merger. For further information, see the section entitled “Accounting Treatment of the Merger”. Accordingly, the below unaudited pro forma combined financial information reflects Foamix acquiring Menlo, and the Merger will be accounted for as a reverse acquisition, with Foamix allocating the purchase price consideration to the tangible and intangible assets acquired and liabilities assumed from Menlo, and the excess purchase price recorded as goodwill. In accordance with reverse acquisition accounting, Foamix’s consolidated financial statements will be deemed those of the predecessor entity and will reflect the Merger with Menlo beginning on the day of the Merger.

Foamix conducted detailed preliminary valuation studies to determine the fair values of the Menlo assets and liabilities deemed being acquired, and sought to determine whether there were any adjustments necessary to conform Menlo’s significant accounting policies to those of Foamix. Based upon Foamix’s review of Menlo’s summary of significant accounting policies and preliminary discussions with management teams of Foamix and Menlo, Foamix determined that there were no material adjustments in significant accounting policies required, nor were there any amounts in the historical financial statements of Menlo that were required to be reclassified in the unaudited pro forma condensed combined financial information in order to conform to Foamix’s financial statement presentation. Upon completion of the Merger, further review of Menlo’s accounting policies may result in additional revisions to Menlo’s accounting policies and classifications to conform to those of Foamix.

Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed from Menlo based on their preliminary estimated fair values. The preliminary estimated fair values were determined based on preliminary valuation studies, discussions with Menlo’s management, due diligence and information presented in public filings. Historical financial information concerning Foamix and Menlo has been adjusted to give effect to matters that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations and other comprehensive loss, expected to have a continuing impact on the operating results of the Combined Company. The unaudited pro forma purchase price allocation and related adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional valuations and analyses are completed. Subsequent to the Merger, Foamix will undertake to complete final valuations of the assets acquired and liabilities assumed from Menlo. Accordingly, there may be increases or decreases in the fair value of Menlo’s assets and liabilities reflected in the pro forma balance sheet that may also impact the pro forma statements of operations and other comprehensive loss. There can be no assurance that such final fair values of the assets acquired and liabilities assumed from the acquisition of Menlo will not result in material changes to the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information furthermore does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Merger, or to any integration costs.

This unaudited pro forma condensed combined financial information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information and in conjunction with the following:

•

the separate historical audited financial statements of Foamix as of, and for the three years ended, December 31, 2018, included in Foamix’s Annual Report on Form 10-K filed with the SEC on February 28, 2019;

•

the separate historical unaudited financial information of Foamix as of September 30, 2019, and for the nine months ended September 30, 2019 and 2018, included in Foamix’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019;

•

the separate historical audited financial statements of Menlo as of, and for the three years ended, December 31, 2018, included in Menlo’s Annual Report on Form 10-K filed with the SEC on February 28, 2019; and

•

the separate historical unaudited condensed financial statements of Menlo as of September 30, 2019, and for the nine months ended September 30, 2019 and 2018, included in Menlo’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2019.

In addition, this unaudited pro forma condensed combined financial information should be read together with the information under “Risk Factors” in this joint proxy statement/prospectus as well as the information under similar titles in the documents incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(in thousands, except per share data)

	Historical
	Foamix	Menlo	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$40,534	$34,244	$—		$74,778
Restricted cash	250	—	—		250
Short-term bank deposits	19,141	—	—		19,141
Investment in marketable securities	15,333	57,112	—		72,445
Restricted investment in marketable securities	288	—	—		288
Prepaid expenses and other current assets	979	2,073	—		3,052

Total current assets	76,525	93,429	—		169,954

Non-current assets
Long-term investment in marketable securities	—	2,004	—		2,004
Restricted investment in marketable securities	143	—	—		143
Property and equipment, net	2,809	113	(113)		2,809
Operating lease right-of-use assets	1,947	830	33		2,810
Prepaid expenses and other non-current assets	159	200			359
In-process research & development	—	—	37,832	4(c)	37,832
Other intangible assets	—	—	2,077	4(c)	2,077
Goodwill	—	—	4,644	4(b)	4,644

Total non-current assets	5,058	3,147	44,473		52,678

Total assets	$81,583	$96,576	$44,473		$222,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals:
Trade	$7,357	$2,992	$—		$10,349
Operating lease liabilities	1,136	741	—		1,877
Contingent stock right	—	—	23,040	4(e)	23,040
Other liabilities	4,877	5,719	18,927	4(d)	29,523

Total current liabilities	13,370	9,452	41,967		64,789

Long-term liabilities:
Liability for employee severance benefits	419	—	—		419
Operating lease liabilities	870	122	—		992
Long-term debt	12,939	—	—		12,939
Other liabilities	456	—	—		456

Total long-term liabilities	14,684	122	—		14,806

Total liabilities	28,054	9,574	41,967		79,595

Commitments
Shareholders’ equity:				4(f)
Stockholders’ equity	2,638	3	(2,635)		6
Additional paid-in capital	323,657	249,805	(138,738)		434,724
Accumulated deficit	(272,767)	(162,841)	143,914		(291,694)
Accumulated other comprehensive loss	1	35	(35)		1

Total shareholders’ equity	53,529	87,002	2,506		143,037

Total liabilities and shareholders’ equity	$81,583	$96,576	$44,473		$222,632

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Other

Comprehensive Loss For the Nine Months Ended September 30, 2019

(in thousands, except per share data)

	Historical
	Foamix	Menlo	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues	$308	$—	$—		$308
Operating expenses:
Research and development	35,856	42,003	—		77,859
Selling, general and administrative	22,894	12,309	—		35,203

Total operating expenses	58,750	54,312	—		113,062

Operating loss	58,442	54,312	—		112,754
Finance income, net	(908)	(2,107)	—		(3,015)

Loss before income tax	57,534	52,205	—		109,739
Income tax	(176)	—	—		(176)

Net loss for the period	$57,358	$52,205	$—		$109,563

Net unrealized gains from marketable securities	(41)	(131)	—		(172)
Net unrealized gains on derivative financial instruments	(3)	—	—		(3)

Comprehensive loss	$57,314	$52,074	$—		$109,388

Loss per share, basic and diluted	N/A	$2.20	$—		$1.82

Weighted-average number of shares outstanding used in computation of basic and diluted loss per share in thousands	N/A	23,708	36,308	4(a)	60,016

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Other

Comprehensive Loss For the Year Ended December 31, 2018

(in thousands, except per share data)

	Historical
	Foamix	Menlo	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues	$3,595	$10,640	$—		$14,235
Operating expenses:
Research and development	64,474	52,989	—		117,463
Selling, general and administrative	14,013	12,186	—		26,199

Total operating expenses	78,487	65,175	—		143,662

Operating loss	74,892	54,535	—		129,427
Finance income, net	(941)	(3,090)	—		(4,031)

Loss before income tax	73,951	51,445	—		125,396
Income tax	212	—	—		212

Net loss for the period	$74,163	$51,445	$—		$125,608

Net unrealized losses (gains) from marketable securities	(59)	45	—		(14)
Losses on marketable securities reclassified into net loss	(5)	—	—		(5)
Net unrealized losses on derivative financial instruments	74	—	—		74
Losses on derivative financial instruments reclassified into net loss	(60)	—	—		(60)

Comprehensive loss	$74,113	$51,490	$—		$125,603

Loss per share, basic and diluted	N/A	$2.37	$—		$2.17

Weighted-average number of shares outstanding used in computation of basic and diluted loss per share in thousands	N/A	21,669	36,308	4(a)	57,977

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Transaction

Foamix, Menlo and Merger Sub have entered into the Merger Agreement, pursuant to which Merger Sub, a wholly-owned subsidiary of Menlo, will merge with and into Foamix, with Foamix continuing as the Surviving Company. As a result of the Merger, Menlo will be the parent company of Foamix. Upon the effectiveness of the Merger, Menlo will issue to Foamix’s shareholders 0.5924 of a share of Menlo common stock for each outstanding Foamix share held by them. The number of shares of Menlo common stock to be received per Foamix share will be subject to upwards adjustment prior to the Effective Time: (a) to 1.2739 shares of Menlo common stock if the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial; or (b) to 1.8006 shares of Menlo common stock if the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020. The exchange of Foamix shares for Menlo common stock will result in Foamix shareholders owning, in the aggregate, approximately 59% of the Combined Company’s common stock. If the events described in clauses (a) or (b) above occur prior to the Effective Time, Foamix shareholders will own, in the aggregate, 76% or 82%, respectively, of the Combined Company’s common stock.

In the event that the (i) the Merger is completed on or before May 31, 2020 and (ii) the Efficacy Determination is not delivered to Menlo and Foamix on or before the Merger is completed, then, at the Effective Time, in addition to receiving 0.5924 of a share of Menlo common stock, each outstanding Foamix share will be entitled to receive one CSR, which may potentially convert, following the Effective Time, into additional shares of Menlo common stock, depending on the Efficacy Determination. Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of those CSRs. Upon the occurrence, following the Effective Time, of the results for the Efficacy Determination as are described in clauses (a) and (b) of the preceding paragraph, the CSRs will convert into additional shares of Menlo common stock such that the resulting effective Exchange Ratio (following such conversion) will be 1.2739 or 1.8006, respectively. As a result of the conversion if the CSRs, Foamix shareholders, in the aggregate, would own approximately 76% or 82%, as applicable, of the Combined Company’s common stock. Subject to shareholder/stockholder and regulatory approvals, the Merger is expected to close late in the first quarter or early in the second quarter of 2020.

Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the business combination accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and other comprehensive loss for the nine months ended September 30, 2019, and the year ended December 31, 2018, give effect to the Merger as if it had been consummated on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the Merger as if it had been consummated on September 30, 2019.

The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Foamix and Menlo that are incorporated by reference into this joint proxy statement/prospectus. Based on Foamix’s preliminary review of Foamix’s and Menlo’s summary of significant accounting policies and preliminary discussions between management teams of Foamix and Menlo, the nature and amount of any adjustments to the historical financial statements of Menlo to conform its accounting policies to those of Foamix are not expected to be material. Upon completion of the Merger, further review of Menlo’s accounting policies may result in additional revisions to Menlo’s accounting policies and classifications to conform to those of Foamix.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in ASC 805, with Foamix treated as the accounting acquirer. Since Menlo is the legal acquirer, the Merger will be accounted for as a reverse acquisition. Under ASC 805, Foamix’s total estimated purchase price is calculated as described in Note 3, and the net assets acquired and the liabilities assumed of Menlo are measured and recorded at their estimated fair values. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Foamix estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the Merger, and the final amounts of the assets acquired and liabilities assumed in the acquisition of Menlo may differ materially from the values recorded in the pro forma financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations and other comprehensive loss, expected to have a continuing impact on the operating results of the Combined Company. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and other comprehensive loss as they reflect charges directly related to the Merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accounts payable and other current liabilities and a decrease to retained earnings (which is an increase to accumulated deficit, in the case of the Combined Company). In addition, the unaudited pro forma condensed combined statement of operations and other comprehensive loss does not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred or expected to be incurred by Foamix or Menlo pursuant to provisions contained in the Merger Agreement, as those costs are not considered part of the purchase price.

Foamix and Menlo expect to incur significant costs associated with integrating the operations of Foamix and Menlo after the Merger is completed. The unaudited pro forma condensed combined financial information do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual value as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the Merger Consideration to be transferred to effect the Merger (in thousands, except share data):

Total
Deemed (for accounting purposes only) issuance of Foamix shares to Menlo stockholders	$140,890
Deemed (for accounting purposes only) conversion of Menlo equity awards	13,625

Total consideration(1)	$154,515

(1)

This amount reflects total consideration prior to reduction in respect of the CSRs that may be issued to Foamix shareholders and that would reduce the Menlo stockholders’ relative ownership in the Combined Company. If the effect of the CSRs is included, the total consideration deemed paid by Foamix, as the accounting acquirer, to Menlo stockholders and equity award holders in the Merger would be reduced to approximately $131.5 million, as shown in the purchase price allocation table further below in this Note 3.

Based on Foamix’s closing share price of $3.48 as of November 18, 2019, the Merger Consideration under reverse acquisition accounting would be approximately $154.5 million, consisting of $140.9 million for the deemed (for accounting purposes only) issuance of 40.5 million Foamix shares (assuming that no upwards adjustment is made to the Exchange Ratio relating to the CSR), and $13.6 million for the fair value of Menlo equity awards deemed (for accounting purposes only) to be converted into Foamix equity awards. The converted stock options represent the fair value of such options attributable to service prior to the Merger date using the current Foamix share price as an input to the Black Scholes valuation model to determine the fair value of the options.

The estimated value of the Merger Consideration reflected in this pro forma condensed combined financial information does not purport to represent the actual value of the Merger Consideration that will be deemed to be received by Menlo’s stockholders when the Merger is consummated. The fair value of equity securities issued as part of the Merger Consideration will be measured on the Closing Date at the then-current market price of Foamix shares. This requirement will likely result in a per share equity component different from the $3.48 assumed in this pro forma condensed combined financial information and that difference may be material. For example, an increase or decrease by 10% in the price of Foamix shares on the Closing Date from the share price assumed in this pro forma condensed combined financial information would increase or decrease the value of the Merger Consideration by approximately $16.3 million, which would be reflected in this pro forma condensed combined financial information as an increase or decrease to goodwill, offset with a decrease or increase to shareholders’ equity.

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes unaudited pro forma adjustments to reflect the fair value of Menlo’s assets and liabilities. The allocation of the preliminary purchase price is as follows:

(in thousands)
Cash and cash equivalents	$34,244
Investment in marketable securities	57,112
Prepaid expenses and other current assets	2,073
Long-term investments	2,004
Prepaid expenses and other long-term assets	200
In-process research and development	37,832
Other intangible assets	2,077
Goodwill	4,644
Total assets	140,186

Current liabilities	(8,711)

Total liabilities	(8,711)

Estimated purchase price(1)	$131,475

(1)

Reflects reduction in the purchase price deemed paid to Menlo stockholders in the Merger on the assumption that the CSRs, in an aggregate value of $23.0 million, will convert into additional shares of the Combined Company for the Foamix shareholders, thereby resulting in a lower percentage of the Combined Company’s outstanding shares being owned by Menlo stockholders following the Merger, see Note 4(e).

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations and Other Comprehensive Loss and Condensed Combined Balance Sheets

(a) Shares outstanding. The unaudited pro forma weighted average number of basic and diluted shares outstanding is calculated for each period presented by adding Menlo’s weighted number of basic shares of common stock outstanding for that period and the number of Menlo shares of common stock that would have been issued to Foamix shareholders as a result of the Merger and assuming that no upwards adjustment is made to the Exchange Ratio relating to the CSR.

(b) Goodwill. Reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Menlo’s net tangible and identifiable intangible assets and liabilities, assumed. Goodwill will not be amortized but will be tested for impairment annually or when events or circumstances change that could potentially reduce the fair value. The estimated purchase price of the transaction, based on the closing price of Foamix shares on November 18, 2019, and the excess purchase price over the fair value of the identifiable net assets acquired, are calculated as follows (in thousands):

Preliminary purchase price	$131,475
Less: fair value of net assets acquired, including other identifiable intangibles	(126,831)

Pro forma goodwill adjustment	$4,644

(c) In-process research and development (“IPR&D”) and other intangible assets. Represents the unaudited pro forma adjustment to reflect the preliminary estimated fair value of Menlo’s intangible assets of approximately $39.9 million. The provisional measurements of fair value reflected are subject to change. Such changes could be significant to the fair value and to the related amortization.

The general categories of the acquired identified intangible assets are expected to be the following:

•	IPR&D and

•	Other intangible assets

Identified intangibles assets expected to be acquired consist of the following (in millions):

Intangible asset	Estimated Fair Value
Acquired indefinite-lived intangible assets(1)	$37,832
Acquired definite-lived intangible assets(2)	2,077

Estimated fair value of identified intangible assets	$39,909

(1)

Represents acquired IPR&D assets which are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the Closing Date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Foamix would begin to amortize the asset into earnings.

(2)

These assets are expected to be amortized over their estimated useful lives. The useful lives of intangible assets are based on Foamix’s assessment of various factors including contractual terms, economic cash flows and competitive and regulatory factors.

(d) Accounts payable and other current liabilities. The adjustment amount represents an increase to accounts payable and other current liabilities of $18.9 million due to estimated transaction costs. Total Foamix transaction costs related to the Merger have been estimated to be $5.2 million, of which no material expenses have been recorded as an expense in selling, general and administrative expenses within the unaudited pro forma condensed combined statement of operations and other comprehensive loss for the nine months ended September 30, 2019. Total Menlo transaction costs related to the Merger have been estimated to be $13.7 million, including estimated severance benefits for employees expected to be terminated after the Closing, of which no material expenses have been recorded as an expense in selling, general and administrative expenses within the unaudited pro forma condensed combined statements of operations and other comprehensive loss for the nine months ended September 30, 2019. Furthermore, no costs related to this transaction were expensed within the unaudited pro forma condensed combined statements of operations and other comprehensive loss for the year ended December 31, 2018 for either Foamix or Menlo. The impact of the estimated transaction costs of $18.9 million is included in the accompanying unaudited pro forma condensed combined balance sheet.

(e) Contingent Stock Right. The CSR in an amount of $23.0 million is recognized as a liability in the unaudited pro forma condensed combined balance sheet. The liability is measured at fair value as of the acquisition date in accordance with ASC 805-30-25-5 and subsequently at each reporting date thereafter. The issuance of the CSR is dependent on (i) the Merger being completed on or before May 31, 2020 and (ii) the Efficacy Determination not being delivered to Menlo and Foamix on or before the date the Merger is completed. The fair value of the CSR as recorded in the unaudited pro forma condensed combined balance sheet takes into consideration the probabilities of the following scenarios (a) Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020; (b) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020; and (c) Serlopitant Significance was not achieved in either Phase III PN Trial or has not been determined on or before May 31, 2020.

(f) Stockholders’ equity. Under reverse acquisition accounting, the amount of common stock reflects the equity structure of the legal acquirer (the par value and the number of shares of common stock issued by Menlo). The unaudited pro forma condensed combined balance sheet reflects the elimination of Foamix’s historical ordinary shares and the recognition of approximately 36.3 million shares, par value $0.0001 per share, of Menlo common stock that will be issued and outstanding upon completion of the Merger (equal to $3.6 thousand of common stock). The amount of additional paid-in capital represents that of Foamix, as adjusted to reflect the preliminary purchase price related to Foamix shares deemed (for accounting purposes) issued in the Merger, less the par value of the shares of Menlo common stock outstanding after the combination, and includes $13.6 million to reflect the portion of the purchase price related to the total estimated fair value of Menlo stock options and Menlo RSUs outstanding as of November 18, 2019.

Accumulated deficit of Foamix as the accounting acquirer was increased by $18.9 million for estimated transaction costs. These estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations and other comprehensive loss, as they reflect charges directly related to the Merger that do not have an ongoing impact.

UNAUDITED COMPARATIVE MARKET VALUE AND DIVIDEND INFORMATION

Historical Market Price Information

The following table sets forth, for the periods indicated, the intraday high and low sales prices per share of Menlo common stock and Foamix shares, in both cases as reported by Nasdaq.

	MENLO		FOAMIX
	High	Low	High	Low
	($)	($)	($)	($)
Quarter ended March 31, 2017	—	—	11.27	4.40
Quarter ended June 30, 2017	—	—	5.11	4.03
Quarter ended September 30, 2017	—	—	5.99	4.34
Quarter ended December 31, 2017	—	—	7.00	5.17
Quarter ended March 31, 2018	39.86	20.50	7.45	4.45
Quarter ended June 30, 2018	38.51	6.99	5.60	4.40
Quarter ended September 30, 2018	12.00	7.39	7.60	4.93
Quarter ended December 31, 2018	10.28	3.74	5.93	3.21
Quarter ended March 31, 2019	9.03	3.90	4.48	3.21
Quarter ended June 30, 2019	8.13	5.53	4.15	2.30
Quarter ended September 30, 2019	6.32	2.69	3.79	1.97
Quarter ending December 31, 2019 (through December 3, 2019)	5.80	3.69	4.35	2.53

Recent Closing Prices

The following table presents the closing price of a share of Menlo common stock and a Foamix share on November 8, 2019, the last trading day before the execution of the Merger Agreement, and on December 3, 2019, the last practicable trading day prior to the date of this joint proxy statement/ prospectus.

For illustrative purposes, the following table also provides the equivalent per share value of the Merger Consideration, which is equal to 0.5924 of a share of Menlo common stock for each Foamix share outstanding as of such dates (assuming that no upwards adjustment is made to the exchange rate for Foamix shareholders under the Merger Agreement upon (i) the Closing, or (ii) the conversion, following the Closing, of a CSR that may be issued to Foamix shareholders at the Closing, due to, in either such case, the failure of either or both of Menlo’s Phase III PN Trials to demonstrate Serlopitant Significance), as of each of those recent dates.

	Foamix Closing Price	Menlo Closing Price	Implied Value of the Merger Consideration Per Foamix Share
November 8, 2019	$4.34	$5.22	$3.09
December 3, 2019	$3.08	$4.36	$2.58

The above table shows only historical comparisons. The market price of Foamix shares and Menlo common stock will fluctuate prior to the meetings and before consummation of the Merger, which will affect the implied value of the Merger Consideration payable to the Foamix shareholders. These comparisons may not provide meaningful information to Foamix shareholders or Menlo stockholders in determining whether to approve the Foamix Merger Proposal or Menlo Merger Proposal, respectively. Foamix shareholders and Menlo stockholders are urged to obtain current market quotations for Foamix shares and Menlo shares and to review carefully the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus in considering whether to approve the Foamix Merger Proposal or the Menlo Merger Proposal, as applicable. For more information, see the section entitled “Where You Can Find More Information”.

Dividend Information

Neither Foamix nor Menlo has declared or paid cash dividends on its ordinary shares or shares of common stock, respectively, and does not expect to pay such dividends for the foreseeable future.

THE FOAMIX EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

This joint proxy statement/prospectus is being made available to the Foamix shareholders as part of a solicitation of proxies by the Foamix Board for use at the Foamix meeting to be held at the time and place specified below, and at any properly convened meeting following any adjournment or postponement thereof. This joint proxy statement/prospectus provides Foamix shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the Foamix meeting.

Date, Time and Place

The Foamix meeting will be held on                 , 2020 at                 , Eastern Standard Time, at Foamix’s U.S. offices located at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807.

Attendance at the Foamix meeting is limited to holders of record of Foamix shares and holders of valid proxies. If you plan to attend the meeting, to gain access to the meeting we ask that you bring with you photo identification and appropriate verification of your status as a shareholder as of the close of trading on                 , 20    , the record date for the meeting. If you are a representative of an institutional investor, please bring evidence demonstrating your representative capacity for such entity to be verified against our list of shareholders as of the close of trading on the record date for the meeting. In addition, if your Foamix shares are held in the name of a broker, bank or other nominee, you will need a valid legal proxy from such entity evidencing your authority to vote Foamix shares that the institution or other nominee held for your account as of the close of trading on the record date for the meeting. You must contact your broker, bank or other nominee directly in advance of the meeting to obtain a legal proxy.

Purpose of the Meeting

The Foamix meeting is being held to consider and vote on the following items:

•

Proposal 1: Approval and adoption of (i) Merger Agreement, by and among Menlo, Merger Sub and Foamix; (ii) the Merger in accordance with the provisions of Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) the Merger Consideration for Foamix’s shareholders, consisting of (a) 0.5924 of a share of Menlo common stock (subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III PN Trials, respectively, fail to demonstrate Serlopitant Significance) for each Foamix share that is issued and outstanding (other than Excluded Shares) and that will be deemed transferred to Menlo upon the Merger and (b) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, one CSR, subject to the terms and conditions of the CSR Agreement; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

•

Proposal 2: Approval, on a non-binding, advisory basis, pursuant to the rules under the Exchange Act, of certain compensation that may be paid or become payable to the named executive officers of Foamix in connection with the Merger and contemplated by the Merger Agreement.

Copies of the Agreement and Plan of Merger and Amendment No. 1 to the Agreement and Plan of Merger are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and incorporated herein by reference. The text of the proposed resolutions to approve the Foamix Merger Proposal and the Foamix Executive Compensation Proposal, respectively, is set out in the sections entitled “Matters Being Submitted to a Vote of Foamix Shareholders—Foamix Merger Proposal” and “Matters Being Submitted to a Vote of Foamix Shareholders—Foamix Executive Compensation Proposal”, respectively.

Recommendation of the Foamix Board

After careful consideration, the Foamix Board has (i) determined that the Merger Agreement, the Merger, the Merger Consideration to be paid to Foamix shareholders pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Foamix and its shareholders and that, considering the financial position of the merging companies, and assuming, among other things, the accuracy of the representations and warranties of Menlo and Merger Sub in the Merger Agreement, no reasonable concern exists that the Surviving Company, as a result of the Merger, will be unable to fulfill the obligations of Foamix to its creditors; (ii) approved the Merger Agreement, the Merger, the Merger Consideration to be paid to Foamix shareholders pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement; and (iii) resolved to direct that the Merger Agreement, the Merger, the Merger Consideration to be paid to Foamix shareholders pursuant to the Merger Agreement and all other transactions contemplated by Merger Agreement be submitted to the shareholders of Foamix for approval and adoption and recommend that the shareholders of Foamix vote in favor of the approval and adoption of the same, all upon the terms and subject to the conditions set forth in the Merger Agreement. Accordingly, the Foamix Board unanimously recommends that Foamix shareholders vote “FOR” the Foamix Merger Proposal. For a discussion of the factors that the Foamix Board considered in determining to recommend the approval and adoption of the Foamix Merger Proposal, see the section entitled “The Merger—Recommendation of the Foamix Board and Foamix’s Reasons for the Merger”.

The compensatory payments and/or benefits for Foamix’s named executive officers that may be paid or become payable to the named executive officers of Foamix in connection with the Merger, in general, are made pursuant to various plans and arrangements which are part of Foamix’s overall compensation program for its named executive officers, and have previously been disclosed to Foamix shareholders as part of the “Compensation Discussion and Analysis” and related sections of Foamix’s annual proxy statements. The Foamix Board believes such compensatory arrangements to be reasonable. In addition, the Foamix Executive Compensation Proposal is being submitted to Foamix shareholders pursuant to the rules of the Exchange Act and it is not anticipated that the payments and benefits disclosed herein will in fact be paid to Foamix’s executive officers in connection with the Merger.

Consequently, the Foamix Board unanimously recommends that Foamix shareholders vote “FOR” the Foamix Executive Compensation Proposal.

Foamix Record Date and Quorum

Only Foamix shareholders of record are entitled to vote the Foamix shares they held on the record date at the meeting. As of the close of trading on the Foamix record date, Foamix had                  outstanding Foamix shares, each of which is entitled to one vote upon each of the matters presented at the meeting.

Under Rule 5620(c) of the Nasdaq Listing Rules, which supersede Foamix’s Articles of Association, the quorum required for the Foamix meeting will consist of any one or more shareholders present, in person or by proxy, who hold Foamix shares, in the aggregate, conferring at least 33 1⁄3% of the voting rights of Foamix. If within one-half hour from the time appointed for the holding of the Foamix meeting a quorum is not present, the meeting will be adjourned to                 , 2020, at the same time and place. At any such adjourned meeting, the same quorum requirement will apply (any one or more shareholders holding 33 1⁄3% or more of the voting rights of Foamix will constitute a quorum).

In determining whether there is a quorum for the Foamix meeting and whether the required number of votes for the approval of the Foamix Merger Proposal and the Foamix Executive Compensation Proposal have been cast, Foamix shares subject to broker non-votes and abstentions are counted for purposes of determining whether there is a quorum for the meeting. Broker non-votes are votes that brokers holding Foamix shares of record for their clients are, pursuant to applicable stock exchange or other rules, precluded from casting in respect of certain non-routine proposals because such brokers have not received specific instructions from their clients as to the manner in which such Foamix shares should be voted on those proposals and as to which the brokers have advised Foamix that, accordingly, they lack voting authority.

Vote Required at the Foamix Meeting

The affirmative vote of a majority of the voting rights of Foamix represented, in person or by proxy, and voting thereon at the meeting is necessary for the approval of each of the Foamix Merger Proposal and, on a non-binding, advisory basis, the Foamix Executive Compensation Proposal.

In the case of the Foamix Merger Proposal, such majority must include at least a majority of the votes cast by Foamix shareholders that are not Menlo, Merger Sub or a Menlo Related Person, who are present, in person or represented by proxy, and voting.

Pursuant to the Companies Law, each Foamix shareholder voting on the Foamix Merger Proposal is required to inform Foamix prior to voting at the Foamix meeting whether the shareholder is any of Menlo, Merger Sub, or a Menlo Related Person and to indicate such matter in the appropriate place in the enclosed proxy or voting instruction form.

IMPORTANT NOTE: Your proxy card or voting instruction form will contain instructions for confirming that you are NOT Menlo, Merger Sub, or a Menlo Related Person. Please follow those instructions and check the box “FOR” in Item 1A on your proxy card or voting instruction form to make that conformation. If you check the box “AGAINST” in Item 1A on your proxy card or you do not check the box on any option, your Foamix shares shall not be counted towards the majority required for approval of the Foamix Merger Proposal.

Based on information provided by Menlo and Merger Sub to Foamix, as of the date of this joint proxy statement/prospectus, Foamix is not aware of any holdings of Foamix shares by Menlo, Merger Sub or any Menlo Related Persons (other than Menlo’s Chief Executive Officer, Steven Basta, and holders related to him), and therefore believes that all of its shareholders (other than Menlo’s Chief Executive Officer, Steven Basta, and holders related to him) should mark “FOR” in Item 1A on the enclosed proxy or voting instruction form (including if submitted electronically).

Votes will be counted at the Foamix meeting by an individual appointed for such purpose by Foamix. That appointed person will separately count “FOR” and “AGAINST” votes, as well as abstentions and broker non-votes. Abstentions and broker non-votes will not be considered votes cast at the Foamix meeting for purposes of determining whether the requisite majority has been achieved for either proposal and will therefore not have any effect with respect to the voting on the proposals.

Foamix’s Chief Executive Officer and a significant shareholder of Foamix, collectively owning approximately 19% of the outstanding Foamix shares, have entered into voting agreement pursuant to which they have agreed to vote all Foamix shares owned by them in favor of the Foamix Merger Proposal. See “Agreements Relating to the Merger—Voting Agreements” on page 174 of this joint proxy statement/prospectus.

Voting Procedures

Whether or not you plan to attend the Foamix meeting and regardless of the number of Foamix shares you own, your careful consideration of, and vote on, each of the Foamix Merger Proposal and Foamix Executive Compensation Proposal is important and we encourage you to vote promptly.

Record Shareholders

To ensure that your Foamix shares are voted at the Foamix meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the meeting in person, by marking, dating and signing the proxy and returning it by mail in the enclosed postage-paid envelope. If you are mailing your proxy to an address outside your country of residence, you should add any necessary postage to the enclosed envelope to ensure delivery. In order to ensure that your vote is received by the deadline specified below, we recommend that your proxy be delivered by overnight mail.

In the alternative, you can print the form of proxy card from the “Investor Relations” portion of Foamix’s website, or request a copy from Foamix’s proxy solicitor, whose contact information is provided below under “—Assistance”. You can then mail your completed, signed proxy card directly to Foamix’s proxy solicitor (to the email address or physical address provided below under “—Assistance”). We (and/or the proxy solicitor) reserve the right to require additional identifying information if you submit your proxy card directly in that manner.

Continental will not be able to count a proxy card unless they receive it at 1 State Street, 30th Floor, New York, NY 10004 at least four hours prior to the Foamix meeting at                  Eastern Standard Time on                 , 2020.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY. A letter of transmittal with instructions for the surrender of your certificates representing any Foamix shares will be mailed to Foamix shareholders if the Merger is completed.

“Street Name” Shareholders

If you are a Foamix shareholder with Foamix shares held in “street name”, which means your Foamix shares are held in an account at a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote—including by way of the Internet (at www.proxyvote.com). Without following those instructions, your Foamix shares will not be voted.

Please provide your voting instructions only once (unless you are revoking a previously delivered voting instruction) and as soon as possible, so that your shares can be voted at the Foamix meeting. If mailing in your physical voting instruction form, your vote must be received by 11:59 p.m. Eastern Standard Time, on                 ,      2020 to be validly included in the tally of Foamix shares voted at the Foamix meeting. If you provide your voting instructions online (at www.proxyvote.com) or via telephone, as directed by your broker, your vote must be received by 11:59 p.m. Eastern Standard Time on                 ,     , 2020.

For additional questions about the Merger, assistance in submitting proxies or voting instructions for your Foamix shares, or to request additional copies of this joint proxy statement/prospectus or the enclosed proxy, please contact Morrow Sodali LLC, which is acting as Foamix’s proxy solicitor in connection with the Merger, toll free at (800) 662-5200. Brokers, banks and other nominees may call collect at (203) 658-9400.

Treatment of Abstentions; Failure to Vote

Foamix shares that are subject to an abstention are deemed to be present at the Foamix meeting and are therefore counted for purposes of determining whether there is a quorum at the Foamix meeting. However, with regards to the approval or rejection of the Foamix Merger Proposal and/or the Foamix Executive Compensation Proposal, shares that are subject to an abstention are not counted as having been voted in respect thereof and will therefore have no impact as to whether the requisite majority vote for the approval of either such proposal has been achieved. An abstention will therefore effectively reduce the aggregate number of votes required to approve or reject the Foamix Merger Proposal and the Foamix Executive Compensation Proposal.

If you do not return a proxy or provide voting instructions and do not attend the Foamix meeting, your shares will furthermore not even be counted for purposes of determining whether a quorum is present at the meeting. Provided that there is a quorum at the meeting, the failure to return your proxy card or otherwise provide voting instructions will have no impact on the voting on the proposals. It will equally reduce the aggregate number of votes required to approve or reject the Foamix Merger Proposal and the Foamix Executive Compensation Proposal.

Voting Proxies; Incomplete Proxies

If you provide specific instructions (by marking a box) with regard to a proposal, your shares will be voted as you instruct. If you sign and return your proxy card without giving specific instructions with respect to the Foamix Executive Compensation Proposal, your shares will be voted in favor of such proposal, in accordance with the recommendation of the Foamix Board. If no direction is made with respect to the Foamix Merger Proposal, you will be deemed to have abstained from voting on that proposal (unless you complete the box “FOR” or “AGAINST” in Item 1A, in which case your shares will be voted in favor of the Foamix Merger Proposal).

If you are a beneficial owner of shares holding your shares in “street name” and do not specify how you want to vote on a proposal on your voting instruction form, your broker will generally not be permitted to instruct its agent to cast a vote with respect to that proposal (commonly referred to as a “broker non-vote,” as described above).

Revocation of Proxies and Changes to a Foamix Shareholder’s Vote

If you are a Foamix shareholder of record, once you have given your proxy votes for the matters before our Foamix shareholders at the Foamix meeting as described in this joint proxy statement/prospectus, you may revoke such vote with respect to the meeting at any time prior to the time it is voted, (1) by filing with us a written notice of revocation of proxy; (2) by completing, signing, dating and returning a new proxy bearing a later date by mail to Continental; or (3) by attending the Foamix meeting and voting in person.

Merely attending the meeting will not, by itself, revoke a proxy. Please note that if you want to revoke your proxy by sending a new proxy or an instrument revoking such proxy to Continental, you should ensure that you send your new proxy or instrument revoking such proxy in sufficient time for it to be received by Continental prior to the Foamix meeting. Please note, however, that only your last-dated proxy will count. If you are a Foamix shareholder of record, you may obtain a new proxy by contacting:

Morrow Sodali, LLC

509 Madison Avenue

Suite 1608

New York, NY 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

E-mail: FOMX@investor.morrowsodali.com

If you are a Foamix shareholder with Foamix shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. Please note that if your Foamix shares are held in the name of a broker, you must obtain and bring to the meeting a proxy issued in your name from the broker to be able to vote at the meeting.

Solicitation of Proxies

Proxies for use at the Foamix meeting are being solicited by the Foamix Board. Only Foamix shareholders of record at the close of trading on                 , 2020, the record date, will be entitled to vote at the meeting or at any adjournment thereof. Proxies are expected to be mailed to shareholders on or about                 , 2020, and their return will be solicited chiefly by mail; however, certain officers, directors, employees and agents of Foamix, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile transmission, electronic mail or other personal contact. In addition, Foamix has retained Morrow Sodali LLC to solicit Foamix shareholder proxies at a total cost to Foamix of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses and indemnification of losses in certain circumstances, which fees Foamix and Menlo will share equally.

Adjournments and Postponements

If within one-half hour from the time appointed for the holding of the meeting a quorum is not present, the meeting shall be adjourned to                 , 2020, at the same time and place. At any such adjourned meeting, any one or more Foamix shareholders of record present in person or by proxy and possessing at least 33 1⁄3% of the voting rights of Foamix’s outstanding ordinary shares shall constitute a quorum.

Voting in Person

Attendance at the meeting is limited to Foamix shareholders of record and holders of valid proxies. If you plan to attend the meeting, to gain access to the meeting we ask that you bring with you photo identification and appropriate verification of your status. If you represent an entity that is a shareholder of record, please also bring some documentation that proves that you are authorized to represent that entity and vote on its behalf at the meeting.

If you hold your Foamix shares in “street name”, you are deemed a beneficial owner of Foamix shares. Because a beneficial owner is not a shareholder of record, you may not vote your shares directly at the Foamix meeting unless you obtain a legal proxy from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Foamix meeting. You will also need an account statement dated on or about the record date for the Foamix meeting that shows that you hold Foamix shares in your bank, brokerage or other account in order to vote in person at the Foamix meeting.

Even if you plan to attend the Foamix meeting in person, we encourage you to vote your Foamix shares by proxy or voting instruction form so that your vote will be counted if you later decide not to attend the meeting.

Appraisal Rights

Under Israeli law, Foamix shareholders are not entitled to statutory appraisal rights in connection with the Merger.

Foamix Shares Held by Foamix Directors and Executive Officers

As of the close of business on                 , 20    , the record date for the Foamix meeting, Foamix’s directors and executive officers owned, in the aggregate,                  Foamix shares, or collectively approximately     % of the outstanding Foamix shares. Foamix’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Foamix shareholders generally. For more information, please see the section entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger”.

Assistance

If you need assistance in completing your proxy or have questions regarding the meeting, please contact Morrow Sodali LLC, which is acting as Foamix’s proxy solicitor in connection with the Merger, toll free at (800) 662-5200 or via email at FOMX@investor.morrowsodali.com. Brokers, banks and other nominees may call collect at (203) 658-9400.

Please send completed, executed proxy to Continental at the following address: Continental Stock, 1 State Street, 30th Floor, New York, NY 10004.

Other Matters

Foamix is unaware at this time of any other matters that will come before the Foamix meeting. If any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Foamix shares represented by executed and unrevoked proxies will be voted in accordance with such judgment.

THE MENLO SPECIAL MEETING OF STOCKHOLDERS

This joint proxy statement/prospectus is being made available to the Menlo stockholders as part of a solicitation of proxies by the Menlo Board for use at the meeting to be held at the time and place specified below, and at any properly convened meeting following any adjournment or postponement thereof. This joint proxy statement/prospectus provides Menlo stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the meeting.

Date, Time and Place

The Menlo meeting will be held on                 , 2020 at                 , Pacific Standard Time, at Menlo’s principal executive offices at 200 Cardinal Way, 2nd Floor, Redwood City, California 94063.

Attendance at the Menlo meeting is limited to holders of record of Menlo shares and holders of valid proxies. If you plan to attend the meeting, to gain access to the meeting we ask that you bring with you photo identification and appropriate verification of your status as a shareholder as of the close of trading on                 , 20        , the record date for the meeting. If you are a representative of an institutional investor, please bring evidence demonstrating your representative capacity for such entity to be verified against our list of shareholders as of the close of trading on the record date for the meeting. In addition, if your Menlo shares are held in the name of a broker, bank or other nominee, you will need a valid legal proxy from such entity evidencing your authority to vote Menlo shares that the institution or other nominee held for your account as of the close of trading on the record date for the meeting. You must contact your broker, bank or other nominee directly in advance of the meeting to obtain a legal proxy.

Purpose of the Meeting

The meeting is being held to consider and vote the following items:

1.

The Menlo Merger Proposal: To approve the issuance of shares of Menlo common stock to Foamix shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger, and the change of control of Menlo resulting from the Merger;

2.

The Menlo Adjournment Proposal: To approve the adjournment of the Menlo meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal.

3.	To transact such other business as may properly come before the stockholders at the Menlo special meeting or any adjournment or postponement thereof.

The approval of the Menlo Merger Proposal is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of the Menlo Merger Proposal. The issuance of Menlo common stock in connection with the Merger will not take place unless the Menlo Merger Proposal is approved by Menlo stockholders.

Copies of the Agreement and Plan of Merger, Amendment No. 1 to the Agreement and Plan of Merger and the form of CSR Agreement are attached as Annex A, Annex B and Annex G, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. See the section entitled “Matters Being Submitted to a Vote of Menlo Stockholders”.

Recommendation of the Menlo Board

•

The Menlo Board has determined and believes that the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger is fair to, in the best interests of, and advisable to, Menlo and its stockholders and has approved such issuance. The Menlo Board recommends that Menlo stockholders vote “FOR” the Menlo Merger Proposal to approve the issuance of shares of Menlo common stock pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger.

•

The Menlo Board has determined and believes that adjourning the Menlo meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Menlo Merger Proposal is fair to, in the best interests of, and advisable to, Menlo and its stockholders and has approved and adopted the proposal. The Menlo Board recommends that Menlo stockholders vote “FOR” the Menlo Adjournment Proposal to adjourn the Menlo meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Menlo Merger Proposal.

Menlo Record Date and Quorum

At the close of trading on                 , 20        , the Menlo record date, Menlo had                  Menlo shares outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Menlo meeting. A quorum will be present at the Menlo meeting if the holders of a majority in voting power of the Menlo shares issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Menlo meeting. If there is no quorum, either the chair of the Menlo meeting or a majority in voting power of the Menlo stockholders entitled to vote at the Menlo meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Menlo meeting to another time or place, at which the Menlo meeting can be reconvened if a quorum is present or represented.

Vote Required at the Menlo Meeting

The affirmative vote of a majority of the outstanding shares of votes cast in person or by proxy at the Menlo meeting, assuming a quorum is present, is required for approval of the Menlo Merger Proposal and the Menlo Adjournment Proposal.

Menlo’s Chief Executive Officer and two significant stockholders, collectively owning approximately 30% of the outstanding Menlo shares, have entered into voting agreements pursuant to which they have agreed to vote all shares of Menlo common stock owned by them as of the record date in favor of the Menlo Merger Proposal and the Menlo Adjournment Proposal and against any action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement. See “Agreements Relating to the Merger—Voting Agreements” on page 174 of this joint proxy statement/prospectus.

Voting Procedures

Whether or not you plan to attend the meeting and regardless of the number of Menlo shares you own, your careful consideration of, and vote on, the Menlo Merger Proposal is important and we encourage you to vote promptly.

If you are a Menlo stockholder of record, you may vote or provide your proxy instructions in one of four different ways:

•	You can attend the Menlo meeting in person, and we will give you a ballot when you arrive.

•	You can mail your signed proxy card in the enclosed return envelope.

•	You can provide your proxy instructions via telephone by following the instructions on your proxy card.

•	You can provide your proxy instructions via the Internet by following the instructions on your proxy card.

To ensure that your Menlo shares are voted at the meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the meeting in person, by marking, dating and signing the proxy and returning it by mail in the enclosed postage-paid envelope. If you are mailing your proxy to an address outside your country of residence, you should add any necessary postage to the enclosed envelope to ensure delivery. In order to ensure that your vote is received on or prior to the date of the meeting, we recommend that your proxy be returned to us by overnight mail. Your vote must be received by                 , 2020, 11:59 p.m. Eastern Standard Time to be counted.

If you are a Menlo stockholder with Menlo shares held in “street name”, which means your Menlo shares are held in an account at a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote. Without following those instructions, your Menlo shares will not be voted.

All properly executed proxies that are not revoked will be voted at the Menlo meeting and at any adjournments or postponements of the Menlo meeting in accordance with the instructions contained in the proxy.

For additional questions about the Merger, assistance in submitting proxies or voting Menlo shares, or to request additional copies of this joint proxy statement/prospectus or the enclosed proxy, please contact MacKenzie Partners, Inc., which is acting as Menlo’s proxy solicitor in connection with the Merger, toll free at (800) 322-2885.

Treatment of Abstentions; Failure to Vote

Votes will be counted by AST, who will separately count “FOR,” “AGAINST” and “ABSTAIN” votes and broker non-votes. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Menlo meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Menlo meeting and will therefore not have any effect with respect to the Menlo Merger Proposal and the Menlo Adjournment Proposal.

Voting Proxies; Incomplete Proxies

If you properly execute, date and return the form of proxy to Menlo prior to the meeting, each person named as proxy will follow your instructions. If you properly execute and return the form of proxy to Menlo prior to the meeting without indicating how you intend to vote with respect to the Menlo Merger Proposal and/or Menlo Adjournment Proposal, the Menlo shares represented by the proxy will be counted as being present for quorum purposes and will be voted in favor of the Menlo Merger Proposal and the Menlo Adjournment Proposal, in accordance with the recommendation of the Menlo Board.

Revocation of Proxies and Changes to a Menlo Stockholder’s Vote

If you are a Menlo stockholder of record, once you have given your proxy votes for the matters before our Menlo stockholders as described in this joint proxy statement/prospectus, unless your vote is subject to a voting agreement, you may change your vote at any time before their proxy is voted at the Menlo meeting in one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Menlo’s Chief Financial Officer and Corporate Secretary at 200 Cardinal Way, 2nd Floor, Redwood City, California 94063.

•	You may attend the Menlo meeting in person and vote in person. Simply attending the Menlo meeting will not, by itself, revoke a proxy.

Please note that if you want to revoke your proxies by sending a new proxy or an instrument revoking such proxy to Menlo, you should ensure that you send your new proxy or instrument revoking such proxy in sufficient time for it to be received by Menlo prior to the meeting. Please note, however, that only your last-dated proxy will count. If you are a Menlo stockholder of record, you may obtain a new proxy by contacting MacKenzie Partners, Inc. at 1407 Broadway, 27th Floor, New York, New York 10018, or by telephone at +1-800-322-2885 or email at proxy@mackenziepartners.com.

If you are a Menlo stockholder with Menlo shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. Please note that if your Menlo shares are held in the name of a broker, you must obtain and bring to the meeting a proxy issued in your name from the broker to be able to vote at the meeting.

Solicitation of Proxies

Proxies for use at the meeting are being solicited by the Menlo Board. Only Menlo stockholders of record at the close of trading on                 , 20    , the record date, will be entitled to vote at the meeting or at any adjournment thereof. Proxies are expected to be mailed to shareholders on or about                 , 20    , and their return will be solicited chiefly by mail; however, certain officers, directors, employees and agents of Menlo, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile transmission, electronic mail or other personal contact. In addition, Menlo has retained MacKenzie Partners, Inc. to assist it in soliciting proxies using the means referred to above. Menlo and Foamix will share equally the fees of MacKenzie Partners, Inc., which Menlo expects to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

Voting in Person

Attendance at the meeting is limited to Menlo stockholders of record and holders of valid proxies. If you plan to attend the meeting, to gain access to the meeting we ask that you bring with you photo identification and appropriate verification of your status as a shareholder as of the close of trading on                 , 20     the record date for the meeting. If you are a representative of an institutional investor, please bring evidence demonstrating your representative capacity for such entity to be verified against our list of shareholders as of the close of trading on the record date for the meeting. In addition, if your Menlo shares are held in the name of a broker, bank or other nominee, you will need a valid legal proxy from such entity evidencing your authority to vote Menlo shares that the institution or other nominee held for your account as of the close of trading on the record date for the meeting. You must contact your broker, bank or other nominee directly in advance of the meeting to obtain a valid legal proxy.

Even if you plan to attend the meeting in person, we encourage you to vote your Menlo shares by proxy so that your vote will be counted if you later decide not to attend the meeting.

Appraisal Rights

Under the DGCL, the Menlo stockholders are not entitled to exercise any appraisal rights in connection with the Merger or the transactions contemplated by the Merger.

Menlo Shares Held by Menlo Directors and Executive Officers

As of the close of business on                 , 20    , the record date for the meeting, Menlo’s directors and executive officers owned, in the aggregate,              Menlo shares, or collectively approximately     % of the outstanding Menlo shares. Menlo’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Menlo stockholders generally. For more information, please see the section entitled “The Merger—Interests of the Menlo Directors and Executive Officers in the Merger”.

Assistance

If you need assistance in completing your proxy or have questions regarding the meeting, please contact MacKenzie Partners, Inc., which is acting as Menlo’s proxy solicitor in connection with the Merger, toll free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

Other Matters

As of the date of this joint proxy statement/prospectus, the Menlo Board does not know of any business to be presented at the Menlo meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Menlo meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

MATTERS BEING SUBMITTED TO A VOTE OF FOAMIX SHAREHOLDERS

Foamix Merger Proposal

As discussed elsewhere in this joint proxy statement/prospectus, Foamix shareholders will consider and vote on the Foamix Merger Proposal, which consists of a proposal for Foamix shareholders to approve and adopt (i) the Merger Agreement; (ii) the Merger on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) the Merger Consideration; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

You are urged to carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger and the Merger Agreement, including the information set forth under the sections entitled “The Merger” and “The Merger Agreement”. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the Merger Agreement carefully and in its entirety.

It is proposed that at the Foamix meeting the following resolution be adopted to approve the Foamix Merger Proposal:

“RESOLVED, that (i) the Merger Agreement, by and among Menlo, Merger Sub and Foamix; (ii) the Merger in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “Companies Law”), following which Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo; (iii) the Merger Consideration for Foamix’s shareholders, consisting of (a) 0.5924 of a share of Menlo common stock (subject to upwards adjustment to 1.2739 or 1.8006 shares of Menlo common stock if one or both of Menlo’s Phase III PN Trials, respectively, fail to demonstrate Serlopitant Significance) for each share of Foamix that is issued and outstanding (other than Excluded Shares) and that will be deemed transferred to Menlo upon the Merger and (b) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, one CSR, subject to the terms and conditions of the CSR Agreement; and (iv) all other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement be, and each hereby is, approved and adopted in all respects.”

THE FOAMIX BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOAMIX MERGER PROPOSAL AND THE ABOVE RESOLUTION BY THE FOAMIX SHAREHOLDERS.

Foamix Executive Compensation Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Foamix provide Foamix shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, specified compensation that may be paid or become payable to Foamix’s named executive officers in connection with the Merger and contemplated by the Merger Agreement, as disclosed in the section below entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 146 of this joint proxy statement/prospectus. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Foamix’s overall compensation program for its named executive officers and have previously been disclosed to Foamix shareholders as part of the “Compensation Discussion and Analysis” and related sections of Foamix’s annual proxy statements. The Foamix Board believes such compensatory arrangements to be reasonable.

The disclosure of Merger-related potential compensation is presented herein strictly due to the requirements under the Exchange Act; any such potential compensation does not trigger any special shareholder voting requirements under the Companies Law.

It is not anticipated that the payments and benefits presented herein will in fact be paid to Foamix’s named executive officers in connection with the Merger.

The Foamix Board encourages Foamix shareholders to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The Foamix Board unanimously recommends that Foamix shareholders vote “FOR” the following resolution:

“RESOLVED, that the Foamix shareholders approve, on a non-binding, advisory basis, specified compensation that may be paid or become payable to Foamix’s named executive officers in connection with the Merger and contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Foamix’s proxy statement for the special meeting.”

Foamix shareholders should note that this proposal is not a condition to completion of the Merger and, as an advisory vote, the result will not be binding on Foamix, the Foamix Board, the Surviving Company or Menlo. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Foamix’s named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

THE FOAMIX BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, SPECIFIED COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO FOAMIX’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND CONTEMPLATED BY THE MERGER AGREEMENT.

Other Matters to Come Before the Foamix Extraordinary General Meeting

Foamix is unaware at this time of any other matters that will come before the Foamix meeting. If any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Foamix shares represented by executed and unrevoked proxies will be voted in accordance with such judgment.

MATTERS BEING SUBMITTED TO A VOTE OF MENLO STOCKHOLDERS

The Menlo Merger Proposal:

Approval of the Issuance of Common Stock in the Merger and the Change of Control of Menlo Resulting from the Merger

As discussed elsewhere in this joint proxy statement/prospectus, at the Menlo meeting, Menlo’s stockholders will be asked to approve the issuance of shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger.

Each Foamix share that is issued and outstanding (other than the Excluded Shares) will be deemed transferred to Menlo in consideration for the right to receive 0.5924 of a share of Menlo common stock. The Exchange Ratio will be subject to upwards adjustment prior to the Effective Time to 1.2739 or 1.8006 shares of Menlo common stock if (a) the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial or (b) the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, respectively, as further described in this joint proxy statement/prospectus.

The percent of the fully-diluted common stock of Menlo, as the surviving parent company, owned by the current Menlo stockholders and the current shareholders of Foamix will depend on timing and the results of Efficacy Determination:

•

If the Efficacy Determination reports that Serlopitant Significance was achieved in both of the Phase III PN Trials on or before May 31, 2020, then current Menlo stockholders will own approximately 41%, and current Foamix shareholders will own approximately 59%, of the Combined Company;

•

If the Efficacy Determination reports that Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020, then current Menlo stockholders will own approximately 24%, and current Foamix shareholders will own approximately 76%, of the Combined Company; and

•

If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then current Menlo stockholders will own approximately 18%, and current Foamix shareholders will own approximately 82%, of the Combined Company.

Each of the percentages above is calculated based on the fully-diluted number of Foamix shares and Menlo shares (including all dilutive stock options, units and warrants) using the treasury stock method, calculated as of November 4, 2019 and assuming no subsequent issuances from that date until the signing of the Merger Agreement. For a more complete description of the Merger Consideration, please see the section entitled “The Merger Agreement—Consideration to Foamix Shareholders”.

In the event that the (i) the Closing of the Merger occurs on or before May 31, 2020 and (ii) the Efficacy Determination is not delivered to Menlo and Foamix on or before such Closing, then Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of the CSRs to be received by Foamix’s shareholders. Pursuant to the CSR Agreement, each CSR will become convertible upon the occurrence of certain triggering events (and upon certain triggering events will entitle its holder to receive from Menlo a number of shares of Menlo common stock). For a more complete description of such adjustments to the Exchange Ratio after the Effective Time, please see the section entitled “The Merger Agreement—Contingent Stock Rights” in this joint proxy statement/prospectus.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Menlo common stock and CSRs in the Merger pursuant to the Merger Agreement are described in detail in the other sections in this joint proxy statement/prospectus. Copies of the Agreement and Plan of Merger, Amendment No. 1 to the Agreement and Plan of Merger and the form of CSR Agreement are attached as Annex A, Annex B Annex G, respectively.

Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of up to approximately 120,609,873 shares of Menlo common stock (assuming both Phase III PN Trials do not demonstrate Serlopitant Significance) in the Merger exceeds the 20% threshold under the Nasdaq Listing Rules and is expected to represent up to 82% (and no less than 59%) of Menlo common stock following the Merger on a fully diluted basis using the treasury stock method, subject to certain other assumptions described elsewhere. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Menlo must obtain the approval of Menlo stockholders for the issuance of the shares of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Menlo must obtain the approval of Menlo stockholders of the change of control resulting from the Merger.

Required Vote

The affirmative vote of the majority of votes cast in person or by proxy (not counting “abstentions” or “broker non-votes” as votes cast at the Menlo meeting) is required to approve the issuance of Menlo common stock to Foamix’s shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger.

THE MENLO BOARD RECOMMENDS A VOTE “FOR” THIS MENLO MERGER PROPOSAL TO APPROVE THE ISSUANCE OF MENLO COMMON STOCK TO FOAMIX’S SHAREHOLDERS (INCLUDING POTENTIAL FOAMIX SHAREHOLDERS UNDER FOAMIX’S EQUITY INCENTIVE PLANS, EMPLOYEE STOCK PURCHASE PLAN AND WARRANTS BEING ASSUMED BY MENLO) PURSUANT TO THE MERGER AGREEMENT AND UPON CONVERSION, IF APPLICABLE, OF THE CSRS PURSUANT TO THE CSR AGREEMENT, IN EACH CASE, IN CONNECTION WITH THE MERGER AND THE CHANGE OF CONTROL OF MENLO RESULTING FROM THE MERGER.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the issuance of Menlo common stock in the Merger and the change of control of Menlo resulting from the Merger.

The Menlo Adjournment Proposal:

Approval of Possible Adjournment of The Special Meeting

If Menlo fails to receive a sufficient number of votes to approve the Menlo Merger Proposal, Menlo may propose to adjourn the Menlo meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal.

Required Vote

If a quorum is present, the affirmative vote of the majority of votes cast in person or by proxy (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the adjournment of the Menlo meeting for the purpose of soliciting additional proxies to approve the Menlo Merger Proposal.

THE MENLO BOARD RECOMMENDS A VOTE “FOR” THIS MENLO ADJOURNMENT PROPOSAL TO ADJOURN THE MENLO MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MENLO MERGER PROPOSAL. THEREFORE, THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares “FOR” the ratification to adjourn the Menlo meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Menlo Merger Proposal.

Other Matters to Come Before the Menlo Special Meeting

As of the date of this joint proxy statement/prospectus, the Menlo Board does not know of any business to be presented at the Menlo meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Menlo meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

The following is a discussion of the Merger. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Timing of the Merger

Menlo and Foamix expect the Merger to be completed late in the first quarter of 2020 or early in the second quarter of 2020. Neither Menlo nor Foamix can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each party’s control, including obtaining the necessary approvals. For a more complete description of the conditions to the Merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” elsewhere in this joint proxy statement/prospectus.

Effects of the Merger

Subject to the terms and conditions of the Merger Agreement and the applicable provisions of Sections 314-327 of the Companies Law, at the Effective Time, Merger Sub will be merged with and into Foamix, with (a) Foamix surviving the Merger as a wholly-owned subsidiary of Menlo; (b) Foamix (as the Surviving Company) succeeding to all the rights and properties and the business of each of Foamix and Merger Sub; and (c) all debts, claims, liabilities and obligations of each of Foamix and Merger Sub becoming the debts, claims, liabilities and obligations of Foamix (as the Surviving Company). Merger Sub will cease to exist and will be stricken from the records of the Registrar, and Foamix will become a private company and a direct wholly-owned subsidiary of Menlo, all as provided under the Merger Agreement and in accordance with the Companies Law.

Consideration to Foamix Shareholders

At the Effective Time, by virtue of the Merger, each Foamix share outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be deemed transferred to Menlo in exchange for the right to receive (a) 0.5924 of a share of Menlo common stock and, potentially (as described below), (b) one CSR which, if issued, will be subject to the terms and conditions of the CSR Agreement.

Depending on when the Merger is completed, the Merger Consideration may be subject to adjustment prior to the Effective Time as described in paragraphs (A), (B) and (C) immediately below, and upon the occurrence of any such case, Foamix shareholders will not receive any CSRs at the Effective Time.

(A)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then there will be no adjustment to the Exchange Ratio;

(B)

If, prior to the completion of the Merger, the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the second Phase III PN Trial, then the Exchange Ratio will instead be 1.2739 shares of Menlo common stock per Foamix share; and

(C)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was not achieved or the Efficacy Determination has not been delivered on or before May 31, 2020, in respect to both Phase III PN Trials, then in each case the Exchange Ratio will instead be 1.8006 shares of Menlo common stock per Foamix share.

No fractional shares of Menlo common stock will be issued in the Merger, and Foamix shareholders will receive cash in lieu of fractional shares, as specified in the Merger Agreement.

In the event that the (i) the Closing of the Merger occurs on or before May 31, 2020 and (ii) the Efficacy Determination is not delivered to Menlo and Foamix on or before such Closing, then, at the Effective Time, in addition to receiving 0.5924 of a share of Menlo common stock, each outstanding Foamix share will be entitled to receive one CSR, which may potentially convert, following the Effective Time, into additional shares of Menlo common stock, depending on the Efficacy Determination. Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of those CSRs. Upon the occurrence, following the Effective Time, of the results for the Efficacy Determination as are described in paragraphs (A), (B) and (C) above, the CSRs will convert into additional shares of Menlo common stock such that the resulting effective Exchange Ratio (following that conversion or non-conversion) will mimic the respective Exchange Ratios described in those paragraphs. For a more complete description of the CSRs, please see the section entitled “The Merger Agreement—Contingent Stock Rights” in this joint proxy statement/prospectus.

Background of the Merger

The Foamix Board and the Menlo Board, together with their respective management teams, regularly review their respective company’s research and development programs, business opportunities and potential transactions to strengthen their respective positions and enhance stockholder value. Each of them also, from time to time in the past, has had informal discussions with a number of participants in the biopharmaceutical industry relating to potential transactions or relationships, including mergers, collaborations, partnerships, licensing and other arrangements.

Throughout 2018 and until August 2019, Foamix management reviewed and conducted due diligence with respect to multiple potential product candidates to in-license. Foamix ultimately concluded that it would be difficult to finance the acquisition and development costs of those product candidates in the near term in light of Foamix’s current need to fund its own product launches planned for 2020. A business combination with Menlo provided a unique opportunity to synergistically obtain a late-stage dermatology asset with significant commercial opportunity and potential other indications for future development without immediate financing requirements due to each company’s existing capital resources.

On September 19, 2018, Steve Basta, Menlo’s Chief Executive Officer, was informed by a Menlo stockholder of the potential interest of a publicly listed biopharmaceutical company, Company A, in exploring a potential business combination with Menlo.

On September 21, 2018, Mr. Basta, spoke by telephone with the Chief Executive Officer of Company A and subsequently met in person with the CEO of Company A on October 3, 2018 to discuss the product candidates of both companies and to explore whether discussions regarding a potential strategic transaction would be of mutual interest. On October 17, 2018, Menlo and Company A executed a mutual non-disclosure agreement, which contained a customary standstill provision that terminated upon Menlo’s entry into the Merger Agreement with Foamix. Following execution of the non-disclosure agreement, Menlo and Company A subsequently provided each other with access to preliminary diligence information and had diligence discussions until January 2019. In March 2019, Company A communicated to Menlo that it had determined not to further pursue or submit a proposal regarding a potential strategic transaction at that time and requested that the companies remain in contact.

From December 2018 through June 2019, members of Menlo management met with representatives of Guggenheim Securities periodically to discuss the state of the dermatology industry and emerging trends, including the anticipated duplication of commercial organizations that would result from product launches by several companies and the potential advantages to industry consolidation given the ability of one commercial organization to sell multiple products while incurring only limited additional cost, the greater financing challenges associated with weakness in dermatology stock prices and the dilution that shareholders of each of those companies would likely experience as a result of additional equity capital that would need to be raised in order to finance the build-out of commercial organizations. Menlo management met with Guggenheim Securities because Guggenheim Securities was familiar with Menlo and its business as a result of serving as a joint book-running manager for Menlo in its initial public offering in 2018, and Menlo management viewed Guggenheim Securities as qualified to support Menlo should financial advisory services be required for an evaluation of strategic alternatives with respect to a potential strategic transaction. Menlo did not engage Guggenheim Securities as Menlo’s financial advisor with respect to a potential strategic transaction at this time.

At the end of December 2018, Menlo began to explore potential ex-U.S. partnering arrangements with respect to its product candidate, serlopitant. Members of Menlo management, with the assistance of representatives of Guggenheim Securities, identified a list of biopharmaceutical companies which were potential strategic partners for an ex-U.S. commercial collaboration with respect to serlopitant. Members of Menlo management and representatives of Guggenheim Securities communicated with ten biopharmaceutical companies to ascertain their interest in an ex-U.S. commercial collaboration and had meetings in January and February 2019 with six companies which expressed preliminary interest in discussion of a potential collaboration. Menlo subsequently entered into a mutual non-disclosure agreement with Company B, a publicly listed biopharmaceutical company, on February 21, 2019, which did not include a standstill, and Menlo provided Company B with access to diligence information. Menlo’s discussions with each of the companies other than Company B terminated by March 2019, and Menlo did not enter into non-disclosure agreements with any of the other parties. Between February 2019 and October 2019, Company B and Menlo continued to evaluate the potential for an ex-U.S. commercial collaboration with respect to serlopitant.

In March 2019, Foamix also had discussions with another pharmaceutical company about a potential merger. Following clinical diligence, Foamix and the pharmaceutical company determined not to further explore a potential transaction.

In May 2019, Mr. Basta had discussions with representatives of Guggenheim Securities to identify companies that Guggenheim Securities believed were most likely to be interested in a strategic transaction with Menlo based upon the development status or commercial status of those companies’ products, the potential synergies available by combining the companies particularly in avoiding duplication of commercial organizations, the potential to realize other efficiencies, and the opportunity to reduce potential future dilution to shareholders by reducing the amount of future capital that would need to be raised by the combined companies as compared to the separate companies. Mr. Basta and representatives of Guggenheim Securities identified three potential companies for initial outreach to discuss a strategic transaction with Menlo, including Foamix. In May and June 2019, Mr. Basta spoke by telephone individually with several members of the Menlo Board regarding the potential benefits of a strategic combination between Menlo and a commercial stage dermatology company, including the potential reduction in Menlo’s capital requirements and the cost savings in the commercialization of serlopitant.

From time to time leading into August 2019, without signing an engagement letter, members of Foamix management periodically discussed with representatives of various investment banks including Barclays and Guggenheim Securities the state of the dermatology industry, emerging trends and Foamix’s existing financing and strategic opportunities to increase shareholder value. Among the considerations discussed in the context of the broader weaknesses in dermatology stock prices were the need for mid-term diversification of Foamix’s foam platform outside of acne and rosacea in order to create longevity for the Foamix business, improve Foamix’s ability to broaden its investment base and create financing opportunities for future growth while at the same time leveraging its existing commercial infrastructure. During this time period, Foamix management and the Foamix Board also discussed the advantages and disadvantages of various strategic alternatives including in- and out-licensing opportunities and potential transformative transactions, including the appropriate timing for such, as compared to its current organic pipeline development and commercial launch plans using its existing proprietary platform technology. Foamix continued to explore opportunistic strategies consistent with its overall corporate strategy to solidify its existing business in acne and rosacea and diversify in the mid-term into other dermatologic conditions to sustain profitability.

On June 19, 2019, a representative from Guggenheim Securities introduced Mr. Domzalski, Chief Executive Officer of Foamix, and Mr. Basta by email.

Also on June 19, 2019, Mr. Basta met with the Chief Executive Officer of Company A at a conference, who indicated that Company A remained interested in considering a potential strategic transaction with Menlo and would contact Mr. Basta once Company A made a determination to engage in further discussions.

On June 21, 2019, Mr. Basta and Mr. Domzalski spoke by telephone and discussed the current status of the product candidates of each of their companies and the anticipated timelines for regulatory approval and commercialization of each product candidate. Mr. Basta discussed the history of the Menlo product development activities and the ongoing Phase II clinical trial and Phase III PN Trials of serlopitant. Mr. Basta expressed his belief that the current public market environment for dermatology companies could make financing a one-product launch challenging and highly dilutive for a company such as Menlo, and there may be merit in combining the companies to achieve greater scale and efficiency. Mr. Domzalski noted that Foamix was already building a commercial infrastructure in anticipation of the approval of its first drug candidate, AMZEEQTM, which would include hiring a commercial salesforce targeting dermatologists. Mr. Domzalski also expressed a desire to add a late-stage pipeline asset to Foamix’s product portfolio that could help diversify the company’s product offerings into new dermatologic indications outside of acne and rosacea. During the discussion, Mr. Basta and Mr. Domzalski discussed the strategic rationale for a business combination between Menlo and Foamix, including potential cost savings and value creation for each company’s stockholders. Messrs. Domzalski and Basta did not discuss the potential value ascribed to the two companies or other material terms of a potential transaction.

On June 25, 2019, the Menlo Board met, with members of Menlo management and representatives from Menlo’s outside counsel, Latham & Watkins LLP (“Latham & Watkins”). During the meeting, Mr. Basta updated the Menlo Board on management’s evaluation of strategic alternatives for Menlo, including identification of biopharmaceutical companies for potential outreach regarding a strategic transaction in consultation with Guggenheim Securities. Mr. Basta also updated the Menlo Board regarding his conversations with representatives of Company A and Mr. Domzalski. The Menlo board discussed the various dermatology companies that might be appropriate candidates for such a possible transaction.

On June 26, 2019, Mr. Basta contacted by email the Chief Executive Officer of Company C, a publicly listed biopharmaceutical company focused on medical dermatology, to arrange time to meet. On July 3, 2019, Mr. Basta met with the Chief Executive Officer of Company C to discuss the public market perceptions and pressures related to dermatology companies, the status and timeline for approval and commercialization of serlopitant and Company C’s product portfolio. Mr. Basta and the Chief Executive Officer of Company C expressed their mutual interest in exploring the rationale for a strategic transaction between Company C and Menlo, including an opportunity for cost savings and efficiency through consolidation. Menlo and Company C entered into a mutual non-disclosure agreement on July 3, 2019, which did not include a standstill, and subsequently Menlo provided access to preliminary diligence information to Company C.

During the period of July 2019 to August 2019, Mr. Basta and the Chief Executive Officer of Company C spoke by telephone several times to further discuss the strategic rationale for a combination and the challenges related to a transaction, including the movement of the companies’ stock prices, the dilution to Company C shareholders and Menlo stockholders that would result from a transaction, and the timing and uncertainty of the outcome of the Phase III PN Trials.

On July 18, 2019, Mr. Basta spoke by telephone with the Chief Executive Officer of Company A who indicated that Company A was considering re-engaging with Menlo regarding a potential strategic transaction. Mr. Basta indicated that Menlo would be receptive to interest from Company A in a strategic transaction. Mr. Basta provided the Chief Executive Officer of Company A an update on the progress of Menlo’s clinical trials and the anticipated timing of data from the ongoing Phase II clinical trial and Phase III PN Trials.

On July 25, 2019, Messrs. Domzalski and Basta met in person at the American Academy of Dermatology’s 2019 Summer Meeting in New York City. After discussing the status of both companies’ clinical development programs and Foamix’s commercial launch plans for its leading product candidates, they agreed to enter into a mutual non-disclosure agreement and to engage in diligence.

On August 5, 2019, Foamix and Menlo entered into a mutual non-disclosure agreement effective as of July 25, 2019, which did not include a standstill, and management at Menlo and Foamix began to share preliminary due diligence information with each other.

On August 7, 2019, following the regularly-scheduled call with the Foamix Board, Mr. Domzalski had a conversation with certain members of the Foamix Board to discuss initial information regarding Menlo and to discuss a potential stock-for-stock acquisition of Menlo. Mr. Domzalski shared his initial thoughts on the potential outline for a transaction with members of the Foamix Board. Mr. Domzalski promised to report back if the discussions developed further.

On August 9, 2019, Messrs. Domzalski and Basta spoke by telephone to discuss a potential combination. Mr. Domzalski stated that he had not yet discussed deal terms with the Foamix Board, but that he initially envisioned an all-stock deal with a tax-free structure, where Foamix shareholders would own a majority of the combined entity given the two companies’ current market capitalization and enterprise values, projected peak sales of lead assets, the development stage of each company’s portfolios and the likelihood of regulatory approval, and the developing commercial infrastructure of Foamix. Given these factors, Mr. Domzalski anticipated that the combined entity would be led by Foamix management. Mr. Basta stated that he would review the material terms of the transaction with the Menlo Board following receipt of any proposal from Foamix. Messrs. Domzalski and Basta also discussed the timing of a potential transaction and planned their next meeting, but did not discuss the potential value ascribed to the two companies at that time.

On August 14, 2019, Messrs. Domzalski and Basta met in New York City and further discussed the benefits and timing of a potential business combination between Menlo and Foamix, the parties’ interest in initiating more substantial mutual diligence, the timing of retaining financial advisors to explore terms of a transaction, as well as next steps.

On August 16, 2019, Messrs. Domzalski and Basta communicated about beginning to share certain additional detailed diligence information. They also discussed timing of a potential deal announcement in light of Foamix’s expected PDUFA date for FMX101. Initial detailed due diligence by each company commenced shortly thereafter.

On August 20, 2019, the Chief Executive Officer of Company C spoke by telephone with Mr. Basta and communicated that Company C had determined not to consider a strategic transaction with Menlo at that time due to the significant stock dilution of Company C that would result from a transaction and the uncertainty regarding the outcome of the Phase III PN Trials. Company C did not submit a proposal for a strategic transaction with Menlo prior to termination of discussions.

Foamix engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to assist it with a potential transaction with Menlo in mid-August 2019. Beginning in late August and ending by mid-September 2019, Foamix management consulted with its Israeli counsel Herzog, Fox & Neeman (“HFN”) regarding certain initial structuring issues relating to a potential transaction with Menlo. In mid-September 2019, Foamix engaged Meitar Liquornik Geva Leshem Tal (“Meitar”) to be its merger and acquisition Israeli counsel with respect to the potential transaction and ceased working with HFN with respect to the potential transaction but continued to work with HFN on other corporate matters not related to the potential transaction. In late September 2019, following receipt of appropriate waivers, Menlo engaged a different team of lawyers at HFN to be its Israeli counsel with respect to the transaction.

On August 25, 2019, Messrs. Domzalski and Basta discussed the timeline for conducting further due diligence and for seeking agreement on certain material terms for a potential transaction. In late August 2019, both parties established data rooms and granted access to one another in order to conduct additional detailed financial and technical due diligence. Subsequently, members of Foamix and Menlo management participated in multiple meetings to discuss diligence topics.

On August 26, 2019, a representative from Guggenheim Securities discussed with Mr. Basta the potential of outreach to Company D, a publicly-listed medical dermatology company, regarding a potential strategic transaction with Menlo. The representative of Guggenheim Securities introduced Mr. Basta to the President and Chief Executive Officer of Company D.

On August 29, 2019, the Foamix Board held a special meeting during which Mr. Domzalski and other members of the Foamix management presented initial information regarding Menlo and the potential transaction. The Foamix management team presented background information on Menlo, information on its products in development, including the status of and future timeline for its clinical trials, financial data, business plans, legal and tax review to date and initial impressions. Mr. Domzalski reported on management’s discussions to date with Menlo. Mr. Domzalski recommended that Foamix engage Barclays due to its qualifications, expertise and reputation as well as its involvement in recent transactions in the biopharmaceutical industry. Barclays had served as a joint-bookrunner for Foamix in follow-on offerings in 2016 and 2018, and discussed strategic opportunities with Foamix management from time to time. The Foamix Board also discussed the potential timeline for moving forward on a transaction with Menlo. The Foamix Board authorized Foamix management to engage Barclays and external legal counsel, proceed with due diligence and preliminary negotiations with Menlo and share Foamix management’s updated financial forecasts with Barclays.

On September 1, 2019, Mr. Basta provided Mr. Domzalski with an outline of various upcoming milestones for products in development at Menlo and their implications for the timeline of the proposed transaction. Specifically, Mr. Basta shared that the data readout for the Phase II clinical trial of serlopitant for the treatment of chronic pruritus of unknown origin was expected in February 2020, and that the data readout for the Phase III PN Trials was expected in March 2020 or early April 2020. Mr. Basta expressed concerns that based on the timeline under discussion, a potential closing of a transaction with Menlo in March 2020 may be close to the reporting of the Phase III PN Trials.

During this time period and continuing through the signing of the Merger Agreement, Mr. Domzalski and Mr. Basta each had periodic informal discussions with certain members of the Foamix Board and Menlo Board respectively to provide updates regarding the status of discussions regarding the potential business combination with Menlo.

On September 5, 2019, Mr. Basta spoke by telephone with the Chief Executive Officer of Company A to determine whether Company A had any interest in further advancing discussions regarding a potential strategic transaction. Mr. Basta indicated that Menlo was engaged in discussions regarding a potential strategic transaction with another company and Company A should expedite its consideration of whether to make a proposal regarding a potential combination with Menlo. The Chief Executive Officer of Company A indicated that he would respond following an upcoming meeting of Company A’s board of directors.

On September 10, 2019, Mr. Domzalski, Mr. Basta and members of the senior management teams of Foamix and Menlo met in New York City to discuss, among other matters, the potential cost synergies of the proposed transaction.

Also on September 10, 2019, Mr. Basta and another member of Menlo senior management met in New York City with the President and Chief Executive Officer of Company D, the chairman of Company D, and certain other members of Company D management, during which each company shared information regarding their businesses and discussed the strategic rationale for a potential combination. Neither Menlo nor Company D elected to pursue further discussions. Company D did not submit a proposal for a strategic transaction with Menlo prior to termination of discussions.

On September 20 and 22, 2019, Mr. Basta spoke by telephone with the Chief Executive Officer of Company A and other members of Company A management. Representatives of Company A indicated that they were interested in a business combination transaction with Menlo, but they were sensitive to Company A’s current stock valuation, the dilutive impact of a transaction and the proximity of the completion of the Phase III PN Trials. Mr. Basta indicated that Menlo was engaged in active discussions regarding a strategic transaction with another party and that, as a result, any interest Company A had in pursuing a strategic transaction with Menlo would need to be acted upon promptly.

Effective September 20, 2019, Foamix and Barclays executed an engagement letter providing for the exclusive engagement of Barclays as Foamix’s financial advisor.

Also on September 20, 2019, at the direction of Foamix management, representatives of Barclays sent Foamix’s management revenue projections for the next five fiscal years to representatives of Guggenheim Securities, and on September 21, 2019, at the direction of Menlo, representatives of Guggenheim Securities sent Menlo management long-term revenue projections of revenue through fiscal year 2033 to representatives of Barclays, which Barclays shared with Foamix. For a detailed discussion of Foamix financial projections, see “—Summary of Certain Foamix Unaudited Prospective Financial Information” beginning on page 119 of this joint proxy statement/prospectus. For a detailed discussion of Menlo financial projections, see “—Summary of Certain Menlo Unaudited Prospective Financial Information” beginning on page 135 of this joint proxy statement/prospectus.

On September 24, 2019, the Menlo Board met with members of Menlo management and representatives from Latham & Watkins and Guggenheim Securities, to discuss the status of discussions with each of Foamix, Company A and other previously contacted parties and the rationale for a strategic consolidation. Representatives of Guggenheim Securities provided an overview of Foamix and Company A, as well as an analysis of the potential future dilution that would be experienced by shareholders of Menlo were Menlo to continue to operate on a stand-alone basis and raise financing for commercialization, and Menlo’s current cash burn.

Also on September 24, 2019, Mr. Basta spoke by telephone with the Chief Executive Officer of Company A, who informed Mr. Basta that the board of directors of Company A declined to pursue a strategic transaction with Menlo at this time due primarily to the dilution impact on Company A of a transaction at the current stock price for Company A, and also considering the challenges associated with proximity to the Menlo clinical trial readouts.

Messrs. Domzalski and Basta met in San Francisco later in the day on September 24, 2019. Mr. Domzalski shared, and Mr. Basta acknowledged, his belief that Foamix would need to adjust the respective ownership levels for potential adverse results of the Phase III PN Trials in order to secure Foamix Board and shareholder approval, given that the data readout for the Phase III PN Trials was expected in March 2020 or early April 2020.

On September 25, 2019, the Foamix Board held a special meeting, at which representatives of Barclays and Foamix counsel from Skadden and Meitar were in attendance. Members of Foamix management updated the Foamix Board on the status of its continued negotiations with Menlo, including that the parties contemplated an all-stock merger transaction, with Foamix’s shareholders owning a majority of the surviving entity and Foamix management leading the surviving company, and that the parties contemplated working toward an announcement date in late October or early November, after the PDUFA date for Foamix’s lead product candidate FMX101. Foamix management further discussed the potential synergies and risks relating to the proposed transaction, and summarized diligence findings to date. Representatives of Barclays reviewed its preliminary financial analysis and counsel reviewed the directors’ fiduciary duties in connection with its analysis of the transaction. Management noted that the parties had not yet discussed any specific valuation numbers. For additional discussion of such financial projections, see “Summary of Certain Foamix Unaudited Prospective Financial Information” beginning on page 119 of this joint proxy statement/prospectus. Foamix management proposed that the company present a transaction structure to Menlo, whereby Foamix shareholders would hold 62% of the publicly-traded parent of the surviving entity, which would continue to be listed on Nasdaq and be led by members of Foamix management, and Menlo stockholders would hold 38% of the publicly-traded parent of the surviving entity, assuming that both Phase III PN Trials were successful. They also proposed that the transaction structure shift to an allocation of ownership of 82% to Foamix shareholders and 18% to Menlo stockholders of the publicly-traded parent of the surviving entity in the event that either of the Phase III PN Trials failed. Foamix management and the Foamix Board also discussed the potential tax effects of the transaction, as well as the potential to redomicile Foamix to the U.S. as part of the transaction. The Foamix Board resolved that Foamix present a non-binding term sheet to Menlo containing such discussed terms.

On September 26, 2019, representatives of Barclays, at the direction of the Foamix Board, delivered a non-binding preliminary term sheet to representatives of Guggenheim Securities, proposing that Menlo stockholders would own 38% of the publicly-traded parent of the surviving entity assuming success in both Phase III PN Trials and proposed that Foamix shareholders would receive an adjustment, at Closing or through contingent value rights entitling such shareholders to receive up to 82% of the publicly-traded parent of the surviving entity in the event that either of the Phase III PN Trials failed to meet their primary efficacy endpoints.

On September 29, 2019, the Menlo Board met with members of Menlo management and representatives from Latham & Watkins and Guggenheim Securities. Representatives from Guggenheim Securities provided an update on strategic transaction discussions and presented an overview of Foamix’s initial non-binding proposal. Following discussions, the Menlo Board proposed modifications to the terms contemplated by Foamix’s initial non-binding proposal, including a revised pro forma ownership split that would be more favorable to Menlo than the currently proposed allocation of ownership of 38% to Menlo stockholders and 62% to Foamix shareholders of the publicly-traded parent of the surviving entity in the event that the clinical trial results for both Phase III PN Trials are positive and the currently proposed allocation of ownership of 18% to Menlo stockholders and 82% to Foamix shareholders of the publicly-traded parent of the surviving entity in the event that the clinical trial results demonstrate partial Phase III PN Trial success (meaning success in achieving the primary efficacy endpoint in one of the two ongoing Phase III PN Trials but failing in the other). The Menlo Board directed Menlo management to communicate such modifications to the proposed terms for a transaction to Foamix.

On September 30, 2019, Mr. Basta provided feedback to Mr. Domzalski that Foamix’s offer lacked appropriate value to Menlo in the event of a partial Phase III PN Trial success and suggested that the transaction structure contemplate an adjusted pro forma ownership ratio in the event that one Phase III PN Trial succeeded but the second Phase III PN Trial failed. Mr. Basta also informed Mr. Domzalski that the Menlo Board would expect greater than 38% of the publicly-traded parent of the surviving entity assuming success in both Phase III PN Trials, and suggested that the deal structure point be addressed first to account for the one trial success scenario, thus providing a framework for negotiation of terms. Messrs. Basta and Domzalski also discussed potential timing for a transaction relative to the upcoming FMX101 PDUFA date.

On October 2, 2019, in order to address the deal structure request raised by Mr. Basta, Foamix provided a revised offer, adding a scenario where Menlo stockholders would receive 22% of the publicly-traded parent of the surviving entity in the event that one Phase III PN Trial succeeded but the second Phase III PN Trial failed, and otherwise leaving the proposal unchanged.

On October 3, 2019, Messrs. Domzalski and Basta met in New York City and further discussed Foamix’s non-binding proposal, as well as the potential board structure of the Combined Company.

On October 4, 2019, at the direction of Menlo, representatives of Guggenheim Securities presented a revised non-binding proposal from Menlo to representatives of Barclays which representatives of Barclays shared with Foamix, providing that if both the Phase III PN Trials were successful, Menlo stockholders would hold 43% of the publicly-traded parent of the surviving entity; if one Phase III PN Trial succeeded but the second Phase III PN Trial failed, Menlo stockholders would hold 27% of the publicly-traded parent of the surviving entity; and in the event that both such trials failed, then Menlo stockholders would hold 18% of the publicly-traded parent of the surviving entity. Menlo also proposed that Menlo would have two or three designees on a seven-member board of the surviving entity.

On October 7, 2019, at the direction of Foamix management, representatives of Barclays presented a revised non-binding proposal from Foamix to representatives of Guggenheim Securities, providing that if both of the Phase III PN Trials were successful, Menlo stockholders would hold 40% of the publicly-traded parent of the surviving entity; if one Phase III PN Trial succeeded but the second Phase III PN Trial failed, Menlo stockholders would hold 22% of the publicly-traded parent of the surviving entity; and in the event that both such trials failed, then Menlo stockholders would hold 18% of the publicly-traded parent of the surviving entity.

On October 8, 2019, at the direction of Menlo, representatives from Guggenheim Securities telephonically informed representatives from Barclays that the Menlo Board was meeting in the next day and that the Menlo Board would likely have significant reservations and concerns with Foamix’s latest non-binding proposal, which information representatives of Barclays shared with Foamix.

Also on October 8, 2019, at the direction of Menlo, a representative of Guggenheim Securities communicated to a representative of Barclays that the Menlo Board was likely to view favorably a proposal that provided that if both of the Phase III PN Trials were successful, Menlo stockholders would hold 42% of the publicly-traded parent of the surviving entity; if one Phase III PN Trial succeeded but the second Phase III PN Trial failed, Menlo stockholders would hold 24% of the publicly-traded parent of the surviving entity; and in the event that both such trials failed, then Menlo stockholders would own 18% of the publicly-traded parent of the surviving entity.

On October 9, 2019, the Menlo Board met with members of Menlo management and representatives from Latham & Watkins and Guggenheim Securities. Mr. Basta and the representatives of Guggenheim Securities reviewed the proposals that had been received from Foamix and the history of recent discussions between representatives of Guggenheim Securities and Barclays. At this meeting, the Menlo Board also considered the engagement of Guggenheim Securities to act as Menlo’s exclusive financial advisor in connection with its review of the potential sale of or another extraordinary corporate transaction involving Menlo. In connection therewith, Guggenheim Securities made certain disclosures of its relationships with Foamix, including that it was invited by Foamix in 2018 to discuss and informally review potential strategic alternatives available to Foamix with certain members of Foamix management. However, Guggenheim Securities had not been engaged by Foamix during the previous two years to provide financial advisory or other investment banking services for which Guggenheim Securities received fees. After review and discussion of conflicts, the Menlo Board determined that Guggenheim Securities had no conflicts of interest that would prevent it from fulfilling its obligations as Menlo’s exclusive financial advisor, and approved the engagement of Guggenheim Securities to act as Menlo’s exclusive financial advisor in connection with its review of the potential sale or another extraordinary corporate transaction by Menlo. The Menlo Board selected Guggenheim Securities to act as Menlo’s financial advisor based on Guggenheim Securities’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its knowledge of and familiarity with Menlo’s business. Representatives of Latham & Watkins reviewed the fiduciary duties of directors in connection with the consideration of the proposed transaction with Foamix. Representatives of Guggenheim Securities then presented their initial financial analysis of the proposed business combination transaction with Foamix, including an analysis of each of Menlo and Foamix on a standalone basis, based on financial projections prepared by Menlo management. For a detailed discussion of such financial projections, see “—Summary of Certain Menlo Unaudited Prospective Financial Information” beginning on page 135 of this joint proxy statement/prospectus. Following discussion, the Menlo Board authorized Mr. Basta to present a revised proposal to Foamix.

Later on October 9, 2019, Menlo and Guggenheim Securities executed an engagement letter providing for the exclusive engagement of Guggenheim Securities as Menlo’s financial advisor.

On October 14, 2019, at the direction of Foamix management, representatives of Barclays communicated to Guggenheim Securities that Foamix intended to pause discussions with Menlo until after Foamix’s FMX101 PDUFA date.

On October 17, 2019, Foamix announced FDA acceptance of its NDA for its product candidate FMX103 for the treatment of moderate-to-severe papulopustular rosacea. On October 18, 2019, Foamix announced it received FDA approval of AMZEEQTM (minocycline) topical foam, 4%, for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in adults and pediatric patients 9 years of age and older (formerly known as “FMX101”).

On October 21, 2019, Foamix provided another non-binding proposal to Menlo, proposing to simplify the transaction structure to provide that if both the Phase III PN Trials were successful, Menlo stockholders would hold 41% of the publicly-traded parent of the surviving entity; if one of such Phase III PN Trials was successful, or if both such Phase III PN Trials failed, then Menlo stockholders would hold 20% of the publicly-traded parent of the surviving entity.

On October 22, 2019, Messrs. Domzalski and Basta discussed by telephone Foamix’s latest non-binding proposal. Mr. Basta expressed his belief that the Menlo Board would not be able to accept a proposal that reflected ownership levels that were less favorable to Menlo stockholders than 42%, 24%, or 18% ownership by Menlo stockholders of the publicly-traded parent of the surviving entity in the three scenarios relating to success of the Phase III PN Trials. Mr. Domzalski stated that he would discuss Mr. Basta’s feedback with members of the Foamix Board and shared that Foamix’s acceptance of those terms would need to reflect a board composition of five seats for Foamix and two for Menlo. Mr. Basta said that he would communicate that expectation of board composition to members of the Menlo Board if Foamix would be willing to accept the economic proposal.

On October 23, 2019, Mr. Domzalski communicated with Mr. Basta, noting that he was willing to recommend the latest terms proposed by Menlo to the Foamix Board, subject to review of where each of the Foamix and Menlo stock prices traded after that date until the time that the terms of a transaction could otherwise be finalized and announced. The parties discussed a work plan aimed at finalizing terms of definitive acquisition agreements and targeting announcement of a transaction by November 12, 2019.

On October 24, 2019, the Foamix Board held a special meeting, at which representatives of Barclays, and Foamix counsel from Skadden and Meitar were in attendance. The Foamix Board discussed Foamix’s recent product approval, and the most recent discussions with Menlo. Representatives of Barclays reviewed its preliminary financial analysis. Management updated the Foamix Board on various aspects of the transaction and discussed asking Menlo to agree to a period of exclusivity to get the transaction signed (and offering to also agree to the same period of exclusivity). The Foamix Board approved continuing to negotiate with Menlo on the terms of the last Menlo proposal, provided that the proposal contain a covenant requiring Menlo to preserve cash between signing and closing and include the proposed board composition. Thereafter, Foamix sent a revised non-binding written proposal that included the proposed Combined Company board composition split (with five designees from Foamix and two from Menlo), a covenant obligating Menlo to maintain a certain amount of cash prior to closing and a 42%, 24%, or 18% ownership by Menlo stockholders of the publicly-traded parent of the surviving entity in the three scenarios relating to success of the Phase III PN Trials, and a draft exclusivity agreement to Menlo.

On October 26, 2019, Mr. Basta spoke by telephone with Mr. Domzalski and communicated that given where Foamix’s share price had traded in the recent days, the current terms would not provide a sufficient premium to Menlo stockholders, and expressed that Menlo would want a 10%-20% share price premium in the base case in exchange for the adjustment mechanisms against clinical trial failure that Foamix requested. Mr. Basta communicated this as an implied ownership of approximately 4-5 percentage points above the current “at-the-market” pro forma ownership of Menlo stockholders in the Combined Company. Mr. Domzalski acknowledged that he would be willing to bring this to the Foamix Board for consideration.

On October 27, 2019, the Menlo Board met with members of Menlo management and representatives from Latham & Watkins and Guggenheim Securities. Mr. Basta and representatives of Guggenheim Securities provided an update on the status of discussions regarding the potential strategic transaction with Foamix, including a summary of the latest non-binding proposal from Foamix, the potential ownership levels that had been discussed with Foamix, and an illustrative timeline from the announcement of a definitive transaction agreement to the closing date. Following extensive discussions regarding the revised term sheet, the Menlo Board authorized Menlo management to send a revised non-binding written proposal to Foamix via representatives of Barclays providing for the same 42%/24%/18% ownership scenarios for Menlo stockholders, with an adjustment mechanism to provide more than 42% ownership of the publicly-traded parent of the surviving entity to Menlo stockholders based upon the relative trading prices of Menlo and Foamix stock prior to the public announcement of the transaction in order to maintain a reasonable premium for Menlo stockholders in the base ownership scenario. The Menlo Board also instructed management to inform Foamix that Menlo was not willing to enter into an exclusivity agreement at that time.

Also on October 27, 2019, after the Menlo Board meeting, Mr. Basta reached out to Mr. Domzalski and shared that the Menlo Board would be willing to move forward with the 42%/24%/18% structure, with the provision of a minimum premium of 4.5 percentage points above the “at-the-market” relative ownership percentage for Menlo stockholders at the time of entering into a definitive merger agreement, and that Menlo would send a revised non-binding term sheet. The parties agreed to have both sides work toward an announcement of a transaction on or about November 12, 2019, subject to agreement on final terms of a definitive merger agreement and CSR Agreement. Mr. Basta also noted that Menlo was not willing to sign an exclusivity agreement at that time. Following the conversation, Mr. Basta sent Mr. Domzalski a revised term sheet reflecting these terms.

Between October 27, 2019 and November 9, 2019, Menlo and Foamix conducted detailed legal, financial and technical diligence with respect to each other, including pursuant to numerous meetings between members of management and representatives of the legal and financial advisors to each party.

On October 28, 2019, Skadden sent an initial draft of a merger agreement to Latham & Watkins.

Also on October 28, 2019, at the direction of Menlo, representatives from Guggenheim Securities spoke by telephone with representatives from Company B, who at that time was evaluating an ex-U.S. partnering arrangement with Menlo. Representatives from Guggenheim Securities informed Company B that Menlo was contemplating other potential strategic transactions and would consider any interest from Company B in pursuing a strategic transaction. Company B subsequently requested and was provided with access to diligence information.

On October 29, 2019, Menlo announced that its Phase III PN Trials had completed enrollment.

On October 31, 2019, Messrs. Domzalski and Basta continued to discuss the relative ownership of the Foamix shareholders and Menlo stockholders in the transaction. Mr. Domzalski suggested using a ten-day volume-weighted trailing average to set the exchange ratio and shared concerns regarding Menlo’s proposed floor for an ownership level. Also on this day, Skadden sent an initial draft of the contingent stock rights agreement as well as an initial draft of a form of voting agreement to Latham & Watkins.

On November 2, 2019, Latham & Watkins sent a revised draft merger agreement to Skadden. In addition to the exchange ratio, significant open issues included (i) commitments relating to the structure of the Menlo Board going forward, (ii) restrictions on each party’s conduct of business pending closing, including with respect to expenditures that would impact the amount of cash on hand at closing, (iii) each party’s rights and obligations with respect to soliciting other offers for the company and having the right to terminate the Merger Agreement for a superior offer, (iv) commitments to employees following closing, (v) termination rights and triggers for owing the other party a termination fee, (vi) an expense reimbursement fee and triggers for owing the other party an expense reimbursement fee and (vii) certain matters that could be considered in determining whether a “material adverse effect” occurred with respect to Menlo between signing and closing.

On November 4, 2019, Foamix, Menlo, Skadden and Latham & Watkins engaged in direct negotiations regarding the Merger Agreement, the CSR Agreement and the form of voting agreement. Foamix’s Israeli counsel, Meitar, and Menlo’s Israeli counsel HFN, also engaged in negotiations with respect to the Israeli aspects of the transaction and the transaction agreements.

Over the course of the week of November 4, 2019, multiple drafts of the transaction agreements were shared between Foamix, Menlo and their respective legal counsel and other advisors, and negotiations continued among the parties and their counsel.

On November 6, 2019, the Foamix Board had a regularly scheduled meeting, at which representatives of Barclays and Foamix’s counsel from Skadden and Meitar were in attendance. At this meeting, Mr. Domzalski provided an update on discussions with Menlo, Foamix management updated the Foamix Board on certain key due diligence investigations that were conducted, representatives of Barclays reviewed its updated preliminary financial analysis, Foamix management discussed the rationale for the structure of the Combined Company, Foamix management and representatives of Foamix’s accounting advisors at KPMG LLP discussed the potential tax consequences of the transaction, representatives of Skadden summarized the terms of the transaction agreements and the then current open issues, and representatives of Meitar spoke to the Foamix Board about their fiduciary duties. The Foamix Board authorized Foamix management to continue to work towards finalizing a transaction with Menlo.

On November 7, 2019, representatives from Company B telephonically communicated to representatives from Guggenheim Securities that the members of Company B’s senior management and board of directors had decided that Company B was not interested in pursuing a strategic transaction with Menlo at the current time. Company B did not submit a proposal for a strategic transaction with Menlo prior to termination of discussions.

On November 8, 2019, Messrs. Domzalski and Basta had final discussions with respect to the respective ownership of Foamix shareholders and Menlo stockholders in the Combined Company in light of recent movement in the trading prices of each company’s stock and the resulting relative market capitalizations. Mr. Domzalski said that the current share prices at Foamix and Menlo supported a deal with Menlo ownership of 40% of the publicly-traded parent of the surviving entity in the base case scenario. After substantial discussion of the base case ownership percentages, Mr. Basta said he believed that the Menlo Board would not agree to Menlo stockholders holding less than 41% of the publicly-traded parent of the surviving entity if both Phase III PN Trials were successful, but that he could take that recommendation to the Menlo Board for consideration. After further discussion, Mr. Domzalski agreed to bring 41% ownership by the Menlo stockholders of the publicly-traded parent of the surviving entity in the event that both Phase III PN Trials were successful to the Foamix Board for consideration as well. At the direction of the Foamix Board and the Menlo Board, representatives of Barclays and Guggenheim Securities participated in discussions over the course of November 8 and 9 to assist members of Foamix and Menlo management in calculating the exchange ratio of 0.5924 shares of common stock of Menlo for each Foamix share to reflect the agreed upon ownership levels, subject to adjustment to 1.2739 shares of Menlo common stock if one Phase III PN Trial is not successful and adjustment to 1.8006 shares of Menlo common stock if both Phase III PN Trials are not successful.

Between November 8 and November 10, 2019, representatives of Foamix, Menlo, Skadden, Meitar, Latham & Watkins and HFN finalized the outstanding terms of the Merger Agreement, CSR Agreement and voting agreements.

On November 10, 2019, the Foamix Board held a special meeting, at which representatives of Barclays and Foamix’s counsel from Skadden and Meitar were in attendance. At this meeting, Mr. Domzalski updated the Foamix Board on the most recent discussions with Menlo. Representatives of Barclays reviewed its financial analysis and rendered an oral opinion, which was confirmed by the delivery of its written opinion dated November 10, 2019, that, as of the date thereof and based on, and subject to the various assumptions made, procedures followed, matters considered, and limitations and qualifications described in such opinion, from a financial point of view, the Merger Consideration (as defined in Barclays’ written opinion) to be offered to Foamix shareholders (other than the holders of Excluded Shares) in the proposed Merger was fair to such Foamix shareholders. For a detailed discussion of the opinion provided by Barclays, see “—Opinion of Barclays as Foamix’s Financial Advisor” beginning on page 112 of this joint proxy statement/prospectus. Representatives of Skadden then updated the Foamix Board on the terms of the Merger Agreement, including the open matters that had been resolved since the last Foamix Board meeting. The Foamix Board then unanimously (i) determined that the Merger is advisable, fair to, and in the best interests of Foamix and its shareholders, (ii) approved entry into the Merger Agreement and voting agreements, approved the form of the CSR Agreement, and approved the transactions contemplated thereby, including the Merger and the Merger Consideration pursuant to the Merger, (iii) determined that the Foamix Board had no reasonable concern that Foamix as the Surviving Company in the Merger with Merger Sub, would be unable to fulfill the obligations of Foamix to its shareholders and (iv) resolved to recommend that the Foamix shareholders approve the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger, and all other transactions contemplated under the Merger Agreement.

Also on November 10, 2019, the Menlo Board met with members of Menlo management and representatives from Latham & Watkins and Guggenheim Securities. At the meeting, Mr. Basta provided an update regarding recent discussions with Foamix. Latham & Watkins reviewed with the Menlo Board key terms of the transaction documents, including structure and timing considerations, the contingent stock rights, treatment of employee equity, the non-solicitation clause and fiduciary duty exceptions that would permit Menlo to negotiate and accept an unsolicited superior offer, the change of board recommendation provisions, the termination provisions and termination fee and circumstances under which the payment of the termination fee would be triggered and the voting agreements. Members of Menlo management reviewed with the Menlo Board the due diligence conducted with respect to Foamix. Latham & Watkins reviewed the fiduciary duties of the members of the Menlo Board in connection with the consideration of the proposed transaction. Also at this meeting of the Menlo Board, Guggenheim Securities reviewed its financial analysis of the exchange ratio in connection with the Merger (which exchange ratio, as it may be adjusted pursuant to the Merger Agreement or effectively adjusted pursuant to the CSR Agreement, Guggenheim Securities refers to herein as the “Final Exchange Ratio”) and rendered an oral opinion, confirmed by delivery of a written opinion dated November 10, 2019, to the Menlo Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Final Exchange Ratio was fair, from a financial point of view, to Menlo. For a detailed discussion of the opinion provided by Guggenheim Securities, see “—Opinion of Guggenheim Securities as Menlo’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus. The Menlo Board then unanimously (i) determined that the transactions contemplated by the Merger Agreement and the CSR Agreement, including the Merger and, if applicable, the issuance of CSRs, upon the terms and subject to the conditions set forth in such transaction documents are advisable, fair to, and in the best interests of, Menlo and Menlo stockholders, (ii) approved the Merger Agreement, the Merger, the issuance of the shares of Menlo common stock and, if applicable, the CSRs to the Foamix shareholders pursuant to the terms of the Merger Agreement and the CSR Agreement and the other actions contemplated by the Merger Agreement and the CSR Agreement and deemed the Merger Agreement and the CSR Agreement advisable, and (iii) recommended that the Menlo stockholders vote to approve the issuance of shares of Menlo common stock to Foamix shareholders pursuant to the terms of the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and such other actions as contemplated by the Merger Agreement and the CSR Agreement.

Also on November 10, 2019, Foamix’s largest shareholder and Mr. Domzalski entered into voting agreements with Menlo, and Menlo’s two largest stockholders and Mr. Basta entered into voting agreements with Foamix. Perceptive Credit Holdings II, LP and OrbiMed Royalty & Credit Opportunities III also executed a waiver and consent relating to the Credit Agreement and guaranty, whereby the lenders under the Credit Agreement have, among other things, granted consent to Foamix’s entering into the Merger Agreement and waived events of default under the Credit Agreement that would result therefrom and granted consent to the consummation of the Merger and waived certain events of default under the Credit Agreement as would result therefrom, subject to satisfaction of certain closing conditions as specified therein.

Foamix and Menlo finalized the Merger Agreement and ancillary documents and executed the Merger Agreement on November 10, 2019.

The transaction was announced by joint press release before the opening of trading on Nasdaq on the morning of November 11, 2019.

Recommendation of the Foamix Board and Foamix’s Reasons for the Merger

At its meeting on November 10, 2019, the Foamix Board: (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Foamix and its shareholders and that, considering the financial position of the merging companies, Foamix and Merger Sub, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Foamix to its creditors; (ii) approved the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement; and (iii) resolved to direct that the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger, and all other transactions contemplated by the Merger Agreement be submitted to the shareholders of Foamix for approval and adoption, and recommend that the shareholders of Foamix vote in favor of the approval and adoption of the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger Agreement and the other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement. The Foamix Board unanimously recommends that you vote “FOR” the Foamix Merger Proposal.

The Foamix Board considered many factors in making its determination that the Merger Agreement, the Merger, the Merger Consideration pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Foamix and its shareholders, and that, considering the financial position of the merging companies, and assuming, among other things, the accuracy of the representations and warranties of Menlo and Merger Sub in the Merger Agreement, no reasonable concern exists that the Surviving Company, as a result of the Merger, will be unable to fulfill the obligations of Foamix to its creditors. In arriving at its determination, the Foamix Board consulted with and received the advice of its outside financial and legal advisors, discussed certain issues with Foamix’s management and considered a variety of factors weighing positively in favor of the Merger, including the following:

Strategic Rationale.

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The Foamix Board considered that the proposed merger enhances the Combined Company’s late stage pipeline and commercial opportunity through the acquisition of a unique asset (serlopitant) for which Phase III clinical trial results are expected in late March or early April 2020.

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The Foamix Board considered that the proposed merger creates a stronger, more diversified player in the dermatological space with the potential to launch three products within the next three years and the opportunities to take advantage of cost synergies.

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The Foamix Board considered that the proposed merger strengthens Foamix’s cash position through the addition of approximately $43 million in net cash, cash equivalents and investments to the balance sheet after the Closing (assuming a Closing by the end of the first quarter of 2020).

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The Foamix Board considered that the reverse merger structure results in a combined company domiciled in Delaware, a state that offers predictable and well-established corporate laws providing significant flexibility around corporate transactions, including the issuance of equity and the payment of dividends, while at the same time protecting the rights of stockholders.

Merger Consideration.

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The Foamix Board considered that the consideration per Foamix share of 0.5924 of a share of Menlo common stock represents a fair valuation for Foamix and a modest premium for Menlo, taking into account the Foamix Board’s familiarity with Foamix’s business, strategy, industry, and assets and prospects and its diligence on Menlo’s business.

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The Foamix Board considered the downside protection that the structure of the transaction provided; specifically (i) that the Exchange Ratio is adjustable pursuant to the terms of the Merger Agreement and CSR Agreement and Foamix shareholders will receive more shares of Menlo common stock in the case that either or both of Menlo’s Phase III PN Trial results in respect of serlopitant are unfavorable or not delivered by May 31, 2020 (resulting in Foamix shareholders holding 76% of the Combined Company if only one trial succeeds on schedule, and resulting in Foamix shareholders holding 82% of the Combined Company if both fail or are not completed on schedule) and (ii) Foamix estimated that Menlo was expected to have at least $43 million of cash, cash equivalents and investments at Closing net of estimated transaction costs and expenses related to the Merger and post-Closing costs (assuming a Closing by the end of the first quarter of 2020).

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The Foamix Board considered the fact that shares of Menlo common stock serving as Merger Consideration are being registered with the SEC under both the Securities Act and the Exchange Act and that Menlo is applying for listing of such shares on the Nasdaq, which, taken together, should provide the vast majority of Foamix’s shareholders with a continued opportunity for liquidity.

Opinion of Foamix’s Financial Advisor. The Foamix Board considered the financial analyses reviewed and discussed with the Foamix Board by representatives of Barclays, Foamix’s financial advisor, as well as the oral opinion of Barclays (which was subsequently confirmed in writing as of November 10, 2019) to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration (as defined in Barclays’ written opinion) to be offered to Foamix shareholders (other than the holders of Excluded Shares) in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of Barclays as Foamix’s Financial Advisor,” which provides a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion that is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

Likelihood of Consummation.

•	The Foamix Board considered the fact that limited regulatory and third-party approvals are required as a condition to consummation of the transaction.

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The Foamix Board considered the fact that a significant shareholder and the Chief Executive Officer of Foamix have entered into voting agreements with Menlo, pursuant to which such shareholders have expressed their support of the proposed merger and have agreed to vote in favor of approval of the Merger Agreement, the proposed merger and the other transactions contemplated by the Merger Agreement.

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The Foamix Board considered the fact that two significant stockholders and the Chief Executive Officer of Menlo have entered into voting agreements with Foamix, pursuant to which such stockholders have expressed their support of the proposed merger and have agreed to vote in favor of approval of the issuance of shares of Menlo common stock in the Merger, the change of control of Menlo resulting from the Merger and the other transactions contemplated by the Merger Agreement and CSR Agreement.

Terms of the Merger Agreement.

•	The Foamix Board considered that the Merger Agreement contains terms that were the product of arm’s-length negotiation.

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The Foamix Board considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the Merger and the ability of the respective parties to terminate the Merger Agreement. The Foamix Board noted that the termination fee provisions of the Merger Agreement could have the effect of discouraging competing proposals for a business combination between Foamix and a third party, but that such provisions are customary for transactions of this size and type. The Foamix Board considered that the amount of the termination fee, which amount is equal to $3.7 million, or approximately 1.5% of Foamix’s equity value at the time of Foamix Board approval, was towards the low end of the range for transactions of this type.

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The Foamix Board considered that the Merger Agreement permits Foamix and the Foamix Board to respond to a competing proposal that the Foamix Board determines is a Superior Proposal, subject to certain restrictions imposed by the Merger Agreement and the requirement that Foamix pay the termination fee in the event that Foamix terminates the Merger Agreement to accept a Superior Proposal, and also permits the Foamix Board to change its recommendation in favor of the Merger in response to certain unforeseen or unforeseeable intervening events.

Participation in Future Growth. The Foamix Board considered that Foamix’s current shareholders will receive, in the aggregate as Merger Consideration, a significant percentage of the Menlo common stock outstanding following the consummation of the proposed merger and will therefore have a meaningful opportunity to participate in any possible growth and profits of the Combined Company following the consummation of the proposed merger.

Structure; Foamix Shareholder Approval.

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The Foamix Board considered that the transaction will result in detailed public disclosure and a substantial period of time prior to the convening of the shareholder meeting to consider the approval and adoption of the Foamix Merger Proposal during which a competing proposal could be brought forth.

•	The Foamix Board also considered that the affirmative vote of a majority of the Foamix shares present and voting at the Foamix meeting is necessary for the completion of the Merger.

The Foamix Board also identified and considered a number of other matters, some of which are countervailing factors and risks to Foamix and its shareholders, relating to the Merger and the Merger Agreement, including the following:

Risks Related to the Consummation of the Merger. The Foamix Board considered the possibility that the proposed merger might not be consummated and the fact that, if the proposed merger is not consummated, (i) Foamix’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the proposed merger, (ii) Foamix will have incurred significant transaction costs, (iii) Foamix’s continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of Foamix shares could be adversely affected and (v) the market’s perceptions of Foamix’s prospects could be adversely affected;

Inability to Solicit Other Acquisition Proposals. The Foamix Board considered that, subject to certain exceptions, the Merger Agreement precludes Foamix from soliciting alternative acquisition proposals and requires Foamix to pay to Menlo a termination fee of $3.7 million if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by Foamix to accept a Superior Proposal. These factors might have the effect of discouraging other parties from making competing proposals that might be more advantageous to Foamix’s shareholders than the proposed merger. The Foamix Board also considered the right afforded to Menlo under the Merger Agreement to re-negotiate the terms of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Foamix.

Risks the Combined Company Will Not Perform as Expected. The Foamix Board considered the risk that the Combined Company will not realize the expected revenue or operating results or business prospects at all or within the expected timeframes, the significant costs that the Combined Company will incur to commercialize its products and the potential dilution of the stockholders of the Combined Company as a result of fundraising to support commercialization and future growth.

Effect of Public Announcement. The Foamix Board considered the effect of the public announcement of Foamix entering into the Merger Agreement on its operations, including its relationships with customers and employees and the potential adverse effects on its financial results as a result of that disruption, the possibility of any litigation in respect of the Merger Agreement or the transactions contemplated thereby, including the Merger, and the possible volatility, at least in the short term, of the trading price of Foamix shares or Menlo shares resulting from the merger announcement.

Transaction Costs. The Foamix Board considered the fact that Foamix has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated, including the possible costs associated with any related litigation.

Potential Conflicts of Interest. The Foamix Board considered the risk that certain of Foamix’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement, including the Merger, as individuals that are in addition to, or that may be different from, the interests of its shareholders. See the section entitled “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger” beginning on page 142 of this joint proxy statement/prospectus.

Other Risks. The Foamix Board considered the other risks in connection with its evaluation of the proposed merger, including:

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The restrictions on the conduct of Foamix’s business required by the Merger Agreement (subject to specified exceptions), which may have an adverse effect on Foamix’s ability to respond to changing market and business conditions in a timely manner or at all and to execute its strategic plans;

•	The fact that becoming a wholly-owned subsidiary of a U.S. entity may result in a higher effective tax rate than if Foamix was the acquiring entity in the transaction; and

•	The risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements”.

The foregoing discussion of the factors considered by the Foamix Board is not intended to be exhaustive, but rather includes the material factors considered by the Foamix Board. The Foamix Board unanimously (i) determined that the Merger Agreement, the Merger, the Merger Consideration and all other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Foamix and its shareholders and that, considering the financial position of the merging companies, and assuming, among other things, the accuracy of the representations and warranties of Menlo and Merger Sub in the Merger Agreement, no reasonable concern exists that the Surviving Company, as a result of the Merger, will be unable to fulfill the obligations of the Foamix to its creditors; (ii) approved the Merger Agreement, the Merger, the Merger Consideration and all other transactions contemplated by the Merger Agreement; and (iii) resolved to direct that the Merger Agreement, the Merger, the Merger Consideration and all other transactions contemplated by the Merger Agreement be submitted to the shareholders of Foamix for approval and adoption and recommend that the shareholders of Foamix vote in favor of the approval and adoption of the Merger Agreement, the Merger, the Merger Consideration and the other transactions contemplated by the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement. In view of the wide variety of factors considered by the Foamix Board in connection with its evaluation of the Merger and the complexity of these matters, the Foamix Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Foamix Board. Rather, the Foamix Board considered all of these factors as a whole and made its recommendation based on the totality of the information available to the Foamix Board, including discussions with, and questioning of, Foamix’s management and its legal and financial advisors. In considering the factors discussed above, individual members of the Foamix Board may have given different weights to different factors and the factors are not presented in any order of priority.

This explanation of the Foamix Board’s reasons to recommend that Foamix’s shareholders vote in favor of the Foamix Merger Proposal presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Recommendation of the Menlo Board and Menlo’s Reasons for the Merger/Share Issuance

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Menlo common stock to the Foamix shareholders pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger, the Menlo Board consulted with Menlo’s senior management, Menlo’s financial advisor, Guggenheim Securities, and Menlo’s outside legal counsel, Latham & Watkins, and, in the course of reaching its determination to approve the terms of the Merger Agreement, the Merger and to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that Menlo’s stockholders vote to approve the issuance of shares of Menlo common stock to Foamix shareholders in connection with the Merger and the change of control of Menlo resulting from the Merger, the Menlo Board carefully considered a wide and complex range of factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Menlo Board believed supported its determination and recommendation:

Factors supporting recommendation of the Merger:

The Menlo Board considered the following factors in reaching its conclusion to approve the Merger Agreement, the CSR Agreement and the transactions contemplated thereby, including the Merger, and to recommend that Menlo stockholders approve the issuance of shares of Menlo common stock in connection with the Merger and the change of control of Menlo resulting from the Merger, all of which the Menlo Board viewed as supporting its decision to approve the Merger:

Overview of Rationale.

The Menlo Board considered several key rationales for reaching its conclusion to approve the Merger Agreement, including the following:

•	A combination with Foamix would create a dermatology company with a diversified and sustainable product portfolio with potentially three commercial product launches in 2020 and 2021.

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The Foamix products represent first-in-class topical minocycline products. Based upon the market acceptance of oral minocycline, and the safety advantages of topical minocycline compared with oral administration, the Menlo Board considered the significant market opportunity and prospects for the Foamix products.

•	The Combined Company could become an emerging leader in dermatology if the Foamix products and serlopitant were successfully developed and commercialized.

•	The Combined Company would require substantially less future financing than Menlo in a stand-alone situation.

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In the event that both Phase III PN Trials are successful, the 41% ownership stake in the Combined Company would provide superior economic value in an anticipated three-product Combined Company than the ownership stake Menlo stockholders might retain after financing dilution in a Menlo stand-alone situation.

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For example, the Menlo Board considered dilution to Menlo’s stockholders in the PN + PSO/CPUO (Two Successful Phase III PN Trials) Case and the PN Only (Two Successful Phase III PN Trials) Case. In each of the scenarios, Menlo would need to raise $200 million or more over the next three years to commercialize serlopitant (based on the projections discussed under the heading “The Merger—Summary of Certain Menlo Unaudited Prospective Financial Information” and a minimum year-end cash balance of $25 million) as compared with the Combined Company raising an estimated $75 million to reach profitability much sooner than Menlo on a stand-alone basis (based on the projections discussed under the heading “The Merger—Summary of Certain Menlo Unaudited Prospective Financial Information”).

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Based upon assumed financings at an illustrative $3-$10 per share (subject to customary discounts and fees for the financings) in either stand-alone or combined scenarios, Menlo’s stockholders after dilution from future financings may own approximately 23% to 50% of Menlo as a stand-alone company after raising $200 million, as compared with 28% to 36% of the Combined Company after raising $75 million.

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Based on the foregoing, the Menlo Board believed that Menlo’s stockholders would likely have greater economic value by holding 28-36% of the Combined Company with three commercial dermatology products than they would have by holding 23-50% of the one-product stand-alone Menlo. For a discussion of the relative equity values of the Combined Company and Menlo as a stand-alone company, see the discussion under the heading “Opinion of Guggenheim Securities as Menlo Financial Advisor”.

•	Based upon the foregoing assumption and projections, as compared with Menlo alone, the Menlo Board believed that the Combined Company would be more likely to:

•	Reach profitability sooner;

•	Have greater annual profitability;

•	Have greater access to capital; and

•	Have multiple commercial products and multiple products in development.

•	The Menlo Board considered that more than $50 million per year would be saved by the Combined Company beginning in 2021 as compared to the independent projected commercialization costs.

•	The operating cost savings result primarily from not having separate commercial organizations, separate public company G&A and other costs, and other infrastructure duplication.

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The more than $50 million annual savings reduces future financing requirements, accelerates the projected time to profitability for the Combined Company, and increases future projected annual free cash flow for the Combined Company, each as compared with Menlo alone.

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Best Alternative for Stockholders. The Menlo Board, in consultation with its financial advisor, undertook a comprehensive and thorough process of reviewing and analyzing potential operational and financing strategies for the company in light of its business, the state of its product candidate in development and its ongoing clinical trials and related risks, risks associated with receipt of regulatory approvals from the FDA and other regulatory agencies for the sale of Menlo’s product candidate, the anticipated future cost of commercializing Menlo’s product candidate and the uncertainty of pricing and payor reimbursement for those product candidates, and its existing financial position and need for future financing in the event that its clinical trials are successful, as well as potential strategic opportunities and potential merger candidates, to identify the course of action that would, in the Menlo

Board’s opinion, be the best alternative for Menlo stockholders. The Menlo Board believes, after a thorough review of its prospects as a stand-alone company and available strategic alternatives, as well as a result of discussions with Menlo’s senior management, financial advisor and legal counsel, that the Merger was more favorable to the stockholders of Menlo than the potential value that might have resulted from other options available to Menlo, including remaining a standalone public company, considering the risks associated with remaining a standalone public company, including the risk that Menlo’s ongoing clinical trials are not successful, risks associated with obtaining regulatory approvals from the FDA and other regulatory agencies for the sale of Menlo’s product candidate, the costs that Menlo would be required to incur to commercialize its product in development on a stand-alone basis, risks related to the uncertainty of pricing of, and reimbursement for, Menlo’s product, and the significant dilution to existing stockholders that would likely result from future fundraising at Menlo.

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Prospects of the Combined Company. The Menlo Board believes that the Merger will provide existing Menlo stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger, including one Foamix product and one product candidate that are expected to attain commercial launch in advance of Menlo’s product candidate. The Menlo Board believes, based in part on the judgment, advice and analysis of Menlo’s senior management with respect to the potential strategic, financial and operational benefits of the Merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Foamix), that the Merger will create a combined company with the opportunity to become a leading dermatology company with a diversified dermatology-focused product portfolio rather than relying on a single product to benefit Menlo employees and stockholders. The Menlo Board also considered the potential for synergies, which included the potential for significant cost savings in overhead, sales, marketing, distribution and administrative functions because Foamix’s existing and planned commercial infrastructure and dermatology sales force can also support the launch of Menlo’s product candidate, if approved. Menlo management considered that cost savings synergies could be more than $50 million per year beginning in 2021 for the Combined Company as compared with the costs of operating the companies separately based upon the anticipated costs of each company to independently commercialize their products and product candidates, if approved. The Menlo Board also considered the financial strength of the Combined Company that, along with the impact of the significant cost savings synergy, would reduce the pro forma capital requirement of the Combined Company with increased financing optionality. The Menlo Board further believes that the Combined Company will have the opportunity to manage the future pipeline portfolio across both companies to mitigate future financing needs and optimize clinical spending while pursuing opportunities of significant commercial potential. The Menlo Board also considered that a dermatology commercial organization with three products could potentially establish a more robust and effective sales and marketing organization in dermatology than could a single product company. The Menlo Board also considered that the Combined Company will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Menlo and Foamix. Finally, the Menlo Board considered the ownership of Menlo stockholders in the Combined Company that will provide a significant opportunity to participate in the growth and profitability of the Combined Company in the event the Phase III PN Trials are successful, which would result in a 41% ownership in the Combined Company, or a meaningful opportunity to obtain a return on Menlo’s cash if one or both of the Phase III PN Trials are not successful, which would result in a 18-24% ownership in the Combined Company. Menlo considered the 41% ownership in the Combined Company in the scenario of successful Phase III PN Trials compared with the significant anticipated dilution expected to current Menlo stockholders due to the financings management anticipated would be required to independently fund commercialization of Menlo’s product candidate.

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Risks Related to Remaining a Stand-Alone Company. The Menlo Board believes that the Combined Company is more valuable to its stockholders than Menlo’s value as an independent, stand-alone public company, after accounting for the risks and uncertainties associated with achieving and executing upon

Menlo’s business and financial plans in the short- and long- term as a stand-alone company, including the risk that Menlo’s ongoing clinical trials are not successful, the costs that Menlo would be required to incur to commercialize its product candidate on a stand-alone basis, the significant dilution to existing stockholders that would likely result from future fundraising at Menlo, and the uncertainty, due to dermatology sector sentiment among investors and other factors, regarding the availability of adequate capital for Menlo to effectively launch its product candidate, if approved, independently. The Menlo Board reviewed Menlo’s business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of Menlo common stock, to assess the prospects and risks associated with remaining an independent, stand-alone public company, including:

•	the risks associated with clinical trials, including delay or failure, and the uncertainty of FDA approval for Menlo’s product candidate for one or multiple indications;

•	the significant costs that Menlo expects to incur to commercialize its product candidate, if the Phase III PN Trials are successful and FDA approval is received;

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capital requirements forecasted to achieve profitability, the uncertainty of availability of adequate capital to the company on reasonable terms, and the significant dilution to existing stockholders that would likely result from future fundraising at Menlo;

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uncertainty regarding future pricing for Menlo’s product for the indications currently being considered and uncertainty regarding the availability of, level of, or restrictions related to reimbursement from insurance companies and government payors;

•	potential future competition, including from larger and better funded companies which might have competitive advantages from their broader commercial scope and economies of scale in pricing;

•	the risks inherent in the pharmaceutical industry;

•	the risks inherent in operating a single product company;

•	the risks of failure of the Menlo Phase II CPUO trial;

•	the risks of failure of one or both of the Menlo Phase III PN Trials to demonstrate Serlopitant Significance; and

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the projected liquidation value of Menlo in the event that Menlo’s clinical trials are not successful or FDA approval is not obtained, and the risks, costs and timing associated with liquidating Menlo or finding a reverse merger partner, compared to the value Menlo stockholders will receive in the Merger.

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Ability to Respond to Unsolicited Acquisition Proposals. The Menlo Board considered the “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof, permit Menlo to furnish information to and participate in discussions or negotiations with third parties that make acquisition proposals under certain circumstances, to change its recommendation to stockholders regarding the Merger Agreement and to terminate the Merger Agreement in order to approve a Superior Proposal, subject to payment of a termination fee to Foamix. The Menlo Board further considered the fact that the $3.7 million termination fee (approximately 2.76% of Menlo’s equity value) payable by Menlo is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and would not preclude another party from making a competing proposal.

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Negotiations with Foamix. The Menlo Board believes that as a result of arm’s length negotiations with Foamix, Menlo and its representatives negotiated the highest exchange ratio that Foamix was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Menlo in the aggregate to which Foamix was willing to agree.

•	Terms of the Merger Agreement. The Menlo Board also reviewed the terms of the Merger and associated transactions, including:

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the exchange ratio used to establish the number of shares of Menlo common stock to be issued in the Merger is fixed, and thus the relative percentage ownership of Menlo stockholders and Foamix shareholders immediately following the completion of the Merger is similarly fixed;

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the use of Menlo common stock and CSRs as the sole consideration in the Merger, except for cash to be paid in lieu of fractional shares, which will allow Menlo to proceed with the Merger without having to deplete its existing cash resources that will continue to fund its operations;

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the limited number and nature of the conditions to Foamix’s obligation to consummate the Merger, the limited risk of non-satisfaction of such conditions and the likelihood that the Merger will be consummated on a timely basis;

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the respective rights of, and limitations on, Menlo and Foamix under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Menlo or Foamix receive a Superior Proposal;

•	the reasonableness of the potential termination fee of $3.7 million which could become payable by Menlo to Foamix if the Merger Agreement is terminated in certain circumstances;

•	the reasonableness of the potential termination fee of $3.7 million which could become payable by Foamix to Menlo if the Merger Agreement is terminated in certain circumstances; and

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties, covenants and the conditions to their respective obligations, are reasonable under the circumstances.

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Voting Agreements. The Menlo Board viewed favorably the willingness of certain stockholders, who together hold approximately 30% of the shares of Menlo common stock outstanding as of the date of the Merger Agreement, to commit to vote in favor of the issuance of Menlo shares as Merger Consideration and the approval of the Merger. The Menlo Board also considered the fact that the voting agreement terminates upon any termination of the Merger Agreement, including upon Menlo’s termination to accept a Superior Proposal, such that the existence of the voting agreement would not be likely to deter or inhibit a Superior Proposal. Certain stockholders, who together hold approximately 19% of the outstanding shares of Foamix, also entered into voting agreements to commit to vote in favor of adoption of the Merger Agreement.

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Fairness Opinion. The Menlo Board considered the financial presentation and the opinion, each dated as of November 10, 2019, of Guggenheim Securities, as to the fairness, from a financial point of view and as of the date of the opinion, of the Final Exchange Ratio, to Menlo, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Guggenheim Securities as Menlo’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus.

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Likelihood of Consummation. The Menlo Board considered the likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, the likelihood of obtaining required regulatory approvals, and the remedies available under the Merger Agreement to Menlo in the event of various breaches by Foamix, which the Menlo Board believed supported the conclusion that a transaction with Foamix could be completed relatively quickly and in an orderly manner.

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Stockholder Approval. The Menlo Board considered that the Merger would be subject to the approval of Menlo stockholders and that stockholders, other than those who entered into voting agreements, would be free to reject the Merger.

Possible risks and countervailing factors associated with the Merger:

In the course of its deliberations, the Menlo Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

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Limited Stockholder Participation in Future Governance. The Menlo Board considered that its stockholders will have limited participation in future governance of the Combined Company, which will be determined by a board of directors initially comprised of a majority of the members of the current Foamix Board.

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Risk of Dilution as a Result of Adverse Phase III PN Trial Results. The Menlo Board considered the risk that Menlo stockholders may be significantly diluted in their ownership of the Combined Company if one or both of the Menlo Phase III PN Trials fail to demonstrate Serlopitant Significance which would result in an adjustment of the Exchange Ratio or the conversion of the CSRs issued to shareholders of Foamix into shares of Menlo’s common stock and an effective adjustment to the Exchange Ratio.

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Risk the Combined Company Will Not Perform as Expected. The Menlo Board considered the risk that the Combined Company will not realize the expected revenue or operating results or business prospects at all or within the expected timeframes due to unfavorable outcomes of ongoing clinical trials related to Menlo’s and Foamix’s products and product candidates, other product candidates of Foamix or for additional indications at all or in a timely manner or other factors, the significant costs that the Combined Company will incur to commercialize its products and the potential dilution of the stockholders of the Combined Company as a result of fundraising to support commercialization and future growth.

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Inability to Solicit Other Acquisition Proposals. The Menlo Board considered that the Merger Agreement includes a covenant prohibiting Menlo from directly or indirectly soliciting, initiating, knowingly encouraging or taking any other action designed to, or which is reasonably expected to facilitate, any inquiry, proposal or offer relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase or change in ownership of 15% or more of the assets, business or any class of equity securities of Menlo. The Menlo Board also considered, but did not consider preclusive, the fact that the right afforded to Foamix under the Merger Agreement to re-negotiate the terms of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Menlo.

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Termination Fee. The Menlo Board considered the fact that Menlo may be required to pay a termination fee of $3.7 million (approximately 2.76% of Menlo’s equity value) if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless Menlo entered into a more favorable transaction. The Menlo Board also recognized that the provisions in the Merger Agreement relating to this fee were insisted upon by Foamix as a condition to entering into the Merger Agreement.

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Effect of Public Announcement. The Menlo Board considered the effect of the public announcement of Menlo entering into the Merger Agreement on its operations, including its relationships with vendors and employees, its ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on its financial results as a result of that disruption, the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated thereby, including the Merger, and the possible volatility, at least in the short term, of the trading price of Menlo common stock resulting from the merger announcement.

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Opportunity Costs and Interim Operating Covenants. The Menlo Board considered that the focus and resources of Menlo management may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect its business.

The Menlo Board also considered the restrictions on the conduct of Menlo’s business during the pendency of the Merger, which may delay or prevent Menlo from undertaking potential business opportunities that may arise or may negatively affect its ability to attract, retain and motivate key personnel.

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Risk the Merger May Not Be Consummated. The Menlo Board considered the fact that consummation of the Merger is subject to the satisfaction of certain closing conditions that are not within Menlo’s control, including approval by the stockholders of Menlo, approval by the shareholders of Foamix, receipt of any necessary regulatory clearances and approvals and that no material adverse effect on Menlo has occurred. There can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result, it is possible that the Merger may not be consummated even if the Merger is approved by Menlo stockholders. The Menlo Board considered the fact that if the Merger is not consummated: (i) Menlo will have incurred significant transaction and opportunity costs, including the possibility of disruption to Menlo operations, diversion of management and employee attention, employee attrition and a potentially negative effect on Menlo’s business and customer relationships; (ii) the trading price of its common stock could be adversely affected; (iii) the market’s perceptions of its prospects could be adversely affected; (iv) Menlo may have foregone alternative strategic and commercial opportunities and (v) Menlo’s stockholders would bear the full risk of a failure of the Phase III PN Trials as a result of which Menlo may have to wind down its business.

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Transaction Costs. The Menlo Board considered the fact that Menlo has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated, including the costs associated with any related litigation.

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Potential Conflicts of Interest. The Menlo Board considered the risk that certain of Menlo’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement, including the Merger, as individuals that are in addition to, or that may be different from, the interests of its stockholders. See the section entitled “The Merger—Interests of Menlo’s Directors and Executive Officers in the Merger” beginning on page 148 of this joint proxy statement/prospectus.

The Menlo Board has determined and believes that the issuance of shares of Menlo common stock pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger is advisable, fair to, and in the best interests of, Menlo and its stockholders and has approved such issuance. The Menlo Board unanimously recommends that Menlo stockholders vote “FOR” the Menlo Merger Proposal to approve the issuance of shares of Menlo common stock to the Foamix shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger and the change of control of Menlo resulting from the Merger.

The Menlo Board has determined and believes that adjourning the Menlo meeting to a later date or time, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the Menlo meeting, there are not sufficient votes to approve the Menlo Merger Proposal is advisable, fair to, and in the best interests of, Menlo and its stockholders, and has approved such proposal. The Menlo Board unanimously recommends that Menlo stockholders vote “FOR” the Menlo Adjournment Proposal to adjourn the Menlo meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Menlo Merger Proposal.

Opinion of Barclays as Foamix’s Financial Advisor

Foamix engaged Barclays to act as its financial advisor in connection a potential strategic transaction with Menlo, pursuant to an engagement letter dated September 20, 2019. On November 10, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Foamix Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration (as defined in Barclays’ written opinion) to be offered to the shareholders of Foamix (other than the holders of Excluded Shares) was fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of November 10, 2019, is attached as Annex C to this Joint Proxy Statement/Prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Foamix Board, addresses only the fairness, from a financial point of view, of the Merger Consideration (as defined in Barclays’ written opinion) to be offered to the shareholders of Foamix and does not constitute a recommendation to any shareholder of Foamix as to how such shareholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm’s-length negotiations between Foamix and Menlo and were unanimously approved by the Foamix Board. Barclays did not recommend any specific form of consideration to Foamix or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, Foamix’s underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction in which Foamix may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be offered to the shareholders of Foamix in the Merger. No limitations were imposed by the Foamix Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•

reviewed and analyzed a draft of the Merger Agreement, dated as of November 10, 2019 and the specific terms of the Merger set forth therein, including a draft of the CSR Agreement, dated as of November 10, 2019;

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reviewed and analyzed publicly available information concerning Foamix that Barclays believed to be relevant to its analysis, including Foamix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019;

•

reviewed and analyzed publicly available information concerning Menlo that Barclays believed to be relevant to its analysis, including Menlo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Foamix furnished to Barclays by Foamix, including financial projections prepared by Foamix’s management;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Menlo furnished to Barclays by Foamix, including financial projections of Menlo prepared by the management of Foamix which reflect alternative scenarios regarding the possible results of the Phase III PN Trials (as such term is defined in the draft merger agreement) including the potential of such Phase III PN Trials (as such term is defined in the draft merger agreement) showing Serlopitant Significance (as such term is defined in the draft merger agreement, with such alternative scenarios, the “Alternative Scenarios”);

•

reviewed and analyzed a trading history of the Foamix shares and shares of Menlo common stock from November 8, 2018 to November 8, 2019 and a comparison of that trading history with those of other companies that we deemed relevant;

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reviewed and analyzed a comparison of the historical financial results and present financial condition of Foamix and Menlo with each other and with those of other companies that Barclays deemed relevant;

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reviewed and analyzed the pro forma impact of the Merger on the future financial performance of the Combined Company, including cost savings, operating synergies and other strategic benefits expected by the management of Foamix to result from a combination of the businesses (the “Synergies”);

•	reviewed and analyzed estimates and projections of Menlo’s tax position furnished to us by Foamix, including estimates and projections of net operating losses prepared by management of Foamix;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Foamix and Menlo;

•	had discussions with the management of Foamix and Menlo concerning their business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Foamix that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Foamix prepared by Foamix, upon advice of Foamix, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Foamix as to Foamix’s future financial performance and that Foamix would perform in accordance with such projections. With respect to the financial projections of Menlo prepared by Foamix, upon the advice of Foamix, Barclays assumed that the projections relating to each of the Alternative Scenarios were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Foamix as to the future financial performance of Menlo. Furthermore, upon the advice of Foamix, Barclays assumed that the amounts and timing of the Synergies are reasonable and that the Synergies will be realized in accordance with such estimates. Barclays also relied, at the direction of Foamix management, without independent verification, upon the assessments of the management of Foamix as to the product candidates of Foamix and Menlo, including in respect of the Phase III PN Trials (as such term is defined in the draft merger agreement) of Menlo and the risks associated with such trials (including, without limitation, the potential impact of drug competition, the timing and probability of successful testing, development and marketing, and of approval by appropriate governmental authorities, of such product candidates). In arriving at its opinion, Barclays assumed no responsibility for and it expressed no view as to any such projections or estimates (including the estimated synergies) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Foamix or Menlo and did not make or obtain any evaluations or appraisals of the assets or liabilities of Foamix or Menlo. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 10, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, November 10, 2019. In addition, Barclays expressed no opinion as to (i) the prices at which Foamix shares would trade following the announcement of the Merger, (ii) the prices at which shares of common stock of Menlo would trade following the announcement or consummation of the Merger or (iii) the value or price of the CSRs, if any, upon or after issuance thereof. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Menlo to be held by the shareholders of Foamix after the Merger and the conversion of the CSRs, if any, will be in excess of the market value of the Foamix shares owned by such shareholders at any time prior to the announcement or consummation of the Merger.

Barclays assumed that the executed Merger Agreement and CSR Agreement would conform in all material respects to the last draft reviewed by Barclays prior to the delivery of its opinion. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement, CSR Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Foamix, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Foamix had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the Foamix shares but rather made its determination as to fairness, from a financial point of view, to Foamix’s shareholders of the Merger Consideration (as defined in Barclays’ written opinion) to be offered to such shareholders in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Foamix Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Foamix or any other parties to the Merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Foamix, Menlo, Merger Sub or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Foamix, Menlo, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Discounted Cash Flow Analysis – Foamix

Barclays performed a discounted cash flow analysis of Foamix to determine ranges of implied net present values of aggregate equity value as of December 31, 2019, using a mid-year discounting convention. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Foamix using the discounted cash flow method, Barclays added (i) Foamix’s projected after-tax probability adjusted unlevered free cash flows for fiscal years 2020 through 2024 based on management projections to (ii) the “terminal value” of Foamix as of December 31, 2024, and discounted such amount to its present value using a range of selected discount rates. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. The after-tax unlevered free cash flows were calculated by taking the operating income before interest and tax expense and adding back depreciation and amortization and subtracting taxes (after considering the net operating losses of Foamix) and capital expenditures and adjusting for changes in working capital. The unlevered free cash flow in the terminal year reflected a normalized level of capital expenditures and depreciation and a tax rate per Foamix management. Using the “perpetuity growth” method, the terminal value of Foamix was estimated by selecting a range of 1.0% to 3.0% of annual growth rates for Foamix in perpetuity after December 31, 2024, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the financial projections by Foamix and market expectations regarding long-term growth of gross domestic product and inflation. The “terminal value” refers to the residual value of Foamix at the end of the forecast period and was estimated by selecting a range of perpetuity growth rates acknowledged by Foamix management. The range of after-tax discount rates of 12.0% to 14.0% was selected based on an analysis of the weighted average cost of capital of Foamix taking into account Foamix’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for Foamix and certain peer companies, market risk premium, tax rates and other appropriate factors. Barclays then calculated a range of implied equity values for Foamix (which ranged from approximately $310 million to $498 million) by adding estimated net cash (of approximately $34 million) as of December 31, 2019 to the estimated enterprise value using the discounted cash flow method. The following summarizes the result of these calculations:

Discounted Cash Flow Analysis
Implied Equity Value Reference Range	$310 - $498 million

Discounted Cash Flow Analysis – Menlo – Phase III PN Trials “Full Success”

In order to estimate the present value of Menlo in connection with the Alternative Scenario where both Phase III PN Trials show Serlopitant Significance prior to May 31, 2020 (such scenario, “Full Success”), Barclays performed a discounted cash flow analysis of Menlo to determine ranges of implied net present values of aggregate equity value as of December 31, 2019, using a mid-year discounting convention.

To calculate the estimated enterprise value of Menlo using the discounted cash flow method, Barclays added (i) Menlo’s projected after-tax probability adjusted unlevered free cash flows for fiscal years 2020 through 2035 based on the Menlo projections for Full Success provided to Barclays by Foamix management to (ii) the “terminal value” of Menlo as of December 31, 2035, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the operating income before interest and tax expense and adding back depreciation and amortization and subtracting taxes (after considering the net operating losses of Menlo) and capital expenditures and adjusting for changes in working capital. Using the “perpetuity growth” method, the terminal value of Menlo was estimated by selecting a range of -10.0% to 0.0% of annual growth rates for Menlo in perpetuity after December 31, 2035, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the Menlo projections for Full Success provided to Barclays by Foamix management. The “terminal value” refers to the residual value of Menlo at the end of the forecast period and was estimated by selecting a range of perpetuity growth rates for Menlo acknowledged by Foamix management. The range of after-tax discount rates of 12.0% to 14.0% was selected based on an analysis of the weighted average cost of capital of Menlo taking into account Menlo’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for Menlo and certain peer companies, market risk premium, tax rates and other appropriate factors. Barclays then calculated a range of implied equity values for Menlo (which ranged from approximately $273 million to $328 million) by adding estimated net cash (of approximately $74 million) as of December 31, 2019 to the estimated enterprise value using the discounted cash flow method. The following summarizes the result of these calculations:

Discounted Cash Flow Analysis – Full Success
Implied Equity Value Reference Range	$273 - $328 million

Based on the range of implied equity values calculated in the Foamix discounted cash flow analysis and the Menlo discounted cash flow analysis above, Barclays derived the implied pro forma ownership of the Combined Company by Foamix and Menlo stockholders. Barclays calculated the implied pro forma ownership of the Combined Company by (i) dividing the lowest implied equity value of Menlo by the sum of (A) the lowest implied equity value of Menlo and (B) the highest implied equity value of Foamix and (ii) dividing the highest implied equity value of Menlo by the sum of (A) the highest implied equity value of Menlo and (B) the lowest implied equity value of Foamix. The following table reflects the results of this analysis, as compared to the implied pro forma ownership of the Combined Company by Menlo (in the event the Phase III PN Trials are a Full Success) under the Merger of 41%:

Discounted Cash Flow Analysis – Full Success
Implied Menlo Pro-Forma Ownership Reference Range	35.4% - 51.4%

Discounted Cash Flow Analysis – Menlo – Phase III PN Trials “Partial Success”

In order to estimate the present value of Menlo in connection with the Alternative Scenario where only one of the Phase III PN Trials shows Serlopitant Significance prior to May 31, 2020 (such scenario, “Partial Success”), Barclays performed a discounted cash flow analysis of Menlo to determine ranges of implied net present values of aggregate equity value as of December 31, 2019, using a mid-year discounting convention.

To calculate the estimated enterprise value of Menlo using the discounted cash flow method, Barclays added (i) Foamix’s projected after-tax probability adjusted unlevered free cash flows for fiscal years 2020 through 2035 based on the Menlo projections for Partial Success provided to Barclays by Foamix management to (ii) the “terminal value” of Menlo as of December 31, 2035, and discounted such amount to its present value using a range of selected discount rates. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. The after-tax unlevered free cash flows were calculated by taking the operating income before interest and tax expense and adding back depreciation and amortization and subtracting taxes (after considering the net operating losses of Menlo) and capital expenditures and adjusting for changes in working capital. Using the “perpetuity growth” method, the terminal value of Menlo was estimated by selecting a range of -10.0% to 0.0% of annual growth rates for Menlo in perpetuity after December 31, 2035, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the Menlo projections for Partial Success provided to Barclays by Foamix management. The “terminal value” refers to the residual value of Menlo at the end of the forecast period and was estimated by selecting a range of perpetuity growth rates for Menlo acknowledged by Foamix management. The range of after-tax discount rates of 12.0% to 14.0% was selected based on an analysis of the weighted average cost of capital of Menlo taking into account Menlo’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for Menlo and certain peer companies, market risk premium, tax rates and other appropriate factors. Barclays then calculated a range of implied equity values for Menlo (which ranged from approximately $130 million to $161 million) by adding estimated net cash (of approximately $74 million) as of December 31, 2019 to the estimated enterprise value using the discounted cash flow method. The following summarizes the result of these calculations

Discounted Cash Flow Analysis – Partial Success
Implied Equity Value Reference Range	$130 - $161 million

Based on the range of implied equity values calculated in the Foamix discounted cash flow analysis and the Menlo discounted cash flow analysis above, Barclays derived the implied pro forma ownership of the Combined Company by Foamix and Menlo stockholders. Barclays calculated the implied pro forma ownership of the Combined Company by (i) dividing the lowest implied equity value of Menlo by the sum of (A) the lowest implied equity value of Menlo and (B) the highest implied equity value of Foamix and (ii) dividing the highest implied equity value of Menlo by the sum of (A) the highest implied equity value of Menlo and (B) the lowest implied equity value of Foamix. The following table reflects the results of this analysis, as compared to the implied pro forma ownership of the Combined Company by Menlo (in the event that the Phase III PN Trials are a Partial Success) under the Merger of 24%:

Discounted Cash Flow Analysis – Partial Success
Implied Menlo Pro-Forma Ownership Reference Range	20.7% - 34.2%

Equity Capitalization Valuation – Menlo – Phase III PN Trials “Failure”

In the Alternative Scenario where both Phase III PN Trials fail or results are not reported prior to May 31, 2020 (such scenario, “Failure”), Foamix effectively acquires approximately $43 million in net cash, based on the Menlo projections for Failure provided to Barclays by Foamix management.

Based on the high and low trading prices of Foamix shares since October 18, 2019, the date of FDA approval of AMZEEQTM, Foamix has an implied market capitalization range of $273 million to $172 million. Assuming capital markets discounts required to complete an equity raise, Barclays calculated that the number of Foamix shares that would be required to be issued in order to raise approximately $43 million, net of costs, would range from 12.4 million to 19.4 million shares. The following table reflects a hypothetical implied pro forma ownership of a diluted company with implied pro-forma shares (ranging from 75.4 million shares to

81.7 million shares) where Foamix engaged in a $43 million equity raise in the public equity markets as compared to the pro-forma ownership of the Combined Company by Menlo under the Merger of 18%:

Equity Capitalization – Phase III PN Failure
Implied Menlo Pro-Forma Ownership Reference Range	16.4% - 23.8%

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Foamix Board selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.

Barclays is acting as financial advisor to Foamix in connection with the Merger. As compensation for its services in connection with the Merger, Foamix paid Barclays $1,000,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger. Total compensation of $3,000,000 will be payable on completion of the Merger against which the amounts paid for the opinion will be credited. In addition, Foamix has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Foamix and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Foamix in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays have performed the following investment banking and financial services for Foamix: (i) served as underwriter/joint-book runner for the follow-on offering of approximately $57 million in Foamix shares in September 2016 and (ii) served as underwriter/joint-book runner for the follow-on offering of approximately $70 million in Foamix shares in September 2018. Barclays has not performed any investment banking services for Menlo in the past two years.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Foamix and Menlo and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Summary of Certain Foamix Unaudited Prospective Financial Information

Foamix does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, Foamix does not endorse the unaudited prospective financial information as a reliable indication of future results. Please see the risk factor “The financial analyses, estimates and forecasts presented herein and considered by Menlo and Foamix in connection with the Merger may not be realized.” in the section entitled “Risk Factors”. Foamix has prepared this unaudited prospective financial information on a different basis than the selected unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus and is including certain unaudited prospective financial information in this joint proxy statement/prospectus because they were among the financial information made available to the Foamix Board and Foamix’s financial advisor, and without probability adjustments to Menlo and Menlo’s financial advisor, in connection with their respective evaluations of the Merger. The unaudited prospective financial information is not being included in this joint proxy statement/prospectus in order to influence any Foamix shareholder or Menlo stockholder to make an investment decision with respect to the Merger or to influence any Foamix shareholder or Menlo stockholder as to whether or how such shareholder or stockholder should vote with respect to the Foamix proposals, the Menlo proposals, the Merger or the other transactions contemplated by the Merger Agreement or any other matter. The unaudited prospective financial information presented below was prepared by Foamix’s management for internal planning purposes prior to and during October and November 2019 and is the responsibility of Foamix management. The unaudited prospective financial information relating to Menlo was prepared by Foamix’s management, based in part on inputs from and discussions with Menlo management, and is the responsibility of Foamix’s management. The unaudited prospective financial information were based solely upon information available to Foamix’s management at the time of their preparation. The unaudited prospective financial information were based on estimates and assumptions made by Foamix’s management (in the case of the Menlo company forecasts, based in part on inputs from and discussions with Menlo management) prior to and during October/November 2019 and speak only as of that time.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Foamix’s management. Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, report incorporated by reference in this joint proxy statement/prospectus relates to Foamix’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Foamix, Menlo, any of their respective affiliates, any of their respective financial advisors or any other person considered, or now considers, this information (including any probability adjustments) to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Foamix shareholders and Menlo stockholders are urged to review the SEC filings of Foamix incorporated by reference into this joint proxy statement/prospectus for a description of risk factors with respect to the business of Foamix. See “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”. The unaudited prospective financial information of Foamix and Menlo was not prepared with a view toward public disclosure, and the unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The report of the independent registered public accounting firm of Foamix contained in Foamix’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, relates to Foamix’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not necessarily reflect Foamix’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the unaudited prospective financial information set forth below does not give effect to the Merger (except in the case of the unaudited forecasts for Menlo that Foamix’s management prepared), nor does it take into account the effect of any failure of the Merger to occur, and should not be viewed as accurate in those contexts.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Foamix, Menlo or any of their respective affiliates that it is or they view it as material information of Foamix, and in fact, none of the foregoing view the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding Foamix contained in this joint proxy statement/prospectus and Foamix’s public filings with the SEC.

This unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of unaudited prospective financial information, or U.S. GAAP.

Certain Projections of Foamix

Each year, in the normal course of business planning, Foamix’s management prepares, for internal use, certain unaudited prospective financial information with respect to Foamix’s business plans and operating plan for future periods. The preparation of these Foamix forecasts is part of the Company’s internal financial planning processes and is discussed with and reviewed by the Foamix Board from time to time.

In May 2019, following a recent market and demand research study commissioned by and evaluated by Foamix management for its lead product candidate, AMZEEQTM (formerly FMX101), Foamix management prepared a forecast, which included the Company’s anticipated U.S. revenue forecasts for sales of AMZEEQTM and FMX103, and anticipated operating expenses related to such product candidates and certain of its other pipeline projects which was presented to the Foamix Board at its regularly-scheduled Board meeting in May (“Foamix May Forecast”).

Beginning in late August 2019, Foamix management updated the Foamix May Forecast for its business for the purpose of considering and evaluating the potential merger with Menlo, taking into account recent developments in its supply chain, reimbursement and other commercialization efforts. This “Foamix August Forecast” reflected the results of the previous market research and demand study for AMZEEQTM, a recently completed market research and demand study for FMX103 and the Foamix May Forecast, and included Foamix’s revenue forecasts for its potential U.S. sales of AMZEEQTM and FMX103, updated to reflect recent developments in its commercialization efforts and anticipated operating expenses related to its pipeline projects, that had progressed since May (from which Foamix does not expect to earn revenue until after 2024). In providing the Foamix August Forecast to Barclays, Foamix ascribed a probability of technical and regulatory success adjustment of 90% for FMX103 (“Foamix August Probability-Adjusted Forecast”). Both of the internally prepared Foamix August Forecast and the Foamix August Probability-Adjusted Forecast (the latter of which is presented below) were based on information available to Foamix management and estimates, assumptions and judgments made by Foamix management at the respective times of their preparation and spoke only as of such times.

The Foamix August Forecast on which the below forecasts were based prior to the application of the probability-adjustment of 90% with respect to FMX103, were shared with Menlo and Guggenheim Securities, Menlo’s financial advisor.

The Foamix August Probability-Adjusted Forecast concerning Foamix on a standalone basis, without giving effect to the Merger, was made available to the Foamix Board for purposes of its consideration and evaluation of the Merger (in addition to Foamix’s internal planning purposes). The Foamix August Probability-Adjusted Forecast was presented to the Foamix Board and reviewed in meetings on September 25, 2019, October 24, 2019, November 6, 2019 and November 10, 2019 and Foamix management directed Barclays to use such Foamix August Probability-Adjusted Forecast for purposes of its financial analyses.

The Foamix August Probability-Adjusted Forecast include certain assumptions related to Foamix as to probability of success of its lead product candidates through FDA approval, estimates of U.S. sales of AMZEEQTM and FMX103, associated operational costs of such products as well as certain other Foamix pipeline candidates:

	2019E	2020E	2021E	2022E	2023E	2024E
Total Revenue(1)	$1	$43	$122	$159	$231	$285
EBIT(2)(4)	$(86)	$(78)	$(16)	$(6)	$56	$111
Unlevered Free Cash Flow(3)(4)	—	$(89)	$(38)	$(16)	$33	$92

(1)

Reflects net product revenue, assuming a 100% probability of technical and regulatory success for AMZEEQ and a 90% probability of technical and regulatory success for FMX103, plus minimum royalties from licensing activities.

(2)	Earnings before interest and taxes.
(3)	Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, less changes in net working capital, less capital expenditures.
(4)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Foamix Management’s Menlo Projections

Additionally, in connection with its evaluation of the Merger, Foamix management prepared certain unaudited forecasts for Menlo on a standalone basis with certain assumptions noted below (together, the “Foamix Management’s Menlo Forecasts”). Such Foamix Management’s Menlo Forecasts were prepared based on, among other things, the due diligence Foamix conducted on Menlo, inputs provided by and discussions with Menlo management, publicly available forecasts of Menlo’s future performance by certain independent financial analysts, and Foamix’s management’s view of the risks and opportunities facing Menlo.

Foamix Management’s Menlo Forecasts considered the potential results of the two outstanding Phase III PN Trials for serlopitant for pruritis associated with Prurigo Nodularis (“PN”), assumed the integration of such product into the Foamix infrastructure certain operating expenses associated with PN and assumed no further research and development costs or operating expenses on any indication outside of those associated with PN. Foamix management, when considering the potential results of the two outstanding Phase III PN Trials for serlopitant for pruritis associated with PN, developed the following risk-adjusted Foamix Management’s Menlo Forecasts:

•

“Full Success” – A forecast with respect to serlopitant for pruritis associated with PN, assuming both outstanding Phase III PN Trials meet their primary endpoints and applying a probability of technical and regulatory success of 90% for ultimate approval by the U.S. FDA.

•

“Partial Success” – A forecast with respect to serlopitant for pruritis associated with PN, assuming that one outstanding Phase III PN trial meets its primary endpoints and the other Phase III PN trial fails to meet its primary endpoint or is not delivered, taking into account the need for and costs associated with additional trials, if required, delay on approval and lower probability (65%) of technical and regulatory success for ultimate approval by the U.S. FDA.

•

“Failure” – Assumes acquisition by Foamix only of net cash held by Menlo at the closing of the Merger (and that both outstanding Phase III PN Trials fail to meet their primary endpoint or are not delivered)

A description of the projections that were provided by Menlo management and which Foamix management used for purposes of preparing its Foamix Management’s Menlo Forecasts are described in the section entitled “The Merger – Summary of Certain Menlo Unaudited Prospective Financial Information”. These Foamix Management’s Menlo Forecasts were provided to Barclays for its use in connection with its financial analyses.

The following tables present selected data from the Foamix Management’s Menlo Forecasts.

Foamix Management’s Menlo Forecast – Full Success

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Net Revenue(1)		—	$23	$55	$92	$118	$140	$131	$138	$146	$155	$164	$33	$26	$25	$24
EBIT(2)(4)	$(49)	$(29)	$0	$32	$70	$94	$116	$108	$115	$122	$129	$140	$29	$24	$22	$21
Unlevered Free Cash Flow(3)(4)	$(49)	$(29)	$(8)	$22	$53	$64	$82	$86	$86	$91	$97	$105	$67	$21	$17	$17

(1)	Assumes revenues for serlopitant for pruritis associated with PN only, applying a 90% probability of technical and regulatory success.
(2)	Earnings before interest and taxes.
(3)	Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, less changes in net working capital, less capital expenditures.
(4)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Foamix Management’s Menlo Forecast – Partial Success

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Net Revenue(1)	—	—	—	$8	$26	$49	$69	$83	$92	$98	$103	$109	$22	$18	$17	$16
EBIT(2)(4)	$(41)	$(17)	$(33)	$(17)	$14	$35	$55	$68	$76	$81	$86	$93	$15	$16	$15	$14
Unlevered Free Cash Flow(3)(4)	$(41)	$(17)	$(33)	$(20)	$8	$28	$48	$50	$56	$61	$65	$70	$41	$14	$12	$11

(1)	Assumes revenues for serlopitant for pruritis associated with PN only, applying a 65% probability of technical and regulatory success.
(2)	Earnings before interest and taxes.
(3)	Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, less changes in net working capital, less capital expenditures.
(4)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Foamix Management’s Menlo Forecast – Failure

Foamix Management’s Menlo Forecast in connection with a “failure” case assumed that Foamix only acquired Menlo’s net cash at the closing of the Merger, based upon Foamix management’s estimate of Menlo’s net cash balance of $43 million (which amount was net of estimated severance and other costs to wind down Menlo’s operations, as of March 31, 2020) and assumed that both outstanding Phase III PN Trials fail to meet their primary endpoint or are not delivered.

Although presented with numerical specificity, the unaudited prospective financial information described reflect numerous assumptions and estimates as to future events made by the management of Foamix (in the case of Foamix Management’s Menlo Forecasts, based in part on inputs from and discussions with Menlo management). In preparing the unaudited prospective financial information, Foamix made certain assumptions and estimates regarding, among other things, as applicable, the commercial launch of Foamix and Menlo future product candidates, third-party payor reimbursement for Foamix and Menlo product candidates, the completion of and favorable outcomes of clinical trials, the potential market size of treatments for any diseases, interest rates, corporate financing activities, including the amount and timing of the issuance of debt, the timing and amount of equity issuances or repurchases, the effective tax rate, the regulatory and legal environment in which Foamix operates and the amount of general and administrative costs. At the time such unaudited prospective financial information were prepared, Foamix’s management believed such assumptions and estimates were reasonable.

The unaudited prospective financial information constitutes forward-looking statements and no assurances can be given that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future tax rates and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Foamix and/or Menlo and will be beyond the control of the Combined Company. In addition, the unaudited prospective financial information will be affected by Foamix’s or the Combined Company’s, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

Foamix shareholders and Menlo stockholders are urged to review Foamix’s most recent SEC filings for a description of Foamix’s results of operations and financial condition and capital resources during 2017, 2018 and 2019, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Foamix’s Annual Report on Form 10-K for the year ended December 31, 2018, along with the unaudited condensed consolidated financial statements of Foamix contained in Foamix’s Quarterly Report on Form 10-Q for the three month period ended September 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this joint proxy statement/prospectus. No representation is made by Foamix, Menlo, any of their respective affiliates, any of their respective financial advisors or any other person to any Foamix shareholder or any Menlo stockholder regarding the ultimate performance of Foamix or the Combined Company compared to the information included in the unaudited prospective financial information. In particular, Foamix has made no representation to Menlo or any other party to the Merger Agreement concerning the unaudited prospective financial information. None of Foamix, Menlo, any of their respective affiliates or any of their respective financial advisors can provide assurance of the validity, reasonableness, accuracy or completeness of the unaudited prospective financial information included in this joint proxy statement/prospectus. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

FOAMIX DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Opinion of Guggenheim Securities as Menlo’s Financial Advisor

Overview

Menlo retained Guggenheim Securities as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Menlo. In selecting Guggenheim Securities as its financial advisor, Menlo considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biopharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the November 10, 2019 meeting of the Menlo Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Menlo Board to the effect that, as of November 10, 2019 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the Merger (which exchange ratio, as it may be adjusted pursuant to the Merger Agreement or effectively adjusted pursuant to the CSR Agreement, we refer to herein as the “Final Exchange Ratio”) was fair, from a financial point of view, to Menlo.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this joint proxy statement/prospectus):

•	was provided to the Menlo Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Final Exchange Ratio;

•	did not constitute a recommendation to the Menlo Board with respect to the Merger;

•	does not constitute advice or a recommendation to any holder of Menlo common stock as to how to vote or act in connection with the Merger or otherwise;

•

did not address Menlo’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Menlo or the effects of any other transaction in which Menlo might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Final Exchange Ratio to Menlo;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the transaction agreements (other than the adjustments to the Final Exchange Ratio contemplated by the Merger Agreement or the effective adjustments to the Final Exchange Ratio contemplated by the CSR Agreement) or (b) any voting or support agreement or any other agreement, transaction document or instrument contemplated by the transaction agreements or to be entered into or amended in connection with the Merger, (ii) the likelihood or probability of the (a) achievement of Serlopitant Significance, (b) timing of the Efficacy Determination or results of either of the Phase III PN Trials, (c) adjustment to the Final Exchange Ratio under the Merger Agreement or (d) effective adjustment to the Final Exchange Ratio under the CSR Agreement or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Menlo or Foamix; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Menlo’s or Foamix’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Final Exchange Ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the Merger Agreement dated as of November 8, 2019, which contains as an exhibit the form of CSR Agreement;

•	reviewed certain publicly available business and financial information regarding each of Menlo and Foamix;

•

reviewed certain non-public business and financial information regarding the respective businesses and future prospects of each of Menlo and Foamix, including (i)(a) certain unadjusted and probability-adjusted financial projections for Menlo for the years ending December 31, 2020 through December 31, 2033, reflecting four illustrative scenarios identified to Guggenheim Securities by Menlo as Scenario 1, the “PN + PSO/CPUO (Two Successful Phase III PN Trials) Case;” Scenario 2, the “PN Only (Two Successful PN Trials) Case;” Scenario 3, the “25% Probability of Scenario 1 and 75% Probability of Scenario 4 Case” or the “Mixed Data Case;” and Scenario 4, the “Negative Data or No Data by May 31, 2020 in Both Phase III PN Trials Case,” and (b) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Menlo and (ii)(a) certain modifications to and extrapolations of the Foamix Projections (as defined below), including certain unadjusted and probability-adjusted financial projections for Foamix for the years ending December 31, 2020 through December 31, 2033, and (b) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Foamix (clauses (i) and (ii) collectively, the “Menlo Projections”), all as prepared and approved for Guggenheim Securities’ use by Menlo’s senior management;

•

reviewed certain non-public business and financial information regarding Foamix’s business and future prospects, including certain financial projections for the years ending December 31, 2020 through December 31, 2024 (the “Foamix Projections” and together with the Menlo Projections, the “Financial Projections”), all as prepared and provided to Guggenheim Securities by Foamix’s senior management and reviewed by and discussed with Menlo’s senior management;

•

reviewed certain estimated operating and financial synergies (collectively, “synergy estimates” or “synergies”) expected to result from the Merger, all as prepared and approved for Guggenheim Securities’ use by Menlo’s senior management and discussed with Foamix’s senior management;

•

discussed with Menlo’s senior management their strategic and financial rationale for the Merger as well as their views of Menlo’s and Foamix’s respective businesses, operations, products, product candidates, technology, intellectual property, historical and projected financial results liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of shares of Menlo common stock) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	discussed with Foamix’s senior management their views of Foamix’s business, operations, products, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading activity of the Menlo common stock and Foamix shares;

•

performed financing-adjusted discounted cash flow analyses based on the probability-adjusted Menlo Projections (including each of the four illustrative scenarios previously identified), the synergy estimates and certain other information;

•

reviewed certain pro forma financial results, financial condition and capitalization of Menlo giving effect to the Merger, all as approved for Guggenheim Securities’ use by Menlo’s senior management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) provided by or discussed with Menlo or Foamix or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the (a) reasonableness or achievability of the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based or (b) probability adjustments reflected in each of the individual cases included in the Menlo Projections and (iii) relied upon the assurances of Menlo’s senior management that they are (in the case of information pertaining to Menlo, including the Menlo Projections) and assumed that Foamix’s senior management are (in the case of information pertaining to Foamix) unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Menlo Projections, the synergy estimates, any other estimates and any other forward-looking information provided by or discussed with Menlo, (a) Guggenheim Securities was advised by Menlo’s senior management, and Guggenheim Securities assumed, that the Menlo Projections (including, in each case, the probability adjustments reflected therein), the synergy estimates, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Menlo’s senior management as to the expected future performance of Menlo and Foamix, respectively, and the expected amounts and realization of such synergies (and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected) and (b) Guggenheim Securities assumed that the Menlo Projections (including, in each case, the probability adjustments reflected therein), the synergy estimates and such other estimates and other forward-looking information had been reviewed by the Menlo Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) the Foamix Projections, any other estimates and any other forward-looking information provided by or discussed with Foamix, Guggenheim Securities assumed that such Foamix Projections, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Foamix’s senior management as to the expected future performance of Foamix and (iii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

•	Guggenheim Securities relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments,

judgments and estimates of Menlo’s senior management as to, among other things, (i) the potential impact on Menlo and Foamix of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical sector, (ii) Menlo’s and Foamix’s existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon) and (iii) Menlo’s ability to effectively integrate the businesses and operations of Foamix. Guggenheim Securities assumed that there will not be any developments with respect to any of the foregoing matters that would have an effect on Menlo, Foamix or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Guggenheim Securities’ analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Menlo, Merger Sub, Foamix or any other entity or the solvency or fair value of Menlo, Merger Sub, Foamix or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Menlo’s senior management and Menlo’s other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Menlo, Merger Sub, Foamix or their respective securityholders.

•	Guggenheim Securities further assumed that:

•

in all respects meaningful to its analyses, (i) the final executed form of the transaction agreements would not differ from the drafts that Guggenheim Securities reviewed, (ii) Menlo, Merger Sub and Foamix will comply with all terms and provisions of the Merger Agreement, (iii) the representations and warranties of Menlo, Merger Sub and Foamix contained in Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof and (iv) at the direction of Menlo’s senior management, the Efficacy Determination will be delivered and the results of both Phase III PN Trials will be determined, in each case, prior to May 31, 2020; and

•

the Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Menlo, Merger Sub, Foamix or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of Menlo common stock or Foamix shares or other securities or financial instruments of or relating to Menlo or Foamix may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Menlo Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Menlo Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Menlo, Merger Sub, Foamix and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Final Exchange Ratio to Menlo.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses; and

•	such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Illustrative Comparison of Final Exchange Ratio to Historical Exchange Ratios

For illustrative purposes only, Guggenheim Securities compared the 0.5924 Final Exchange Ratio to current and longer-term average exchange ratios to calculate implied premia, as outlined in the table below. This analysis did not speak to the Final Exchange Ratio as it may otherwise be adjusted pursuant to the Merger Agreement or effectively adjusted pursuant to the CSR Agreement.

Illustrative Comparison of Final Exchange Ratio to Historical Exchange Ratios

Implied Exchange Ratio Based On:	Implied Exchange Ratio	Implied Premium (%)
Menlo Stock Price on November 8, 2019 ($5.22)	0.8314	40.4%
5-Day Average	0.7642	29.0%
10-Day Average	0.7058	19.2%
Since FDA Approval of AMZEEQ	0.6671	12.6%
30-Day Average	0.6519	10.1%
60-Day Average	0.6703	13.2%

Implied Exchange Ratios Analysis

In assessing the Final Exchange Ratio, Guggenheim Securities derived valuation ranges for each of Menlo and Foamix using the financial methodologies described below under the captions “Menlo Discounted Cash Flow Analyses”, and “Foamix Discounted Cash Flow Analyses”.

The following table summarizes the implied exchange ratios derived using the foregoing financial methodologies. With respect to any given range of implied exchange ratios, the high implied Final Exchange Ratio assumes the maximum Menlo per share equity value and minimum Foamix per share equity value, while the lower implied Final Exchange Ratio assumes the minimum Menlo per share equity value and maximum Foamix per share equity value. In conducting this analysis, Guggenheim Securities assumed, at the direction of Menlo’s senior management, that the Efficacy Determination and the results of the Phase III PN Trials will be delivered prior to May 31, 2020.

Implied Final Exchange Ratio Analysis (Excluding Synergies)

	Merger Final Exchange Ratio (Implied Menlo Pro Forma Ownership)	Implied Final Exchange Ratio (Implied Menlo Pro Forma Ownership)
		Low		High
Scenario 1: PN + PSO/CPUO (Two Successful Phase III PN Trials) Case	0.5924 (41%)	0.8076 (34.0%)	-	0.6510 (39.1%)
Scenario 2: PN Only (Two Successful Phase III PN Trials) Case	0.5924 (41%)	1.1306 (26.4%)	-	0.9124 (30.9%)
Scenario 3: 25% Probability of Scenario 1 and 75% Probability of Scenario 4 Case	1.2739 (24%)	1.9980 (16.6%)	-	1.6734 (19.2%)
Scenario 4: Negative Data or No Data by May 31, 2020 in Both Phase III PN Trials Case	1.8006 (18%)	3.9277 (9.1%)	-	3.5116 (10.0%)

Menlo Stand-Alone Discounted Cash Flow Analyses

Guggenheim Securities performed stand-alone financing-adjusted discounted cash flow (“DCF”) analyses of Menlo based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) through December 31, 2033 (assuming no terminal/continuing value at the end of the projection horizon), as adjusted for the projected probabilities of success of the four illustrative scenarios previously identified. In performing its financing-adjusted DCF analyses with respect to Menlo:

•

Guggenheim Securities utilized the Menlo Management’s Financial Projections and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Menlo, in each case, as provided and approved for Guggenheim Securities’ use by Menlo’s senior management.

•	Guggenheim Securities’ analysis took into account multiple hypothetical equity financings conducted through 2033 assuming a minimum year-end cash balance of $25 million and the related dilution.

•	Guggenheim Securities used a discount range of 13.00% – 15.00% based on its estimate of Menlo’s weighted average cost of capital.

•	Guggenheim Securities converted the DCF equity value to per share equity value using diluted shares outstanding (based on treasury method) at the respective per share equity values.

•	Guggenheim Securities assumed, at the direction of Menlo’s senior management, that the Efficacy Determination and the results of the Phase III PN Trials will be delivered prior to May 31, 2020.

Guggenheim Securities’ DCF analyses resulted in overall reference ranges for purposes of evaluating Menlo’s shares on an intrinsic-value basis as outlined in the tables below:

Menlo Stand-Alone DCF Valuation Reference Ranges

	Menlo Stand-Alone Value
	Equity Value ($ millions)			Equity Value Per Share
	Low		High	Low		High
Scenario 1: PN + PSO/CPUO (Two Successful Phase III PN Trials) Case	$206	-	$230	$7.80	-	$8.65
Scenario 2: PN Only (Two Successful Phase III PN Trials) Case	$144	-	$160	$5.57	-	$6.17
Scenario 3: 25% Probability of Scenario 1 and 75% Probability of Scenario 4 Case	$82	-	$88	$3.15	-	$3.36
Scenario 4: Negative Data or No Data by May 31, 2020 in Both Phase III PN Trials Case		$40			$1.60

Foamix Stand-Alone Discounted Cash Flow Analysis

Guggenheim Securities performed a stand-alone financing-adjusted DCF analysis of Foamix based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) through December 31, 2033 (assuming no terminal/continuing value at the end of the projection horizon). In performing its financing-adjusted DCF analysis with respect to Foamix:

•

Guggenheim Securities utilized the Menlo Management’s Financial Projections and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Foamix, in each case, as provided and approved for Guggenheim Securities’ use by Menlo’s senior management.

•	Guggenheim Securities’ analysis took into account multiple hypothetical equity financings conducted through 2033 assuming a minimum year-end cash balance of $25 million and the related dilution.

•	Guggenheim Securities used a discount range of 12.00% – 14.00% based on its estimate of Foamix’s weighted average cost of capital.

•	Guggenheim Securities converted the DCF equity value to per share equity value using diluted shares outstanding (based on treasury method) at the respective per share equity values.

Guggenheim Securities’ DCF analyses resulted in an overall reference range for purposes of evaluating Foamix’s shares on an intrinsic-value basis as outlined in the tables below:

Foamix Stand-Alone DCF Valuation Reference Ranges

Foamix Stand-Alone Value
Equity Value ($ millions)			Equity Value Per Share
Low		High	Low		High
$358	-	$402	$5.63	-	$6.30

Pro Forma Discounted Cash Flow Analyses

Guggenheim Securities also performed pro forma financing-adjusted DCF analyses of the combined company reflecting three different cases through December 31, 2033: (i) no synergy estimates associated with the Merger (the “no synergies” case), (ii) only operational synergy estimates associated with the Merger (the “operational synergies only” case) and (iii) operational and capital market synergy estimates associated with the Merger (the “operational and capital market synergies” case) and assuming different pro forma share counts based on the Final Exchange Ratio in each scenario. In performing its pro forma financing-adjusted DCF analysis with respect to the combined company:

•

Guggenheim Securities utilized the Menlo Management’s Financial Projections for Menlo and Foamix, the synergy estimates and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by the pro forma company, in each case, as provided and approved for Guggenheim Securities’ use by Menlo’s senior management.

•	Guggenheim Securities’ analysis took into account multiple hypothetical equity financings conducted through 2033 assuming a minimum year-end cash balance of $25 million and the related dilution.

•

Guggenheim Securities used the following discount rate ranges, in each case based on its estimate of Menlo’s weighted average cost of capital for such case: (i) with respect to the No Synergies and Operational Synergies Only cases, 13.00% – 15.00% and (ii) with respect to the Operational and Capital Markets case, 11.00% – 13.00%.

•	Guggenheim Securities assumed, at the direction of Menlo’s senior management, that the Efficacy Determination and the results of the Phase III PN Trials will be delivered prior to May 31, 2020.

Guggenheim Securities’ pro forma DCF analyses resulted in overall reference ranges for purposes of evaluating Menlo’s shares on an intrinsic-value basis (based on the percentage of Menlo’s ownership in the pro forma entity) as outlined in the tables below:

Menlo Stockholders’ Share of

Pro Forma Value Combined Company

Scenario 1: PN + PSO/CPUO (Two Successful Phase III PN Trials Case) Based on Final Exchange Ratio of 0.5924 (41% implied Menlo ownership in pro forma entity)

Menlo Stand-Alone Valuation Range	$7.80	-	$8.65

	Menlo’s Stockholders Share of Pro Forma Value of the Combined Entity			% Increase from Menlo Stand- Alone Value
	Low		High	Low		High
Non-Synergized Cases Reference Range	$7.90	-	$8.87	1%	-	3%
Synergized Cases Reference Range:
w/ Operational Synergies Only	$11.89	-	$13.43	52%	-	55%
w/ Operational and Capital Market Synergies	$13.46	-	$15.28	73%	-	77%

Scenario 2: PN Only (Two Successful Phase III PN Trials) Case Based on Final Exchange Ratio of 0.5924 (41% implied Menlo ownership in pro forma entity)

Menlo Stand-Alone Valuation Range	$5.57	-	$6.17

	Menlo’s Stockholders Share of Pro Forma Value of the Combined Entity			% Increase from Menlo Stand- Alone Value
	Low		High	Low		High
Non-Synergized Cases Reference Range	$7.00	-	$7.83	26%	-	27%
Synergized Cases Reference Range:
w/ Operational Synergies Only	$10.67	-	$11.98	91%	-	94%
w/ Operational and Capital Market Synergies	$12.00	-	$13.54	115%	-	119%

Scenario 3: 25% Probability of Scenario 1 and 75% Probability of Scenario 4 Based on Final Exchange Ratio of 1.2739 (24% implied Menlo ownership in pro forma entity)

Menlo Stand-Alone Valuation Range	$3.15	-	$3.36

	Menlo’s Stockholders Share of Pro Forma Value of the Combined Entity			% Increase from Menlo Stand- Alone Value
	Low		High	Low		High
Non-Synergized Cases Reference Range	$4.13	-	$4.59	31%	-	36%
Synergized Cases Reference Range:
w/ Operational Synergies Only	$4.83	-	$5.34	53%	-	59%
w/ Operational and Capital Market Synergies	$5.16	-	$5.73	64%	-	70%

Scenario 4: Negative Data or No Data by May 31, 2020 in Both Phase III PN Trials Case Based on Final Exchange Ratio of 1.8006 (18% implied Menlo ownership in pro forma entity)

Menlo Stand-Alone Valuation Range	$1.60

	Menlo’s Stockholders Share of Pro Forma Value of the Combined Entity			% Increase from Menlo Stand- Alone Value
	Low		High	Low		High
Synergy Agnostic Cases Reference Range	$2.83	-	$3.13	76%	-	95%

Other Considerations

Except as described in the summary above, Menlo did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Menlo and Foamix and were approved by the Menlo Board. The decision to enter into the transaction agreements was solely that of the Menlo Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Menlo Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Menlo Board with respect to the fairness, from a financial point of view, of the Final Exchange Ratio to Menlo.

Pursuant to the terms of Guggenheim Securities’ engagement, Menlo has agreed to pay Guggenheim Securities a cash transaction fee of $3.8 million upon Closing. An opinion fee of $1 million became payable upon the rendering by Guggenheim Securities of its opinion, which is creditable against the foregoing cash transaction fee. In addition, Menlo has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

During the two years prior to the rendering of its opinion, Guggenheim Securities has not been engaged by Menlo or Foamix to provide financial advisory or investment banking services for which Guggenheim Securities received fees, except in connection with Menlo’s initial public offering in January 2018, in which Guggenheim Securities acted as a joint bookrunning manager and received an agreed-upon fee. Guggenheim Securities may provide Menlo and Foamix and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Menlo, Foamix, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Menlo, Foamix, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Menlo, Foamix, other participants in the merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Menlo, Foamix, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Summary of Certain Menlo Unaudited Prospective Financial Information

In Menlo’s press releases announcing its annual and quarterly operating results, Menlo has from time to time provided public guidance as to the sufficiency of its cash and cash equivalents to fund its operating plan over a 12-month period, its projected cash runway, its projected operating expenses for the current calendar year, and general guidance as to expected increases and decreases in operating costs. For example, Menlo’s press release announcing its operating results for the second quarter of 2019 stated that Menlo believed its existing cash, cash equivalents and investments would allow it to fund its operations into the first quarter of 2021, and was furnished to the SEC on Form 8-K on August 1, 2019. Menlo does not otherwise publicly disclose projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates.

In the normal course of business planning, each year Menlo management prepares, for internal use, certain unaudited prospective financial information with respect to Menlo’s business plans for the immediately succeeding three-year period. This unaudited prospective financial information is part of its annual internal financial planning processes and is discussed, reviewed and approved by the Menlo Board annually. In addition, every quarter, Menlo management updates the Menlo Board approved three-year plan based on current information and shares these quarterly forecasts with the Menlo Board. Consistent with the normal course of business, as part of its annual internal financial planning processes, Menlo management prepared during the fourth quarter of 2018, and completed in the first quarter of 2019, for internal use, certain unaudited prospective financial information with respect to Menlo’s business plans for fiscal years 2019 through 2021. The three-year plan for fiscal years 2019 through 2021 (the “Three-Year Plan”) was updated quarterly in 2019 pursuant to Menlo’s historical quarterly forecast process, and, following the update for the third quarter of 2019, the operating expense projections for fiscal years 2019 through 2021 of the Three-Year Plan were shared with Menlo’s financial advisor, Guggenheim Securities, in August 2019. In addition, in March 2019, Menlo management shared with the Menlo Board revenue projections for serlopitant through 2033 informed by recent market research performed by Menlo management for its two lead indications, treatment of pruritus associated with PN and treatment of pruritus associated with psoriasis (the “March 2019 Serlopitant Revenue Projections”).

In August 2019, Menlo management prepared a set of long-range probability adjusted prospective financial information for Menlo for fiscal years 2020 through 2033 for the purpose of considering and evaluating the Merger (the “Menlo Management Menlo Projections”). The long-range probability adjusted prospective financial information incorporated certain of the projections included in the March 2019 Serlopitant Revenue Projections and Three Year Plan, as adjusted as discussed below. In addition to the Menlo Management Menlo Projections, in October 2019, Menlo management prepared summary selected unaudited prospective financial information for Foamix for the calendar years ending 2020 through 2033 (the “Menlo Management Foamix Projections”) in connection with Menlo’s evaluation of the Merger. The Menlo Management Foamix Projections were created by Menlo management based on unadjusted net revenue projections and operating expense projections for the years ended 2019 through 2024 provided by Foamix in September 2019. Such Foamix unadjusted net revenue and operating expense projections are referred to in “Summary of Certain Foamix Unaudited Prospective Financial Information—Certain Projections of Foamix”. Menlo management adjusted the Foamix provided net revenue and operating expense projections by applying their own assumptions as discussed in further detail below. The Menlo Management Menlo Projections and the Menlo Management Foamix Projections were shared with Guggenheim Securities in August and October 2019, respectively, and were not provided to Foamix prior to execution of the Merger Agreement. The Menlo Management Menlo Projections and Menlo Management Foamix Projections were prepared for each of Menlo and Foamix on a standalone basis, without giving effect to the Merger.

In October 2019, Guggenheim Securities prepared summary estimated unaudited pro forma projected financial information for the combined company (the “Pro Forma Analysis”) utilizing the Menlo Management Menlo Projections and the Menlo Management Foamix Projections, certain synergy estimates of at least $50 million per year starting in 2021 and certain estimates as to potentially realizable existing net operating loss carryforwards (“NOLs”) expected to be utilized by the pro forma combined company, in each case, as provided and approved for Guggenheim Securities’ use by Menlo’s senior management. The Pro Forma Analysis was prepared by Guggenheim Securities in connection with preparation of its financial analyses with respect to Menlo that was presented to the Menlo Board in connection with its evaluation and consideration of the Merger. Such financial analysis is summarized above under “—Opinion of Guggenheim Securities as Menlo’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus). The Pro Forma Analysis was not provided to Foamix prior to execution of the Merger Agreement. For a discussion of Menlo management projections provided to Foamix (the “Menlo Management Projections for Foamix” and, together with the Menlo Management Menlo Projections, the Menlo Management Foamix Projections, and the Pro Forma Analysis, the “Menlo Management Projections”), see the section entitled “—Projections Provided to Foamix”.

The Menlo Management Menlo Projections, the Menlo Management Foamix Projections, and the Pro Forma Analysis were presented to the Menlo Board and reviewed in meetings on October 9, 2019 and November 10, 2019 in connection with the Menlo Board’s evaluation and consideration of the Merger.

Menlo’s internally prepared Three-Year Plan, March 2019 Serlopitant Revenue Projections, and the Menlo Management Projections were based on information available to Menlo management and estimates, assumptions and judgments made by Menlo management at the respective times of their preparation and speak only as of such times. The Menlo Management Projections are not being included in this joint proxy statement/prospectus to influence the voting decision of any Menlo stockholder or Foamix shareholder with respect to the Merger, but instead because these Menlo Management Projections, in whole or in part, were provided, or formed the basis of what was provided, to the Menlo Board, in the case of the Menlo Management Menlo Projections, the Menlo Management Foamix Projections, and the Pro Forma Analysis, to Guggenheim Securities, in the case of the Menlo Management Menlo Projections, the Menlo Management Foamix Projections, and to Foamix, in the case of the Menlo Management Projections for Foamix, in connection with their evaluation of Merger as described herein. The inclusion of the Menlo Management Projections in this joint proxy statement/prospectus should not be regarded as an indication that Menlo, or any of Menlo’s advisors or representatives considered or consider such information to necessarily be an accurate prediction of future results or events, and the Menlo Management Projections presented below should not be relied upon as such.

You should note that the Menlo Management Projections set forth below constitute forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55 of this joint proxy statement/prospectus for more information. You should also note that the Menlo Management Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Menlo Management Menlo Projections and Menlo Management Projections for Foamix were prepared utilizing Menlo’s historical internal forecast approach utilized for purposes of developing the Three-Year Plan and March 2019 Serlopitant Revenue Projections and do not give effect to the adoption of any new accounting pronouncements. The Menlo Management Projections included in this section have been prepared by, and are the responsibility of, Menlo management. Neither Menlo’s nor Foamix’s respective independent registered public accountants, nor any other independent accountants or financial advisors, have reviewed, examined, compiled or otherwise applied or performed any procedures with respect to the unaudited prospective financial information set forth below, nor have they expressed any opinion, judgment or any other form of assurance with respect to such information or its reasonableness, achievability or accuracy, and accordingly none of them assumes any responsibility for, and each disclaims any association with, the Menlo Management Projections. The Mayer Hoffman McCann P.C. report incorporated by reference in this joint proxy statement/prospectus relates to Menlo’s historical financial information. It does not extend to the Menlo

Management Projections and should not be read to do so. Furthermore, the Menlo Management Projections do not take into account any circumstances or events occurring after the date it was prepared and some or all of the assumptions made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date.

The Menlo Management Projections set forth below should not be relied upon as necessarily indicative of actual future results for Menlo, Foamix or the combined company, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such Menlo Management Projections. Furthermore, since the Menlo Management Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Although the Menlo Management Projections are presented with numerical specificity, the Menlo Management Projections reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by Menlo management as of the date of their use in preparing the Menlo Management Projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Menlo Management Projections set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Menlo’s or Foamix’s respective businesses, financial condition or results of operations, and other risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 41 and 55, respectively, of this joint proxy statement/prospectus. Accordingly, the Menlo Management Projections set forth below may not necessarily be indicative of the actual future performance of Menlo, Foamix, or Menlo after consummation of the Merger, and actual results may differ materially from those presented below. Inclusion of the Menlo Management Projections set forth below should not be regarded as a representation by Menlo or any person that the results projected will necessarily be achieved, and they should not be relied on as such. You are cautioned not to rely on the Menlo Management Projections. The inclusion of this information should not be regarded as an indication that the Foamix Board, the Menlo Board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. There can be no assurance that the Menlo Management Projections will be realized or that actual results will not be significantly higher or lower than estimated. Furthermore, the Menlo Management Projections set forth below may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, NONE OF MENLO, FOAMIX OR ANY OF MENLO’S OR FOAMIX’S RESPECTIVE ADVISORS OR REPRESENTATIVES INTENDS TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE MENLO MANAGEMENT PROJECTIONS OR ANY OTHER FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH MENLO MANAGEMENT PROJECTIONS OR OTHER FORECASTS, AS APPLICABLE, WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MENLO MANAGEMENT PROJECTIONS OR OTHER FORECAST ARE SHOWN TO BE IN ERROR. MENLO’S STOCKHOLDERS AND FOAMIX’S SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE MENLO MANAGEMENT PROJECTIONS INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND SUCH UNAUDITED FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT MENLO, THE MENLO BOARD, GUGGENHEIM SECURITIES, FOAMIX OR ANY OTHER PERSON CONSIDERED, OR NOW CONSIDERS, THEM TO BE RELIABLE PREDICTIONS OF FUTURE RESULTS, AND THEY SHOULD NOT BE RELIED UPON AS SUCH.

Menlo Management Menlo Projections

The following table presents summary selected unaudited prospective financial information from the Menlo Management Menlo Projections for the calendar years ending 2020 through 2033, which were prepared by Menlo management in August 2019 in connection with Menlo’s evaluation of the Merger. The Menlo Management Menlo Projections include certain assumptions made by Menlo management’s team, including, among others, assumptions related to serlopitant as to probability of success through FDA approval, estimates of U.S. sales of serlopitant, associated operational costs, and federal and state tax NOLs under two primary scenarios:

•

Scenario 1: Assuming serlopitant is approved for the treatment of pruritus associated with PN in 2021 and either chronic pruritus of unknown origin or pruritus associated with psoriasis by 2023 (the “PN + PSO/CPUO (Two Successful Phase III PN Trials) Case”); and

•	Scenario 2: Assuming serlopitant is only approved for the treatment of pruritus associated with PN in 2021 (the “PN Only (Two Successful Phase III PN Trials) Case”).

The Menlo Management Menlo Projections incorporated certain of the projections included in the March 2019 Serlopitant Revenue Projections and Three Year Plan, as adjusted, in the case of Scenario 1, to delay the commencement of revenue from a second indication for serlopitant and, in the case of Scenario 2, to exclude certain operating expenses relating to the development and commercialization of serlopitant for a second indication.

In the Menlo Management Menlo Projections, Menlo management assumed a base probability of success of (i) 85% for the first indication of the treatment of pruritus associated with PN and (ii) 51% and 0% for a second indication of the treatment of pruritus associated with psoriasis or chronic pruritus of unknown origin for Scenarios 1 and 2, respectively. See the section entitled “—Projections Provided to Foamix” below for non-risk adjusted revenue projections.

Menlo Management Menlo Projections (Standalone, Pre-Merger Basis)

($ in millions, unaudited)

Scenario 1: PN + PSO/CPUO (Two Successful Phase III PN Trials) Case

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Net Revenue	$—	$1	$10	$42	$109	$207	$312	$381	$445	$487	$524	$562	$600	$314
Gross Profit	—	1	10	39	101	193	290	355	414	453	487	523	558	292
EBIT (1)(3)	(71)	(115)	(64)	(61)	(9)	80	166	206	244	268	289	310	332	158
Net Income	$(71)	$(115)	$(64)	$(61)	$(9)	$75	$157	$196	$231	$254	$216	$231	$247	$118

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow (2)(3)	$(72)	$(116)	$(66)	$(66)	$(17)	$64	$145	$187	$223	$248	$210	$225	$241	$145

Scenario 2: PN Only (Two Successful Phase III PN Trials) Case

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Net Revenue	$0	$2	$15	$51	$103	$147	$182	$217	$240	$264	$286	$307	$329	$190
Gross Profit	—	2	14	47	96	136	169	202	223	246	266	286	306	177
EBIT (1)(3)	(59)	(88)	(53)	(22)	24	68	88	109	122	135	148	160	172	88
Net Income	$(59)	$(88)	$(53)	$(22)	$23	$64	$83	$103	$115	$119	$110	$119	$128	$65

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow (2)(3)	$(60)	$(89)	$(56)	$(27)	$16	$58	$79	$98	$112	$115	$106	$115	$124	$77

(1)	Earnings before interest and taxes (“EBIT”) refers to Menlo’s gross profit less operating expenses.
(2)

Unlevered Free Cash Flow is defined for purposes of the Menlo Management Menlo Projections as EBIT less income tax expenses, plus depreciation and amortization, less changes in working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Menlo Management Foamix Projections

The following table presents summary selected unaudited prospective financial information from the Menlo Management Foamix Projections for Foamix for the calendar years ending 2020 through 2033, which were prepared by Menlo management in connection with Menlo’s evaluation of the Merger. The Menlo Management Foamix Projections were created by Menlo management based on unadjusted net revenue and operating expense projections provided by Foamix for the years ended 2019 through 2024. Such Foamix unadjusted net revenue and operating expense projections can be found under the heading “Summary of Certain Foamix Unaudited Prospective Financial Information—Certain Projections of Foamix”. Menlo management adjusted certain of the inputs and assumptions for such projections based on their knowledge of the dermatology industry and experience within the sector, as well as their diligence of Foamix’s products and product candidates. Menlo management then estimated net revenue and operating expenses for 2025 through 2033 by extrapolating the adjusted projections. The assumptions assessed by Menlo management included, among others, assumptions related to Foamix’s product candidate, FMX103, as to probability of success through FDA approval, estimates of U.S. sales of Foamix’s approved product, AMZEEQTM, and FMX103, associated operational costs, NOLs and other assumptions. In particular, Menlo’s management assumed a base probability of success (NDA approval) of (i) 100% for AMZEEQTM and (ii) 85% for FMX103.

Menlo Management Foamix Projections (Standalone, Pre-Merger Basis)

($ in millions, unaudited)

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Net Revenue	$29	$73	$119	$190	$248	$281	$317	$335	$354	$375	$396	$80	$65	$58
Gross Profit	25	63	103	171	224	254	286	303	320	338	358	73	58	53
EBIT (1)(3)	(75)	(33)	8	79	132	164	176	186	197	208	220	45	37	33
Net Income	$(75)	$(33)	$8	$75	$125	$138	$131	$138	$146	$155	$164	$34	$27	$25

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow (2)(3)	$(78)	$(38)	$2	$67	$118	$134	$126	$135	$143	$151	$160	$64	$27	$23

(1)	Earnings before interest and taxes (“EBIT”) refers to Foamix’s gross profit less operating expenses.
(2)

Unlevered Free Cash Flow is defined for purposes of the Menlo Management Foamix Projections as EBIT less income tax expenses, plus depreciation and amortization, less changes in working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Pro Forma Analysis

The following table presents summary selected unaudited pro forma projected financial information from the Pro Forma Analysis, which was prepared by Guggenheim Securities utilizing the Menlo Management Menlo Projections and the Menlo Management Foamix Projections, certain synergy estimates and certain estimates as to potentially realizable existing NOLs expected to be utilized by the pro forma combined company, in each case, as provided and approved for Guggenheim Securities’ use by Menlo management. The Pro Forma Analysis was based on its assumptions in respect of the combined company following the completion of the Merger for the calendar years ending 2020 through 2033 in connection with Menlo’s evaluation of the Merger, including, among others, assumptions related to serlopitant and FMX103, as to probability of success through FDA approval, estimates of U.S. sales of serlopitant, AMZEEQTM and FMX103, associated operational costs, synergies, and NOLs for Scenario 1 and Scenario 2.

In particular, Menlo management assumed the same base probabilities of success (NDA approval) utilized for purposes of the Menlo Management Menlo Projections and Menlo Management Foamix Projections, which were (i) 85% for the first indication of the treatment of pruritus associated with PN, (ii) 51% and 0% for a second indication of the treatment of pruritus associated with psoriasis or pruritus associated with chronic pruritus of unknown origin for Scenarios 1 and 2, respectively, (iii) 100% for FMX101 and (iv) 85% for FMX103. In addition, the assumptions included a pro forma expense of $12 million expenses in 2020 for transaction related expenses, synergies of at least $50 million per year starting in 2021, a base tax rate of 25.7% and an increase in working capital equal to 10% of the increase of revenue year-over-year.

Pro Forma Analysis (Post-Merger Basis)

($ in millions, unaudited)

Scenario 1: PN + PSO/CPUO (Two Successful Phase III PN Trials) Case for Menlo and Menlo Management Foamix Case for Foamix (including synergies)

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Net Revenue	$29	$74	$129	$232	$356	$489	$629	$717	$800	$862	$920	$643	$665	$372
Gross Profit	25	64	113	210	325	447	577	657	734	791	845	596	617	345
EBIT (1)(3)	(137)	(77)	(3)	80	187	308	409	465	518	557	594	444	461	269
Net Income	$(137)	$(77)	$(3)	$76	$177	$285	$305	$346	$386	$415	$442	$331	$343	$201

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow (2)(3)	$(140)	$(81)	$(8)	$67	$166	$273	$292	$338	$378	$409	$437	$359	$342	$226

Scenario 2: PN Only (Two Successful Phase III PN Trials) Case for Menlo and Menlo Management Foamix Case for Foamix (including synergies)

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Net Revenue	$29	$75	$134	$241	$350	$428	$499	$552	$595	$639	$682	$388	$393	$248
Gross Profit	25	65	118	218	319	390	455	505	543	584	624	358	364	229
EBIT (1)(3)	(126)	(54)	7	110	210	287	323	357	384	412	439	279	285	190
Net Income	$(126)	$(54)	$7	$105	$200	$247	$241	$266	$286	$307	$327	$208	$213	$142

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow (2)(3)	$(129)	$(59)	$1	$94	$189	$239	$234	$261	$282	$302	$323	$237	$212	$156

(1)	Earnings before interest and taxes (“EBIT”) refers to the pro forma gross profit less operating expenses.
(2)

Unlevered Free Cash Flow is defined for purposes of the Pro Forma Analysis as EBIT less income tax expenses, plus depreciation and amortization, less changes in working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Additional Scenarios for Analysis

As described above under the heading “Opinion of Guggenheim Securities as Menlo’s Financial Advisor—Summary of Financial Analysis,” for purposes of its fairness opinion, Guggenheim Securities utilized the projections for Scenarios 1 and 2 of the Pro Forma Analysis, to derive the equity valuation of the combined company. In addition, at the direction of Menlo management, Guggenheim Securities analyzed two additional scenarios:

•

Scenario 3: Assuming one successful Phase III PN trial and one failed Phase III PN trial (the “Mixed Data Case”), management assessed a 25% probability of achieving Scenario 1 and 75% probability of achieving Scenario 4; and

•

Scenario 4: Assuming failure or no receipt of data with respect to both of Menlo’s Phase III PN Trials by May 31, 2020 (the “Negative Data or No Data by May 31, 2020 in Both Phase III PN Trials Case”).

The equity valuation calculation for Scenario 4 assumes two Phase III PN trial failures or that Menlo will not have received data with respect to either Phase III trials and the winding-up of Menlo’s business. Based on expenses and cash flow estimates in the Three-Year Plan, Menlo management estimated cash balance for Menlo as of March 31, 2020 to be approximately $58.0 million. Factoring in estimated wind-down costs of approximately $18.0 million, Menlo management estimated Menlo’s resulting cash balance to be approximately $40.0 million as of March 31, 2020, net of costs to wind-down operations.

The equity valuation calculation for Scenario 3 assumes one Phase III PN trial failure, which result Menlo management believes would result in an equity valuation equivalent to a weighted-average of Scenario 1 and Scenario 4, with Scenario 1 being ascribed a probability of 25% and the Scenario 4 being ascribed a probability of 75%. This weighting reflected both estimated regulatory probabilities, and the financial market impact of a significant delay and challenges in meeting company funding requirements if additional trials were to be required for serlopitant. No stand-alone projections were prepared for either Scenarios 3 or 4.

Projections Provided to Foamix

Menlo management prepared and provided the following Menlo Management Projections for Foamix to Foamix in connection with the Merger:

•	In August 2019, Menlo provided projected operating expenses of $77.1, $82.8 and $113.2 for 2019, 2020 and 2021 from the Three-Year Plan; and

•

In September 2019, Menlo provided projected non-risk adjusted revenues as set forth in the tables below, which Menlo derived from the revenue scenarios included in the March 2019 Serlopitant Revenue Projections, as adjusted to delay the commencement of revenue for the psoriasis indication to 2023. The March 2019 Serlopitant Revenue Projections did not include a revenue estimate for CPUO. Accordingly, for the purposes of CPUO revenue projections provided to Foamix, Menlo management assumed CPUO revenues began in 2022 and were similar to estimated psoriasis revenues.

Menlo Revenue Projections Provided to Foamix

($ in millions, unaudited)

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
PN in the PN Only case		2	18	60	121	172	214	255	282	311	337	361	387	223
PN in the PN + CPUO/PSO case		1	8	26	53	75	93	110	121	134	147	162	178	104
CPUO	—		11	69	202	359	445	540	588	628	670	710	751	434
PSO	—	—		11	69	202	359	445	540	588	628	670	710	344

MENLO DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE ABOVE MENLO MANAGEMENT PROJECTIONS OR ANY OTHER FORECAST TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN SUCH MENLO MANAGEMENT PROJECTIONS OR OTHER FORECAST, AS APPLICABLE, WAS PREPARED OR TO REFLECT THE OCCURRENCE OF EVENTS OCCURRING AFTER THE DATE WHEN SUCH FINAL UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR OTHER SUCH FORECAST, AS APPLICABLE, WAS PREPARED, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH MENLO MANAGEMENT PROJECTIONS OR OTHER SUCH FORECAST, AS APPLICABLE, ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT-TERM), EXCEPT AS MAY BE REQUIRED BY LAW.

Board of Directors and Management After the Merger

Board of Directors

Upon the Closing, the Board will be composed of seven (7) members.

As of the date of this joint proxy statement/prospectus, Menlo and Foamix have determined that the following persons will serve on the Board:

•	David Domzalski (who was selected by Foamix) will be appointed to the Board as a Class I director with a term ending at the 2022 annual meeting of Menlo.

•	Steven Basta (who was selected by Menlo) will be appointed to the Board as a Class I director with a term ending at the 2022 annual meeting of Menlo.

In addition, prior to the Closing Date, four additional Foamix Designees will be appointed by Foamix. Two Foamix Designees shall be appointed to the Board as Class II directors with terms ending at the 2020 annual meeting of Menlo and two Foamix Designees shall be appointed to the Board as Class III directors with terms ending at the 2021 annual meeting of Menlo. One additional Menlo Designee will be appointed by Menlo to the Board as a Class I director with a term ending at the 2022 annual meeting of Menlo. The remainder of the Foamix Designees will be independent and the second Menlo Designee will be independent. Other than as described above, there are no agreements between Menlo and Foamix regarding, and no decisions have been made with respect to, the selection of directors of Menlo following the Merger.

Management

Pursuant to the Merger Agreement, following the Effective Time, Menlo will take all action necessary to appoint the officers of Foamix to become the equivalent officers of Menlo. The executive management team of Menlo is expected to be composed solely of the members of Foamix’s executive management team, as listed below:

Name	Title
David Domzalski	Chief Executive Officer
Ilan Hadar	Chief Financial Officer and Country Manager
Matt Wiley	Chief Commercial Officer
Dr. Iain Stuart	Chief Scientific Officer
Mutya Harsch	General Counsel and Chief Legal Officer

Interests of Foamix’s Directors and Executive Officers in the Merger

In considering the recommendation of the Foamix Board that Foamix shareholders vote to approve the Foamix Merger Proposal, Foamix shareholders should be aware that the directors and executive officers of Foamix have certain interests in the transaction that may be different from, or in addition to, the interests of Foamix shareholders generally. The Foamix Board was aware of these interests and considered them, among other things, in evaluating the Merger Agreement and the Merger and in recommending that the Foamix shareholders approve the Foamix Merger Proposal.

Treatment of Foamix Equity Awards

At the Effective Time, each Foamix option and Foamix RSU that is outstanding immediately prior to the Effective Time will be assumed by Menlo as described below.

•

Each Foamix RSU will be converted into an Adjusted RSU Award and will have the same terms and conditions as applied to the Foamix RSU immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo common stock equal to the product obtained by multiplying (i) the number of Foamix shares subject to the Foamix RSU immediately prior to the Effective Time by (ii) the Exchange Ratio.

•	Each Foamix option will be converted into an Adjusted Option with the same terms and conditions as applied to the Foamix option; however, the Adjusted Option will cover a number of shares of Menlo common stock equal to the product of (i) the number of Foamix shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and will have an exercise price per share equal to the quotient of (x) the exercise price per Foamix share subject to such Foamix option immediately prior to the Effective Time divided by (y) the Exchange Ratio.

If the CSR converts into shares of Menlo common stock in accordance with the terms of the CSR Agreement, (i) holders of Adjusted RSU Awards will receive a number of additional restricted stock units based on the additional shares of Menlo common stock that each Foamix share receives upon conversion of a CSR and (ii) the Menlo Board shall make equitable adjustments to the exercise price per share and the number of shares of Menlo common stock subject to the Adjusted Option to reflect the value of Menlo common stock issuable in respect of the CSR.

The Merger will not constitute a change in control, or any term of similar import, for purposes of Foamix’s equity plans and outstanding Foamix equity awards.

Treatment of Foamix ESPP

Prior to the Effective Time, Foamix will (i) cause any outstanding offering period under the Foamix ESPP to be terminated as of the Designated Date, (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP, in each case, conditioned upon the consummation of the Merger. On the Designated Date, Foamix will apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix shares in accordance with the terms of the Foamix ESPP.

At least five (5) days prior to the Closing, Foamix may terminate the Foamix ESPP, or may require that Menlo terminate the Menlo ESPP, effective as of immediately prior to the Effective Time (and subject to the Closing). If the Foamix ESPP is not terminated prior to the Effective Time, then at the Effective Time, Menlo will assume the Foamix ESPP, which will continue in effect in accordance with its terms following the Effective Time, except that each purchase right under the Foamix ESPP following the Effective Time will relate to shares of Menlo common stock.

Employment Agreements

Foamix has entered into employment agreements with its executive officers, which provide for certain severance payments and benefits upon qualifying terminations of employment, as further described below.

As of the date of this joint proxy statement/prospectus, it is not anticipated that Foamix’s named executive officers will experience a termination of employment in connection with the Merger and, therefore, while severance amounts have been described in accordance with SEC rules, Foamix’s named executive officers are not expected to receive the payments and benefits described below in connection with the Merger.

David Domzalski

Foamix entered into an employment agreement with David Domzalski, effective as of November 27, 2017, as amended on May 6, 2019. Mr. Domzalski’s employment agreement provides that, in the event of a termination of his employment without cause, subject to Mr. Domzalski’s execution and non-revocation of a release of claims and continued compliance with restrictive covenants and other material ongoing obligations, Mr. Domzalski will receive (i) salary continuation for twelve (12) months following the date of termination, payable in accordance with Foamix’s normal payroll practices, (ii) continued healthcare plan coverage at active employee rates for twelve (12) months following the date of termination and (iii) accelerated vesting of Foamix options and Foamix RSUs held by Mr. Domzalski.

Mr. Domzalski is subject to customary non-competition and non-solicitation of employees and customary covenants for twelve (12) months following termination of employment.

Further details on the value of severance payments and benefits that would become payable to Mr. Domzalski upon a termination of his employment without cause immediately following the Effective Time, including the value of the accelerated vesting of equity awards, are included in the section below entitled “ —Golden Parachute Compensation” beginning on page 149 of this joint proxy statement/prospectus.

Mr. Domzalski’s employment agreement also provides certain additional payments that are triggered upon a change in control.

However, Foamix does not believe the Merger constitutes a change in control and therefore these additional payments will not be triggered.

Ilan Hadar

Foamix entered into an employment agreement with Ilan Hadar, effective as of July 1, 2017. Mr. Hadar’s employment agreement provides that, in the event of a termination of his employment other than for cause, subject to the approval of the Foamix Board and Mr. Hadar’s execution of a release of claims, Mr. Hadar will receive salary and fringe benefit continuation for six (6) months following the date of termination, payable in accordance with Foamix’s normal payroll practices. In addition, Mr. Hadar will be entitled to receive a prorated bonus for the year of termination.

Mr. Hadar is subject to customary non-competition and non-solicitation of employees and customary covenants for twelve (12) months following termination of employment.

Further details on the value of severance payments and benefits that would become payable to Mr. Hadar upon a termination of his employment without cause immediately following the Effective Time are included in the section below entitled “—Golden Parachute Compensation” beginning on page 149 of this joint proxy statement/prospectus.

Mr. Hadar’s employment agreement also provides certain additional payments that are triggered upon a change in control.

However, Foamix does not believe the Merger constitutes a change in control and therefore these additional payments will not be triggered.

Mutya Harsch

Foamix entered into an offer letter with Mutya Harsch, effective as of November 1, 2017, as amended on May 6, 2019. Ms. Harsch’s offer letter provides that, in the event of a termination of her employment without cause, subject to Ms. Harsch’s execution of a release of claims, Ms. Harsch will receive (i) a lump sum severance payment equal to base salary for three (3) months, plus one (1) month for every full year she has served as an employee of Foamix (up to twelve (12) months) and (ii) continued healthcare plan coverage at active employee rates for three (3) months following the date of termination, plus one (1) month for every full year she has served as an employee of Foamix (up to twelve (12) months).

Ms. Harsch is subject to customary non-competition and non-solicitation of employees and customary covenants for twelve (12) months following termination of employment.

Further details on the value of severance payments and benefits that would become payable to Ms. Harsch upon a termination of her employment without cause immediately following the Effective Time are included in the section below entitled “—Golden Parachute Compensation” beginning on page 149 of this joint proxy statement/prospectus).

Ms. Harsch’s employment agreement also provides certain additional payments that are triggered upon a change in control.

However, Foamix does not believe the Merger constitutes a change in control and therefore these additional payments will not be triggered.

Matthew Wiley

Foamix entered into an offer letter with Matthew Wiley, effective as of October 12, 2018, as amended on May 6, 2019. Mr. Wiley’s offer letter provides that, in the event of a termination of his employment without cause, subject to Mr. Wiley’s execution of a release of claims, Mr. Wiley will receive (i) a lump sum severance payment equal to base salary for six (6) months, plus one (1) month for every full year he has served as an employee of Foamix (up to twelve (12) months) and (ii) continued healthcare plan coverage at active employee rates for six (6) months following the date of termination, plus one (1) month for every full year he has served as an employee of Foamix (up to twelve (12) months).

Mr. Wiley is subject to customary non-competition and non-solicitation of employees and customary covenants for twelve (12) months following termination of employment.

Assuming a termination of employment without cause and the Closing occurring on June 30, 2020, which is the termination date of the Merger Agreement (absent any extension), Mr. Wiley would be entitled to receive a lump sum severance payment with a value equal to $222,386 and continued healthcare plan coverage with a value equal to $38,961.

Iain Stuart

Foamix entered into an offer letter with Iain Stuart, effective as of September 4, 2016. Dr. Stuart’s offer letter provides that, in the event of a termination of his employment without cause, subject to Dr. Stuart’s execution of a release of claims, Dr. Stuart will receive (i) a lump sum severance payment equal to base salary for three (3) months, plus one (1) month for every full year he has served as an employee of Foamix (up to twelve (12) months) and (ii) continued healthcare plan coverage at active employee rates for three (3) months following the date of termination, plus one (1) month for every full year he has served as an employee of Foamix (up to twelve (12) months).

Dr. Stuart is subject to customary non-competition and non-solicitation of employees and customary covenants for twelve (12) months following termination of employment.

Assuming a termination of employment without cause and the Closing occurring on June 30, 2020, which is the termination date of the Merger Agreement (absent any extension), Dr. Stuart would be entitled to receive a lump sum severance payment with a value equal to $210,873 and continued healthcare plan coverage with a value equal to $35,103.

Retention Agreements

Foamix has reserved the right to enter into retention agreements with its employees, including Foamix’s executive officers, which may provide for retention incentives up to $60,000 per individual and up to $250,000 in the aggregate. As of the date of this joint proxy statement/prospectus, Foamix has not determined whether any executive officer of Foamix will receive retention agreements.

Golden Parachute Compensation

Following the Closing, the members of Foamix’s executive management team are expected to become the executive management team for the Combined Company. Despite this, this section sets forth the information that is required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to Foamix’s named executive officers, assuming that their employment is terminated under certain circumstances in connection with the transaction, which we refer to as the transaction-related executive compensation. These potential payments consist of severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination that is not triggered by a change in control pursuant to the terms of his or her employment agreement, including accelerated vesting of outstanding equity-based awards (each described in more detail in the section above entitled “—Employment Agreements” beginning on page 143 of this joint proxy statement/prospectus).

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section above entitled “—Employment Agreements” beginning on page 143 of this joint proxy statement/prospectus).

However, as of the date of this joint proxy statement/prospectus, it is not anticipated that Foamix’s executive officers will experience a termination of employment in connection with the Merger, and, therefore, while severance amounts have been described in accordance with SEC rules, Foamix’s named executive officers are not expected to receive the payments and benefits disclosed below in connection with the Merger.

The below information is presented solely due to the required disclosures under the Exchange Act rules. None of the below potential payments and benefits triggers a special approval requirement under the Companies Law, and it is not anticipated that the payments and benefits disclosed below will in fact be paid to Foamix’s named executive officers in connection with the Merger.

Solely for purposes of quantifying these potential payments and benefits under the SEC rules for the table below, the following assumptions were used:

•

the Effective Time is June 30, 2020, which is the termination date of the Merger Agreement (absent any extension), and which, solely for purposes of this transaction-related executive compensation disclosure, is the assumed date of the Closing of the Merger;

•

immediately following the Effective Time, although the members of Foamix’s executive management team are expected to become the executive management team for the Combined Company, for purposes of this required disclosure, it is assumed that the employment of each named executive officer of Foamix is terminated by Foamix without cause (or the equivalent concept) under his or her employment agreement (we refer to such a termination as a covered termination), provided that, as noted above, it is not anticipated that any such terminations will occur; and

•

the value of a Foamix share is $3.46, the average closing stock price of a Foamix share over the first five (5) business days following the first public announcement of the Merger. The value of any additional restricted stock units that may be granted or adjustments that may be made to Adjusted Options in relation to the conversion of any CSR is not included because the value of such conversion, if any, that may occur pursuant to the terms of the CSR Agreement, is not currently determinable.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this joint proxy statement/prospectus and before the Effective Time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. The amounts for Mr. Hadar were translated to U.S. dollars from NIS based on an exchange rate of NIS 3.463 per dollar.

For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the Closing and “double-trigger” refers to benefits that are only payable upon a covered termination or that require the Closing, as well as a covered termination following the Effective Time, to become payable.

	Golden Parachute Compensation(1)
Name(2)	Cash (3)	Equity (4)	Perquisites / Benefits (5)	Tax Reimbursement (6)	Total (7)
David Domzalski	$560,000	$313,749	$70,015	$—	$943,764
Chief Executive Officer
Ilan Hadar	$333,528	$—	$75,691	$26,573	$435,792
Chief Financial Officer and Israel Country Manager
Mutya Harsch	$169,372	$—	$—	$—	$169,372
General Counsel and Chief Legal Officer

(1)

As of the date of this joint proxy statement/prospectus, it is not anticipated that Foamix’s executive officers, including Foamix’s named executive officers, will experience a termination of employment in connection with the Merger and, therefore, while severance amounts have been described in accordance with SEC rules, Foamix’s named executive officers are not expected to receive the payments and benefits disclosed in the table above in connection with the Merger.

(2)

In accordance with SEC rules, Foamix’s named executive officers for purposes of this joint proxy statement/prospectus consist of Foamix’s Chief Executive Officer, Chief Financial Officer and each other executive officer who was a named executive officer for purposes of Foamix’s proxy statement for its 2019 Annual Meeting of Shareholders.

(3)	The cash amounts reflect cash severance payments pursuant to the named executive officer’s employment agreement with Foamix, which consist of:

a.	for Mr. Domzalski, salary continuation for twelve (12) months following the date of termination, payable in accordance with Foamix’s normal payroll practices;

b.

for Mr. Hadar, (i) salary continuation for six (6) months following the date of termination, payable in accordance with Foamix’s normal payroll practices with a value equal to $222,352 and (ii) a prorated bonus for the year of termination (assuming, for purposes of this disclosure, target performance) with a value equal to $111,176; and

c.	for Ms. Harsch, a lump sum severance payment equal to base salary for three (3) months, plus one (1) month for every year she has served as an employee of Foamix (up to twelve (12) months).

The cash severance payments are considered double-trigger payments because they will be paid only in connection with a covered termination.

(4)

The amount shown in this column for Mr. Domzalski reflects the value of accelerated vesting with respect to unvested Foamix options and Foamix RSUs, which will accelerate upon any covered termination. The reflected value does not include the value of any additional restricted stock units that may be granted or adjustments that may be made to Adjusted Options in relation to the conversion of any CSRs because the value of such conversion, if any, that may occur pursuant to the terms of the CSR Agreement, is not currently determinable. The reflected amounts are considered double-trigger payments because accelerated vesting will only occur in connection with a covered termination.

(5)

The amount shown in this column for Mr. Domzalski reflects the value of the employer portion of the cost of health and welfare benefit continuation at active employee rates for twelve (12) months following a covered termination pursuant to his employment agreement. The amount shown in this column for Mr. Hadar reflects the value of the employer portion of the cost of fringe benefit continuation for six (6) months following a covered termination pursuant to his employment agreement, which includes (a) $33,820 in deposits to a severance fund, (b) $18,811 in vacation accruals, (c) $15,671 in automobile expenses, (d) $5,347 in social security contributions and (e) $2,042 in education fund contributions. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event. The reflected amounts are considered double-trigger payments because health care and fringe benefit continuation, as applicable, will only occur in connection with a covered termination. As of the date of this proxy statement/prospectus, Ms. Harsch is not enrolled in Foamix health and welfare benefit plans and, therefore, would not receive health and welfare benefit continuation.

(6)

The amount shown in this column for Mr. Hadar represents tax gross-ups in connection with Foamix’s continued payment of automobile expenses for six (6) months following a covered termination pursuant to his employment agreement.

(7)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed due to Section 280G of the Code, which we refer to as the “280G excise tax,” on the payments and benefits that he may receive in connection with the transaction, including the payments and benefits reflected above.

Interests of Menlo’s Directors and Executive Officers in the Merger

In considering the recommendation of the Menlo Board with respect to issuing shares of Menlo common stock in the Merger and the other matters to be acted upon by Menlo stockholders at the Menlo meeting, the Menlo stockholders should be aware that certain of Menlo’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Menlo’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below, and certain of them are quantified in the narrative and the table below.

The Menlo Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Menlo stockholders approve the proposals to be presented to the Menlo stockholders for consideration at the Menlo meeting as contemplated by this proxy statement/prospectus.

Treatment of Menlo Common Stock

As of November 20, 2019, Menlo’s executive officers held in the aggregate 335,940 shares of Menlo common stock, and as of November 20, 2019, non-employee directors held in the aggregate 37,355 shares of Menlo common stock, including zero shares of restricted Menlo common stock. Under the Merger Agreement, each share of Menlo common stock that is issued and outstanding at the Effective Time of the Merger will remain issued and outstanding and such shares will be unaffected by the Merger. Menlo estimates that the aggregate fair market value of the Menlo common stock held by Menlo’s non-employee directors and executive officers assuming that the Merger were completed on November 20, 2019 is $172,132 and $1,548,012. The amounts above are determined using a per share price of Menlo common stock of $4.61, the average closing stock price of a Menlo share over the first five (5) business days following the first public announcement of the Merger.

Treatment of Menlo Equity Awards

As of November 20, 2019, Menlo’s directors and executive officers held, in the aggregate, options to purchase 1,955,017 shares of Menlo common stock and 423,490 Menlo RSUs to be settled in shares of Menlo common stock. Each option to purchase Menlo common stock and Menlo RSU that is outstanding at the Effective Time of the Merger will remain outstanding.

The vesting of equity awards held by Mr. Basta will accelerate upon the Effective Time of the Merger. In addition, the Merger will be deemed a “Corporate Transaction” pursuant to Menlo’s 2018 Omnibus Incentive Plan and an “Acquisition Event” pursuant to Menlo’s 2011 Stock Incentive Plan. Accordingly, the vesting of all outstanding unvested equity awards will accelerate and options will become exercisable upon the twelve (12) month anniversary of the Effective Time of the Merger; provided, that if a director or executive officer incurs a qualifying termination prior to such date, the vesting of his or her outstanding unvested equity awards will accelerate and options become exercisable, as applicable, upon such qualifying termination. In addition, outstanding options to purchase Menlo common stock will remain exercisable for twelve (12) months following the director’s or executive officer’s qualifying termination.

For an estimate of the amounts that would be realizable by each of Menlo’s named executive officers on exercise of their stock options and settlement of their Menlo RSUs, see “—Golden Parachute Compensation” beginning on page 149 of this proxy statement/prospectus. The estimated aggregate amount that would be realizable by Menlo’s executive officers, including the named executive officers, upon exercise of their unvested stock options and settlement of their unvested Menlo RSUs is $52,146 and $1,951,442, respectively, if the Merger were completed on November 20, 2019 and, other then Mr. Basta, they were to experience a qualifying termination immediately following such date. Menlo estimates that the aggregate amount that would be realizable by Menlo’s non-employee directors upon exercise of their unvested stock options is $10,196 assuming that the Merger were completed on November 20, 2019 and they were to experience qualifying termination immediately following such date. The amounts above are determined using a per share price of Menlo common stock of $4.61 and the other assumptions in footnote 3 of the table under the section entitled “—Golden Parachute Compensation” beginning on page 149 of this proxy statement/prospectus.

Offer Letters

Each of Menlo’s executive officers has entered into an offer letter with Menlo (collectively, the “Offer Letters”) that provide certain benefits in the event of a qualifying termination of employment (i.e., the termination of the executive’s employment by Menlo other than for “cause” or by the executive for “good reason,” each as defined in the Offer Letters) that occurs within the period of time commencing three months prior to a “change in control” and ending 12 months following such “change in control” (the “CiC Protection Period”). The Merger would constitute a “change in control” under the Offer Letters. Under terms approved by the compensation committee of the Menlo Board, in the event of a qualifying termination during the CiC Protection Period and subject to their timely execution and non-revocation of a release of claims in favor of Menlo and continued compliance with the terms of the Offer Letters, each executive officer is entitled to the following payments and benefits: a lump sum payment equal to one times (1x) (or, in the case of Mr. Basta, one and a half times (1.5x)) the sum of his or her annual base salary and target bonus, a pro-rata target bonus for the year of termination and twelve (12) (or, in the case of Mr. Basta, eighteen (18)) months of Menlo-paid COBRA premiums.

For an estimate of the value of the payments and benefits described above under the terms approved by the compensation committee of the Menlo Board that would be payable to each of Menlo’s named executive officers, see “—Golden Parachute Compensation” beginning on page 149 of this proxy statement/prospectus. The estimated aggregate severance amount that would be payable to Menlo’s executive officers, including its named executive officers, as a group under the Offer Letters if the Merger were completed and they were to experience a qualifying termination on June 30, 2020 is $2,124,850 salary severance, $1,400,490 bonus severance (including pro-rated target bonus), and $145,009 continued health premiums and welfare premiums. The estimated aggregate amount that would be realizable by Menlo’s executive officers, including the named executive officers, upon exercise of their unvested stock options and settlement of their unvested Menlo RSUs is $52,146 and $1,951,442, respectively, if the Merger were completed on November 20, 2019 and, other than Mr. Basta, they were to experience a qualifying termination immediately following such date. The amounts above are determined using a per share price of Menlo common stock of $4.61 and the other assumptions in footnote 3 of the table under the section entitled “—Golden Parachute Compensation” beginning on page 149 of this proxy statement/prospectus.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Menlo’s directors and executive officers will be entitled to certain ongoing indemnification, advancement of expenses and coverage under directors’ and officers’ liability insurance policies from the Combined Company. Such indemnification, advancement of expenses and insurance coverage is further described in the section entitled “Indemnification; Directors’ and Officers’ Insurance” beginning on page 171 of this proxy statement/prospectus.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to Menlo’s named executive officers, assuming that their employment is terminated under certain circumstances in connection with the transaction, which we refer to as the transaction-related executive compensation. These potential payments consist of accelerated vesting of equity awards held by Mr. Basta at the Effective Time and severance payments and benefits that each named executive officer would be entitled to receive in connection with a qualifying termination, in each case, pursuant to the terms of his or her Offer Letter or as otherwise approved by the compensation committee of the Menlo Board, including accelerated vesting of outstanding equity-based awards (each described in more detail in the section entitled “The Merger—Interests of Menlo’s Directors and Executive Officers in the Merger—Offer Letters” beginning on page 142 of this proxy statement/prospectus and “The Merger—Interests of Foamix’s Directors and Executive Officers in the Merger—Treatment of Menlo Equity Awards” beginning on page 148 of this proxy statement/prospectus).

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•

the Effective Time is June 30, 2020, which is the termination date of the Merger Agreement (absent any extension), and which, solely for purposes of this transaction-related executive compensation disclosure, is the assumed date of the Closing of the Merger;

•

immediately following the Effective Time, the employment of each named executive officer of Menlo is terminated by Menlo without cause (or the equivalent concept) under his or her Offer Letter (we refer to such a termination as a covered termination); and

•	the value of a Menlo share is $4.61, the average closing stock price of a Menlo share over the first five (5) business days following the first public announcement of the Merger.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the Effective Time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the Closing and “double-trigger” refers to benefits that are only payable upon a covered termination or that require the Closing, as well as a covered termination following the Effective Time, to become payable.

	Golden Parachute Compensation
Name(1)	Cash (2)	Equity (3)	Perquisites / Benefits (4)	Total (5)
Steven Basta	$1,632,540	$1,100,390	$45,637	$2,778,567
President and Chief Executive Officer
Kristine Ball	$698,880	$370,022	$30,044	$1,098,946
Senior Vice President, Corporate Strategy and Chief Financial Officer
Mary Spellman	$—	$—	$—	—
Former Chief Medical Officer

(1)

In accordance with SEC rules, Menlo’s named executive officers for purposes of this proxy statement/prospectus consist of Menlo’s Chief Executive Officer, Chief Financial Officer and each other executive officer who was a named executive officer for purposes of Menlo’s proxy statement for its 2019 Annual Meeting of Shareholders. Mary Spellman resigned as an employee, effective May 31, 2019. The amounts in the table for Dr. Spellman reflect the amounts she actually received upon her resignation, except for the value of equity awards that continue to vest based on her service to Menlo as a consultant.

(2)

The cash amounts reflect cash severance payments pursuant to the named executive officer’s Offer Letter with Menlo or as approved by the compensation committee of Menlo’s board of directors, which consist of:

a.

for Mr. Basta, a lump sum amount equal to (i) one and a half times (1.5x) the sum of his annual base salary and target bonus plus (ii) a pro-rata target bonus for the year of termination, which is estimated to be six months;

b.

for Ms. Ball, a lump sum amount equal to (i) one times (1x) the sum of her annual base salary and target bonus plus (ii) a pro-rata target bonus for the year of termination, which is estimated to be six months; and

c.	for Dr. Spellman, zero because she resigned without good reason (as defined in her Offer Letter) prior to the Effective Time.

The cash severance payments are considered double-trigger payments because they will be paid only in connection with a qualifying termination.

(3)

The equity amounts reflect the value of accelerated vesting with respect to unvested options to purchase Menlo common stock and Menlo RSUs, which will accelerate upon the Effective Time of the Merger for Mr. Basta or any qualifying termination for Ms. Ball. Other than accelerated vesting for Mr. Basta, the reflected amounts are considered double-trigger payments because accelerated vesting will only occur at the Effective Time in connection with a qualifying termination. However, there is single trigger acceleration for outstanding unvested equity awards held by Mr. Basta at the Effective Time and for Ms. Ball on the twelve (12) month anniversary of the Effective Time, if she remains employed. The amounts above do not reflect the value of the additional 12 months each of Mr. Basta and Ms. Ball will have to exercise his or her stock options following a qualifying termination that occurs within 12 months after the Effective Time of the Merger since such value is indeterminable. The extended exercisability is a double-trigger benefit since it requires a qualifying termination following the Effective Time of the Merger.

(4)

The amount shown in this column reflects the value of health and welfare benefit continuation at active employee rates for eighteen (18) months following a qualifying termination for Mr. Basta and for twelve (12) months following a qualifying termination for Ms. Ball, in each case, pursuant to their respective Offer Letters. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event. The reflected amounts are considered double-trigger payments because health care and fringe benefit continuation, as applicable, will only occur in connection with a covered termination. The amount shown for Dr. Spellman is zero because she resigned without good reason prior to the Effective Time.

(5)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed due to Section 280G of the Code, which we refer to as the “280G excise tax,” on the payments and benefits that he may receive in connection with the transaction, including the payments and benefits reflected above.

Holdings of Foamix Shares

Menlo’s Chief Executive Officer, Steven Basta, and holders related to him hold an aggregate of 12,000 shares of Foamix ordinary shares, which will be exchanged for shares of Menlo common stock in connection with the Merger.

Regulatory Approvals Required for the Merger

ISA Approval

The issuance by Menlo of the Merger Consideration to Foamix’s Israeli shareholders and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that had been awarded to Israeli holders of Foamix securities requires compliance with the ISL. Accordingly, Menlo has prepared and filed with the ISA an application for a no-action letter that would exempt those securities issuances from, and confirm that the ISA will not take action against Menlo in respect of, the requirements of the ISL that would otherwise require the publication of a prospectus. To the extent that the ISA no-action letter is not obtained within 60 days of the parties’ entry into the Merger Agreement (unless extended by the parties), Menlo will, at its sole discretion, prepare and use commercially reasonable efforts to (a) receive a permit from the ISA for a registration statement with respect to the dual listing of the shares of Foamix on the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the ISL, which would also apply to the Merger Consideration and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that have been awarded to Israeli holders of Foamix shares, or (b) publish an Israeli prospectus. Foamix has agreed to cooperate with Menlo and assist, as may be reasonably requested or required in connection with the preparation and submission of the request for the ISA no-action letter, the filing of the registration statement and dual listing of the shares of Menlo on the Tel Aviv Stock Exchange or the publication of the Israeli prospectus, as the case may be.

ITA Rulings

In order to enable more favorable tax treatment for Foamix’s shareholders and security holders in respect of the securities transactions contemplated pursuant to the Merger, and as provided in the Merger Agreement, Foamix intends to request three tax rulings from the ITA in connection with the tax treatment of the Merger for holders of Foamix’s shares, Foamix options and Foamix RSUs. For further details concerning the substance of these rulings, please see the section titled “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares—Israeli Tax Considerations” in this joint proxy statement/prospectus. While Foamix will assert commercially reasonable efforts to obtain those rulings as soon as practicable, as required under the Merger Agreement, receipt of those rulings is not a condition to the Closing of the Merger under the Merger Agreement.

Other than as described above, Foamix and Menlo are not aware of any other regulatory approvals or notifications that are required for the consummation of the Merger, including any antitrust or competition filings.

Procedures for Exchanging Foamix Shares in the Merger

Following the Effective Time, the Exchange Agent (a nationally-recognized financial institution to be selected by Foamix and Menlo) will mail to each Foamix shareholder, other than holders of Foamix shares issued upon the exercise or settlement of Foamix equity awards granted under Section 102 of the ITO (“Foamix 102 Shares”), certain instructions regarding surrendering the Foamix shares, whether they are certificated or not, and making required certifications as to the applicability of tax withholding.

Holders of Foamix 102 Shares and Foamix equity awards granted under Section 102 of the ITO or other equity held by the trustee appointed by Foamix in accordance with the provisions of the ITO (the “102 Trustee”) will receive instructions from the 102 Trustee for the assumption and conversion of their shares and awards into corresponding Menlo securities.

If you are a Foamix shareholder with Foamix shares held in “street name”, which means your Foamix shares are held in an account at a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee.

Menlo shares issued in exchange for Foamix shares will, at Menlo’s option, be in book-entry form unless a physical certificate is requested by a holder or is required by law.

For further information, see the section entitled “Merger Agreement—Exchange Agent; Letter of Transmittal”.

Listing of Additional Shares of Menlo Common Stock

Menlo will use its reasonable best efforts to cause the shares of Menlo common stock to be issued in connection with the Merger (including potential Menlo shares issuable upon conversion of CSRs) to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

De-Listing and Deregistration of Foamix Shares

If the Merger is completed, the Foamix shares will be delisted from Nasdaq and deregistered under the Exchange Act, and Foamix shares will no longer be publicly traded.

Appraisal Rights

Under Israeli law, Foamix shareholders are not entitled to statutory appraisal rights in connection with the Merger.

Transaction-Related Costs

The Merger Agreement provides that in general each of Foamix and Menlo will pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement. Nevertheless, Foamix and Menlo have agreed that they will each pay 50% of the costs and expenses related to the filing, printing and mailing of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, including SEC filing fees, the costs of Foamix’s and Menlo’s proxy solicitors, which are estimated to be $7,500 and $15,000, respectively, any fees due to the Registrar that are associated with such filings and any related fees and expenses. For further information, see the section entitled “The Merger Agreement—Fees and Expenses”.

Accounting Treatment of the Merger

The Merger has been accounted for as an acquisition of Menlo by Foamix, in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting with Foamix as the accounting acquirer. Since Menlo, as the parent company of Foamix after the Merger, is the legal acquirer, the Merger has been accounted for as a reverse acquisition.

In identifying Foamix as the acquiring entity, the following pertinent facts and circumstances support the conclusion that Foamix is the acquirer for financial accounting purposes:

•

After the consummation of the Merger, Foamix shareholders are expected to own approximately 59% of the fully diluted shares (using the treasury stock method and subject to certain other assumptions described elsewhere) of the Combined Company and therefore have the majority voting interest in the Combined Company.

•

As of the Effective Time of the Merger, the Combined Company’s Board will consist of seven individuals, five of whom will be selected by Foamix’s Board (one of whom will be the current Chief Executive Officer of Foamix, Mr. David Domzalski), and two of whom will be selected by the Menlo Board (including Mr. Steven Basta, Menlo’s current Chief Executive Officer). In addition, immediately following the consummation of the Merger, the executive management team of Menlo is expected to be composed solely of the members of Foamix’s executive management team prior to the Merger.

•

The acquirer is typically the combining entity that pays a premium over the pre-combination fair value of the equity interest of the other combining entity. The transaction exchange ratio of 0.4076 shares of the Combined Company for each Menlo’s share represents a premium of approximately 18% to Menlo stockholders, based on the 10-day average volume weighted trading prices of Foamix shares and Menlo common stock prior to the announcement of the Merger.

•	Based on the analysis of the relative size of Foamix and Menlo prior to the Merger, Foamix is significantly larger than Menlo when comparing the market capitalization of the two companies.

As a result, Foamix is the identified acquiring entity and its historical financial statements will become the historical financial statements of the Combined Company. The financial statements of the Combined Company after the Merger date reflect the results of the operations of Foamix and Menlo on a combined basis.

Under these accounting standards, Menlo’s purchase price is calculated as if Foamix had issued its shares to Menlo stockholders and converted options to purchase Menlo’s common stock to options to purchase Foamix shares. The total purchase price includes each CSR, which is considered as a contingent consideration for accounting purposes and its fair value is deducted from the purchase price. The contingent consideration is recognized as liability in the combined financial statements. The liability is measured at fair value as of the acquisition date in accordance with ASC 805-30-25-5 and subsequently at each reporting date thereafter.

The Combined Company will measure Menlo’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the Closing. Any excess of the total purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The allocation of purchase price reflected in the unaudited pro forma combined financial statements is based on preliminary estimates using assumptions Menlo management and Foamix management believe are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

Resale of Shares of Menlo Common Stock

All shares of Menlo common stock received by Foamix shareholders as consideration in the Merger will be freely tradable for purposes of the Securities Act, except for shares of Menlo common stock received by any person who is deemed an “affiliate” of Menlo at the time of the Closing. Securities held by an affiliate of Menlo may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This joint proxy statement/prospectus does not cover resales of shares of Menlo common stock received upon completion of the Merger by any person, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the Agreement and Plan of Merger and Amendment No. 1 to the Agreement and Plan of Merger entered into by Menlo, Merger Sub and Foamix. This summary does not propose to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger and Amendment No. 1 to the Agreement and Plan of Merger, which are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding the Merger.

The Merger Agreement is described in this joint proxy statement/prospectus only to provide you with information regarding its terms and conditions and is not intended to provide any factual information about Menlo, Foamix or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants: (1) have been made only for purposes of the Merger Agreement; (2) have been qualified by certain disclosures made by the parties to one another not reflected in the text of the Merger Agreement; (3) may be subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by you; (4) were made only as of November 10, 2019 or dates specified in the Merger Agreement; and (5) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the summary of the Merger Agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms of the Merger and not to provide you with any other factual information regarding Menlo, Foamix or their respective businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after November  10, 2019, which subsequent information may or may not be fully reflected in Menlo’s or Foamix’s public disclosures.

Merger Agreement

On November 10, 2019, Menlo, Foamix and Merger Sub entered into the Agreement and Plan of Merger (which was subsequently amended on December 4, 2019, pursuant to Amendment No. 1 to the Agreement and Plan of Merger), pursuant to which Merger Sub will merge with and into Foamix, with Foamix as the Surviving Company. The Surviving Company shall (i) be governed by the Laws of the State of Israel; (ii) maintain a registered office in the State of Israel; and (iii) succeed to and assume all of the rights, properties and obligations of Merger Sub and Foamix in accordance with the provisions of Sections 314-327 of the Companies Law. Foamix shareholders will become stockholders of Menlo, as further described below.

Closing and Effective Time

Unless the Merger Agreement is terminated, the Closing will take place on the Closing Date to be agreed upon by Menlo, Merger Sub and Foamix, which shall be no later than the third business day following the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement), of those conditions), or on such other date as Menlo, Merger Sub and Foamix may mutually agree in writing.

As soon as practicable on or immediately prior to the Closing Date, each of Foamix and Merger Sub will, in coordination with each other, inform the Registrar that all conditions to the Merger under the Companies Law and the Merger Agreement have been met, submit any other documentation required to be submitted to the Registrar, which documentation will set forth the proposed Effective Time, on which the Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger will become effective upon the issuance by the Registrar of the Certificate of Merger in accordance with Section 323(5) of the Companies Law.

Consideration to Foamix Shareholders

At the Effective Time, each Foamix share issued and outstanding immediately prior to the Effective Time will be deemed transferred under Israeli law to Menlo in exchange for the right to receive (i) 0.5924 of a share of Menlo common stock and, (ii) if the Closing of the Merger occurs on or before May 31, 2020 and the Efficacy Determination has not yet been received, one CSR, which will be subject to the terms and conditions of CSR Agreement as further described below.

The Merger Consideration may be subject to adjustment prior to the Effective Time as described in paragraphs (A), (B) and (C) immediately below, and upon the occurrence of any such case, Foamix shareholders will not receive any CSRs at the Effective Time.

(A)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then there will be no adjustment to the Exchange Ratio;

(B)

If, prior to the completion of the Merger, the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined prior to May 31, 2020 in the second Phase III PN Trial, then the Exchange Ratio will instead be 1.2739 shares of Menlo common stock; and

(C)

If, prior to the completion of the Merger, the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each case the Exchange Ratio will instead be 1.8006 shares of Menlo common stock.

No fractional shares of Menlo common stock will be issued in the Merger, and Foamix shareholders will receive cash in lieu of fractional shares. For more information, please see the section below entitled “—No Fractional Shares”.

Contingent Stock Rights

In the event that the (i) the Closing of the Merger takes place on or before May 31, 2020 and the Efficacy Determination is not delivered to Menlo and Foamix prior to such Closing, then Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into a CSR Agreement governing the terms of the CSRs to be received by Foamix’s shareholders. Pursuant to the CSR Agreement, each CSR may become convertible upon the occurrence of the following triggering events (and, if so converted, will entitle its holder to receive from Menlo additional shares of Menlo common stock, thereby increasing the effective Exchange Ratio in the Merger). Additional shares of Menlo common stock may become payable to the rights agent, for subsequent distribution to the holders of the CSRs, upon the occurrence of the following events:

(A)

If the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then the CSRs will terminate and not convert, and accordingly there will be no adjustment to the effective Exchange Ratio;

(B)

If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined prior to May 31, 2020 in the second Phase III PN Trial, then each CSR will be converted into 0.6815 shares of Menlo common stock (thereby yielding an effective Exchange Ratio of 1.2739 shares of Menlo common stock per Foamix share after including shares of Menlo common stock issued at the Effective Time); and

(C)

If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then each CSR will be converted into 1.2082 shares of Menlo common stock (thereby yielding an effective Exchange Ratio of 1.8006 shares of Menlo common stock per Foamix share after including shares of Menlo common stock issued at the Effective Time).

No fractional shares of Menlo common stock will be issued upon the conversion of the CSRs, and Foamix shareholders will receive cash in lieu of fractional shares. For more information, please see the section below entitled “—No Fractional Shares”.

Treatment of Foamix Equity Awards

At the Effective Time, each Foamix option and Foamix RSU that is outstanding immediately prior to the Effective Time will be assumed by Menlo as described below.

•

Each Foamix RSU will be converted into an Adjusted RSU Award and will have the same terms and conditions as applied to the Foamix RSU immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo common stock equal to the product obtained by multiplying (i) the number of Foamix shares subject to the Foamix RSU immediately prior to the Effective Time by (ii) the Exchange Ratio.

•

Each Foamix option will be converted into an Adjusted Option with the same terms and conditions as applied to the Foamix option; however, the Adjusted Option will cover a number of shares of Menlo common stock equal to the product of (i) the number of Foamix shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and will have an exercise price per share equal to the quotient of (x) the exercise price per Foamix share subject to such Foamix option immediately prior to the Effective Time divided by (y) the Exchange Ratio.

If the CSR converts into shares of Menlo common stock in accordance with the terms of the CSR Agreement, (i) holders of Adjusted RSU Awards will receive a number of additional restricted stock units based on the additional shares of Menlo common stock that each Foamix share receives upon conversion of a CSR and (ii) the Menlo Board shall make equitable adjustments to the exercise price per share and the number of shares of Menlo common stock subject to the Adjusted Option to reflect the value of the Menlo common stock issuable in respect of the CSR.

Treatment of the Foamix ESPP and the Menlo ESPP

Prior to the Effective Time, Foamix will (i) cause any outstanding offering period under the Foamix ESPP to be terminated as of the Designated Date, (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP, in each case, conditioned upon the consummation of the Merger. On the Designated Date, Foamix will apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix shares in accordance with the terms of the Foamix ESPP.

At least five (5) days prior to the Closing, Foamix may terminate the Foamix ESPP, or may require that Menlo terminate the Menlo ESPP effective as of immediately prior to the Effective Time (and subject to the Closing). If the Foamix ESPP is not terminated prior to the Effective Time, then at the Effective Time, Menlo will assume the Foamix ESPP, which will continue in effect in accordance with its terms following the Effective Time, except that each purchase right under the Foamix ESPP following the Effective Time will relate to shares of Menlo common stock.

Exchange Agent; Letter of Transmittal

Prior to the Effective Time, Menlo and Foamix shall mutually agree upon and engage a nationally-recognized financial institution to act as the Exchange Agent in connection with the Merger (which Exchange Agent may use a local Israeli sub-paying agent). Prior to the Effective Time, Menlo shall deposit with the Exchange Agent certificates or book-entry shares representing the shares of Menlo common stock issuable pursuant to the Merger Agreement and the CSR Agreement and any dividends or distributions to which Foamix shareholders may be entitled pursuant to the Merger Agreement and the CSR Agreement. Promptly following the Effective Time, Menlo shall deposit, or cause to be deposited, cash with the Exchange Agent in an amount sufficient to make the payments in lieu of fractional shares.

Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates (which, immediately prior to the Effective Time, represented outstanding Foamix shares): (i) a letter of transmittal, (ii) instructions for effecting the surrender of the certificates for the Merger Consideration and receipt of cash in lieu of fractional shares and any dividends or other distributions payable and (iii) a validly executed declaration, qualified tax certificate and/or other forms as may be required under any applicable tax law or ruling (all such documents, the “withholding documents”) in which the beneficial owner of Foamix shares provides certain information necessary for the Exchange Agent to determine whether any amounts are required to be withheld from the consideration payable. Upon (A) in the case of Foamix shares represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent; or (B) in the case of book-entry shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, including duly completed and validly executed withholding documents and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificates or book-entry shares, as applicable, shall be entitled to receive in exchange therefor (i) the number of whole shares of Menlo common stock to which such holder is entitled, (ii) cash in lieu of any fractional share of Menlo common stock, (iii) any dividends or distributions payable and (iv) CSRs (if issued pursuant to the terms of the Merger Agreement). The certificates so surrendered shall forthwith be cancelled.

Following the Effective Time, each certificate or book-entry share representing Foamix shares will represent only the right to receive (i) shares of Menlo common stock issuable pursuant to the Merger, cash in lieu of any fractional share of Menlo common stock to which the holder of any such certificate or book-entry share is entitled, (ii) any distributions and dividends payable with respect to such shares of Menlo common stock and (iii) CSRs (if issued pursuant to the terms of the Merger Agreement). No interest shall be paid or accrued on any cash in lieu of fractional shares or any such unpaid dividends and distributions payable.

Withholding

Foamix, the Exchange Agent, Menlo, 102 Trustee, the Surviving Company and any other person who has any obligation to deduct or withhold from any consideration payable pursuant to the Merger Agreement (each such person, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom under any applicable tax law (including U.S. federal, state, local, Israeli or other tax law). To the extent such amounts are so deducted or withheld and paid over to the applicable governmental entity, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid and the Withholding Agent shall furnish as promptly as practicable such person with a documentation evidencing such tax withholding. For more information, please see the sections entitled “—Israeli Tax Rulings” and “Certain Tax Consequences of the Merger and the Ownership and Disposition of Menlo Shares”.

No Fractional Shares

No fractional shares of Menlo common stock will be issued in the Merger or upon conversion of the CSRs, as applicable. In lieu of fractional shares, Menlo shall pay to each holder of Foamix shares who would otherwise be entitled to a fraction of a share of Menlo common stock pursuant to the Merger Agreement or CSR Agreement, as applicable (after aggregating all fractional shares of Menlo common stock that otherwise would be received by such holder), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Menlo common stock value. “Menlo common stock value” means (1) with respect to cash in lieu of fractional shares delivered pursuant to the Merger Agreement, the average of the closing sale prices of Menlo common stock on the Nasdaq as reported by The Wall Street Journal for the ten full trading days ending on the last trading day preceding the Closing Date and (2) with respect to cash in lieu of fractional shares delivered pursuant to the CSR Agreement, the average per share closing sale prices of Menlo common stock on Nasdaq as reported by The Wall Street Journal for the five full trading days ending on the fifth trading date after the later of (a) the date the Phase III PN Trial results are delivered to Menlo and (b) May 31, 2020. The payment of cash in lieu of fractional shares of Menlo common stock pursuant to the Merger Agreement and the CSR Agreement is not a separately bargained-for consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Menlo, Merger Sub and Foamix to, and solely for the benefit of, each other. You should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Menlo or Foamix and should see the section entitled “Where You Can Find More Information” for the location of documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Menlo and Foamix and their respective businesses.

The Merger Agreement contains generally reciprocal representations and warranties, except as otherwise indicated below and except with respect to differences arising from Foamix being an Israeli company and Menlo being a U.S. company and differences in the life stage of Foamix and Menlo. Each of Menlo, Merger Sub and Foamix has made representations and warranties relating to its business regarding, among other things:

•	corporate matters, including organization, power to conduct its business and qualification and good standing;

•	ownership of subsidiaries;

•	capital structure;

•

authority with respect to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by, and the performance of the obligations pursuant to, the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	regulatory compliance, including with respect to the SEC, FDA and European Medicines Agency (“EMA”);

•	accuracy of information filed with the SEC;

•	GAAP compliance with respect to financial statements;

•	maintenance of disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities;

•	absence of a Material Adverse Effect;

•	timely filing of taxes and other tax matters;

•	absence of pending, or knowledge of pending, legal proceedings;

•	certain material contracts and compliance with such contracts;

•	employee benefit plans and compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act of 1974, as amended;

•	certain other employment and labor matters, including compliance with applicable laws related thereto;

•	ownership and leasehold rights to real property;

•	compliance with applicable laws, including environmental, anti-corruption, export control and sanctions laws;

•	inapplicability of state takeover laws (solely in the case of Menlo);

•	ownership of or right to intellectual property and absence of infringement;

•	privacy and data security;

•	absence of certain affiliate transactions;

•	broker or finder fees payable in connection with the Merger, as well as feed and expenses to be paid by Menlo;

•	the receipt of a fairness opinion in respect of the Merger Consideration (in the case of Foamix) and the Exchange Ratio (in respect of Menlo); and

•	existence and maintenance of insurance.

Material Adverse Effect

The Merger Agreement provides that a “Material Adverse Effect” means, when used in connection with Menlo or Foamix (including the Surviving Company as the successor to Foamix) any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, assets, liabilities (contingent or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Menlo or Foamix, as applicable, of the Merger or the other transactions contemplated by the Merger Agreement. The parties have agreed that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A) any change relating to the economy or securities markets in general;

(B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Menlo or Foamix, as applicable, participates, including any changes to reimbursement rates related to any Menlo or Foamix products;

(C) any change in the market price or trading volume of Menlo’s or Foamix’s, as applicable, stock or change in Menlo’s or Foamix’s, as applicable, credit ratings; provided, that the underlying causes of any such change in price, volume or credit rating may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception under this definition;

(D) any event, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity or natural disaster;

(E) any failure, in and of itself, by Menlo or Foamix, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement;

(F) the effect of any change in any applicable law or GAAP;

(G) any events or occurrences directly or indirectly related to the impact of the Merger Agreement (or the Merger) or the announcement or performance of the Merger Agreement (or the Merger) or the transactions contemplated thereby;

(H) any decision or action, or inaction, by the FDA or other comparable foreign governmental entity, with respect to any results of any clinical trials being conducted by or on behalf of Menlo or Foamix, as applicable, with respect to any product candidate of Menlo or Foamix, as applicable; or

(I) the results of any clinical trials being conducted by or behalf of Menlo or Foamix as of the date of the Merger Agreement, including the failure of a Menlo Phase III PN Trial to demonstrate Serlopitant Significance.

Any event, occurrence, circumstance, change, condition, fact, state of facts, development or effect referred to in the foregoing clauses (A), (B), (D) and (F) may be deemed to constitute or be taken into account in determining whether there is, or would reasonably be excepted to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change, condition, fact, state of facts, development or effect disproportionately affects Menlo or Foamix, as applicable, relative to other participants in the industries in which Menlo or Foamix, as applicable, operate.

Covenants and Agreements

Under the Merger Agreement, both Menlo and Foamix have agreed, subject to certain exceptions set forth in the Merger Agreement and each party’s respective disclosure letter, on behalf of itself and its subsidiaries (in the case of Foamix), that it shall (i) conduct its business only in, and shall not take any action except in, the ordinary course of business consistent with past practice and (ii) use its commercially reasonable best efforts to preserve intact its business organizations, to preserve its assets and properties in good repair and condition, to keep available the services of its current officers and employees and to reserve, in all material respects, its current relationships with suppliers, licensors, licensees, distributors and other persons with which it has material business dealings.

Additionally, each of Menlo and Foamix have agreed, subject to certain exceptions set forth in the Merger Agreement and each party’s respective disclosure letter, on behalf of itself and its subsidiaries (in the case of Foamix), to certain restrictions on its and their ability to, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, among other things:

•	amend its organizational documents;

•	declare or pay any dividends on or make other distributions in respect of its capital stock;

•

subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other equity securities in respect of, in lieu of or in substitution for shares of its capital stock;

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repurchase, redeem or otherwise acquire any shares of its capital stock or any stock rights, other than in connection with (A) the forfeiture or expiration of outstanding stock options, restricted stock unit awards and purchase rights and (B) the withholding of shares to satisfy tax obligations with respect to the exercise, vesting or settlement, as applicable, of stock options, restricted stock unit awards or restricted stock;

•	adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to its employees;

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issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any stock rights, other than the issuance of shares upon the exercise or settlement, as applicable, of stock options, restricted stock unit awards and purchase rights;

•	create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness;

•	make any loans, advances or capital contributions to, or any investments in, any other person (other than loans or advances between Menlo and Foamix and their respective subsidiaries);

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(x) sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company;

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directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person or (y) any material assets;

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implement or adopt any material change in its accounting policies other than as may be required by applicable law or GAAP and as concurred with by Foamix’s or Menlo’s (as applicable) independent auditors;

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except in the ordinary course of business consistent with past practice or as required by the terms of any benefit plan or applicable law: (A) grant to any participant any increase in compensation (including incentive, severance, change-in-control or retention compensation), (B) establish, enter into, modify, amend or terminate any benefit plan (or any plan or agreement that would be a benefit plan if in existence on the date of the Merger Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any benefit plan, (D) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material benefit plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (E) hire or promote or terminate the employment (other than for cause) of any employee (in the case of clause (E), solely in the case of Menlo);

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modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any material contract or enter into any agreement or contract that would qualify as a material contract;

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enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice (restriction only applicable to Menlo);

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

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form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material;

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(i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) file any material amended tax return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, (vi) enter into any material closing agreement with respect to any tax, (vii) surrender any right to claim a material tax refund, or (viii) apply for or enter into any ruling from any tax authority with respect to taxes in each case, outside of the ordinary course of business consistent with past practice;

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(A) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities: (1) reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) included in its SEC reports, (2) incurred in the ordinary course of business consistent with past practice or (3) solely in the case of Menlo, for specified litigation, so long as such litigation is settled solely for a monetary obligation funded by insurance coverage, or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

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make or agree to make any new capital expenditure or capital expenditures which are in excess of $1,000,000 in the case of Foamix or which, individually, are in excess of $50,000 or, in the aggregate, are in excess of $200,000 in the case of Menlo;

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fail to take any action necessary or advisable to protect or maintain owned or licensed intellectual property as to which it has the necessary prosecution rights, in each case, that is material to the conduct of the business as currently conducted and planned to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto;

•	fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material;

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solely with respect to Menlo, (A) fail to maintain an aggregate amount of cash, cash equivalents and investments at each month-end of at least 95% of specified cash balances, (B) make expenditures outside of the ordinary course of business, or substantially inconsistent with the Menlo operating plan provided to Foamix or (C) incur accounts payables outside of the ordinary course of business, consistent with past practice or delay the payment of any accounts payables outside of the ordinary course of business, consistent with past practice, except, in each case, to the extent required to pay the reasonable expenses of Menlo’s professional advisors incurred in connection with the transactions contemplated by the Merger Agreement; or

•	authorize, or commit or agree to take, any of the foregoing actions.

These restrictions, which are subject to various exceptions and qualifications agreed by Menlo and Foamix, are described in more detail in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

No Solicitation

Neither Menlo nor Foamix is permitted to, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any competing transaction proposals from third parties, (ii) enter into any agreement with respect to a competing transaction proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any competing transaction proposal, or (iv) waive or release any person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar contract or any confidentiality or standstill provisions of any other contract, unless its board determines in good faith that such counterparty is capable of making a takeover proposal that is reasonably expected to lead to a Superior Proposal, and the failure to take action would be inconsistent with the board’s fiduciary duties as determined by Delaware or Israeli law, respectively (provided, in the case of the Foamix Board, that its determination of the standards applicable to those Israeli law duties may be informed by the corresponding standards under Delaware law).

Menlo and Foamix also agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person with respect to any proposal that constitutes, or is reasonably expected to lead to, a competing transaction proposal and request the prompt return or destruction of all confidential information previously furnished.

However, if Menlo or Foamix receives a bona fide written transaction proposal from a third party, which such party’s board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal (as defined below) and such party’s stockholders or shareholders have not yet approved the share issuance or the Merger, as applicable, such party may, after written notice to the other party:

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furnish information to the third party pursuant to a customary confidentiality agreement provided that (i) such agreement is not less restrictive of such third party than the confidentiality agreement between Menlo and Foamix, (ii) such confidentiality agreement expressly provides the right for Menlo or Foamix, as applicable, to comply with the terms of the Merger Agreement and (iii) all information so provided has previously been provided to Menlo or Foamix, as applicable; and

•	participate in discussions or negotiations with the third party making such transaction proposal.

The Merger Agreement provides that a “Superior Proposal” means a bona fide transaction proposal that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 50% of the subject entity, which the relevant board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to its stockholder or shareholders, as applicable, from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Board Recommendations

As described under the sections entitled “The Merger—Recommendation of the Foamix Board and Foamix’s Reasons for the Merger” and “The Merger—Recommendation of the Menlo Board and Menlo’s Reasons for the Merger” the Foamix Board has unanimously recommended that its shareholders vote “FOR” the Menlo Merger Proposal and the Menlo Board has unanimously recommended that its stockholders vote “FOR” the Menlo Merger Proposal.

Neither Menlo, Foamix, the Menlo Board, the Foamix Board nor any committees of such boards shall, (i) withdraw or publicly propose to withdraw their adoption, approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or recommend, adopt, approve or declare advisable, (ii) propose publicly to recommend, adopt, approve or declare advisable, any other takeover proposal or (iii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow their respective entities to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any other takeover proposal. Notwithstanding the above, the Menlo Board or the Foamix Board may change its recommendation to its stockholders or shareholders, as applicable, in response to a Superior Proposal or any material event, development, circumstance, occurrence or change in circumstances or facts (other than the results of any pre-clinical or clinical testing conducted by Foamix or Menlo with respect to any product or product candidate of Foamix or Menlo, as applicable) if such board determines in good faith that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable law.

Registration Statement; Shareholder/Stockholder Meetings

As promptly as practicable following the date of the Merger Agreement, Menlo and Foamix were required to prepare and file with the SEC a joint proxy statement relating to Foamix shareholder approval and Menlo stockholder approval, and Menlo was required to prepare and file with the SEC the Registration Statement, in which this joint proxy statement/prospectus will be included as a prospectus, which is this document. Each of Menlo and Foamix must use its reasonable best efforts to have this Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

Each of Foamix and Menlo shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable law and each party’s organizational documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders or stockholders, respectively, as promptly as practicable to consider, in the case of Menlo, the share issuance and, in the case of Foamix, the adoption and approval of the Merger Agreement, the CSR Agreement, and the Merger. Unless the board of each respective party has changed their recommendation in support of the Merger or the share issuance, each of Foamix and Menlo will use its reasonable best efforts to solicit from its shareholders or stockholders, as applicable, proxies in favor of, in the case of Menlo, the share issuance, and, in the case of Foamix, the adoption and approval of the Merger Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable law to obtain such approvals.

Israeli Law Matters

ISA Approval

Menlo has prepared and filed with the ISA an application for a no-action letter. The no-action letter would provide an exemption and an understanding that the ISA will not take action against Menlo in respect of the requirements of the ISL, for the publication of a prospectus in respect of the Merger Consideration to be issued to Foamix shareholders or applicable holders of Foamix securities to whom the ISL applies, including, to the extent applicable, holders of Foamix RSUs, options or stock purchase rights that will be assumed by Menlo pursuant to the Merger. To the extent that the ISA no-action letter is not obtained within 60 days of the parties’ entry into the Merger Agreement (unless extended by the parties), Menlo will, at its sole discretion, prepare and use commercially reasonable efforts to (a) receive a permit from the ISA for a registration statement with respect to the dual listing of the shares of Foamix on the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the ISL, which would also apply to the Merger Consideration and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that have been awarded to Israeli holders of Foamix shares, or (b) publish an Israeli prospectus. Foamix has agreed to cooperate with Menlo and assist, as may be reasonably requested or required in connection with the preparation and submission of the request for the ISA no-action letter, the filing of the registration statement and dual listing of the shares of Menlo on the Tel Aviv Stock Exchange or the publication of the Israeli prospectus, as the case may be.

ITA Rulings

As provided in the Merger Agreement, Foamix intends to request three tax rulings from the ITA in connection with the tax treatment of the Merger for holders of Foamix’s shares, Foamix options and Foamix RSUs. For further details concerning the substance of these rulings, please see the subsection titled “—Israeli Tax Rulings” below in this section of this joint proxy statement/prospectus. While Foamix will assert commercially reasonable efforts to obtain those rulings as soon as practicable, as required under the Merger Agreement, receipt of those rulings is not a condition to the Closing of the Merger under the Merger Agreement.

Other than as described above, Foamix and Menlo are not aware of any other regulatory approvals or notifications that are required under Israeli law for the consummation of the Merger.

Access

At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, each party will afford to the other party and its officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice to all their properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the other party’s business or operations).

Additionally, during such period each party will furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and all other information concerning its business, properties, litigation matters and personnel as the other party may reasonably request.

Notwithstanding the provisions outlined above, each party shall not be required to provide access or disclose any information if permitting such access or disclosing such information would violate applicable law, violate that party’s confidentiality obligations or result in the loss of attorney-client privilege.

Notification

Each of Menlo and Foamix shall give prompt notice to the other party of the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause:

•	any representation or warranty of such party contained in the Merger Agreement that is qualified as to “materiality” or “Material Adverse Effect,” to be untrue or inaccurate in any respect;

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any other representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of the Merger Agreement until the Effective Time; or

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any material failure of Menlo and Merger Sub or Foamix, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Menlo and Foamix shall keep each other promptly informed of any material communications (written or oral) with or from the FDA, EMA, any other regulatory authority or from any person relating to Foamix intellectual property and shall not make any material submissions to, or have material discussions with, the FDA, EMA, or any other regulatory authority without prior disclosure to the other party of the details of such communications or submissions and taking account, in its discretion, of any reasonable comments of the other party in such submissions or discussions. Additionally, Menlo and Foamix shall promptly update each other of material developments with respect to their respective preclinical and clinical trials (including any topline reports and results) and shall consult with each other regarding any material changes to any milestones and/or study designs or clinical trial plans, in each case with respect to their clinical trials.

Confidentiality

Menlo and Foamix have entered into a confidentiality agreement, which will continue in full force and effect and in accordance with its terms.

Public Disclosure

Menlo and Foamix each shall obtain the prior consent of the other prior to issuing any press releases (beyond the joint press release issued at the execution of the Merger Agreement) or making other public statements and communications with respect to the Merger, the other transactions contemplated by the Merger Agreement, except as may be required by law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which case, each party shall provide drafts in advance of and as soon as reasonably practicable.

In addition, Foamix and Menlo shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Merger, the other transactions contemplated by the Merger Agreement, the Foamix products and the Menlo products shall be consistent in all material respects with such joint communications strategy.

Section 16 Matters

Prior to the Effective Time, each of Menlo and Foamix shall use reasonable best efforts to cause any dispositions of Foamix shares (including derivative securities with respect to Foamix shares) or acquisitions of Menlo common stock (including derivative securities with respect to Menlo common stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Foamix to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Matters

Subject to, and in addition to, the requirements imposed by applicable local law, following the Closing of the Merger, Menlo will, or will cause its applicable affiliate (including the Surviving Company following the Closing) to honor certain change of control and severance plans, policies, practices, or arrangements of Menlo and Foamix that are in effect as of immediately prior to the Closing of the Merger in accordance with their terms as in effect immediately prior to the Closing of the Merger.

Menlo will, or will cause its applicable affiliate (including the Surviving Company following the Closing) to, for the period commencing from the Closing Date and ending on the first anniversary of the Closing Date, provide to each employee of Menlo and Foamix who continues employment with Menlo or any of its affiliates (including the Surviving Company) following the Closing of the Merger (each a “Continuing Employee”) with (i) annual base salary or base wage rate, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing of the Merger, (ii) severance compensation and benefits that are no less favorable than those that such Continuing Employee would have received under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing of the Merger, the applicable Menlo benefit plan or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing of the Merger, the applicable Foamix benefit plan, in each case, upon a similar termination of employment immediately prior to the Closing and (iii) defined contribution retirement and health and welfare benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing of the Merger, Menlo benefit plans or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing, Foamix benefit plans, in each case, as of immediately prior to the Closing of the Merger.

At least five (5) days prior to the Closing, Foamix may, or may direct Menlo to, take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Foamix 401(k) plan and/or any Menlo 401(k) plan.

Directors and Officers of Menlo Following the Merger

The Merger Agreement provides that, as of the Effective Time, the Menlo Board will be comprised of seven members, consisting of five Foamix Designees and two Menlo Designees. The Merger Agreement further provides that (i) two Menlo Designees and one Foamix Designee will be appointed, effective as of the Effective Time, to the Menlo Board as Class I directors with a term ending at the 2022 annual meeting of Menlo, (ii) two Foamix Designees will be appointed, effective as of the Effective Time, to the Menlo Board as Class II directors with a term ending at the 2020 annual meeting of Menlo and (iii) two Foamix Designees will be appointed, effective as of the Effective Time, to the Menlo Board as a Class III director with a term ending at the 2021 annual meeting of Menlo.

If any Menlo Designee becomes unable to serve as a member of the Board following the Effective Time and resigns therefrom prior to the 2022 annual meeting of Menlo, then the Board will fill such vacancy with an individual designated by the remaining Menlo Designee provided that such individual was a member of the Menlo Board prior to the Effective Time and is satisfactory to Menlo’s Nominating and Corporate Governance Committee.

Prior to the Effective Time, Foamix and Menlo have agreed to work together in good faith to determine, with respect to each Foamix Designee and each Menlo Designee, the committees on which each such Foamix Designee and Menlo Designee will serve and will select a Chairman of the Board and Committee Chairpersons from the Foamix Designees and Menlo Designees. As of the date of this joint proxy statement/prospectus, Menlo and Foamix have determined that David Domzalski and Steven Basta will each be appointed to the Board.

Immediately following the Effective Time, Menlo will take all action necessary to appoint the officers of Foamix to become the equivalent officers of Menlo until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The executive management team of Menlo immediately following the Effective Time is expected to consist of the individuals listed below:

Name	Title
David Domzalski	Chief Executive Officer
Ilan Hadar	Chief Financial Officer and Country Manager
Matt Wiley	Chief Commercial Officer
Dr. Iain Stuart	Chief Scientific Officer
Mutya Harsch	General Counsel and Chief Legal Officer

Obligations of Menlo and Foamix

Under the Merger Agreement, Menlo and Foamix both agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including:

•

the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental entities and the making of all other necessary registrations and filings (including filings with governmental entities, if any);

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the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	the preparation of this joint proxy statement and the Registration Statement;

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; and

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the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with such actions.

Notwithstanding anything to the contrary above, neither Menlo nor Foamix shall be required in order to resolve any objections asserted under competition laws by any governmental entity with respect to the transactions contemplated by the Merger Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Material Adverse Effect (in the case of Menlo, determined after giving effect to the Merger). The parties are not aware of any competition filings required in connection with the Merger.

Israeli Tax Rulings

Foamix intends to request tax rulings from the ITA with respect to (i) exemption of Foamix shareholders who are non-Israeli residents and who meet certain conditions from withholding of Israeli tax on the Merger Consideration paid to them, (ii) deferral of the obligation of Israeli tax resident Foamix shareholders to pay Israeli tax on the exchange of the Foamix shares for Menlo common stock in accordance with the provisions of Section 104H of the ITO and (iii) the application of Israeli tax withholding and other Israeli tax treatment applicable to holders of Foamix options, Foamix RSUs and Foamix shares issued to certain directors and employees under Section 102 of the ITO and to certain directors and others under Section 3(i) of the ITO.

Stock Exchange Listing

Menlo shall use its reasonable best efforts to cause the shares of Menlo common stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Each of Menlo and Foamix agrees to cooperate with the other in taking, or causing to be taken, all actions reasonably necessary to delist Foamix shares from Nasdaq and terminate its registration under the Exchange Act. Such delisting and termination will not be effective until after the Effective Time.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to customary closing conditions, including:

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the approval of the Merger Agreement by the affirmative vote (or action by written consent) of the holders of a majority of the Foamix shares that are present and voting, and at least fifty days having elapsed after the filing of the merger proposal with the Registrar and expiration of the thirty-day waiting period following such approval;

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the approval of the issuance of Menlo common stock pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger by the affirmative vote of the majority of votes cast;

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the absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity that prohibits, the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	the shares of Menlo common stock to be issued pursuant to the Merger Agreement and the CSR Agreement being approved for listing on Nasdaq;

•	the expiration or termination of the waiting period under any applicable foreign antitrust, competition or similar law;

•	the SEC having declared effective this Registration Statement in connection with the Merger;

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subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Menlo and Foamix contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement;

•	the absence of a material adverse effect with respect to each of Menlo and Foamix; and

•	any of the following will have occurred: (i) a letter from the ISA will have been received exempting Menlo from publishing a prospectus under Israeli law in respect of the Merger

Consideration and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that have been awarded to Israeli holders of Foamix shares; (ii) Menlo will have received a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo common stock at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus under Israeli law in respect of the Merger Consideration and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that have been awarded to Israeli holders of Foamix shares; or (iii) Menlo will have published a prospectus under Israeli law in respect of the Merger Consideration and the assumption by Menlo, pursuant to the Merger, of Foamix RSUs, options and stock purchase rights that have been awarded to Israeli holders of Foamix shares. Menlo has prepared and filed with the ISA an application for the letter described in clause (i) above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the approval of the Menlo stockholders or the Foamix shareholders,

•	by mutual written consent of Foamix and Menlo;

•	by either Menlo or Foamix:

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if the Merger has not been consummated by June 30, 2020 and the failure to fulfill any covenant or agreement contained in the Merger Agreement by the party seeking termination has not been the primary cause of the failure of the Merger to be consummated by such date;

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if the approval of the issuance of Menlo common stock in the Merger pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger by the Menlo stockholders is not obtained at the Menlo meeting and, if Menlo is the party seeking termination, the failure to obtain such vote was not caused by Menlo’s material breach of the Merger Agreement;

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if the approval of the Merger Agreement by the Foamix shareholders is not obtained at the Foamix meeting and, Foamix is the party seeking termination, the failure to obtain such vote was not caused by Foamix’s material breach of the Merger Agreement;

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if any applicable law, temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction is in effect, final and nonappealable which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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if the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure would give rise to the failure of a condition to consummate the Merger and cannot be cured within 30 days or prior to June 30, 2020;

•	if the other party’s board has changed its recommendation or failed to publicly reaffirm its recommendation of the Merger within seven days of a request for such affirmation;

•	if the other party breaches the “No Solicitation” provisions applicable to such party; or

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in order to accept and enter into a binding agreement with respect to a Superior Proposal, provided that (i) such party’s stockholder or shareholder meeting, as applicable, has not yet occurred, (ii) such party has complied with the “No Solicitation” provisions applicable to such party and (iii) such party pays the other party the applicable termination fee.

If the Merger Agreement is terminated pursuant to the Merger Agreement, the Merger Agreement will be terminated and have no further effect, the obligations of the parties thereunder will terminate and there will be no liability on the part of any party thereto except as expressly set forth therein.

Termination Fees

The Merger Agreement further provides that one party may be required to pay the other a termination fee of $3.7 million upon its termination under specified circumstances.

Foamix may be required to pay Menlo a termination fee of $3.7 million upon termination of the Merger Agreement under specified circumstances, including by (i) Menlo after a change in the recommendation of the Foamix Board or the failure of the Foamix Board to reaffirm its recommendation publicly within seven days of a written request from Menlo for such reaffirmation, (ii) Foamix, to accept and enter into a binding agreement to be acquired by a third party who submitted a Superior Proposal (subject to the terms and conditions of the Merger Agreement) or (iii) (A) if a takeover proposal is made for Foamix and is publicly known and is not withdrawn at the time of the Foamix meeting, (B) the Merger Agreement is terminated due to the failure of Foamix shareholders to approve the Merger or by Menlo due to a material breach of the Merger Agreement by Foamix (including the “no solicitation” provisions) and (C) Foamix enters into or consummates an alternative transaction within 12 months following such date of termination.

Menlo may be required to pay Foamix a termination fee of $3.7 million upon termination of the Merger Agreement under specified circumstances, including by (i) Foamix after a change in the recommendation of the Menlo Board or the failure of the Menlo Board to reaffirm its recommendation publicly within seven days of a written request from Foamix for such reaffirmation, (ii) Menlo, to accept and enter into a binding agreement to be acquired by a third party who submitted a Superior Proposal (subject to the terms and conditions of the Merger Agreement) or (iii) (A) if a takeover proposal is made for Menlo and is publicly known and is not withdrawn at the time of the Menlo meeting, (B) the Merger Agreement is terminated due to the failure of Menlo stockholders to approve the Merger or by Foamix due to a material breach of the Merger Agreement by Menlo (including the “no solicitation” provisions) and (C) Menlo enters into or consummates an alternative transaction within 12 months following such date of termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Foamix and Menlo shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and this joint proxy statement (including SEC filing fees) and any fees due to the Registrar that are associated with such filings and any related fees and expenses.

Indemnification; Directors’ and Officers’ Insurance

For not less than seven years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of Foamix to the same extent such persons are indemnified as of the date of the Merger Agreement by Foamix pursuant Foamix’s articles of association and indemnification agreements in existence on the date of the Merger Agreement with any directors, officers or employees of Foamix for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated hereby. Menlo shall cause the Surviving Company to provide, for an aggregate period of not less than seven years from the Effective Time, Foamix’s past and present directors and officers with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Foamix’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

For not less than six years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, maintain in effect, for the benefit of all past and present directors, officers and employees of Menlo to the same extent such persons are indemnified as of the date of the Merger Agreement by Menlo pursuant to Menlo certificate of incorporation and bylaws and indemnification agreements in existence on the date of the Merger Agreement with any directors, officers or employees of Menlo for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. Menlo shall provide, for an aggregate period of not less than six years from the Effective Time, Menlo’s past and present directors and officers with an insurance and indemnification policy that is no less favorable than Menlo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, Menlo may purchase a six year “tail” prepaid directors and officers insurance policy, provided that it may not pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by Menlo for coverage during its current coverage period.

Amendments and Waivers

The Merger Agreement may be amended by mutual agreement of the parties in writing by action taken or authorized by their respective boards, at any time before or after stockholder or shareholder approval of the matters presented in connection with the Merger. However, after any approval of the transactions contemplated by the Merger Agreement by the stockholders and shareholders of Menlo and Foamix, respectively, there may not be, without further approval of such stockholders or shareholders, any amendment of the Merger Agreement that by applicable law requires the further approval of such stockholders or shareholders, as applicable. No amendment shall be made to the Merger Agreement after the Effective Time.

At any time prior to the Effective Time, whether before or after the Foamix meeting and the Menlo meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

No Third Party Beneficiaries

Except as otherwise set forth in the Merger Agreement with respect to indemnification and director and officer insurance, the Merger Agreement is not intended to confer upon any other person any rights or remedies thereunder.

Specific Performance

Under the Merger Agreement, the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the even that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties therefore have agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any federal court located in the State of Delaware or in Delaware state court or in the courts of Tel-Aviv, Israel, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof except that the provisions related to the internal affairs of Foamix, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, the Merger Agreement that are expressly or otherwise required to be governed by the laws of the State of Israel shall be governed by such laws.

AGREEMENTS RELATING TO THE MERGER

Voting Agreements

In connection with the Merger Agreement, Foamix entered into Voting Agreements, dated November 10, 2019 (the “Menlo Voting Agreements”), with certain significant stockholders of Menlo and the Chief Executive Officer of Menlo (collectively, the “Menlo Voting Parties”), pursuant to which each Menlo Voting Party has agreed, among other things, to: (i) vote its beneficially owned shares of Menlo common stock as of the record date (a) in favor of the issuance of shares of Menlo common stock, the change of control of Menlo resulting from the Merger and the other transactions contemplated by the Merger Agreement and (b) against any action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement. Each Menlo Voting Agreement will automatically terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement pursuant to and in compliance with its terms prior to the Effective Time, (C) a change of recommendation of the Foamix Board or the Menlo Board in accordance with the Merger Agreement, (D) the parties’ mutual written agreement to terminate the Menlo Voting Agreement or (E) any amendment to the Merger Agreement without the prior written consent of the applicable Menlo Voting Party that (i) decreases the Merger Consideration or changes the form of the Merger Consideration or (ii) otherwise amends the Merger Agreement in a manner materially adverse to the applicable Menlo Voting Party relative to the other stockholders of Menlo (excluding any amendments affecting directors, officers or employees of Menlo in their capacities as such who are stockholders of Menlo).

The Menlo Voting Parties currently beneficially own an aggregate of approximately 30% of the outstanding shares of Menlo common stock.

The foregoing description of the Menlo Voting Agreements does not purport to be complete and is qualified in its entirety by the full text of the form of Menlo Voting Agreement, which is attached hereto as Annex E.

In connection with the Merger Agreement, Menlo entered into Voting Agreements, dated November 10, 2019 (the “Foamix Voting Agreements”), with a certain significant shareholder of Foamix and the Chief Executive Officer of Foamix (collectively, the “Foamix Voting Parties”), pursuant to which each Foamix Voting Party has agreed, among other things, to: (i) vote its beneficially owned Foamix shares as of the record date (a) in favor of the adoption and approval of the Merger Agreement, the Merger, the other transaction documents to which Foamix is a party and the other transactions contemplated by the Merger Agreement and (b) against any action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement. Each Foamix Voting Agreement will automatically terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement pursuant to and in compliance with its terms prior to the Effective Time, (C) a change of recommendation of the Foamix Board or Menlo Board in accordance with the Merger Agreement, (D) the parties’ mutual written agreement to terminate the Foamix Voting Agreement or (E) any amendment to the Merger Agreement without the prior written consent of the applicable Foamix Voting Party that (i) decreases the Merger Consideration or changes the form of the Merger Consideration or (ii) otherwise amends the Merger Agreement in a manner materially adverse to the applicable Foamix Voting Party relative to the other shareholders of Foamix (excluding any amendments affecting directors, officers or employees of Foamix in their capacities as such who are shareholders of Foamix).

The Foamix Voting Parties currently beneficially own an aggregate of approximately 19% of the outstanding Foamix shares.

The foregoing description of the Foamix Voting Agreements does not purport to be complete and is qualified in its entirety by the full text of the form of Foamix Voting Agreement, which is attached hereto as Annex F.

Contingent Stock Rights Agreement

CSR Agreement

In the event that the (i) the Efficacy Determination is not delivered to Menlo and Foamix on or before the Effective Time; and (ii) the Effective Time occurs prior to May 31, 2020, Menlo and a rights agent mutually acceptable to Foamix and Menlo will enter into the CSR Agreement in substantially the form of the form of CSR Agreement, which is attached as Annex G to this joint proxy statement/prospectus. Each CSR may become convertible upon the occurrence of certain triggering events, and, if so converted, will entitle its holder to receive from Menlo additional shares of Menlo common stock, thereby increasing the effective Exchange Ratio in the Merger (as described below), along with cash payable in lieu of fractional shares and any dividends or distributions payable in accordance with the terms of the CSR Agreement.

As described under the section entitled “The Merger Agreement”, in certain circumstances the CSR Agreement will not be entered into and no CSRs will be issued.

Characteristics of the CSRs; Restrictions on Transfer

The CSRs and any interest therein may not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, except (a) with respect to all CSRs, the transfer of any or all of the CSRs on death by will or intestacy, (b) with respect to all CSRs other than CSRs issued in consideration for 102 Common Stock (as defined in the Merger Agreement), a transfer of CSRs (i) by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee, (ii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation) or (iii) a transfer made by operation of law (such as a merger). In the case of any transfer described above, such transferred CSR shall remain subject to the terms and conditions of the CSR Agreement.

The CSRs will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CSRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Menlo, Foamix or any of their affiliates.

Exercisability

Pursuant to the CSR Agreement, each CSR may become convertible upon the occurrence of the following triggering events, and, if so converted, will entitle its holder to receive from Menlo additional shares of Menlo common stock, thereby increasing the effective Exchange Ratio in the Merger (as described below), along with cash payable in lieu of fractional shares and any dividends or distributions payable in accordance with the terms of the CSR Agreement. Additional shares of Menlo common stock may become payable to the rights agent, for subsequent distribution to the holders of the CSRs, upon the occurrence of the following events:

(A)	If the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then no CSR will be entitled to shares of Menlo common stock;

(B)

If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined prior to May 31, 2020 in the second Phase III PN Trial, then each CSR will be converted into 0.6815 shares of Menlo common stock; and

(C)

If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each CSR will be converted into 1.2082 shares of Menlo common stock.

No fractional shares of Menlo common stock will be issued upon the conversion of the CSRs. If more than one CSR shall be convertible at the same time with respect to the same holder, the number of full shares of

Menlo common stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Menlo common stock issuable upon the conversion of the CSRs. If any fraction of a share of Menlo common stock would be issuable on the conversion of any CSRs, Menlo shall pay, without interest, an amount determined by the Menlo common stock value. With respect cash paid in lieu of fractional shares pursuant to the CSR Agreement, “Menlo common stock value” means the average per share closing sale prices of Menlo common stock on Nasdaq as reported by The Wall Street Journal for the five full trading days ending on the fifth trading date after the later of (i) the date the Phase III PN Trial results are delivered to Menlo and (ii) May 31, 2020.

If the CSRs become convertible post-Closing, each person holding a Foamix RSU immediately prior to Closing will get additional Menlo RSUs based on the additional shares that each ordinary Foamix share will get upon conversion of a CSR. Similarly, if the CSRs become convertible post-Closing, then the Board will make equitable adjustments to the exercise price per share of and the number of shares of Menlo common stock that are subject to Adjusted Options. Each Foamix warrant that will be assumed by Menlo in connection with the Merger will become exercisable for, in addition to shares of Menlo common stock in accordance with the initial Exchange Ratio at the Effective Time, one CSR for each Foamix shares that the holder of such Foamix warrant would have been entitled to receive had such Foamix warrants been exercised prior to the Effective Time.

Conversion Procedures

If the triggering events described in paragraphs (B) or (C) above occur, then within ten business days of the occurrence of the earlier of the delivery of both Phase III PN Trial results or May 31, 2020, Menlo shall credit the appropriate number of book-entry shares of Menlo common stock to each holder of CSRs as recorded in the CSR register. Such book-entry shares of Menlo common stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Menlo common stock as of the date of the delivery of both Phase III PN Trial results or May 31, 2020, as applicable.

If the triggering events described in paragraphs (B) or (C) above occur, then within ten business days of Menlo informing the rights agent of the occurrence of the delivery of both Phase III PN Trial results or May 31, 2020, Menlo shall deliver to the rights agent any cash necessary to be paid to holders in lieu of fractional shares, and the rights agent shall deliver to each holder at his, her or its address appearing on the CSR register, (i) a written notice specifying the number of shares of Menlo common stock (if any) that each CSR was converted into and to whom the shares of Menlo common stock were issued and the rights agent shall promptly record such issuance in the CSR register and (ii) a check reflecting the amount of any cash in lieu of fractional shares to be provided to such holder and, if applicable, any dividends or distributions payable. Notwithstanding the foregoing, any cash necessary to be paid to holders who received the CSRs in consideration for 102 Common Stock, shall be payable by a wire transfer to the 102 Trustee.

Withholding

Any Withholding Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the CSR Agreement such amounts as are required to be deducted or withheld therefrom, all in accordance with the provisions of the Merger Agreement, which shall apply to the consideration payable pursuant to the CSR Agreement, mutatis mutandis, including the issuance or transfer of any CSR, the conversion thereof, the issuance of shares or the payment of cash in lieu of fractional shares.

Amendment

Without the consent of any holders, Menlo at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

•	to evidence the succession of another person to Menlo and the assumption by any such successor of the covenants of Menlo provided in the CSR Agreement;

•	to evidence the succession of another person as a successor rights agent and the assumption by any successor of the covenants and obligations of such rights agent herein;

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to add to the covenants of Menlo such further covenants, restrictions, conditions or provisions as Menlo shall consider to be for the protection of holders so long as such provisions do not adversely affect the rights of the holders;

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to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision in the CSR Agreement, or to make any other provisions with respect to matters or questions arising under the CSR Agreement so long as such provisions shall not adversely affect the rights of holders;

•

as may be necessary or appropriate to ensure that CSRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

•	to cancel CSRs (i) in the event that any holder has abandoned its rights or (ii) following the transfer of such CSRs to Menlo or its affiliates; or

•	as may be necessary or appropriate to ensure that Menlo complies with applicable law.

With the written consent of the holders of not less than a majority of the then outstanding CSRs delivered to Menlo, Menlo may enter into one or more amendments to the CSR Agreement for the purpose of adding, eliminating or changing any provision of the CSR Agreement if such addition, elimination or change is in any way adverse to the rights of holders. It shall not be necessary for any written consent of holders to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof. The consent of each holder affected shall be required for any amendment pursuant to which the number of shares of Menlo common stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated under the CSR Agreement).

Termination

The CSR Agreement shall terminate on the earlier of (i) the first anniversary of the date on which the Efficacy Determination is delivered to Menlo and (ii) the date on which the CSRs are automatically terminated if the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020.

The foregoing description of the CSR Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of CSR Agreement, which is attached hereto as Annex G.

CERTAIN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF MENLO SHARES

U.S. Federal Income Tax Consequences

The following is a discussion of the U.S. federal income tax consequences of the Merger and the ownership and disposition Menlo shares to Foamix shareholders who exchange their Foamix shares for Menlo shares and the CSRs (if any) in the Merger. This summary addresses Foamix shareholders who hold Foamix shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. This summary is not a complete description of all the U.S. federal income tax consequences of the Merger and, in particular, does not address the U.S. tax consequences that may be relevant to a particular Foamix shareholder who is subject to special rules, including, without limitation:

•	a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein;

•	a financial institution;

•	an insurance company;

•	a regulated investment company or real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a tax-exempt entity or governmental organization;

•	a U.S. expatriate or former long-term resident of the United States;

•	a shareholder whose functional currency is not the U.S. dollar;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a shareholder who holds Foamix shares as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who acquired his or her shares of Foamix shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	a shareholder deemed to hold Foamix shares under the constructive sale provisions of the Code;

•	a shareholder who actually or constructively owns, or has owned, 10% or more of the stock of Foamix (by vote or value); and

•	a shareholder who exercises dissenters’ rights.

If an entity treated as a partnership for U.S. federal income tax purposes holds Foamix shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of that partnership. A partner in a partnership that holds Foamix shares should consult its tax advisor regarding the tax consequences of the Merger.

Additionally, this discussion does not include any information with respect to the tax consequences of the Merger under the U.S. federal estate, gift, and alternative minimum tax laws, the Medicare tax on certain net investment income, or any applicable state, local, or non-U.S. tax laws. This summary does not address the tax consequences of any transaction other than the Merger.

For purposes of this summary, “U.S. Holder” refers to a beneficial holder of Foamix shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. Holder” refers to a beneficial holder of Foamix shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

The tax consequences of the Merger will depend on the specific situation of the shareholder. Foamix shareholders should consult their tax advisors as to the specific U.S. federal income tax consequences of the Merger in light of their particular circumstances, as well as the applicability and effect of the alternative minimum tax, and any U.S. state, local, and non-U.S. income or other tax laws and of any changes in those laws.

Consequences of the Merger

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger does not qualify as such a reorganization, the receipt of shares of Menlo common stock or the CSRs (if any) in exchange for Foamix shares in the Merger would constitute a taxable exchange for U.S. federal income tax purposes and the corresponding tax consequences of the Merger could materially differ from those described here. Neither Foamix nor Menlo have sought, nor do they intend to seek, any ruling from the IRS or opinion of counsel with respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The remainder of this discussion assumes that the Merger will qualify as a reorganization within the meaning of Section  368(a) of the Code.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as Foamix, is considered a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes, for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Based on Foamix’s gross income and gross assets (including tangible assets and intangible assets based on the market value of Foamix shares), and the nature of Foamix’s business, Foamix does not believe that it was a PFIC for any completed taxable year ending on or after December 31 2014 through and including the taxable year ended December 31, 2018, and does not expect Foamix to be classified as a PFIC for the current taxable year. However, the determination of whether a foreign corporation is or was a PFIC in any taxable year is a factual determination that relies upon information from prior taxable years that may not be fully available and rules for which there is little administrative or judicial authority on which to rely to make a determination. Hence, Foamix cannot guarantee, and the IRS might not agree, that Foamix was not a PFIC in any prior taxable year and will not be a PFIC for the current taxable year.

If Foamix is or was classified as a PFIC for any taxable year during which a U.S. Holder held Foamix shares, the U.S. federal income tax consequences of the Merger to such U.S. Holder could be materially and adversely different (including that such U.S. Holder may be required to recognize gain and may subject to special rules in respect of such gain realized as a result of the Merger). Accordingly, U.S. Holders should consult their tax advisors regarding the possible classification of Foamix as a PFIC and the resulting U.S. federal income tax considerations. The remainder of this discussion assumes that Foamix has not been and will not be classified as a PFIC.

Exchange of Foamix Shares for Menlo Shares and CSRs (if Any)

Except as discussed below with respect to the receipt of cash in lieu of fractional shares, Foamix shareholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of Menlo shares or the CSRs (if any) in exchange for their Foamix shares in the Merger.

Basis and Holding Period of Merger Consideration

The aggregate tax basis of the Menlo shares and the CSRs (if any) received by a Foamix shareholder pursuant to the Merger will be the same as the aggregate tax basis of such shareholder’s surrendered Foamix shares exchanged therefor, reduced by the tax basis allocable to any cash received in lieu of a fractional share of Menlo common stock.

In the event the Foamix shareholder receives the CSRs in exchange for their Foamix shares in the Merger, the tax basis should be allocated to the Menlo shares and CSRs received as if each of the CSRs is the maximum number of Menlo shares that can be issued under the CSR. Additionally, an adjustment to the basis in the Menlo shares received and the CSRs should be made once it becomes known how many Menlo shares (if any) the holders of the CSRs are entitled to receive. It is unclear how this adjustment should be made, particularly if a Foamix shareholder no longer retains all of the Menlo shares or CSRs received by such shareholder in the Merger. The IRS has not issued guidelines on how a shareholder should make this adjustment. A shareholder could recalculate its basis in any remaining Menlo shares or additional Menlo shares received from the CSRs without recalculating the basis that had been allocated to any disposed of Merger Consideration. Alternatively, a shareholder could recalculate its basis in all of its Menlo shares, including additional Menlo shares received from the CSRs, and CSRs, even if the holder has disposed of some of its Menlo shares. Each Foamix shareholder should consult its own tax advisor as to the allocation of its tax basis among the Menlo shares and the CSRs.

The holding period of the Menlo shares and the CSRs (if any) in the hands of a U.S. Holder will include the holding period of the U.S. Holder’s Foamix shares exchanged for the Menlo shares and the CSRs (if any) pursuant to the Merger. Holders of Foamix shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. Holder who receives cash in lieu of a fractional share of Menlo common stock in the Merger will be treated as having received the fractional share in the Merger and then as having received the cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between (i) the amount of the cash received in exchange for the fractional share and (ii) the U.S. Holder’s tax basis allocable to the Foamix shares exchanged for the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Foamix shares surrendered exceeds one year at the time of the Merger. The deductibility of net capital losses is subject to limitations under the Code.

A non-U.S. Holder who receives cash in lieu of a fractional share of Menlo common stock in the Merger generally will not be subject to U.S. federal income tax with respect to such cash unless:

•

gain attributable to such fractional is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or

•

the non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding Menlo common stock at any time during the five-year period preceding the Merger, and Menlo is, or has been during the shorter of the five-year period preceding the Merger or the period that the non-U.S. Holder held Menlo shares, a “United States real property holding corporation” within the meaning of the Code.

In the case of any of the exceptions above, a non-U.S. Holder will generally be subject to U.S. federal income tax with respect to cash received in lieu of a fractional share of Menlo common stock in the same manner as if such non-U.S. Holder disposed of Menlo shares, as further described in “—Consequences of the Ownership and Disposition of Menlo Shares to Non-U.S. Holders—Sale or other Disposition of Menlo Shares” below.

Conversion of the CSRs to Menlo Shares

In the event Foamix shareholders receive the CSRs in exchange for their Foamix shares in the Merger, upon the conversion of the CSRs to shares of Menlo common stock:

•	no gain or loss would be recognized, except with respect to cash received in lieu of a fractional share;

•

the tax basis in the Menlo shares received on conversion will be determined initially as set forth above under the section entitled “—Basis and Holding Period of Merger Consideration”, and will be reduced by any basis allocable to any fractional share; and

•	the holding period of the Menlo shares received will include the holding period of the CSR.

Reporting Requirements

A U.S. Holder will generally be required to retain records pertaining to the Merger and may be required to file with such Foamix shareholder’s U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger.

Consequences of the Ownership and Disposition of Menlo Shares to Non-U.S. Holders

Dividends and Distributions

Subject to the discussions below under “—Foreign Account Tax Compliance Act” and “—Information Reporting and Backup Withholding”, dividends with respect to Menlo shares will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of Menlo’s current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing a non-U.S. Holder’s basis in its Menlo shares and, to the extent it exceeds such basis, as gain from the disposition of Menlo shares, which would generally be treated as described under “—Sale or Other Disposition of Menlo Shares” below.

Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax if such non-U.S. Holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. A non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Disposition of Menlo Shares

Subject to the discussion below under “—Information Reporting and Backup Withholding”, any gain realized on the disposition of Menlo shares by a non-U.S. Holder will generally not be subject to U.S. federal income tax unless:

•

such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or

•	Menlo shares constitute a U.S. real property interest, or a USRPI, by reason of Menlo’s status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Menlo believes it is currently not, and does not anticipate becoming, a USRPHC. However, because the determination of whether Menlo is a USRPHC depends on the fair market value of Menlo’s USRPI relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance Menlo currently is not a USRPHC or will not become one in the future. Even if Menlo is or was to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. Holder will not be subject to U.S. federal income tax if Menlo’s common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of Menlo’s common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. Holder’s holding period.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, withholding will generally be required in certain circumstances on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Menlo shares held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Menlo shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Menlo shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Withholding Agent that such entity does not have any “substantial United States owners” (as defined in the Code) or (ii) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be required to be provided to the U.S. Department of the Treasury. Non-U.S. Holders should consult their tax advisors regarding the possible implications of these rules on their investment in Menlo shares.

Information Reporting and Backup Withholding

Menlo must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder may be subject to information reporting and backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Menlo shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Israeli Tax Considerations

The following is a discussion of certain tax consequences of the Merger to holders of Foamix shares under Israeli tax laws. This summary is limited to shareholders for whom disposition of their shares is treated as a capital gain within the meaning of Part E of the ITO (generally, where an asset held for passive investment is sold), and does not discuss all of the aspects of Israeli tax law that may be relevant to a particular shareholder in light of his or her personal investment circumstances or to certain types of shareholders such as traders in securities or investors subject to special treatment under Israeli law. Some parts of this discussion are based on new tax legislation that has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Israeli Capital Gains Tax

As a consequence of the Merger, holders of Foamix shares will be treated under Israeli tax laws as having sold their Foamix shares in the Merger.

When shares in an Israeli company are sold, regardless of whether the consideration in the sale is cash or stock, the selling shareholders are generally subject to Israeli capital gains tax unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. In determining the capital gains subject to Israeli tax on the sale of Foamix shares, the CSR should be taken into account as part of the consideration received even though it is a contingent consideration, unless the ITA determines otherwise in the Withholding Tax Ruling (noted below) or in any particular approval that a particular holder of Foamix shares obtains from the ITA.

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The ITO distinguishes between ‘Real Capital Gain’ and ‘Inflationary Surplus’. The Inflationary Surplus is the portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli Costumer Price Index (the “CPI”) or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

The capital gains tax rate applicable to the Real Capital Gain is 25% for individual shareholders unless such shareholder claims a deduction for interest and linkage differences expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such individual holds or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, one of the following: (i) at least ten percent of the issued and outstanding Foamix shares, (ii) at least ten percent of the voting rights of Foamix, (iii) the right to receive at least ten percent of Foamix’s profits or its assets upon liquidation, (iv) the right to appoint a manager/director, or (v) the right to instruct any other person to do any of the foregoing (a “Major Shareholder”) on the date of sale or on any date falling within the 12 month period preceding that date of sale, such Major Shareholder would be subject to Israeli taxation at a rate of 30%. An additional tax at a rate of three percent (3%) on the Real Capital Gain may be imposed upon individual shareholders whose annual income from all sources that is taxable in Israel exceeds a certain threshold (NIS 649,560 for 2019 and thereafter, linked to the annual change in the Israeli Consumer Price Index), including, but not limited to, income derived from dividends, interest and capital gains. Real Capital Gain derived by companies is generally subject to the ordinary corporate income tax rate (currently, 23%). The Inflationary Surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Under Israeli tax law, non-Israeli residents (individuals or corporations) are generally exempt from Israeli capital gains tax on the sale of shares of Israeli companies that are publicly traded on certain stock exchanges, such as NASDAQ, provided that, among other things: (i) the gain from the sale is not attributed to a permanent establishment of such shareholder maintained in Israel; (ii) the shares were purchased after being listed on the recognized stock exchange; and (iii) with respect to securities listed on a recognized stock exchange outside of Israel, neither the shareholder nor the particular capital gain is otherwise subject to the Israeli Income Tax Law (Inflationary Adjustments), 5745-1985). However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, the sale of Foamix shares by a non-Israeli resident may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax generally will not apply to the disposition of securities by a “resident of the United States” (as defined below) (a “U.S. Treaty Resident”) who holds the securities as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if (i) the capital gain arising from such disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such disposition is attributed to royalties; (iii) the capital gain from such disposition may be attributed to a permanent establishment of such U.S. Treaty Resident that is maintained in Israel, under certain terms, (iv) the U.S. Treaty Resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, subject to certain conditions; or (v) the U.S. Treaty Resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year. Pursuant to the U.S.-Israel Tax Treaty the term “resident of the United States” means: (i) a United States corporation; and (ii) any other person (except a corporation or any entity treated as a corporation for United States tax purposes) resident in the United States for purposes of United States tax, but in the case of a partnership, estate, or trust, only to the extent that the income derived by such partnership, estate, or trust is subject to United States tax as the income of a resident either in the hands of the respective entity or of its partners or beneficiaries. For purposes of the preceding sentence, a United States citizen or an alien admitted to the United States for permanent residence (a “green card” holder) who is not a resident of Israel (as defined in the U.S.-Israel Tax Treaty), is a resident of the United States only if the individual has a substantial presence, permanent home or habitual abode in the United States. If such individual is a resident of Israel, he or she shall be considered a resident of both Israel and the United States and his or her residence for purposes of the U.S.-Israel Tax Treaty shall be determined under the tie-breaker rules listed in the U.S.-Israel Tax Treaty.

Israeli Tax Rulings

As noted, Foamix will file requests for a Withholding Tax Ruling from the ITA with respect to the exemption from withholding of Israeli tax on payments of Merger Consideration to Foamix shareholders who are non-Israeli residents and who meet certain conditions, and for a 104H Tax Ruling with respect to the deferral of the obligation of Israeli tax resident holders of Foamix shares, who elect to become a party to the 104H Tax Ruling, to pay Israeli tax on the exchange of the Foamix shares for Menlo common stock in accordance with the provisions of Section 104H of the ITO.

With respect to the Withholding Tax Ruling, Foamix will request that the ITA either exempt payments to be made to eligible brokers or financial institutions from any obligation to withhold Israeli tax at source or provide that no such obligation exists, or otherwise provide detailed instructions on how such withholding at source is to be executed in connection with the Merger. In addition, the request will ask that non-Israeli shareholders that purchased their Foamix shares on or after September 18, 2014 (the date on which Foamix listed its shares on the NASDAQ) and hold less than 5% of the outstanding Foamix shares will be exempt from withholding to the extent that such shareholders provide the Exchange Agent with certain declarations regarding their residency and the date on which the shares were purchased. Such a tax ruling is also expected to include a process for exempting non-Israeli holders of Foamix options and Foamix RSUs from Israeli withholding tax. Foamix cannot assure you that our requests will be accepted. Pursuant to the Merger Agreement, the Exchange Agent and Menlo are entitled to deduct and withhold from any consideration payable in the Merger such amounts as may be required to be deducted or withheld therefrom under the ITO and regulations promulgated thereunder, subject to providing to the Exchange Agent or Menlo a certificate issued by the ITA providing for a specific exemption or reduction with respect to Israeli tax withholding. For the purpose of the Withholding Tax Ruling, the determination of whether a person is deemed a “resident of Israel” may be based on a Declaration of Status form for Israeli tax purposes to be completed by each shareholder. If so required by the Withholding Tax Ruling, a form of such Declaration of Status shall be provided to each shareholder.

With respect to the 104H Tax Ruling, and subject to certain conditions and limitations, the exchange of shares will not be deemed a sale for the shareholders electing to be subject to that ruling, and any tax liability with respect to such exchange will be deferred for 24 and 48 months, (as further described below). The main conditions, limitations and restrictions are as follows: (1) the ratio between the market value of the transferred shares and the market value of the merged company immediately after the exchange of shares is equal to the ratio between the market value of the issued shares and the market value of all rights in the merged company immediately after the exchange of shares; (2) the issued shares issued to all of the transferors grant equal rights to all of such transferors; (3) all of the shares and all of the rights of a transferor (and of parties associated with it) to purchase shares in the transferred company, were transferred as part of the exchange of shares, unless the ITA approves otherwise; (4) an application for a pre-ruling is submitted to the ITA to certify that such share exchange meets the conditions specified in Section 104H of the ITO (such application should be submitted at least 30 days prior to the share exchange and is subject to the ITA’s approval); (5) the issued shares must be deposited with an Israeli trustee, in order to secure the payment of tax;

To the extent the above conditions are satisfied, the main tax consequences will be as follows: The issued shares will be deemed to have been sold on the Day of Sale. The Day of Sale would be the earlier of the following: (i) the date on which the issued shares are sold; or (ii) the end of the postponement period. For this purpose, the end of the postponement period will be: (a) with respect of one half of the issued shares – 24 months after the day of exchange; and (b) with respect to the remaining issued shares – 48 months after the day of exchange.

The sale consideration will be calculated as follows: (1) if the issued shares are sold before the end of the postponement period – the consideration will be the amount of consideration paid in such sale; and (2) if the issued shares are not sold by the end of the postponement period – the deemed consideration will be the market value of the issued shares as of the end of the postponement period. For this purpose, the market value will be is the average value of the shares, as quoted on the stock exchange, during the 30 trading days preceding the end of the postponement period

As noted, Foamix will also file requests for tax rulings from the ITA with respect to the Israeli tax treatment applicable in respect of the Merger for holders of Foamix options, Foamix RSUs and Foamix shares subject to Section 102(b)(3) of the ITO (the “Option Tax Ruling”).

The Option Tax Ruling, if obtained, should generally confirm, among other things that the assumption by Menlo of the Foamix equity awards will not be treated as a taxable event, and that the tax continuity shall apply to the assumed equity awards, provided that the applicable consideration paid to holders of 102 securities is deposited with the 102 Trustee for at least until the end of the duration of the statutory holding period under Section 102 of the ITO and, accordingly will not be subject to any Israeli tax withholding at Closing.

The Israeli tax withholding consequences of the Merger to Foamix shareholders and holders of Foamix options, Foamix RSUs and Foamix shares issued subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of Foamix options, Foamix RSUs and Foamix shares that were issued pursuant to Section 102 of the ITO, as applicable, and the final tax rulings issued by the ITA. To the extent that tax is withheld on payments to U.S. taxpayers, it is possible that such withheld taxes may not be able to be credited against such taxpayers’ U.S. income tax liability.

If no tax ruling is obtained for holders of Foamix options, RSUs and shares subject to Section 102 of the ITO, such holders will be subject to applicable Israeli tax withholding on the gross Merger Consideration. In such event, Menlo, the Exchange Agent or the 102 Trustee will be entitled to withhold and deduct from any Merger Consideration, in which case, the shareholder will need to pay to Menlo or the Exchange Agent or the 102 Trustee the amount due with regards to those Israeli taxes prior to the release of the Merger Consideration payable to the shareholder. In the event that the shareholder fails to timely pay to Menlo or the Exchange Agent the full amount necessary to satisfy those Israeli taxes, the Exchange Agent or the 102 Trustee will be entitled to sell the shareholder’s retained Menlo shares to the extent necessary to satisfy the full amount due with regards to those Israeli taxes.

There is no assurance that the Israeli tax rulings mentioned will be obtained, and if obtained, may contain such provisions, terms and conditions as the ITA may prescribe, which may be different than those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any eventual ruling granted by the ITA, and the final determination of the types of holders of Foamix shares who will be included in those categories will be based on the outcome of ongoing discussions with the ITA. If Menlo or the Exchange Agent deducts any amount from the Merger Consideration payable to you in respect of Israeli withholding tax obligations, you should consult your tax advisor concerning the possibility of obtaining a refund from the ITA of any such withheld amounts.

You are urged to consult with your own tax advisor for a full understanding of the Israeli tax consequences of the Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws or tax treaties.

COMPARISON OF RIGHTS OF FOAMIX SHAREHOLDERS AND MENLO STOCKHOLDERS

This section summarizes certain principal differences between the rights of holders of Foamix shares and those of holders of Menlo common stock. The following summary of certain provisions of Foamix’s and Menlo’s charter documents is not a complete statement of the rights of shareholders/stockholders of either of the two companies nor is it a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Companies Law, Foamix’s charter document, the DGCL and Menlo’s charter documents.

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
Authorized Capital and Outstanding Capital Stock	Foamix’s current authorized share capital consists of NIS 22,600,000, divided into 135,000,000 ordinary shares with a nominal value of NIS 0.16 each. Authorized, unissued shares in the capital of Foamix are under the control of the Foamix Board, which is entitled to allot or otherwise grant the same to such persons under such restrictions and conditions as it deems fit, whether for consideration or otherwise, subject to the provisions of the Companies Law. Foamix may also, from time to time, by a resolution of its shareholders at a general meeting, increase its authorized share capital, whether or not all of the existing authorized shares have already been issued.	Menlo is authorized to issue two classes of capital stock which are designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that Menlo is authorized to issue is 320,000,000, of which 300,000,000 shares shall be Common Stock and 20,000,000 shares shall be Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of Menlo with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Authorized Preferred Stock	Foamix presently has no authorized preferred shares. Foamix may, from time to time, by a resolution of its shareholders at a general meeting, amend its authorized share capital and authorize the issuance of classes of preferred shares. The preferred shares may be in such amount and divided into shares of such nominal value, and with such restrictions and conditions, rights	Shares of Preferred Stock may be issued from time to time in one or more series. The Menlo Board, is authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a Certificate of Designation, pursuant to the DGCL, setting forth such

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
	and privileges as the resolution dealing with the creation of the shares prescribes, or, if it does not so prescribe, as the Foamix Board prescribes. If at any time Foamix’s share capital is divided into different classes of shares (including preferred shares), the rights attaching to a particular class of shares may be amended by a resolution passed at a separate class meeting of the shareholders of that class. However, the mere increase in an existing class of shares, or the issuance of additional shares thereof, is not considered a modification of rights that requires approval of that separate class.	resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with the Menlo Charter.

Voting Rights	The Foamix shares confer on the holders thereof the right to attend and to vote at general meetings of Foamix, both annual as well as extraordinary meetings. Except as required under the Companies Law or Foamix’s articles of association, any resolution of the shareholders requires a majority of the voting power present and voting at the applicable general meeting, in person or by proxy, to be approved. Every vote at a general meeting is conducted according to the number of votes to which each shareholder is entitled on the basis of the number	The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of the Menlo Bylaws governing the record date for stockholder notice, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the Menlo Charter or the Menlo Bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder. At

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
	of Foamix shares held by that shareholder. No business shall be conducted at a general meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on.	all duly called or convened meetings of stockholders at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Menlo Charter, the Menlo Bylaws, the rules or regulations of any stock exchange applicable to Menlo, or applicable law or pursuant to any regulation applicable to Menlo or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) and shall be valid and binding upon Menlo.

Stock Transfer Restrictions Applicable to Shareholders/ Stockholders	Neither Foamix’s articles of association, nor the laws of the State of Israel, restrict the transfer of shares. No transfer of Foamix shares will be registered unless a proper instrument of transfer is delivered to Foamix or its transfer agent, or to such other place specified by the Foamix Board. Subject to the provisions of Foamix’s articles, an instrument of transfer of a share in Foamix must be signed by the transferor and the transferee. The Foamix Board may approve other methods of recognizing the transfer of shares in order to facilitate the trading of Foamix’s shares on Nasdaq or on any other stock exchange.	Shares of Menlo shall be transferable in the manner prescribed by the DGCL and in the Menlo Bylaws. Shares of stock of Menlo shall be transferred on the books of Menlo only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to Menlo of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as Menlo may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against Menlo for any purpose until it shall have been entered in the stock records of Menlo by an entry showing the names of the persons from and to whom it was transferred.

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.

Dividends	Under Foamix’s articles of association and the Companies Law, dividends may be declared by Foamix’s Board in cash or bonus shares. Dividends must be paid or distributed, as the case may be, equally to the holders of the ordinary shares registered in Foamix’s share register, pro rata to the par value of the shares, without reference to any premium which may have been paid thereon. Dividends may be paid only out of Foamix’s profits and other surplus funds, as defined in the Companies Law, as of the end of the most recent year or as accrued over a period of the most recent two years, whichever amount is greater, provided that there is no reasonable concern that payment of a dividend will prevent Foamix from satisfying its existing and foreseeable obligations as they become due.	Under the DGCL and the Menlo Bylaws, the Menlo Board may declare and pay dividends to the holders of the Menlo capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. Dividends may be paid in cash, in shares of Menlo capital stock or in other property.

Number of Directors	Unless otherwise resolved by a general meeting of shareholders, the prescribed number of directors of Foamix is between five and nine (including any external directors who may be required to be elected by Foamix under the Companies Law (Foamix is not currently required)), as may be adjusted from time to time by the Foamix Board. At any time the minimum number of directors (excluding external directors) may not fall below three.	The authorized number of directors shall be determined from time to time by resolution of the Menlo Board, provided the Menlo Board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Election of Directors; Authority of Directors and Officers	Every director, other than an external director (if Foamix is then required to elect external directors (Foamix is not currently required)) holds office from one annual general meeting of shareholders until the end of the next annual general meeting, unless his or her office is earlier vacated due to death, resignation	Except as otherwise provided in the Menlo Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by

FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.

or removal. Directors need not be shareholders.

If at an annual meeting, no nominees or alternate nominees are proposed, or if no nominees are elected, the directors then in office shall continue to hold office until there is a general meeting at which nominees are proposed or elected.

Under Foamix’s articles of association, the supervision of Foamix’s affairs is entrusted to the Foamix Board, which is entitled to exercise all of the powers and authorities and to perform any act and deed which Foamix is entitled to exercise and to perform in accordance with Foamix’s articles, and in respect of which there is no mandatory provision or requirement in the Companies Law or under U.S. stock exchange or securities law rules that such powers and authorities be exercised or performed by the shareholders or by a committee of the Foamix Board.

The Foamix Board appoints, from time to time, the chief executive officer. Subject to any contract between the chief executive officer and Foamix, the Foamix Board may dismiss him or her or replace him or her at any time it deems fit.

The Foamix Board is entitled, from time to time, to appoint, or to delegate to the chief executive officer, either alone or together with other persons designated by the Foamix Board, the ability to appoint officers and to specify and change their titles, authorities and duties. The Board, or the chief executive officer, either alone or together with other persons designated by the Foamix Board, is entitled at any time, in its, his/

the Menlo Charter or the Menlo Bylaws. The Menlo Charter or Menlo Bylaws may prescribe other qualifications for directors.

Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, the Menlo Board shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Menlo Board. At the first meeting of stockholders following the effectiveness of the Menlo Charter, or the Qualifying Record Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
her or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing officers, subject to any other requirements under applicable law.

Removal of Directors	Foamix’s shareholders may, at a general meeting, by a resolution adopted by a majority of the voting power of Foamix, dismiss any director prior to the end of his or her term of office. The Board is entitled, by regular majority, to appoint another individual in place of that removed director. The individual so appointed shall hold office only for that period of time during which the director whom he or she replaces would have held office. The foregoing does not apply to external directors (if Foamix is then required to appoint any (Foamix is not currently required)), who may be removed only under specific circumstances in accordance with the Companies Law.

Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, or except as otherwise provided by the DGCL or the Menlo Charter, the Menlo Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of Menlo with the power to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Vacancies of the Board of Directors	A Foamix Board seat may be vacated in any one of a number of ways provided under Foamix’s articles of association and the Companies Law, including the resignation of a director. If the office of a director is vacated, or if the number of incumbent directors is less than the maximum number of directors then authorized, the remaining members of the Foamix Board are entitled to appoint another director in place of each director whose office has become or remains vacated, and such Board-appointed director (or directors) will hold office until the next annual meeting of shareholders, and until his or her successor is duly elected. The foregoing does not apply to a vacated external director seat (if Foamix is then required to appoint

Any director may resign at any time upon notice given in writing or by electronic transmission to Menlo. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Menlo Charter or the Menlo Bylaws, vacancies and newly created directorships resulting from any increase in the

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
	them (Foamix is not currently required)).	authorized number of directors shall, unless the Menlo Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Menlo Board shall be deemed to exist under the Menlo Bylaws in the case of the death, removal or resignation of any director.

Action by Written Consent	The Companies Law does not provide for action of shareholders of a public company by written consent in lieu of a meeting.	Subject to the rights of the holders of the shares of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of Menlo must be effected at a duly called annual or special meeting of stockholders of Menlo and may not be effected by any consent in writing by such stockholders.

Advance Notice Requirements for Shareholder/ Stockholder Nominations and Other Proposals	Foamix shareholders may request the addition of proposals that are deemed appropriate for the agenda for consideration at a general meeting of shareholders, including the nomination of a candidate to serve on the Foamix Board. Under Section 66(b) of the Companies Law and the related regulations, this right is limited to shareholders who hold, in the aggregate, at least 1% of the voting power in Foamix. Any such shareholder request must be submitted within seven days following Foamix’s publication of notice of a shareholders’ general meeting at which directors are to be elected	In general, a Menlo stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Menlo in writing between 90 and 120 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of such annual meeting to a later date, unless the date of the annual meeting is more than 30 days before or more than 60 days after such annual meeting, in which case notice by the stockholder must be delivered or received not later than the close of business on the 10th day following the day on

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
	or certain other proposals are to be considered (or within three days of the Foamix’s notice in other instances). Foamix’s articles specify additional procedural requirements for shareholder proposals related to, including: (a) timing and (b) content: the shareholder’s notice must set forth: (i) the name and address of the shareholder who intends to make the nomination (and of the nominee(s), if applicable); (ii) a representation that the shareholder is a record shareholder of Foamix entitled to vote at the meeting (including the number of shares held of record) and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the shareholder and each director nominee and any other person pursuant to which the nomination is to be made; (iv) the consent of each nominee to serve as a director of Foamix if so elected; and (v) a declaration signed by the nominee.	which public disclosure of the annual meeting was first made. The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination. The presiding officer of the annual meeting will determine whether any such stockholder proposal was made in accordance with the terms of the Menlo Charter and Menlo Bylaws. If the presiding officer determines that such proposal was not made in accordance with the terms of the Menlo Charter and Menlo Bylaws, such proposal will not be acted upon.

Notice of Shareholder/Stockholder Meeting	Under the Companies Law regulations, notice of a shareholders’ general meeting must be published by Foamix at least 35 days prior to the meeting date, in the case of a shareholders’ general meeting at which directors are to be elected or certain other proposals (including the approval of a merger or transactions with a controlling shareholder) are to be considered, or at least 21 days prior to the meeting date in the case of a shareholders’ general meeting at which only other proposals are to be considered. The notice must specify certain information, including the place, date and time of the meeting, the agenda items for the meeting and the record date for the meeting.	Unless otherwise provided by law, the Menlo Charter or the bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with the bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.

Notice of a shareholders’ general meeting for any record shareholders (i) with an address in Israel will be deemed duly provided if published in at least two daily newspapers in the State of Israel, and (ii) with an address outside of Israel will be deemed duly provided if published in one daily newspaper in New York, NY, United States, and in one international wire service. In the alternative, notice of a shareholders’ general meeting will be deemed to have been provided if sent in any of the following manners:

(a) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;

(b) in the case of overnight air courier, on the next day following the day sent, with receipt confirmed, or when actually received, if sooner;

(c) in the case of personal delivery, when actually delivered in person;

(d) in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation from the recipient; or

(e) if otherwise sent, when actually received.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears in Menlo’s records; or

(ii) if electronically transmitted as provided by instructions in the bylaws.

An affidavit of the secretary or an assistant secretary of Menlo or of the transfer agent or any other agent of Menlo that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Amendments to Charter Documents	Any resolution of the Foamix shareholders generally—including adoption of an amendment to Foamix’s articles of association— requires approval by a majority of the voting power present and voting at the applicable general meeting, in person or by proxy.	Notwithstanding any other provisions of the Menlo Charter or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, by the Menlo Bylaws or by the

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
Menlo Charter (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal certain articles to the Menlo Charter (namely, Articles V, VI, VII and VIII and Article IX) or the Menlo Bylaws.

Extraordinary/ Special Meeting of Shareholders/ Stockholders	The Board may call an extraordinary general meeting of shareholders whenever it sees fit. Under the Companies Law, the Foamix Board must call an extraordinary general meeting of shareholders at the request of (a) two directors, (b) one-quarter of the directors in office, (c) shareholder(s) holding at least 5% of the outstanding Foamix shares and at least 1% of Foamix’s voting rights, or (d) shareholder(s) holding at least 5% of Foamix’s voting rights. At the extraordinary meeting, action may only be taken concerning any agenda item included in the notice provided to shareholders.

Except as otherwise provided by the Menlo Charter and subject to the special rights of the holders of one or more series of Preferred Stock, a special meeting of the stockholders may be called at any time for any purpose or purposes by the Menlo Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by the stockholders or any other person or persons.

No business may be transacted at such special meeting other than the business specified in the notice to stockholders. Nothing described in this section shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Menlo Board may be held.

Quorum	Under Foamix’s articles of association, the presence, in person or by proxy, at the Foamix meeting of the holders of at least two Foamix shareholders who hold, in the aggregate, at least 25% of the voting rights in Foamix, is necessary to constitute a quorum at the Foamix meeting.	Unless otherwise provided by law, the Menlo Charter or the Menlo Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.

Nasdaq rules require that at least 33 1⁄3% of the outstanding shares will constitute a quorum.

If within half an hour from the time appointed for the Foamix meeting, a quorum is not present, then unless the notice of the meeting stated otherwise, the meeting will be adjourned to the day that is one week later, at the same time and place. At that adjourned meeting, any two Foamix shareholders present in person or by proxy constitutes a quorum (regardless of the percentage of voting rights that their Foamix shares possess).

If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in the “Adjournment” section of the Menlo Bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Repurchases / Redemptions of Shares	Under the Companies Law, repurchases or redemptions of Foamix shares may be made by Foamix’s Board only out of Foamix’s profits and other surplus funds, as defined in the Companies Law, as of the end of the most recent year or as accrued over a period of the most recent two years, whichever amount is greater, provided that there is no reasonable concern that those repurchases will prevent Foamix from satisfying its existing and foreseeable obligations as they become due. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by Foamix for such consideration as the Foamix Board may determine in its discretion. Foamix may not exercise any voting rights in respect of any shares held as treasury shares.	Under the DGCL, Menlo may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares.

Exemption and Limitation of Personal Liability of Directors and Officers	Under Foamix’s articles, subject to the provisions of the Companies Law (including the receipt of all	To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
	approvals as required therein or under any applicable law), Foamix may, to the maximum extent permitted by the Companies Law, exempt and release, in advance, any office holders (i.e., directors and/or certain officers) from any liability for damages arising out of a breach of a duty of care towards Foamix. Any amendment to the Companies Law or to Foamix’s articles adversely affecting the right of any office holder to that exemption and release will not affect Foamix’s obligation or ability to exempt and release an office holder for any act or omission occurring prior to that amendment, unless otherwise provided by applicable law.	director of Menlo shall not be personally liable to Menlo or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of the relevant article in the Menlo Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Menlo shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Indemnification of Directors and Officers	Under Foamix’s articles, subject to the provisions of the Companies Law, Foamix is entitled to indemnify its office holders (consisting of directors and certain officers) to the fullest extent permitted by applicable law. Subject to the provisions of the Companies Law, Foamix may furthermore resolve to indemnify an office holder retroactively with respect to certain liabilities and expenses (as described in Article 30.2 of Foamix’s articles), provided, in each such case, that such liabilities or expenses were incurred by that office holder in his or her capacity as an office holder of Foamix. Any amendment to the Companies Law or to Foamix’s articles adversely affecting the right of any office holder to that indemnification will not affect Foamix’s obligation or ability to indemnify an office holder for any act or omission occurring prior to that amendment, unless otherwise provided by applicable law.	Menlo shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of Menlo who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Menlo or is or was serving at the request of Menlo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in the Menlo

	FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.

Bylaws for unpaid indemnification claims, Menlo shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Menlo Board.

Neither any amendment nor repeal of the relevant article in the Menlo Charter, nor the adoption by amendment of the Menlo Charter of any provision inconsistent with that article, shall eliminate or reduce the effect of the article in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for that article, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Certain Business Combination Restrictions

Under the Companies Law, the acquisition of shares in a public company such as Foamix whereby the acquiring person would obtain a controlling interest (an interest of 25% or more), or more than 45% of the voting rights in the company, is not permitted if the company does not already have a shareholder that has a controlling interest, or a shareholder that possesses more than 45% of the voting rights, respectively, unless carried out by way of a special tender offer. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Companies Law.

An extraordinary transaction of a public company such as Foamix with its controlling shareholder (i.e., shareholder with the ability, directly or indirectly, to direct the activities of the company, including a shareholder that holds at least 25% of the voting power)

N/A

FOAMIX PHARMACEUTICALS LTD.	MENLO THERAPEUTICS INC.
or with another entity in which a controlling shareholder has a conflict of interest (referred to under the Companies Law as a “personal interest”), requires approval of the public company’s audit committee, board of directors and a majority of the public company’s shares voting on the transaction, provided that either (i) at least a majority of the votes of shareholders who have no personal interest in the transaction and who participate in the vote on the transaction vote in favor of it, or (ii) the total number of shares of disinterested shareholders voted against the transaction does not exceed 2% of the total voting rights in the company.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF FOAMIX

The following table sets forth certain information with respect to the beneficial ownership of Foamix shares as of December 2, 2019 by (i) each director of Foamix, (ii) each named executive officer of Foamix, (iii) all current and executive officers of Foamix as a group and (iv) all persons known by Foamix to be beneficial owners of more than five percent of the outstanding Foamix shares. Foamix shares subject to options that are exercisable or that will become exercisable within 60 days after December 2, 2019 and Foamix RSUs that will vest within 60 days of December 2, 2019 are deemed outstanding and reflected in the “Number of Shares Beneficially Owned” column and for computing the ownership percentage of the person holding such securities, but are not deemed outstanding for computing the ownership percentage of any other person. As of December 2, 2019, there were 15 record holders of Foamix shares, among whom only Cede & Co. is a U.S. holder, who beneficially own in the aggregate 61,484,790 Foamix shares outstanding. Unless otherwise noted below, each beneficial owner’s address is c/o Foamix Pharmaceuticals Ltd., 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders:
Perceptive Advisors LLC(1)	11,203,881	18.2%
OrbiMed Capital, LLC(2)	4,338,896	7.1%
Delaware Street Capital Master Fund, L.P.(3)	3,502,593	5.7%
Directors and Executive Officers:
Stanley Hirsch(4)	349,358	*
Rex Bright(5)	90,131	*
Stanley Stern(6)	79,523	*
Anna Kazanchyan(7)	19,665	*
Aharon Schwartz(8)	199,188	*
Anthony Bruno(9)	55,598	*
Sharon Barbari(10)	24,706	*
David Domzalski(11)	664,875	1.1%
Ilan Hadar(12)	487,158	*
Mutya Harsch(13)	33,474	*
All Directors and Executive Officers as a Group (12 Persons)(14):	2,127,740	3.37%

*	Represents beneficial ownership of less than 1%
(1)

This shareholder’s beneficial ownership presented herein is based on information contained in the Schedule 13G/A filed with the SEC on August 06, 2019. As reported in the 13G/A, (i) Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) directly holds 11,203,881 Foamix shares, (ii) Perceptive Advisors LLC (“Perceptive Advisors”) serves as the investment manager to the Master Fund and may be deemed to beneficially own the shares directly held by the Master Fund, (iii) Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the securities directly held by the Master Fund and (iv) the business address of each of Master Fund, Perceptive Advisors and Mr. Edelman is 51 Astor Place, 10th Floor, New York, NY 10003. The amount included in this line does not include a warrant exercisable for 550,000 Foamix shares as such warrant is not currently exercisable.

(2)

This shareholder’s beneficial ownership presented herein is based on information contained in the Schedule 13G filed with the SEC on February 13, 2019, as updated based on information obtained by Foamix as of November 18, 2019 (which has not been verified with this shareholder). As reported in the 13G, (i) OrbiMed Capital LLC holds the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such securities, (ii) no one such other person’s interest in the securities whose ownership is reported here relates to more than five percent of the class, (iii) OrbiMed Capital LLC exercises investment and voting power over the shares through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the Foamix shares reported herein and (iv) The business address of each of OrbiMed Capital LLC, Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein is 601 Lexington Avenue, 54th

Floor, New York, NY 10022. The amount included in this line includes 550,000 Foamix shares to be issued upon the exercise of a warrant, which is exercisable as of the date of this joint proxy statement/prospectus.
(3)

This shareholder’s beneficial ownership presented herein is based on information contained in the Schedule 13G filed with the SEC on August 15, 2019, as updated based on information obtained by Foamix as of November 18, 2019 (which has not been verified with this shareholder). As reported in the Schedule 13G, such Schedule 13G was filed on behalf of (i) Delaware Street Capital Master Fund, L.P. (the “Fund”), a Cayman Islands exempted limited partnership, (ii) DSC Advisors, L.P. (“DSCA”), a Delaware limited partnership, as investment manager to the Fund, (iii) DSC Managers, L.L.C. (“DSCM”), a Delaware limited liability company, as the general partner of the Fund, (iv) DSC Advisors, L.L.C. (“DSCA LLC”), a Delaware limited liability company, as the general partner of DSCA, and (v) Andrew G. Bluhm, the principal of DSCA LLC. As reported in that Schedule 13G, all of the shares are held by the Fund and the business address of each of the reporting persons is 900 North Michigan, Suite 1600, Chicago, IL 60611.

(4)

Consists of: (i) 38,340 Foamix shares; (ii) 182,500 Foamix shares held by ZEAS Technology and Science Management Ltd., a company beneficially owned by Stanley Hirsch; (iii) 51,348 Foamix shares issuable upon exercise of outstanding options at a price of $4.69 per share; (iv) 49,766 Foamix shares issuable upon exercise of outstanding options at a price of $5.02 per share; (v) 27,000 Foamix shares issuable upon exercise of outstanding options at a price of $5.88 per share; and (vi) 404 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

(5)

Consists of: (i) 13,478 Foamix shares issuable upon exercise of outstanding options at a price of $4.76 per share; (ii) 24,947 Foamix shares issuable upon exercise of outstanding options at a price of $5.06 per share; (iii) 27,000 Foamix shares issuable upon exercise of outstanding options at a price of $5.88 per share; and (iv) 24,706 Foamix shares issuable upon exercise of outstanding options at a price of $2.66 per share.

(6)

Consists of: (i) 14,098 Foamix shares; (ii) 13,478 Foamix shares issuable upon exercise of outstanding options at a price of $4.76 per share; (iii) 24,947 Foamix shares issuable upon exercise of outstanding options at a price of $5.06 per share; and (iv) 27,000 Foamix shares issuable upon exercise of outstanding options at a price of $5.88 per share.

(7)

Consists of: (i) 7,857 Foamix shares; (ii) 8,000 Foamix shares issuable upon exercise of outstanding options at a price of $5.88 per share; (iii) 3,000 Foamix shares issuable upon exercise of outstanding options at a price of $10.80 per share; and (iv) 808 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

(8)

Consists of: (i) 112,200 Foamix shares; (ii) 13,399 Foamix shares issuable upon exercise of outstanding options at a price of $4.69 per share; (iii) 24,883 Foamix shares issuable upon exercise of outstanding options at a price of $5.02 per share; (iv) 24,000 Foamix shares issuable upon exercise of outstanding options at a price of $11.87 per share; and (v) 24,706 Foamix shares issuable upon exercise of outstanding options at a price of $2.66 per share.

(9)	Consists of 55,598 Foamix shares.
(10)	Consists of 24,706 Foamix shares issuable upon exercise of outstanding options at a price of $2.66 per share.
(11)

Consists of: (i) 80,722 Foamix shares; (ii) 18,750 Foamix shares issuable upon exercise of outstanding options at a price of $7.98 per share; (iii) 49,069 Foamix shares issuable upon exercise of outstanding options at a price of $10.22 per share; (iv) 56,250 Foamix shares issuable upon exercise of outstanding options at a price of $6.04 per share; (v) 236,810 Foamix shares issuable upon exercise of outstanding options at a price of $7.14 per share; (vi) 184,340 Foamix shares issuable upon exercise of outstanding options at a price of $5.76 per share; (vii) 30,708 Foamix shares issuable upon exercise of outstanding options at a price of $5.06 per share; (viii) 8,226 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

(12)

Consists of: (i) 8,866 Foamix shares; (ii) 5,469 Foamix shares issuable upon exercise of outstanding options at a price of $1.92 per share; (iii) 24,125 Foamix shares issuable upon exercise of outstanding options at a price of $5.46 per share; (iv) 18,000 Foamix shares issuable upon exercise of outstanding options at a price of $6.77 per share; (v) 41,515 Foamix shares issuable upon exercise of outstanding options at a price of $10.31 per share; (vi) 56,250 Foamix shares issuable upon exercise of outstanding options at a price of $6.34 per share; (vii) 202,004 Foamix shares issuable upon exercise of outstanding options at a price of $7.13 per share; (viii) 110,366 Foamix shares issuable upon exercise of outstanding options at a price of $5.22 per share; (ix) 15,352 Foamix shares issuable upon exercise of outstanding options at a price of $6.40 per share; and (x) 5,211 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

(13)

Consists of: (i) 10,037 Foamix shares; (ii) 21,875 Foamix shares issuable upon exercise of outstanding options at a price of $6.35 per share; and (iii) 1,562 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

(14)

Includes an aggregate of: (i) 544,034 Foamix shares; (ii) 1,552,682 Foamix shares issuable upon exercise of outstanding options; and (iii) 31,024 Foamix shares issuable upon vesting and settlement of outstanding restricted share units.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF MENLO

The information required by Item 403 of Regulation S-K is contained in Menlo’s Annual Report on Form 10-K, which is incorporated by reference into this joint proxy/statement prospectus. For more information see the section entitled “Where You Can Find More Information”, beginning on page 211 of this joint proxy statement/prospectus.

EXPERTS

Menlo

The financial statements of Menlo Therapeutics Inc. as of December 31, 2018 and 2017 and for each of the years in the three year period ending December 31, 2018, have been incorporated by reference herein in reliance upon the report of Mayer Hoffman McCann P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing in giving said reports.

Foamix

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Foamix Pharmaceuticals Ltd. for the year ended December 31, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF COMMON STOCK

Latham & Watkins LLP, counsel to Menlo, has passed upon the validity of the Menlo common stock offered by this joint proxy statement/prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

FOLLOWING THE MERGER, CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF MENLO MAY BE NONRESIDENTS OF THE UNITED STATES. FOLLOWING THE MERGER, ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NONRESIDENT PERSONS AND OF MENLO MAY BE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR MENLO, OR TO ENFORCE AGAINST SUCH PERSONS OR MENLO IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. MENLO HAS BEEN ADVISED BY COUNSEL THAT THERE IS UNCERTAINTY AS TO THE ABILITY TO BRING IN ISRAEL AGAINST MENLO AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, AN ORIGINAL ACTION THAT IS PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES. SUBJECT TO SPECIFIED TIME LIMITATIONS AND LEGAL PROCEDURES, ISRAELI COURTS MAY, HOWEVER, ENFORCE A UNITED STATES JUDGMENT IN A CIVIL MATTER WHICH, SUBJECT TO CERTAIN EXCEPTIONS, IS NON-APPEALABLE, INCLUDING A JUDGMENT BASED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES AND INCLUDING A MONETARY OR COMPENSATORY JUDGMENT IN A NON-CIVIL MATTER, PROVIDED THAT CERTAIN CONDITIONS ARE MET.

FUTURE STOCKHOLDER PROPOSALS

Menlo

Menlo will consider for inclusion in its proxy materials for the 2020 annual meeting of stockholders, stockholder proposals that are received at Menlo’s principal executive offices no later than December 14, 2019 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. Proposals must be sent to Menlo’s Secretary at Menlo, Inc., 200 Cardinal Way, 2nd Floor, Redwood City, California 94063 or its principal executive offices determined after the Closing.

The Menlo Bylaws provide that advance notice of a stockholder’s proposal must be delivered to Menlo’s Secretary at Menlo’s principal executive offices no earlier than February 26, 2020, or 120 days prior to the anniversary of the previous year’s annual meeting, and not later than March 27, 2020, or 90 days prior to the anniversary of the previous year’s annual meeting. However, the Menlo Bylaws also provide that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the previous year’s annual meeting, this advance notice must be received no earlier than 90 days prior to such annual meeting, or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must set forth the information required by the Menlo Bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

A copy of the full text of the provisions of the Menlo Bylaws dealing with stockholder nominations and proposals will be made available to stockholders from Menlo’s Secretary upon written request.

Foamix

If the Merger is completed, Foamix will have no public shareholders and there will be no public participation in any of Foamix’s future shareholder meetings. Foamix intends to hold the 2020 Annual General Meeting of Shareholders only if the Merger is not completed by that time, and accordingly a date for such meeting has not yet been scheduled.

From time to time, Foamix shareholders may present proposals, including to nominate a candidate to serve on the Foamix Board, that may be proper subjects to add to the agenda for consideration at a general meeting of shareholders. Under Section 66(b) of the Companies Law and the regulations thereunder, shareholders who hold, in the aggregate, at least 1% of the voting power in Foamix may submit a request to add an item to the agenda—either within seven days following Foamix’s notice of convening a shareholders’ general meeting (for a meeting at which certain significant matters are to be considered, such as the election of directors, approval of a merger and certain other proposals) or within three days of Foamix’s notice (for all other meetings). Any requested item must be deemed by the Foamix Board an appropriate matter for presentation at a general meeting and for consideration by Foamix’s shareholders.

Foamix’s articles of association impose additional procedural requirements for shareholder proposals. Under the articles, a proposal must be delivered, either in person or by certified mail, postage prepaid, and received by Foamix, (i) in the case of an annual shareholder meeting, no less than 60 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting, provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the proposing shareholder must be received no earlier than the close of business 120 days prior to the prospective annual meeting and no later than the close of business on the later of 90 days prior to the prospective annual meeting or 10 days following the announcement of the date of the prospective annual meeting, and (ii) in the case of an extraordinary shareholder meeting, no earlier than 120 days prior to the extraordinary meeting and no later than the close of business on the later of 60 days prior to the meeting or 10 days following the announcement of the date of the prospective extraordinary meeting.

Director nominations—which can be made in connection with an annual shareholder meeting—must be provided in writing to Foamix’s chief executive officer within the periods described in the prior paragraph. Any such notice must include: (a) the name and address of the shareholder who intends to make the nomination and of the nominee(s); (b) a representation that the shareholder is a holder of record of shares of Foamix entitled to vote at such meeting (including the number of shares held of record by the shareholder) and intends to appear in person or by proxy at the meeting to nominate the nominee(s); (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (d) the consent of each nominee to serve as a director of Foamix if so elected and (e) a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the election of that nominee, and that all of the information that is required under the Companies Law to be provided to Foamix in connection with that election has been provided. The Foamix Board may refuse to acknowledge the nomination of any person not made in compliance with those procedures.

In addition, shareholder proposals may be submitted for inclusion in a proxy statement under Rule 14a-8 under the Exchange Act. Under that rule, to be eligible for inclusion in Foamix’s proxy materials for the Foamix 2020 Annual General Meeting of Shareholders (to the extent that the Merger is not consummated and that meeting is held), shareholder proposals would have had to be received by Foamix not later than November 12, 2019, which was 120 days prior to the 12-month anniversary of the release of the Foamix proxy statement for the Foamix 2019 annual general meeting. In addition, Rule 14a-8 proposals must otherwise comply with the requirements of that rule.

Additional requirements regarding shareholder proposals submitted for inclusion in Foamix’s proxy materials for an annual general meeting can be found in Foamix’s articles, which are available as an exhibit to Foamix’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019. Proposals should be addressed to: Foamix Pharmaceuticals Ltd., 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel.

APPRAISAL RIGHTS

Under Israeli law, Foamix shareholders are not entitled to statutory appraisal rights in connection with the Merger. Under the DGCL, the Menlo stockholders are not entitled to exercise any appraisal rights in connection with the Merger or the transactions contemplated by the Merger.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Menlo stockholders or Foamix shareholders may be “householding” proxy materials. A single proxy statement may be delivered to multiple stockholders or shareholders, as applicable, sharing an address unless contrary instructions have been received from the affected stockholders or shareholders, as applicable. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker, Menlo or Foamix, as applicable, that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 200 Cardinal Way, 2nd Floor, Redwood City, California 94063 or call 650-486-1416 (in the case of Menlo stockholders) or (3) direct your written request to: 2 Holzman Street (Entrance 2B), Weizmann Science Park, Rehovot, 7670402 Israel or call +972-8-9316233 (in the case of Foamix shareholders).

Stockholders who currently receive multiple copies of this joint proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Menlo or Foamix, as applicable, will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the such company’s Form 10-K, Joint Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder or shareholder, as applicable, at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

Each of Menlo and Foamix files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Menlo and Foamix, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Menlo’s or Foamix’s website for more information about Menlo or Foamix, respectively. Menlo’s website is www.menlotherapeutics.com. Foamix’s website is www.foamix.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Menlo has filed with the SEC the Registration Statement of which this joint proxy statement/prospectus forms a part. The Registration Statement registers the issuance of shares of Menlo common stock to Foamix shareholders (including potential Foamix shareholders under Foamix’s equity incentive plans, stock purchase plan and warrants being assumed by Menlo) pursuant to the Merger Agreement and upon conversion, if applicable, of the CSRs pursuant to the CSR Agreement, in each case, in connection with the Merger. The Registration Statement, including the attached exhibits, contains additional relevant information about Menlo and Menlo common stock. The rules and regulations of the SEC allow Menlo and Foamix to omit certain information included in the Registration Statement from this joint proxy statement/prospectus.

In addition, the SEC allows Menlo and Foamix to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below and any future filings made by Menlo and/or Foamix with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any quarterly reports on Form 10-Q and current reports on Form 8-K that Menlo or Foamix files with the SEC after the date of this joint proxy statement/prospectus and prior to the date of the Menlo meeting or Foamix meeting, other than the portions of such documents not deemed to be filed. These documents contain important information about Menlo, Foamix, each of their respective financial condition and other matters.

•	Menlo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019;

•

Menlo’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 2, 2019, for the quarterly period ended June  30, 2019, filed on August 1, 2019, and for the quarterly period ended September  30, 2019 filed with the SEC on October 31, 2019;

•	Menlo’s Current Reports on Form 8-K filed with the SEC on March 20, 2019, April 22, 2019, April 24, 2019, June 6, 2019, June 27, 2019, August 20, 2019, November 12, 2019 and December 4, 2019;

•	Menlo’s Definitive Proxy Statement on Schedule 14A filed May 10, 2019;

•	The description of Menlo common stock contained in the Form 8-A filed with SEC on January 19, 2018, and any amendment or report filed for the purpose of updating such description;

•	Foamix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•

Foamix’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed on May  7, 2019, for the quarterly period ended June 30, 2019, filed on August  7, 2019, and for the quarterly period ended September 30, 2019, filed with the SEC on November 12, 2019;

•	Foamix’s Current Reports on Form 8-K filed with the SEC on January 3, 2019, January 24, 2019 (Item 5.02 thereof only), March 7, 2019, April 11, 2019, July 30, 2019, August 5, 2019, August 19,

2019, September  4, 2019, October 17, 2019, October  18, 2019, October  23, 2019 (Item 1.01 thereof only), November  7, 2019, November 12, 2019 (the first Form 8-K filed that day) and December 4, 2019; and

•	The description of Foamix ordinary shares contained in the Form 8-A filed with the SEC on September 15, 2014, and any amendment or report filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that Menlo or Foamix has “furnished” to but not “filed” with the SEC pursuant to the Exchange Act shall be incorporated by reference in this joint proxy statement/prospectus.

You can obtain and of the above documents from the SEC, through the SEC’s website at the address described above, or Menlo or Foamix (as applicable) will provide you with copies of these documents, without charge, upon written or oral request to:

Foamix Pharmaceuticals Ltd. 2 Holzman Street (Entrance 2B) Weizmann Science Park Rehovot, 7670402 Israel Attention: Ilan Hadar, CFO Telephone: +972-8-9316233	Menlo Therapeutics Inc. 200 Cardinal Way, 2nd Floor Redwood City, California 94063 Attention: Investor Relations Telephone: (650) 486-1416

Menlo has supplied all the information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Menlo, and Foamix has supplied all information contained in this joint proxy statement/prospectus relating to Foamix.

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest-filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated         , 20    . You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our making available of this joint proxy statement/prospectus to Foamix shareholders and Menlo stockholders nor the issuance by Menlo of shares of common stock in connection with the Merger will create any implication to the contrary.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, Menlo’s amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of each of Menlo’s directors for a breach of his or her fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Menlo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Menlo or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Menlo’s amended and restated certificate of incorporation also authorizes Menlo to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, Menlo’s amended and restated bylaws provide that:

•	Menlo shall indemnify its directors and officers, and may indemnify its employees or agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

Menlo shall advance expenses to its directors and officers, and may advance expenses to its employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in Menlo’s amended and restated bylaws are not exclusive.

Menlo’s amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and its amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. Menlo has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require Menlo, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from unlawful conduct. These indemnification agreements also generally require Menlo to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, Menlo has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Menlo’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger, dated November 10, 2019, by and among Menlo Therapeutics Inc., Giants Merger Subsidiary Ltd. and Foamix Pharmaceuticals Ltd.	8-K	001-38356	2.1	November 12, 2019
2.2*	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, by and among Menlo Therapeutics Inc., Giants Merger Subsidiary Ltd. and Foamix Pharmaceuticals Ltd.
2.3	Form of Voting Agreement, dated as of November 10, 2019 by and between Menlo Therapeutics Inc., and the shareholder of Foamix Pharmaceuticals Ltd. party thereto.	8-K	001-38356	10.1	November 12, 2019
2.4	Form of Voting Agreement, dated as of November 10, 2019 by and between Foamix Pharmaceuticals Ltd., and the stockholder of Menlo Therapeutics Inc. party thereto.	8-K	001-38356	10.2	November 12, 2019
2.5	Form of Contingent Stock Rights Agreement	8-K	001-38356	10.3	November 12, 2019
3.1	Amended and Restated Certificate of Incorporation of Menlo Therapeutics Inc.	8-K	001-38356	3.1	January 29, 2018
3.2	Amended and Restated Bylaws of Menlo Therapeutics Inc.	8-K	001-38356	3.2	January 29, 2018
4.1	Second amended and Restated Investors’ Rights Agreement, dated June 28, 2017, by and among the Registrant and the investors listed therein.	S-1	333-222324	4.3	December 28, 2017
4.2**	Form of Warrant, by and among Menlo Therapeutics Inc. and certain warrant holders of Foamix Pharmaceuticals Ltd.
5.1**	Opinion of Latham & Watkins as to the validity of the shares of common stock of Menlo Therapeutics Inc. being issued in the Merger
10.1	Exclusive License Agreement, dated as of December 20, 2012, by and between the Registrant and Merck Sharp & Dohme Corp.	S-1/A	333-222324	10.1	January 18, 2018
10.2	Sublease, dated September 19, 2017, by and between the Registrant and Relypsa, Inc.	S-1	333-222324	10.3	December 28, 2017
10.3	Controlled Equity OfferingSM Sales Agreement, dated February 1, 2019, by and between the Registrant and Cantor Fitzgerald & Co.	S-3	333-229482	1.2	February 1, 2019
10.4(a)#	2011 Stock Incentive Plan, as amended.	S-1	333-222324	10.4(a)	December 28, 2017
10.4(b)#	Amendment to 2011 Stock Incentive Plan.	S-1	333-222324	10.4(b)	December 28, 2017
10.4(c)#	Form of Stock Option Agreement under 2011 Stock Incentive Plan.	S-1	333-222324	10.4(c)	December 28, 2017

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.4(d)#	Form of Immediately Exercisable Stock Option Agreement under 2011 Stock Incentive Plan.	S-1	333-222324	10.4(d)	December 28, 2017
23.1*	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm
23.2*	Consent of Kesselman & Kesselman, Independent Registered Public Accounting Firm
23.3**	Consent of Latham & Watkins (included in the opinion filed as Exhibit 5.1 and incorporated by reference)
24.1*	Power of Attorney (included in the signature page hereto)
99.1*	Consent of Guggenheim Securities
99.2*	Consent of Barclays
99.3*	Consent of David Domzalski
99.4*	Form of Preliminary Proxy Card of Menlo Therapeutics Inc.
99.5*	Form of Preliminary Proxy Card of Foamix Pharmaceuticals Ltd.

*	Filed herewith
**	To be filed by amendment
#	Indicates management contract or compensatory plan

(b) Financial Statements

The financial statements filed with this Registration Statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on December 4, 2019.

MENLO THERAPEUTICS INC.

By:	/s/ Steven Basta
Name:	Steven Basta
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Menlo Therapeutics Inc., hereby severally constitute and appoint Steven Basta and Kristine Ball or either of them, our true and lawful attorneys with full power to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Menlo Therapeutics Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Steven Basta
Steven Basta	President, Chief Executive Officer, and Director (Principal Executive Officer)	December 4, 2019

/s/ Kristine Ball
Kristine Ball	Senior Vice President, Corporate Strategy and Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2019

/s/ Paul Berns
Paul Berns	Director	December 4, 2019

/s/ Ted Ebel
Ted Ebel	Director	December 4, 2019

/s/ David McGirr
David McGirr	Director	December 4, 2019

/s/ Elisabeth Sandoval
Elisabeth Sandoval	Director	December 4, 2019

/s/ Scott Whitcup
Scott Whitcup	Director	December 4, 2019

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MENLO THERAPEUTICS INC.

GIANTS MERGER SUBSIDIARY LTD.

AND

FOAMIX PHARMACEUTICALS LTD.

DATED AS OF NOVEMBER 10, 2019

i

EXHIBIT 1.4	—	Surviving Company Articles
EXHIBIT 2.1(a)(ii)	—	Form of Contingent Stock Rights Agreement
EXHIBIT 2.4(g)(ii)	—	Form of Delivery of Phase III PN Trial Results

EXHIBIT 5.14	—	Form of Merger Proposal
EXHIBIT 8.14(lll)	—	Knowledge of Foamix
EXHIBIT 8.14(mmm)	—	Knowledge of Menlo

SCHEDULE A-1	—	Menlo Key Stockholders
SCHEDULE B-1	—	Form of Menlo Voting Agreement
SCHEDULE A-2	—	Foamix Key Shareholders
SCHEDULE B-2	—	Form of Foamix Voting Agreement
SCHEDULE C	—	Directors of the Surviving Company

INDEX OF DEFINED TERMS

102 Common Stock	100
102 Options	100
102 Securities	100
102 Trust Period	100
102 Trustee	100
104H Interim Ruling	100
104H Tax Ruling	17
15%	94, 95
50%	94, 95
Adjusted Option	7
Adjusted Purchase Right	8
Adjusted RSU Award	6
Affiliate	101
Agreement	1
Anti-Money Laundering Laws	101
Antitrust Laws	24
Associate	101
Benefited Enterprise	32
Book-Entry Share	101
Business Day	86, 101
CERCLA	38
Certificate of Merger	3
Certificates	11
Closing	3
Closing Date	3
Code	2
Companies Law	3
Competition Laws	73
Confidentiality Agreement	71
Contingent RSU Award	7
Contingent Stock Right	5
Contingent Stock Rights Agreement	2
Continuing Employee	87
Contract	101
Current Menlo D&O Insurance	81
D&O Insurance	81
Data Protection Laws	101
Data Protection Requirements	101
Designated Date	8
DGCL	101
Effective Time	3
Efficacy Determination	102
Electing Holder	17
EMA	24
Environmental Laws	102
Environmental Permits	102
ERISA	33
ERISA Affiliates	102
Exchange Act	24
Exchange Agent	11

v

Exchange Agent Undertaking	15
Exchange Fund	11
Exchange Ratio	5
Export Control Laws	102
FCPA	38
FDA	24
FDCA	103
Foamix	1
Foamix 401(k) Plan	87
Foamix Adverse Recommendation Change	76
Foamix Benefit Plan	33
Foamix Board	2
Foamix Designee	4
Foamix Disclosure Letter	20
Foamix Equity Plans	21
Foamix ESPP	8
Foamix Filed SEC Report	26
Foamix Financial Advisor	23
Foamix Financial Statements	26
Foamix Foreign Benefit Plan	35
Foamix Improvements	38
Foamix Intervening Event	76
Foamix IP	102
Foamix IP Contract	40
Foamix Leased Real Property	37
Foamix Licensed IP	102
Foamix Material Adverse Effect	102
Foamix Material Contracts	33
Foamix Notice of Recommendation Change	77
Foamix Organizational Documents	21
Foamix Owned IP	102
Foamix Participant	34
Foamix Partner	29, 103
Foamix Permits	25
Foamix Products	103
Foamix Purchase Right	8
Foamix Real Property Lease	37
Foamix RSU Award	6
Foamix SEC Reports	26
Foamix Shareholder Approval	23
Foamix Shareholders’ Meeting	83
Foamix Shares	1
Foamix Stock Option	7
Foamix Stock Rights	21
Foamix Subsidiary	22
Foamix Superior Proposal	76
Foamix Takeover Proposal	75, 95
Foamix Termination Fee	95
Foamix Voting Agreement	2
Foamix Warrants	103
GAAP	26
Good Laboratory Practices	103

Governmental Entity	24
Grants	43
Hazardous Substances	103
Health Care Laws	103
HIPAA	103
IND	104
Intellectual Property	104
Intent-to-Treat	106
Interim Options Tax Ruling	17
IRS	34
ISA	48
ISA No Action Letter	104
Israeli Prospectus	104
Israeli Registrar of Companies	3
Israeli Securities Law	104
ITA	104
Joint Proxy Statement	82
Judgments	89
Known to Foamix	107
Known to Menlo	108
Law	23
Lender Waiver and Consent	105
Liability	27
Liens	22
Litigation	33
Material Adverse Effect	72, 106
Menlo	1
Menlo 401(k) Plan	87
Menlo Adverse Recommendation Change	79
Menlo Benefit Plan	55
Menlo Board	1
Menlo Common Stock	5
Menlo Common Stock Value	10
Menlo Designee	4
Menlo Disclosure Letter	44
Menlo Equity Plans	44
Menlo Filed SEC Report	49
Menlo Financial Advisor	47
Menlo Financial Statements	50
Menlo Improvements	59
Menlo Intervening Event	79
Menlo IP	100
Menlo IP Contract	61
Menlo Leased Real Property	58
Menlo Licensed IP	100
Menlo Material Adverse Effect	100
Menlo Material Contracts	55
Menlo Merger Sub	1
Menlo Merger Sub Board	1
Menlo Merger Sub Shares	45
Menlo Notice of Recommendation Change	79
Menlo Owned IP	100

Menlo Participant	55
Menlo Partner	53, 100
Menlo Permits	49
Menlo Preferred Stock	44
Menlo Products	100
Menlo Purchase Right	45
Menlo Real Property Lease	58
Menlo Restricted Stock	100
Menlo RSU Award	101
Menlo SEC Reports	49
Menlo Stock Option	45
Menlo Stock Rights	45
Menlo Stockholder Approval	47
Menlo Stockholders’ Meeting	83
Menlo Superior Proposal	79
Menlo Takeover Proposal	78, 94
Menlo Termination Fee	94
Menlo Voting Agreement	2
Merck Waiver	105
Merger	1
Merger Consideration	5
Merger Proposal	85
Nasdaq	10
NDA	105
Notice Date	83
OECD Convention	39
Options Tax Ruling	16
Orange Book	40
Order	24
Ordinance	105
Outside Date	92
Penal Law	39
Permitted Real Property Liens	105
Person	105
Personal Data	105
Phase III PN Trial	105
Phase III PN Trials	105
Preferred Enterprise	32
Privacy Policies	105
Qualified Withholding Certificate	15
Registration Statement	82
Regulatory Authority	24
Regulatory Authorizations	105
Release	105
Representatives	106
Sanctioned Person	106
Sanctions	106
Sanctions Laws	106
Sarbanes-Oxley Act	26
SEC	13
Section 102 Plan	32
Securities Act	13

Securityholder	15
Serlopitant Significance	106
Share Issuance	45
Subsidiary	107
Substitute Designee	4
Surviving Company	3
Surviving Company Articles	4
Takeover Statute	106
Tax Return	32
Tax Track	106
Taxes	32
Technology Enterprise	32
Transaction Agreements	106
UK Bribery Law	39
VAT	31
Withholding Agent	14
Withholding Drop Date	15
Withholding Tax Ruling	19

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2019, is by and among Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), Giants Merger Subsidiary, Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Menlo Merger Sub”), and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”).

WITNESSETH:

WHEREAS, Menlo and Foamix intend to merge Menlo Merger Sub with and into Foamix with Foamix being the surviving entity (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law. Upon consummation of the Merger, Menlo Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Merger, each ordinary share, par value NIS 0.16 per share, of Foamix (the “Foamix Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Companies Law;

WHEREAS, the board of directors of Menlo (the “Menlo Board”), on the terms and subject to the conditions set forth herein, (i) has determined that the Merger and issuance of Contingent Stock Rights is advisable, fair to, and in the best interests of, Menlo and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Menlo Common Stock and Contingent Stock Rights to the stockholders of Foamix pursuant to the terms of this Agreement and the Contingent Stock Rights Agreement and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable and (iii) has determined to recommend that the stockholders of Menlo vote to approve the issuance of shares of Menlo Common Stock and Contingent Stock Rights to the shareholders of Foamix pursuant to the terms of this Agreement and the Contingent Stock Rights Agreement, and such other actions as contemplated by this Agreement and the Contingent Stock Rights Agreement;

WHEREAS, the board of directors of Menlo Merger Sub (the “Menlo Merger Sub Board”), on the terms and subject to the conditions set forth herein, (i) has determined that the Merger and issuance of Contingent Stock Rights is advisable, fair to, and in the best interests of, Menlo Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Contingent Stock Rights Agreement, the Merger, and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable, (iii) has determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Menlo Merger Sub to its creditors, and (iv) has determined to recommend the approval and adoption of this Agreement, the approval of the Contingent Stock Rights Agreement, the approval of the Merger thereby approval of the transactions contemplated by this Agreement to Menlo as the sole stockholder of Menlo Merger Sub;

WHEREAS, simultaneously with the execution and delivery of this Agreement and following the recommendation of the Menlo Merger Sub Board, the sole shareholder of Menlo Merger Sub has approved and adopted the Agreement, the Contingent Stock Rights Agreement and the Merger;

WHEREAS, the board of directors of Foamix (the “Foamix Board”) (i) has determined that the Merger is advisable, fair to, and in the best interests of, Foamix and its shareholders, (ii) has approved this Agreement, the

Merger and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable, (iii) has determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Foamix to its creditors, and (iv) has approved and determined to recommend the approval and adoption of this Agreement, the approval of the Merger and thereby approval of the transactions contemplated by this Agreement to the shareholders of Foamix;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Closing Date, Foamix, Menlo and an exchange agent mutually agreeable to Foamix and Menlo will enter into a Contingent Stock Rights Agreement in substantially the form attached hereto as Exhibit 2.1(a)(ii) (subject to changes permitted by Section 2.3) (the “Contingent Stock Rights Agreement”);

WHEREAS, in order to induce Foamix to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Menlo listed on Schedule A-1 hereto are executing voting agreements in favor of Foamix in substantially the form attached hereto as Schedule B-1 (the “Menlo Voting Agreement”), concurrently with the execution and delivery of this Agreement;

WHEREAS, in order to induce Menlo to enter into this Agreement and to cause the Merger to be consummated, certain shareholders of Foamix listed on Schedule A-2 hereto are executing voting agreements in favor of Menlo in substantially the form attached hereto as Schedule B-2 (the “Foamix Voting Agreement”), concurrently with the execution and delivery of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and by being signed by Menlo, Foamix and Menlo Merger Sub is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Sections 314 through 327 of the Israeli Companies Law—5759-1999 (the “Companies Law”), at the Effective Time (as defined in Section 1.2), Menlo Merger Sub shall be merged with and into Foamix. As a result of the Merger: (a) the separate corporate existence of Menlo Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and Foamix (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Company”); and (b) Foamix shall (i) become a wholly-owned subsidiary of Menlo, (ii) continue to be governed by the Laws of the State of Israel, (iii) have a registered office in the State of Israel, and (iv) succeed to and assume all of the rights, properties and obligations of Menlo Merger Sub and Foamix in accordance with the Companies Law and the existing shareholders of Foamix shall be entitled to Merger Consideration (as defined in Section 2.1(a) below) in accordance with the provisions of Article II of this Agreement.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 7:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Subject to the terms and conditions of this Agreement, as soon as practicable on or immediately prior to the Closing Date, each of Foamix and Menlo Merger Sub shall (and Menlo shall cause Menlo Merger Sub to), in coordination with each other, inform the Registrar of Companies of the State of Israel (the “Israeli Registrar of Companies”) that all conditions to the Merger under the Companies Law and this Agreement have been met (together with any other documentation required to be submitted to the Israeli Registrar of Companies, whether under this Agreement or the Merger Proposal, by the Israeli Companies Registrar or otherwise) and setting forth the proposed date on which the Merger shall become effective and on which the Israeli Registrar of Companies is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the issuance by the Israeli Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, it is the intention of the parties that the Merger shall be declared effective and that the issuance by the Israeli Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on the Closing Date or the immediately following Business Day.

Section 1.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to all the rights and properties and the business of each of Menlo Merger Sub and Foamix, and shall assume all of the debts, claims, liabilities and obligations of each of Menlo Merger Sub and Foamix. Menlo Merger Sub will cease to exist and will be stricken from the records of the Israeli Registrar of Companies, and Foamix will become a private company wholly owned (including with respect to any warrants, options or other securities) directly by Menlo, all as provided under the Companies Law.

Section 1.4 Organizational Documents of Surviving Company. At the Effective Time, the articles of association of Foamix shall be amended and restated in their entity to read as set forth in Exhibit 1.4, and as so amended shall remain in effect from and after the Effective Time as the articles of association of the Surviving Company (the “Surviving Company Articles”) until thereafter amended as provided by applicable Law and such articles of association.

Section 1.5 Directors and Officers.

(a) Directors and Officers of Menlo.

(i) Menlo shall cause, effective as of the Effective Time, (i) the Menlo Board to consist of seven (7) individuals, which shall consist of five (5) directors selected by Foamix’s Board (one of whom shall be the Chief Executive Officer of Foamix and four (4) of whom shall be independent) (each, a “Foamix Designee”) and two (2) directors selected by Menlo Board (at least one (1) of whom shall be independent) (each, a “Menlo Designee”), (ii) both such Menlo Designees and one Foamix Designee to each be appointed to the Menlo Board as a Class I director with a term ending at the 2022 annual meeting of Menlo, (iii) two such Foamix Designees to each be appointed to the Menlo Board as a Class II director with a term ending at the 2020 annual meeting of Menlo, and (iv) two such Foamix Designees to each be appointed to the Menlo Board as a Class III director with a term ending at the 2021 annual meeting of Menlo. Prior to the Effective Time, Foamix and Menlo shall work together in good faith to determine, with respect to each Foamix Designee and each Menlo Designee, the committees on which each such Foamix Designee and Menlo Designee shall serve and shall select a Chairman of the Board and Committee Chairpersons from the Foamix Designees and Menlo Designees. In the event any Foamix Designee or any Menlo Designee is not a member of the Foamix Board or the Menlo Board, respectively, immediately prior to the Effective Time, each of Foamix and Menlo shall be entitled to replace such Foamix Designee or Menlo Designee, as the case may be, with a another individual serving on the Foamix Board (in the case of a Foamix Designee) or Menlo Board (in the case of a Menlo Designee) immediately prior to the Effective Time to serve as a director in place of the individual originally selected (the “Substitute Designee”); provided, that, in the case of a Substitute Designee selected by Foamix, such Substitute Designee shall be reasonably acceptable to Menlo, and in the case of a Substitute Designee selected by Menlo, such Substitute Designee shall be reasonably acceptable to Foamix. In the event that either of the Menlo Designees becomes unable to serve as a member of the Menlo Board following the Effective Time and resigns therefrom prior to the 2022 annual meeting of Menlo, then the Menlo Board shall fill the vacancy as a result of such resigning Menlo Designee with an individual designated by the remaining Menlo Designee, provided such individual previously served on the Menlo Board immediately prior to the Effective Time and is satisfactory to the Nominating and Corporate Governance Committee of the Menlo Board.

(ii) Immediately following the Effective Time, Menlo shall take all necessary action to appoint the officers of Foamix to become the equivalent officers of Menlo until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Directors and Officers of the Surviving Company.

(i) The Parties shall take all actions necessary (i) so that from and after the Effective Time, the Surviving Company board of directors shall be constituted with those members as set forth on Schedule C hereto and (ii) to secure the resignations of the existing members of the committees of the Surviving Company, if any.

(ii) At the Effective Time, the officers of Foamix immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6 Headquarters of Menlo. Immediately following the Closing, Menlo principal office shall be located in Bridgewater, New Jersey, United States.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Menlo, Menlo Merger Sub, Foamix or the holders of Foamix Shares:

(a) Treatment of Foamix Shares. Subject to the provisions of Section 2.1(g) and Section 2.2(h) hereof, each Foamix Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(c) hereof) shall be deemed to have been transferred to Menlo in exchange for the right to receive:

(i) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Menlo (the “Menlo Common Stock”) equal to 0.5924 shares of Menlo Common Stock (the “Exchange Ratio”); and

(ii) one contingent stock right which shall be subject to the terms and conditions of the Contingent Stock Rights Agreement in the form attached hereto as Exhibit 2.1(a)(ii) (a “Contingent Stock Right”; the Contingent Stock Right, together with the shares of Menlo Common Stock referred to in clause (i) above, being referred to herein as the “Merger Consideration”).

As of the Effective Time, (a) all Foamix Shares, pursuant to this Section 2.1(a), shall be deemed transferred under Israeli Law to Menlo, and each holder of a Certificate (as defined in Section 2.2(b)) or Book-Entry Share which immediately prior to the Effective Time represented any Foamix Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Menlo Common Stock and any dividends or distributions payable pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, in each case without interest, and less, subject to Section 2.2(h), any applicable withholding Taxes and (b) the share transfer books of Foamix shall be closed with respect to all Foamix Shares outstanding and no further transfer of any such Foamix Shares shall be made on such share transfer books after the Effective Time.

(b) Conversion of Menlo Merger Sub Shares. Each Menlo Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one validly issued, fully paid and nonassessable share with a par value of NIS 1.00 per share, of the Surviving Company, and the shares of the Surviving Company into which the shares of Menlo Merger Sub Shares are so converted shall be the only shares of the Surviving Company that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Menlo Merger Sub Shares shall evidence ownership of such shares of the Surviving Company.

(c) Cancellation of Certain Shares. Each Foamix Share, if any, that is a dormant share (or menayah redumah) under Israeli Law and each Foamix Share that, immediately prior to the Effective Time, is owned by Foamix, Menlo or Menlo Merger Sub or by any direct or indirect wholly-owned subsidiary of Foamix or Menlo or Menlo Merger Sub, shall be canceled and retired and shall cease to exist without any conversion, and no consideration shall be delivered in respect thereof.

(d) Foamix Equity Awards.

(i) Foamix RSU Awards. As of the Effective Time, each restricted stock unit award relating to Foamix Shares granted under any Foamix Equity Plan (each, a “Foamix RSU Award”) that remains outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of the holder thereof, be assumed by Menlo and converted into a restricted stock unit award of Menlo (each, an “Adjusted RSU Award”) that settles in the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to the Foamix RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio, which Adjusted RSU Award shall be subject to the same terms and conditions as were applicable under such Foamix RSU Award immediately prior to the Effective Time (including vesting and the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)). In the event that following the Effective Time any Contingent Stock Right is converted into Menlo Common Stock pursuant to and in accordance with the terms and conditions of the Contingent Stock Rights Agreement, each individual who held an outstanding Foamix RSU Award as of immediately prior to the Effective Time shall, as soon as practicable following the date of conversion of the applicable Contingent Stock Rights, be entitled to receive, in respect of each such Foamix RSU Award, an additional restricted stock unit award (each, a “Contingent RSU Award”) that settles in the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to such Foamix RSU Award as of immediately prior to the Effective Time by (B) the number of shares of Menlo Common Stock (or fraction thereof) that a holder of a Foamix Share would have received upon conversion of a Contingent

Stock Right. Each Contingent RSU Award shall be subject to the same terms and conditions applicable to the Foamix RSU Award in respect of which such Contingent RSU Award is granted (including vesting and Tax Track, assuming that all the conditions of Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)).

(ii) Foamix Stock Options. As of the Effective Time, each compensatory option to purchase Foamix Shares granted under any Foamix Equity Plan (each, a “Foamix Stock Option”) that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be assumed by Menlo and converted into a compensatory option to purchase, shares of Menlo Common Stock (each, an “Adjusted Option”), on the same terms and conditions (including vesting and the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)) as were applicable under such Foamix Stock Option immediately prior to the Effective Time, except for any changes that are required solely to reflect the conversion of such Foamix Stock Option to an Adjusted Option, relating to the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to (x) the product obtained by multiplying (A) the number of Foamix Shares subject to such Foamix Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio and the exercise price per share of such Adjusted Option shall be an amount equal to the quotient of the exercise price per Foamix Share subject to such Foamix Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. In the event that following the Effective Time, any Contingent Stock Right is converted into Menlo Common Stock pursuant to and in accordance with the terms and conditions of the Contingent Stock Rights Agreement, the Menlo Board shall, as soon as practicable following the date of the conversion of the applicable Contingent Stock Rights, make such equitable adjustments to the exercise price per share of, and the number of shares of Menlo Common Stock subject to, any Adjusted Option that is outstanding on the date of the conversion of such Contingent Stock Rights as the Menlo Board determines to be necessary to account for the payment or issuance of such Contingent Stock Rights. The exercise price per share of any such Adjusted Option and the number of shares of Menlo Common Stock relating to any such Adjusted Option will be determined and adjusted, as applicable, in a manner consistent with the requirements of Section 102 of the Ordinance, Section 409A of the Code, and, in the case of Foamix Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code, as applicable.

(iii) Foamix ESPP; Menlo ESPP.

(A) Subject to Section 2.1(d)(iii)(D), as of the Effective Time, Menlo shall assume Foamix’s 2019 Employee Share Purchase Plan (the “Foamix ESPP”), and the Foamix ESPP shall continue in effect in accordance with its terms following the Effective Time; provided that, each outstanding Purchase Right (as defined in the Foamix ESPP) (a “Foamix Purchase Right”) that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be converted into a purchase right in respect of Menlo Common Stock (each, an “Adjusted Purchase Right”), on the same terms and conditions (including the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)) as were applicable under such Purchase Right immediately prior to the Effective Time, except for any changes that are required solely to reflect the conversion of such Purchase Right to an Adjusted Purchase Right, relating to the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to such Purchase Right immediately prior to the Effective Time by (B) the Exchange Ratio.

(B) Prior to the Effective Time, Foamix shall take all action that may be necessary to: (A) cause any outstanding offering period (or similar period during which Foamix Shares may be purchased) under the Foamix ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (B) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Foamix ESPP; and (C) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP; provided, that the actions described in clauses “(A)” through “(C)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, Foamix shall apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix Shares in accordance with the terms of the Foamix ESPP.

(C) Following the Effective Time, subject to Section 2.1(d)(iii)(D), Menlo shall continue to maintain the Foamix ESPP (as may be amended or terminated from time to time in accordance with its terms), and shall be able to grant “incentive stock options” (within the meaning of Section 422 of the Code and the Treasury Regulations promulgated thereunder) under the Foamix ESPP. As of immediately prior to the Effective Time: (i) the maximum number of shares of Foamix Shares that may be issued under the Foamix ESPP upon the exercise of incentive stock options (including outstanding grants) is 5,400,000 (subject to certain adjustments in accordance with the Treasury Regulations promulgated thereunder) and (ii) employees of Foamix are eligible to receive incentive stock options under the Foamix ESPP. As of immediately following the Effective Time, by virtue of the Mergers, (i) the maximum number of shares of Menlo Common Stock that may be issued under the Foamix ESPP as incentive stock options (including outstanding grants) shall be 5,400,000 (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Exchange Ratio) and (ii) employees of Menlo and its subsidiaries (including following the Surviving Corporation following the Closing) shall be eligible to receive incentive stock options under the Foamix ESPP.

(D) At least five (5) days prior to the Closing, Foamix may, or may direct Menlo to, take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of immediately prior to the Effective Time (and subject to the Closing), the Foamix ESPP and/or the Menlo ESPP. In the event that Foamix directs Menlo to terminate the Menlo ESPP, Menlo shall provide to Foamix prior to the Closing Date written evidence of the adoption by the Menlo Board of resolutions authorizing the termination of the Menlo ESPP (the form and substance of which resolutions shall be subject to the prior review of Foamix), and Menlo also shall take, prior to the Effective Time, such other actions in furtherance of terminating the Menlo ESPP as Foamix may reasonably request in writing.

(iv) Menlo Actions. At or prior to the Effective Time, Menlo shall take all actions necessary for the assumption of the Adjusted RSU Awards, Adjusted Options, Adjusted Purchase Rights and the treatment thereof pursuant to this Section 2.1(d), including the reservation, issuance and listing of a number of shares of Menlo Common Stock as necessary to effect the transactions contemplated by this Section 2.1(d). As soon as practicable following the Effective Time, but in no event later than two (2) business days following the Effective Time, Menlo shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to the shares of Menlo Common Stock subject to each such award under the Foamix Equity Plans and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding. As soon as practicable after the registration of such shares of Menlo Common Stock, Menlo shall deliver to the holders of the Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights appropriate notices setting forth such holders’ rights pursuant to the respective Foamix Equity Plans and agreements evidencing the grants of such Adjusted RSU Awards and Adjusted Options, and stating that such Adjusted RSU Awards and Adjusted Options and agreements have been assumed by Menlo and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.1(d)).

(v) Foamix Actions. Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix RSU Awards, Foamix Stock Options and Foamix Purchase Rights in accordance with Sections 2.1(d)(i), 2.1(d)(ii) and 2.1(d)(iii), respectively.

(e) Conversion of Foamix Warrants. All Foamix Warrants outstanding immediately prior to the Effective Time shall, subject to any applicable withholding pursuant to Section 2.2(h), be converted into warrants to purchase shares of Menlo Common Stock, in accordance with Section 5.20. Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix Warrants in accordance with this Section 2.1(e).

(f) Fractional Shares. No fraction of a share of Menlo Common Stock will be issued by virtue of the Merger, but in lieu thereof Menlo shall pay to each holder of Foamix Shares who would otherwise be entitled to a fraction of a share of Menlo Common Stock (after aggregating all fractional shares of Menlo Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to Section 2.1(e))), upon surrender of such holder’s Certificate(s) (if issued to such holder), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Menlo Common Stock Value. “Menlo Common Stock Value” means the average of the closing sale prices of Menlo Common Stock on the Nasdaq Stock Market (“Nasdaq”) as reported by The Wall Street Journal for the ten (10) full trading days ending on the last trading day preceding the Closing Date. No fraction of a share of Menlo Common Stock will be issued upon conversion of any Contingent Stock Right pursuant to the Contingent Stock Rights Agreement and in lieu of such fractional shares, an amount in cash shall be paid to the holder of such Contingent Stock Right pursuant to the Contingent Stock Rights Agreement. The payment of cash in lieu of fractional shares of Menlo Common Stock pursuant to this Section 2.1(f) and the Contingent Stock Rights Agreement is not a separately bargained-for consideration.

(g) Adjustments to Merger Consideration.

(i) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Menlo Common Stock or Foamix Shares), reorganization, recapitalization, reclassification or other like change with respect to Menlo Common Stock or Foamix Shares having a record date on or after the date hereof and prior to the Effective Time. In the event the Exchange Ratio is adjusted pursuant to this Section 2.1(g)(i), the replacement Exchange Ratios referenced in Section 2.1(g)(ii)(B) and (C) and in Section 7(b)(i)(1) and (2) of the Contingent Stock Rights Agreement shall be adjusted to reflect such adjustment.

(ii) In addition, if, prior to the Effective Time: (A) the Efficacy Determination is delivered to Foamix and Menlo on or before May 31, 2020; or (B) if the Efficacy Determination is not delivered to Foamix and Menlo on or before May 31, 2020, the Exchange Ratio shall be adjusted as follows:

(A) If the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then there shall be no adjustment to the Exchange Ratio and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii);

(B) If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the other Phase III PN Trial, then the Exchange Ratio shall instead be 1.2739 shares of Menlo Common Stock and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii); and

(C) If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each case the Exchange Ratio shall instead be 1.8006 shares of Menlo Common Stock and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii).

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Menlo and Foamix shall engage a nationally-recognized financial institution to be mutually agreed upon to act as exchange agent in connection with the Merger (which may use a local Israeli sub-paying agent) (the “Exchange Agent”). Prior to the Effective Time, Menlo shall deposit with the Exchange Agent, in trust for the benefit of the holders of Foamix Shares immediately prior to the Effective Time, and to the extent required pursuant to Section 2.2(h)(iii), in the Exchange Agent’s name, for exchange in accordance with this Article II, through the Exchange Agent, certificates or Book-Entry Shares representing the shares of Menlo Common Stock issuable pursuant to Section 2.1(a) and any dividends or distributions to which holders of Foamix Shares may be entitled pursuant to Section 2.2(c). All cash and Menlo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Promptly following the Effective Time, Menlo shall deposit, or cause to be deposited, cash with the Exchange Agent in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(f).

(b) Exchange Procedures.

(i) Promptly after the Effective Time, Menlo shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Foamix Shares (the “Certificates”) or Book Entry Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Menlo may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 2.1(f) and any dividends or other distributions payable pursuant to Section 2.2(c), and (iii) a duly completed and validly executed declaration and/or Qualified Tax Certificate (or such other forms as may be required under any applicable Tax law, the 104H Tax Ruling, the 104H Interim Ruling, and each in such form as may be reasonably requested by the Exchange Agent, or such forms as prescribed in the Withholding Tax Ruling) in which the beneficial owner of Foamix Shares provides certain information necessary for the Exchange Agent to determine whether any amounts need to be withheld from the consideration payable or otherwise deliverable to such beneficial owner hereunder pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling). Upon (A) in the case of Foamix Shares represented by a Certificate, the surrender of such certificate for cancellation to the Exchange Agent; or (B) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, including a duly completed and validly executed declaration and/or Qualified Tax Certificate or such other forms as may be required under any applicable Tax law, the 104H Tax Ruling, the 104H Interim Ruling, or such forms as prescribed in the Withholding Tax Ruling, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares, as applicable, shall be entitled to receive in exchange therefor such number of whole shares of Menlo Common Stock to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book-entry form), payment, subject to any applicable withholding tax pursuant to Section 2.2(h), in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(f), any dividends or distributions payable pursuant to Section 2.2(c) and Contingent Stock Rights, and the Certificates so surrendered shall forthwith be cancelled. The

Contingent Stock Rights shall not be evidenced by a certificate or other instrument. In the event of a transfer of ownership of Foamix Shares which is not registered in the transfer records of Foamix, certificates representing the proper amount of Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the Contingent Stock Rights) may be issued to a Person (as defined in Section 8.14(vv)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Menlo Common Stock and Contingent Stock Rights to a Person other than the registered holder of such Certificate or establish to the satisfaction of Menlo that such tax has been paid or is not applicable and subject to the provisions of Section 2.2(h). Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(f) or Section 2.2(c)) upon such surrender No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(f) or Section 2.2(c).

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of a Book-Entry Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash pursuant to Section 2.1(f) or Section 2.2(c) upon such surrender. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash that such holder is entitled to receive pursuant to Section 2.1(f) or Section 2.2(c) in respect of such Book-Entry Shares shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Menlo shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any applicable withholding tax pursuant to Section 2.2(h), the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash that such holders have the right to receive pursuant to Section 2.1(f) or Section 2.2(c) in respect of such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Menlo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Menlo Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(f) hereof, until such Certificate has been surrendered in accordance with this Article II. No dividends or other distributions shall be paid or made in respect of any Contingent Stock Right except following conversion of any Contingent Stock Right into shares of Menlo Common Stock in accordance with the terms of the Contingent Stock Rights Agreement. No dividends or other distributions with respect to Foamix Shares with a record date prior to the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Menlo Common Stock and Contingent Stock Rights issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Menlo Common Stock to which such holder is entitled pursuant to Section 2.1(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Menlo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Menlo Common Stock, less the amount of any withholding Taxes that may be required thereon.

(d) No Further Ownership Rights in Foamix Shares. All shares of Menlo Common Stock and Contingent Stock Rights issued upon the surrender for exchange of Certificates or to the holders of Book-Entry

Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(f) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Foamix Shares previously represented by such Certificates. At the Effective Time, the stock transfer books of Foamix shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Foamix Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. Notwithstanding anything to the contrary in this Agreement, Certificates and Book-Entry Shares to be exchanged by any Person constituting an “affiliate” of Foamix for purposes of Rule 145 under the Securities Act of 1933, as amended, and the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder (the “Securities Act”), shall be subject to the restrictions described in such Rule 145.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares one (1) year after the Milestone Date (as defined in the Contingent Stock Rights Agreement) or, in the event the Merger Consideration is adjusted pursuant to Section 2.1(g)(ii), one (1) year after the Effective Time, shall be delivered to Menlo, upon demand, and any holders of Certificates and Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Menlo for satisfaction of its claim for the Merger Consideration, any cash in lieu of fractional shares of Menlo Common Stock pursuant to Section 2.1(f) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of Menlo, Menlo Merger Sub, Foamix or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Menlo Common Stock (or dividends or distributions with respect thereto), Contingent Stock Rights or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any shares of Menlo Common Stock, any cash in lieu of fractional shares of Menlo Common Stock, Contingent Stock Rights or any dividends or distributions with respect to Menlo Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.6), any such shares, Contingent Stock Rights, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Menlo on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former shareholders of Foamix after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Menlo.

(h) Withholding Rights.

(i) Foamix, the Exchange Agent, the 102 Trustee, Menlo, the Surviving Company and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Ordinance, the Withholding Tax Ruling, a Qualified Tax Certificate, the Options Tax Ruling, the Interim Options Tax Ruling, the 104H Tax Ruling and the 104H Interim Ruling, any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable Laws (as reasonably determined in the good faith discretion of the applicable Withholding Agent), and shall be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, all in the form included in the letter of transmittal. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the Withholding Agent shall furnish as promptly as practicable such Person with a documentation evidencing such Tax withholding.

(ii) Notwithstanding the first sentence of Section 2.2(h)(i) above and subject to any other provision to the contrary in the Withholding Tax Ruling, the 104H Tax Ruling or 104H Interim Ruling with respect to Israeli Tax, and in accordance with the Exchange Agent undertaking provided to Menlo prior to the Closing Date by the Exchange Agent, pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Exchange Agent Undertaking”), the Merger Consideration payable or otherwise deliverable hereunder to each of the holders of Foamix Shares , Foamix Stock Options, Foamix Purchase Rights, Foamix RSUs and/or Foamix Warrants (in each case, other than holders of 102 Securities) (each, a “Securityholder”) shall be transferred to, and retained by, the Exchange Agent for the respective benefit of each Securityholder for a period of 180 days from Closing (including with respect to any consideration deliverable to the Securityholder as a result of any adjustment pursuant to Section 2.1(g) or under the Contingent Stock Rights Agreement, from the date on which such consideration becomes deliverable to such Securityholder) or an earlier date required in writing by a Securityholder or the ITA (the “Withholding Drop Date”), during which time the Exchange Agent shall not withhold any Israeli Tax on such Merger Consideration except as provided below. During such period, each Securityholder may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Exchange Agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholdings (the “Qualified Withholding Certificate”). Where a Securityholder submits a Qualified Withholding Certificate to the Exchange Agent no later than three (3) Business Days before the Withholding Drop Date, the Exchange Agent shall withhold and timely transfer to the ITA an amount from the Securityholder’s portion of the Merger Consideration as specified in the Qualified Withholding Certificate. To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Securityholder shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes, within seven (7) Business Days from receipt of a request from the Exchange Agent to make such payment, and in any event prior to the release of the Merger Consideration deliverable to the Securityholder. In the event that the Securityholder fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes within such timeframe, the Exchange Agent shall be entitled to sell the Securityholder’s retained Menlo Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. In the event that the Exchange Agent receives a demand from the ITA to withhold any amount out of the Merger Consideration payable to any of the Securityholders and transfer it to the ITA prior to the Withholding Drop Date, the Exchange Agent shall promptly notify such Securityholders of the demand, and provide such Securityholders with reasonable time (but in no event less than 30 days, unless otherwise explicitly required in writing by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, in which time the Merger Consideration deliverable shall not be released to such Securityholders. To the extent that any such certificate, ruling or confirmation is not timely provided by such recipient to the Exchange Agent, the Exchange Agent shall transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, following receipt of such amount from Securityholder or sale of such Securityholder’s retained Menlo Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. For the avoidance of doubt, and subject to any other provision in the Withholding Tax Ruling, the 104H Tax Ruling and 104H Interim Ruling, if the Exchange Agent

Undertaking is provided to Menlo prior to the Closing Date, then no Securityholder shall be required to provide a Withholding Agent with a Qualified Withholding Certificate (and thus no withholding of Tax shall apply) with respect to the Securityholder’s respective portion of the Exchange Fund, until the actual delivery of such consideration or any portions thereof is made to the Securityholder, in which case any applicable withholding will be calculated and administered as provided above and timely delivered to the ITA.

(iii) Notwithstanding anything to the contrary in this Agreement, and subject to any other provision to the contrary in the Withholding Tax Ruling, the 104H Tax Ruling or 104H Interim Ruling with respect to Israeli Tax, until a Securityholder presents to the Exchange Agent a Qualified Withholding Certificate or evidence satisfactory to the Exchange Agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by the Exchange Agent, is withheld, any certificates of Menlo Common Stock issuable to such recipient shall be issued only in the name of the Exchange Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 2.2(h).

(iv) Each Person hereby waives, releases and absolutely and forever discharges Menlo, the Exchange Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of Menlo Common Stock otherwise deliverable to such Person in compliance with the withholding requirements under this Section 2.2(h). To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of shares of Menlo Common Stock required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the shares of Menlo Common Stock otherwise deliverable to the applicable Person until the earlier of: (a) the receipt of a Qualified Withholding Certificate from the Person fully exempting the Exchange Agent from tax withholding; or (b) such time when the Exchange Agent is able to sell the portion of such shares of Menlo Common Stock otherwise deliverable to such Person that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the relevant Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Person.

(i) 102 Options Tax Ruling. Foamix, through its legal and accounting representatives in cooperation with Menlo, through its legal and accounting representatives, as soon as practicable after the date of this Agreement will approach the ITA with an application for a ruling (the “Options Tax Ruling”) in relation to the tax treatment of 102 Securities under this Agreement to confirm, among other things, that (A) the treatment of assumption of the 102 Options and exchange of 102 Common Stock will not be treated as a taxable event and that tax continuity shall apply to the Adjusted RSUs, Adjusted Options and Adjusted Purchase Rights, including specific reference to the taxation of the Contingent Rights issued with respect to each type of award; provided that the applicable consideration paid to holders of 102 Securities is deposited at least until the end of the duration of the 102 Trust Period with the 102 Trustee; (B) Menlo and anyone acting on its behalf, including the Exchange Agent and the 102 Trustee, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to 102 Securities; (C) that distributions from the Exchange Fund in respect of 102 Common Stock and 102 Options shall not be subject to Israeli Tax until actually received by the applicable Securityholder, and shall include such additional terms as are customary to be included in such rulings. Foamix shall request in the Options Tax Ruling an exemption for the Withholding Agent(s) and their respective agents from any withholding obligation. If the Options Tax Ruling is not granted prior to the Closing, Foamix shall seek to receive prior to the Closing an interim Tax ruling confirming among others that Menlo and anyone acting on its behalf will be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 Securities to the 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (such a ruling, the “Interim Options Tax Ruling”). Menlo and Foamix shall, and shall cause their respective Representatives to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, Foamix will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Interim Options Tax Ruling and the Options Tax Ruling as promptly as practicable. For the avoidance of doubt, the Options Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior review of Menlo or its legal counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Each of the Options Tax Ruling and the Interim Options Tax Ruling shall be considered a Qualified Withholding Certificate.

(j) 104H and Withholding Tax Ruling. Foamix and Securityholders who are subject to Israeli taxation and receive shares of Menlo Common Stock or Menlo’s restricted stock as consideration for their Foamix Shares may prepare and file with the ITA an application for a ruling (or 104H Interim Ruling) permitting any holder of Foamix Shares who elects to become a party to such a Tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax, if applied, with respect to such stock consideration that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such share portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Menlo shall cooperate with Foamix, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling; provided that any costs associated with the application for the 104H Tax Ruling shall be paid by Foamix prior to the Closing; and provided, further, that the 104H Interim Ruling or the 104H Tax Ruling shall not impose any material restrictions or obligations with respect to the activities of Menlo or any affiliate thereof or the Surviving Company. Upon the obtaining of the 104H Tax Ruling, Menlo, Foamix and the Exchange Agent and each Electing Holder shall furnish to the ITA a customary approval letter of the terms of such ruling; and provided further that that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing will not be delayed or postponed. Notwithstanding the provisions of this Section 2.2(j), if the 104H Tax Ruling or the 104H Interim Ruling shall be received and delivered to Menlo at least three (3) Business Days prior to the applicable withholding date, then, subject to the provisions of the Withholding Tax Ruling, the provisions of the 104H Tax Ruling shall apply with respect to each Electing Holder and all applicable withholding and reporting procedures with respect to their consideration shall be made in accordance with the provisions of the 104H Interim Ruling and 104H Tax Ruling, as applicable, and Section 104H of the Ordinance. For the avoidance of doubt, Foamix and the Electing Holders shall not make any application to the ITA with respect to any matter relating to the 104H Tax Ruling without first consulting with Menlo’s Israeli legal counsel and granting Menlo’s Israeli legal counsel the opportunity to review, comment and approve the draft application, and Foamix and the Electing Holders and any representatives thereof shall enable Menlo’s Israeli legal counsel to participate in all material discussions and meetings with the ITA relating thereto. To the extent that Menlo’s Israeli legal counsel elect not to participate in any such meeting or discussion, then Foamix, the Electing Holders and/or their Israeli legal counsel shall provide Menlo’s Israeli legal counsel an update of the discussions and/or meetings held with the ITA. The final text of the 104H Interim Ruling or the 104H Tax Ruling shall be subject to the prior written confirmation of Menlo or its Israeli legal counsel. Each of the 104H Tax Ruling or the 104H Interim Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(k) As soon as practicable following the date of this Agreement, but in any event no later than ten (10) Business Days following the date hereof, Foamix shall instruct its Israeli legal counsel, advisors or accountants to, in coordination with Menlo and its Israeli legal counsel, advisors and accountants, prepare and file with the ITA an application for a ruling (i) with respect to Securityholders that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling), (A) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of Securityholders from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; (ii) with respect to Securityholders that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling) (other than Foamix’s Shares subject to Section 102 of the Ordinance) (x) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of Securityholders from which Tax is to be withheld (if any), the rate or rates of withholding to be applied; and (iii) with respect to holders of Foamix Stock Options which are not 102 Options, that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling), (A) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents (the “Withholding Tax Ruling” which, for removal of doubt, shall be either a separate tax ruling or incorporated as part of the 104H Tax Ruling or the 104H Interim Ruling). Without limiting the generality of foregoing, Menlo shall cooperate with Foamix and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Withholding Tax Ruling; provided that any costs associated with the application for the Withholding Tax Ruling shall be paid by Foamix prior to the Closing; and provided further that the Withholding Tax Ruling shall not impose any material restrictions or obligations with respect to the activities of Menlo or any affiliate thereof or the Surviving Company. For the avoidance of doubt, Foamix and the Securityholders shall not make any application to the ITA with respect to any matter relating to the Withholding Tax Ruling without first consulting with Menlo’s Israeli legal counsel and granting Menlo’s Israeli legal counsel the opportunity to review, comment and approve the draft application, and Foamix and the Securityholders and any representatives thereof shall enable Menlo’s Israeli legal counsel to participate in all material discussions and meetings with the ITA relating thereto. To the extent that Menlo’s legal counsel elect not to participate in any such meeting or discussion, then Foamix, the Electing Holders and/or their Israeli counsel shall provide Menlo’s Israeli legal counsel a report of the discussions and/or meetings held with the ITA. The final text of the Withholding Tax Ruling shall be subject to the prior written confirmation of Menlo or its Israeli legal counsel. Subject to the terms and conditions hereof, Foamix shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Withholding Tax Ruling, as promptly as practicable.

(l) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Menlo Common Stock and Contingent Stock Rights as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Menlo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Menlo, or a bond in such sum as Menlo may reasonably direct as indemnity, against any claim that may be made against Menlo or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Contingent Stock Rights Agreement. Unless the Exchange Ratio is adjusted pursuant to Section 2.1(g)(ii) or the Exchange Ratio is not adjusted but Section 2.1(g)(ii) is otherwise applicable prior to the Effective Time, in which case no Contingent Stock Rights Agreement will be entered into, at or immediately prior to the Closing Date, Foamix and Menlo will execute and deliver, and Foamix and Menlo will ensure that a duly qualified paying agent executes and delivers, the Contingent Stock Rights Agreement, subject to any reasonable revisions to the Contingent Stock Rights Agreement that are requested by such paying agent and approved by Foamix and Menlo (which approval shall not be unreasonably withheld, conditioned or delayed). For the avoidance of any doubt, and notwithstanding anything else to the contrary in this Agreement, it is hereby agreed and acknowledged that, except as contemplated in the Contingent Stock Rights Agreement, any rights granted to any Person pursuant to and under the Contingent Stock Rights Agreement shall not be transferrable or assignable to any other Person (except as may otherwise be permitted under the Contingent Stock Rights Agreement), and any shares of Menlo Common Stock issuable thereunder, to the extent issuable, shall be issued, subject to Section 2.2(h), solely in the name of, or for the benefit of, such Person to whom any such rights under the Contingent Stock Rights Agreement were originally and initially granted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOAMIX

Foamix represents and warrants to Menlo and Menlo Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Foamix to Menlo and Menlo Merger Sub in connection with the execution and delivery of this Agreement (the “Foamix Disclosure Letter”) or (ii) as disclosed in Foamix SEC Reports filed with or furnished to the SEC by Foamix, and in either case, publicly available on or after January 1, 2018 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)):

Section 3.1 Organization, Standing and Corporate Power.

(a) Foamix is a company duly organized and validly existing under the laws of the State of Israel, it is not a “defaulting company” as such term is defined in the Companies Law and no proceedings have been commenced to strike the Company from the Registry of Companies maintained by the Israeli Registrar of Companies. Foamix has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect (as defined in Section 8.14(ggg)). Foamix is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(b) The Foamix Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. The Foamix Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(c) Foamix has furnished or made available to Menlo true and complete copies of (i) the Amended and Restated Articles of Association of Foamix, as amended through the date of this Agreement (as so amended, the “Foamix Organizational Documents”) and (i) the charter and organizational documents of the Foamix Subsidiary, in each case as amended through the date of this Agreement. The Foamix Organizational Documents are in full force and effect and have not been amended or otherwise modified. Foamix is not in violation of any provision of Foamix Organizational Documents, and the Foamix Subsidiary is not in material violation of any provision of its charter and organizational documents.

Section 3.2 Capitalization.

(a) The authorized share capital of Foamix consists of 135,000,000 Foamix Shares. At the close of business on November 4, 2019, (A) 61,253,788 Foamix Shares were issued and outstanding, (B) no Foamix Shares were held by Foamix in its treasury and (C) 11,628,163 Foamix Shares remained reserved for issuance pursuant to the Foamix 2009 Israeli Share Option Plan, 2015 Israeli Share Incentive Plan and 2019 Equity Incentive Plan (collectively, the “Foamix Equity Plans”). 5,541,788 Foamix Shares were subject to outstanding and unexercised Foamix Stock Options and 699,484 Foamix Shares were subject to outstanding and unvested Foamix RSU Awards. At the close of business on November 4, 2019, there were 137,255 Foamix Shares purchasable pursuant to the Foamix ESPP based on current payroll elections and the closing stock price per share of Foamix Shares of $2.54. At the close of business on November 4, 2019, there were Foamix Warrants to purchase an aggregate of 1,100,000 Foamix Shares issued and outstanding.

(b) Except as set forth in Section 3.2(a) above, at the close of business on November 4, 2019, no shares of capital stock or other voting securities of Foamix were issued, reserved for issuance or outstanding. From November 4, 2019 until the date of this Agreement, there have been no issuances by Foamix of shares of capital stock of, or other equity or voting interests in, Foamix, other than the issuance of Foamix Shares pursuant to the exercise or settlement, as applicable, of Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights outstanding as of November 4, 2019, in accordance with their terms and on November 6, 2019, Foamix issued 148,000 Foamix Shares to employees. Except (i) as set forth in Section 3.2(a) above, or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Foamix or the Foamix Subsidiary (i) relating to any issued or unissued capital stock or equity interest of Foamix or the Foamix Subsidiary, (ii) obligating Foamix or the Foamix Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, Foamix or the Foamix Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of Foamix or the Foamix Subsidiary (each of (i), (ii) and (iii), collectively, “Foamix Stock Rights”). All outstanding Foamix Shares are, and all Foamix Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Foamix or the Foamix Subsidiary to repurchase, redeem or otherwise acquire any share capital or equity interest of Foamix (including any Foamix Shares) or the Foamix Subsidiary or any Foamix Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than pursuant to the Foamix Equity Plans.

(c) A true, complete and correct list, as of November 4, 2019, of, with respect to each Foamix Stock Option, Foamix Warrant, 102 Common Stock and Foamix RSU Award, as applicable, (i) the number of Foamix Shares subject thereto, (ii) the grant date (which in the case of the 102 Options, is also the date of deposit of such Foamix Stock Option, 102 Common Stock and Foamix RSU with the 102 Trustee, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Foamix Stock Option or Foamix RSU Award was granted, (viii) whether the Foamix Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (ix) the location of such holder, (x) whether each such Foamix Stock Option, 102 Common Stock and Foamix RSU Award was granted pursuant to Section 3(i) or Section 102 of the Ordinance (and specifying the subsection of Section 102 or the tax regimes of other jurisdictions), in each case to the extent permitted by applicable Law, has been provided to Menlo.

(d) Exhibit 21.1 to Foamix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 sets forth the sole subsidiary of Foamix in existence as of the date hereof, Foamix Pharmaceutical Inc., a Delaware corporation and wholly-owned subsidiary of Foamix (the “Foamix Subsidiary”). All the outstanding shares of capital stock of, or other equity interests in, each such Foamix Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Foamix, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Foamix nor the Foamix Subsidiary directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Foamix Subsidiary).

Section 3.3 Authority.

(a) Foamix has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining Foamix Shareholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Foamix of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Foamix of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Foamix and no other corporate proceedings on the part of Foamix are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining Foamix Shareholder Approval, filing appropriate merger documents and obtaining a Certificate of Merger from the Israeli Registrar of Companies as required by the Companies Law). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time with respect to Agreements not yet entered into, will be, duly executed and delivered by Foamix and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective Time will constitute, a legal, valid and binding obligation of Foamix enforceable against Foamix in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b) The Foamix Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement are fair to and in the best interests of Foamix and its stockholders, (iii) determining that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Foamix to its creditors, and (iv) recommending that Foamix’s shareholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

(c) Barclays Bank PLC (“Foamix Financial Advisor”) has delivered to the Foamix Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be offered to Foamix’s shareholders is fair, from a financial point of view, to the holders of Foamix Shares. Foamix will make available to Menlo a correct and complete copy of the form of such opinion solely for informational purposes after receipt thereof by Foamix.

Section 3.4 Vote Required. The affirmative vote (or action by written consent) (the “Foamix Shareholder Approval”) of the majority of holders of the Foamix Shares that are present and voting is the only vote or consent of the holders of any class or series of Foamix Shares necessary to adopt or approve this Agreement, the Merger, the other Transaction Agreements to which Foamix is a party, and the other transactions contemplated by this Agreement.

Section 3.5 No Conflict. The execution, delivery and performance by Foamix of this Agreement and the other Transaction Agreements to which it is a party do not, and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming Foamix Shareholder Approval is obtained, conflict with or violate (i) the Foamix Organizational Documents or (ii) the equivalent organizational documents of the Foamix Subsidiary, (b) subject to the approvals and filings set forth in Section 3.6 and assuming Foamix Shareholder Approval is obtained, conflict with or violate any United States federal, state or local or any Israeli or any other foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, guideline, guidance, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), or any rule or regulation of any securities exchange on which Foamix Shares are listed for trading, in each case applicable to Foamix or the Foamix Subsidiary or by which any property or asset of Foamix or the Foamix Subsidiary is bound or affected, (c) subject to the Lender Waiver and Consent, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or right of first offer or refusal, or result in the creation of a Lien on any property or asset of Foamix or the Foamix Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Foamix or the Foamix Subsidiary is a party or by which Foamix or the Foamix Subsidiary or any property or asset of any of them is bound or affected (including any Foamix Material Contract (as defined in Section 3.14) and any Foamix Permit (as defined in Section 3.7(c))), or (d) result in the loss of or otherwise impair the right, title or interest of Foamix or the Foamix Subsidiary in and to any of the material Foamix IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect. A copy of the Lender Waiver and Consent has been provided to Menlo.

Section 3.6 Required Filings and Consents. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus of Menlo with respect to the issuance of Menlo Common Stock in the Merger, and declaration of effectiveness of the Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act and the rules and regulations thereunder, (ii) the filing of the Merger Proposal with the Israeli Registrar of Companies and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Israeli Registrar of Companies and the obtaining of the Certificate of Merger from the Israeli Registrar of Companies pursuant to the Companies Law; (iii) compliance with notices and filings under all applicable domestic or foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”); (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Menlo Common Stock constituting the Merger Consideration; (v) any filings required under the rules and regulations of Nasdaq and (vi) any filings required by the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”), the Israel Ministry of Health and any other Governmental Entity that is concerned with the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drugs, biological products and medical devices (each, a “Regulatory Authority”), no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental (including multi-government) authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (a) the execution and delivery by Foamix of this

Agreement, and (b) the consummation by Foamix of the Merger and the other transactions contemplated by this Agreement.

Section 3.7 Compliance; Regulatory Compliance.

(a) During the past three (3) years, each of Foamix and the Foamix Subsidiary (i) has been operated at all times in compliance with all Laws and Orders applicable to Foamix or the Foamix Subsidiary, including, without limitation, all Health Care Laws applicable to Foamix or Foamix Subsidiary, or by which any property, business or asset of Foamix or the Foamix Subsidiary is bound or affected, (ii) is not in default or violation of any governmental licenses, permits or franchises to which Foamix or the Foamix Subsidiary is a party or by which Foamix or the Foamix Subsidiary or any property or asset of Foamix or the Foamix Subsidiary is bound or affected, and (iii) has not engaged in any activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other governmental healthcare program under any Health Care Law applicable to Foamix or the Foamix Subsidiary, other than, in the case of clauses (i), (ii) and (iii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect. Neither Foamix nor the Foamix Subsidiary has received any written communication during the past three (3) years from a Governmental Entity that alleges that Foamix or the Foamix Subsidiary is not in compliance in any material respect with any applicable Law or Order, including any Health Care Laws. Foamix is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority.

(b) None of Foamix, the Foamix Subsidiary or any of its respective officers, employees, directors, agents or clinical investigators, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the Knowledge of Foamix, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion or debarment under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(c) Each of Foamix and the Foamix Subsidiary has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the FDCA and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMA and the Israel Ministry of Health) necessary for the conduct of Foamix’s and the Foamix Subsidiary’s business and the use of their properties and assets, as presently conducted and used (“Foamix Permits”), and all Foamix Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect; and neither Foamix nor the Foamix Subsidiary has received written notice from any Governmental Entity that any such Foamix Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect.

Section 3.8 SEC Filings; Financial Statements.

(a) Each of Foamix and the Foamix Subsidiary has filed all forms, reports, statements and documents required to be filed with the SEC since December 31, 2018 (“Foamix SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Foamix SEC Report filed or furnished to the SEC by Foamix, and in either case, publicly available prior to the date hereof (each, a “Foamix Filed SEC Report”). None of Foamix SEC Reports

(including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Foamix SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Foamix Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Foamix Filed SEC Report, all of the financial statements included in Foamix SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Foamix Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Foamix Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Foamix Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Foamix and the Foamix Subsidiary at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Foamix Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Foamix Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Foamix and the Foamix Subsidiary for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect.

(c) Except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Foamix and the Foamix Subsidiary as of December 31, 2018, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2018 and (iii) Liabilities that are disclosed in Foamix SEC Reports, neither Foamix nor the Foamix Subsidiary has any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Foamix or the Foamix Subsidiary (or disclosed in the notes to such balance sheet). As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.

(d) Each of the principal executive officer of Foamix and the principal financial officer of Foamix (or each former principal executive officer of Foamix and each former principal financial officer of Foamix, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Foamix SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Foamix nor the Foamix Subsidiary has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Foamix maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Foamix’s assets.

(ii) Foamix’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Foamix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Foamix’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Foamix required under the Exchange Act with respect to such reports.

(iii) Neither Foamix nor the Foamix Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Foamix or the Foamix Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Foamix or the Foamix Subsidiary in Foamix’s or the Foamix Subsidiary’s published financial statements or other Foamix SEC Reports.

(iv) Since December 31, 2018, Foamix has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Foamix’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Foamix’s independent accountants certify has not been appropriately and adequately remedied by Foamix. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

Section 3.9 Information Supplied. The information relating to Foamix and the Foamix Subsidiary to be contained in the Joint Proxy Statement and Registration Statement (each as defined in Section 5.11(a)) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act in each case in connection with the Merger will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of Foamix and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Foamix Shareholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the meeting of the stockholders of Menlo) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by Foamix with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Foamix.

Section 3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in Foamix SEC Reports and through the date of this Agreement, (a) each of Foamix and the Foamix Subsidiary has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in Foamix SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Foamix, other than as required by Law or GAAP; or (ii) any action of the types described in Section 5.1(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.11 FDA and Related Matters.

(a) Foamix and the Foamix Subsidiary possess all Regulatory Authorizations required by the FDA, the EMA, and all other applicable Regulatory Authorities in connection with the Foamix Products and the conduct of their businesses as currently conducted. All such Regulatory Authorizations are (i) in full force and effect, (ii) in compliance in all material respects with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. Foamix and the Foamix Subsidiary have filed all material required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other required information with the FDA, the EMA and all other applicable Regulatory Authorities.

(b) The conduct of Foamix and Foamix Subsidiary businesses and the Foamix Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMA and other Regulatory Authorities and (2) all Regulatory Authorizations. Foamix and the Foamix Subsidiary have not received any warning letters, notice of adverse findings, or similar documents that assert a material failure to comply with any applicable Laws or Orders that have not been fully resolved to the satisfaction of the FDA, the EMA or any other Regulatory Authorities, as applicable, and neither Foamix nor the Foamix Subsidiary has Knowledge (or has been notified in writing by a third party) of any pending or threatened action, investigation or inquiry by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against any of Foamix and the Foamix Subsidiary, the Foamix Products, or any Foamix Partner. Neither Foamix nor the Foamix Subsidiary has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority nor have they failed to disclose any material fact required to be disclosed to the FDA, the EMA or any other Regulatory Authority, and to Foamix’s Knowledge, no Foamix Partner has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority relating to the Foamix Products, nor to Foamix’s Knowledge, has any Foamix Partner failed to disclose any material facts required to be disclosed to the FDA, the EMA or any other Regulatory Authority relating to the Foamix Products.

(c) Neither Foamix nor the Foamix Subsidiary has Knowledge (or has been notified in writing by a Foamix Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any Person which develops products pursuant to a development, commercialization or other collaboration arrangement with Foamix or the Foamix Subsidiary (each, a “Foamix Partner”) by the FDA, the EMA or any other Regulatory Authority.

(d) Foamix has made available to Menlo copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Foamix or the Foamix Subsidiary, the conduct of their business, or the Foamix Products.

(e) All preclinical studies and clinical trials conducted or being conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner have been and are being conducted in material compliance with all applicable Laws of the FDA, EMA and other Regulatory Authorities, including, without limitation, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical trial conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner has been terminated or suspended by the FDA, EMA or any other Regulatory Authority, and neither the FDA, EMA nor any other Regulatory Authority has commenced or, to Foamix’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner.

Section 3.12 Taxes.

(a) Each of Foamix and the Foamix Subsidiary has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Foamix and the Foamix Subsidiary have paid (or Foamix has paid on its behalf) all material taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Foamix Filed SEC Reports in accordance with GAAP. There are no material Liens for any Taxes upon the assets of Foamix or the Foamix Subsidiary, other than (A) statutory Liens for Taxes not yet due and payable, and (B) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in Foamix Filed SEC Reports in accordance with GAAP.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence or threatened in writing with respect to any material Taxes or material Tax Return of Foamix or the Foamix Subsidiary. Neither Foamix nor the Foamix Subsidiary has received notice of any claim made by a Governmental Entity in a jurisdiction where Foamix or the Foamix Subsidiary, as applicable, does not file a Tax Return, that Foamix or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Foamix or the Foamix Subsidiary, and no power of attorney granted by either Foamix or the Foamix Subsidiary with respect to any Taxes is currently in force.

(c) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which Foamix or the Foamix Subsidiary is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(d) Neither Foamix nor the Foamix Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither Foamix nor the Foamix Subsidiary has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(f) Except for instances which would not individually or in the aggregate be material, Foamix and the Foamix Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

(g) Foamix is not, and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, nor is it treated as a U.S. corporation pursuant to Section 7874(b) of the Code.

(h) Foamix does not expect to be classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder for its current taxable year.

(i) Neither Foamix nor the Foamix Subsidiary has requested, entered into, been issued or received any private letter ruling, technical advice memorandum, closing agreement or similar agreement or ruling related to Taxes from any Governmental Entity that would reasonably be expected to affect Foamix’s or the Foamix Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j) Neither Foamix nor the Foamix Subsidiary has any liability for the Taxes of any Person (other than Foamix) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that would not, individually or in the aggregate, be material.

(k) Neither Foamix nor the Foamix Subsidiary is, or has ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l) Neither Foamix nor the Foamix Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Ordinance.

(m) Neither Foamix nor the Foamix Subsidiary has ever (i) performed or been part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder, or (ii) is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar reporting obligations under other Israeli Tax laws including with respect to VAT.

(n) Foamix is duly registered for the purposes of Israeli value added Taxes (“VAT”) and has complied in all material respects with all requirements concerning VAT. Foamix (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Entity all output VAT which it is required to collect and remit under any Tax law, and (iii) has not received a refund for input VAT for which it is not entitled under any Tax law. The Foamix Subsidiary is not required to register in Israel for Israeli VAT purposes.

(o) Neither Foamix nor the Foamix Subsidiary has ever made any election to be treated or claimed any benefits as “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under the Law for Encouragement of Capital Investments, 1959.

(p) Neither Foamix nor the Foamix Subsidiary has obtained any Tax Rulings or made any requests for Tax rulings. Neither Foamix nor the Foamix Subsidiary has entered into any contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.

(q) The prices and terms for the provision of any property or services by or to Foamix and the Foamix Subsidiary are at arm’s length for purposes of the relevant transfer pricing laws, and all related documentation, if required by such laws, has been timely prepared or obtained and, if necessary, retained. Each of Foamix and the Foamix Subsidiary complies in all respects, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and any equivalent Tax law.

(r) As used in this Agreement (A) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(s) Each of Foamix Benefit Plan that is intended to qualify as a capital gains route plan under Section 102 (“Section 102 Plan”) has received a favorable determination or approval letter, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Options and 102 Common Stock have been granted or issued, as applicable, in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the 102 Options and, if applicable, 102 Common Stock, the execution by each holder of 102 Securities of an undertaking to comply with the provisions of Section 102, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102, applicable tax rulings and approvals and the guidance of the ITA published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

Section 3.13 Litigation.

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the Knowledge of Foamix, threatened in writing against or affecting Foamix or the Foamix Subsidiary or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Foamix, investigation by, any Governmental Entity involving Foamix or the Foamix Subsidiary or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect.

Section 3.14 Material Contracts.

(a) Each of the Contracts filed as an exhibit to a Foamix Filed SEC Report and any material Foamix manufacturing and supply Contract (collectively, the “Foamix Material Contracts”) is valid and in full force and effect on the date hereof except to the extent such Foamix Material Contract expired in accordance with its terms, and neither Foamix nor the Foamix Subsidiary has (or has any Knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Foamix Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. True and complete copies of all Foamix Material Contracts have been made available to Menlo.

(b) Section 3.14(b) of the Foamix Disclosure Letter identifies each Foamix Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c) Neither Foamix nor the Foamix Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of Foamix other than the Foamix Voting Agreements or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of Foamix or the Foamix Subsidiary.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Foamix Disclosure Letter sets forth a true and complete list or description, as of the date hereof, of each material Foamix Benefit Plan. For purposes of this Agreement, “Foamix Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other employment, compensation or employee benefit plan, policy, practice, program, arrangement or agreement, including each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, profit sharing, stock, stock option or other stock-based compensation arrangement or plan, retirement or supplemental retirement, pension (including pension plans and managers’ insurance policies), provident funds, education fund, medical, life, disability and accidental death and dismemberment insurance, employee assistance program, education or tuition assistance, fringe benefit or any other compensation and employee benefit plan, policy, practice, program, arrangement or agreement, in each case (whether or not subject to ERISA and whether or not written), that is established, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, for the benefit of any current or former employee, director, natural person, independent contractor or consultant (or any dependent or beneficiary thereof) of Foamix or the Foamix Subsidiary (each, a “Foamix Participant”) or with respect to which Foamix or the Foamix Subsidiary is reasonably expected to have any liability (whether actual or contingent); provided, that, in no event shall any plan or arrangement that is required to be established, sponsored, maintained or contributed to by Foamix or the Foamix Subsidiary under applicable Law without discretion by Foamix or the Foamix Subsidiary as to the level of benefits provided constitute a Foamix Benefit Plan.

(b) Foamix has made available to Menlo true and complete copies of, to the extent applicable, (i) each material Foamix Benefit Plan (or, in the case of any unwritten Foamix Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, including all amendments thereto, (ii) the most recent annual report on Form 5500, with schedules and financial statements attached, (iii) the most recent Internal Revenue Service (“IRS”) determination letter, opinion or advisory letter, (iv) the most recent summary plan description and any summaries of material modifications, (v) each trust, insurance, annuity or other funding contract related thereto, (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) copies of material notices, letters or other non-routine correspondence from any Governmental Entity since January 1, 2018.

(c) During the past six (6) years, neither Foamix nor any of its ERISA Affiliates has sponsored, maintained, participated in or contributed to or been obligated to sponsor, maintain, participate in or contribute to, or has any actual or contingent liability under, (i) an employee benefit plan subject to section 412 of the Code or section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in section 210 of ERISA or section 413(c) of the Code. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, neither Foamix nor any of its ERISA Affiliates has now or has in the past six (6) years maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee of Foamix or the Foamix Subsidiary. No material Liability under section 302 or Title IV of ERISA or section 412 of the Code has been incurred by Foamix that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material Liability to Foamix. Foamix has not been required to post any security under ERISA or section 436 of the Code with respect to any Foamix Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Foamix Benefit Plan.

(d) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, no Foamix Benefit Plan provides for any post-termination health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any current or former employee, officer or director of Foamix or the Foamix Subsidiary, other than (1) where the full cost of such benefit is borne entirely by the employee, officer or director (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(e) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, each Foamix Benefit Plan has been maintained in compliance with its terms and applicable Law, including ERISA and the Code, and all material contributions, including participant contributions, and benefit payments required under each Foamix Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such Foamix Benefit Plan and applicable Law. Each Foamix Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Foamix Benefit Plan.

(f) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, there are no pending or, to Foamix’s Knowledge, threatened claims by, on behalf of or against any Foamix Benefit Plan that could result in any liability to Foamix or the Foamix Subsidiary.

(g) Each Foamix Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code. No Foamix Benefit Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(h) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, (i) each Foamix Benefit Plan that is not subject to U.S. Law (each, a “Foamix Foreign Benefit Plan”) has been established, maintained and administered in compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Foamix Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters and (iii) with respect to each Foamix Foreign Benefit Plan that is required or intended to be funded or book reserved, the aggregate of the fair market value of the assets of such Foamix Foreign Benefit Plan, the liability of each insurer for any such Foamix Foreign Benefit Plan funded through insurance, the book reserve established for such Foamix Foreign Benefit Plan and any accrued contributions with respect to such Foamix Foreign Benefit Plan, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foamix Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(i) Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) result in any payment or benefit becoming due to any Foamix Participant, (ii) increase any compensation or benefits otherwise payable to any Foamix Participant under any Foamix Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Foamix Participant under any Foamix Benefit Plan or (iv) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 3.16 Labor and Employment Matters.

(a) Neither Foamix nor the Foamix Subsidiary are or have during the past three (3) years been a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, trade union or other labor organization or works council; and there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of Foamix or the Foamix Subsidiary. As of the date hereof, no employees of Foamix or the Foamix Subsidiary are represented by any labor organization with respect to their employment with Foamix or the Foamix Subsidiary. Notwithstanding the foregoing, Foamix and the Foamix Subsidiary are only subject to extension orders that apply generally to all employees in Israel (tzavei harchava).

(b) No labor union, labor organization, works council, or group of employees of Foamix or the Foamix Subsidiary has made a pending (as of the date of this Agreement) demand for recognition or certification, and as of the date of this Agreement, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Foamix, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, Foamix and the Foamix Subsidiary have no Knowledge of any labor union organizing activities with respect to any employees of Foamix or the Foamix Subsidiary.

(c) During the past three (3) years, there has been no actual or, to the Knowledge of Foamix, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, job action, picketing, question concerning representation, union organizing activity, slowdowns or work stoppages or any similar activity or dispute against or affecting Foamix or the Foamix Subsidiary.

(d) Foamix and the Foamix Subsidiary are and during the past three (3) years have been in compliance, in all material respects, with all applicable Contracts and laws respecting employment and employment practices, including, without limitation: all laws respecting terms and conditions of employment, pension, liability towards their Israeli employees with respect to severance pay, accrued vacation and contributions to all Foamix Benefit Plans, compliance with Section 14 Arrangement under the Israeli Severance Pay Law – 1963, withholding (as related to tax, pension, severance payments and social benefits), termination of employment, working during rest days, privacy, health and safety, wages and hours, overtime and overtime payment, pay slips, collective relations, notices to employees, independent contractors, worker classification, wage protection, enforcement of labor laws, foreign employees, child labor, immigration, discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, unfair labor practice of any nature and obtaining the required license and permit for employment, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Foamix Material Adverse Effect.

(e) Foamix and the Foamix Subsidiary are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Foamix Material Adverse Effect.

(f) To Foamix’s Knowledge, no employee of Foamix or the Foamix Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Foamix or the Foamix Subsidiary or (ii) to the Knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(g) To the Knowledge of Foamix, in the last five (5) years, no allegations of sexual harassment or other kinds of harassment (including workplace retaliation) have been made against an officer or employee of Foamix or the Foamix Subsidiary.

Section 3.17 Property.

(a) Neither Foamix nor the Foamix Subsidiary owns any real property. Neither Foamix nor the Foamix Subsidiary is party to any agreement or option to purchase any real property.

(b) Section 3.17(b) of the Foamix Disclosure Letter sets forth a true and correct list of each lease, license, sublease or similar occupancy agreement (each, a “Foamix Real Property Lease”) (showing the parties thereto and location) under which Foamix or the Foamix Subsidiary is lessee, sublessee or licensee of, or holds, uses or operates, any material real property owned by any third Person (the “Foamix Leased Real Property”). The Foamix Real Property Leases are valid, binding, and in full force and effect and free and clear of all Liens, other than Permitted Real Property Liens. Neither Foamix nor the Foamix Subsidiary has collaterally assigned, transferred or pledged any interest in any of the Foamix Real Property Leases.

(c) Neither the whole nor any part of the Foamix Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Foamix, no such condemnation or other taking is threatened or contemplated. Neither Foamix nor the Foamix Subsidiary has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any portion of the Foamix Leased Real Property. To the Knowledge of Foamix, all buildings, structures, facilities and improvements located on the Foamix Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, the “Foamix Improvements”) comply with all applicable requirements of Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. To the Knowledge of Foamix, the Foamix Improvements are (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) sufficient for continued use in the manner in which they are presently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

Section 3.18 Environmental Matters.

(a) Each of Foamix and the Foamix Subsidiary has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(x)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(b) There is no pending or, to Foamix’s Knowledge, threatened claim, lawsuit or administrative proceeding against Foamix or the Foamix Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(c) Neither Foamix nor the Foamix Subsidiary has received written notice from any Person, including but not limited to any Governmental Entity, alleging that Foamix or the Foamix Subsidiary has been or is in violation of any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. Neither Foamix nor the Foamix Subsidiary has received any written requests for information from any Governmental Entity, with respect to any matter that would be reasonably expected to result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(d) Neither Foamix nor the Foamix Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(e) With respect to real property currently or formerly owned, leased or operated by Foamix or the Foamix Subsidiary, to Foamix’s Knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(ii)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

Section 3.19 Anti-Corruption; Sanctions.

(a) In the past five (5) years, Foamix has at all times complied with, and is currently in compliance with, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the Israeli Penal Law of 1977 (the “Penal Law”), the UK Bribery Act of 2010 (“UK Bribery Law”), all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (“OECD Convention”) and any other applicable anti-corruption Law. In the past five years, none of Foamix, the Foamix Subsidiary or any of their respective directors, officers, employees, or, to the Knowledge of Foamix, Representatives acting on behalf of Foamix or the Foamix Subsidiary, has corruptly offered, authorized, promised, paid or received, directly, or to the Knowledge of Foamix, indirectly, any bribes, kickbacks or other similar improper or illegal payments, offers or transfers of anything of value, regardless of form or amount, to or from any Person, in connection with obtaining or retaining business or to secure an improper advantage, nor to the Knowledge of Foamix, has Foamix or the Foamix Subsidiary made any false, fictitious or misleading entries in its books and records relating to the same. Except as set forth on Section 3.19 of the Foamix Disclosure Letter, no current director or officer of Foamix or the Foamix Subsidiary is or has been an official of any non-U.S. Governmental Entity, an official of a non-U.S. political party or a candidate for political office outside of the United States. Neither Foamix nor the Foamix Subsidiary is, or has been in the past five (5) years, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Entity in connection with alleged or possible violations of the FCPA or any other applicable anti-corruption Law.

(b) Foamix, the Foamix Subsidiary, and their respective directors, officers, employees and, to the Knowledge of Foamix, independent contractors or representatives has, within the last five (5) years: (i) complied with applicable Export Control Laws and Sanctions Laws and (ii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and has not been notified of any such pending or threatened actions. None of Foamix, the Foamix Subsidiary or any of their respective directors, officers, employees, or, to the Knowledge of Foamix, independent contractors or representatives is a Sanctioned Person or is subject to any list-based designations under the Export Control Laws.

Section 3.20 Intellectual Property.

(a) Set forth in Section 3.20(a) to the Foamix Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in Foamix Owned IP and (B) patents, patent applications, trademarks and service marks included in Foamix Licensed IP.

(b) Foamix or the Foamix Subsidiary has an unrestricted and exclusive ownership interest in all Foamix Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, Israel or any other registry, to the extent required, as the sole and exclusive current owner of record for each application and registration included in Foamix Owned IP. To Foamix’s Knowledge, Foamix IP includes all Intellectual Property, and Foamix’s and the Foamix Subsidiary’s rights in and to Foamix IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Foamix and the Foamix Subsidiary as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Foamix Owned IP (including any “march in” rights) or any Intellectual Property included in Section 3.20(a) of the Foamix Disclosure Letter. Foamix or the Foamix Subsidiary has taken commercially reasonable efforts, or contractually requires Foamix Partners in those jurisdictions where the Foamix Products are marketed or sold solely through Foamix Partners to take commercially reasonable efforts, to make appropriate submissions of Foamix IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMA or any other Regulatory Authority for jurisdictions in which Foamix sells, markets or authorizes the sale or marketing of the Foamix Products.

(c) To Foamix’s Knowledge, the Contracts under which Foamix or the Foamix Subsidiary has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Foamix has provided Menlo with access to true and complete copies of all Contracts under which Foamix or the Foamix Subsidiary has obtained or granted any rights, title or interests in or to (including any licenses or covenants not to sue), or which by their terms expressly restrict Foamix or the Foamix Subsidiary with respect to any Intellectual Property (each, a “Foamix IP Contract”), other than standard license agreements for commercially-available, off-the-shelf software. Foamix or the Foamix Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Foamix Products and neither Foamix nor the Foamix Subsidiary has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Foamix Product or Foamix IP.

(d) To the Knowledge of Foamix, no Person, during the past six (6) years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Foamix IP, nor is any Person currently doing so. To the Knowledge of Foamix, no Litigations have been brought or threatened against any Person during the past six (6) years, with respect to any Foamix IP by Foamix, the Foamix Subsidiary or any of their licensors during the past six (6) years and, to the Knowledge of Foamix, there is no basis for any Litigation regarding any of the foregoing.

(e) (A) There has not been any Litigation during the past six (6) years with respect to any Foamix IP, there is no pending Litigation and, to the Knowledge of Foamix, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Foamix or the Foamix Subsidiary of any Intellectual Property of any Person, (2) challenging Foamix’s or the Foamix Subsidiary’s ownership or use of, or the registrability or maintenance of, any Foamix Owned IP, (3) challenging the validity or enforceability of any Foamix Owned IP, (4) alleging that the use by Foamix or the Foamix Subsidiary of Foamix Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Foamix or the Foamix Subsidiary acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property; (B) with respect to (1) any or all of the Foamix Products and (2) any other material Foamix IP, to the Knowledge of Foamix, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); and (C) to the Knowledge of Foamix, no Foamix IP has been or is being used or enforced by Foamix or the Foamix Subsidiary or by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under Foamix IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the Knowledge of Foamix, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Foamix and the Foamix Subsidiary in connection with such Intellectual Property.

(g) Foamix and the Foamix Subsidiary have taken all commercially reasonable measures to obtain patent rights in each country for the conduct of the business of Foamix as currently conducted and planned to be conducted under Foamix Owned IP and Foamix Licensed IP as to which they have the necessary prosecution rights; Foamix and the Foamix Subsidiary have no reason to believe that the scope of any issued claims under any patents under Foamix IP should be materially less than the scope reflected as of the date hereof in such patents.

(h) Neither Foamix nor the Foamix Subsidiary has granted any Person any right to control the prosecution or registration of any Foamix IP or to bring, defend or otherwise control any Litigations with respect to Foamix IP.

(i) Neither Foamix nor the Foamix Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Foamix or the Foamix Subsidiary with respect to any material Intellectual Property, (B) restrict Foamix’s or the Foamix Subsidiary’s businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Foamix IP except as expressly permitted under a Foamix IP Contract.

(j) Foamix and the Foamix Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under Foamix IP. No current or former employee or contractor of Foamix or the Foamix Subsidiary owns any right, title or interest in or to any of Foamix Owned IP. To the Knowledge of Foamix, there has not been any disclosure of any material confidential information of Foamix or the Foamix Subsidiary (including any such information of any other Person disclosed in confidence to Foamix or the Foamix Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information. All amounts payable by Foamix or the Foamix Subsidiary to any Person involved in the conception, creation, reduction to practice, or development of any Foamix Owned IP have been paid in full, and all Israeli employees of Foamix or the Foamix Subsidiary have expressly waived any right or claim to receive additional compensation, royalties, commissions or other payments under Section 134 of the Israeli Patent Law — 1967.

Section 3.21 Privacy and Data Security.

(a) Foamix and the Foamix Subsidiary: (a) is, and at all times has been, in compliance with all Data Protection Requirements in all material respects; (b) has not received any written subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Foamix, neither Foamix nor the Foamix Subsidiary is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law, and no written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, Foamix or the Foamix Subsidiary under any Data Protection Law; (c) uses commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Data it collects and/or processes from unauthorized access, use, disclosure, and modification; (d) to the Knowledge of Foamix, has not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data during the past three (3) years that would require notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Law, and there are no pending, or expected complaints, actions, fines, or other penalties facing Foamix or the Foamix Subsidiary in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents; and (e) to the Knowledge of Foamix, has not received any pending or threatened claims from individuals alleging any breach of, or exercising their rights under, any Data Protection Law.

(b) Foamix and the Foamix Subsidiary have implemented commercially reasonable security regarding the integrity and availability of any information or operational technology systems, or software applications used by or on behalf of Foamix and the Foamix Subsidiary. To the Knowledge of Foamix, there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or software applications used, owned or operated by Foamix or the Foamix Subsidiary.

Section 3.22 Shareholders’ Rights Agreement. Neither Foamix nor the Foamix Subsidiary has adopted, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of Foamix or the Foamix Subsidiary.

Section 3.23 Affiliate Transactions. No (a) present or former executive officer or director of Foamix or the Foamix Subsidiary, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Foamix Shares or (c) Affiliate or Associate or any member of the “immediate family” (as defined in Rule

16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with Foamix or the Foamix Subsidiary during the past three (3) years, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of Foamix or the Foamix Subsidiary, any Foamix Benefit Plan, any Foamix Equity Plan or any Contract in connection therewith.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Foamix Financial Advisor, the fees and expenses of which will be paid by Foamix, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement based upon arrangements made by or on behalf of Foamix. Foamix has furnished to Menlo a true and complete copy of the Engagement Letter between Foamix and Foamix Financial Advisor relating to the Merger.

Section 3.25 Insurance. Section 3.25 of the Foamix Disclosure Letter sets forth a true and complete list in all material respects of all material insurance policies in force naming Foamix, any of the Foamix Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee or for which Foamix or the Foamix Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither Foamix nor the Foamix Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of Foamix and the Foamix Subsidiary is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.26 Grants and Subsidies. Other than as set forth in Section 3.26 of the Foamix Disclosure Letter, neither Foamix nor the Foamix Subsidiary has, as of the date of this Agreement, (i) applied for, accepted or become subject to any requirement or obligation relating to any grants, incentives (including tax incentives), benefits, funding, loan, support, exemptions, qualifications and subsidies or similar benefits (hereinafter referred to, collectively, as “Grants”) from any Governmental Entity or from other bi- or multi-national grant programs or (ii) amended or terminated, or waived any material right or remedy related to, any Grant.

Section 3.27 No Other Representations. Neither Foamix nor the Foamix Subsidiary is relying and neither Foamix nor the Foamix Subsidiary has relied on any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, express or implied, except for the representations warranties in Article IV. Such representations and warranties by Menlo and Menlo Merger Sub constitute the sole and exclusive representations and warranties of Menlo and Menlo Merger Sub in connection with this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, and Foamix understands, acknowledges and agrees, on its own behalf and on behalf of the Foamix Subsidiary, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by each of Menlo and Menlo Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MENLO AND MENLO MERGER SUB

Each of Menlo and Menlo Merger Sub represents and warrants to Foamix as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Menlo to Foamix in connection with the execution and delivery of this Agreement (the “Menlo Disclosure Letter”) or (ii) as disclosed in the Menlo SEC Reports filed with or furnished to the SEC by Menlo, and in either case, publicly available on or after January 1, 2018 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)).

Section 4.1 Organization, Standing and Corporate Power.

(a) Menlo.

(i) Menlo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Menlo has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. Menlo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(ii) Menlo has furnished or made available to Foamix true and complete copies of the Menlo Charter and the Menlo By-Laws. The Menlo Charter and the Menlo By-laws are in full force and effect and have not been amended or otherwise modified. Menlo is not in material violation of any provision of the Menlo Charter or the Menlo By-laws.

(b) Menlo Merger Sub.

(i) Menlo Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Israel.

(ii) Menlo has furnished or made available to Foamix a true and complete copy of the Articles of Association of Menlo Merger Sub, as amended through the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Menlo consists of (i) 300,000,000 shares of Menlo Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Menlo Preferred Stock”). At the close of business on November 4, 2019, (i) 23,983,751 shares of Menlo Common Stock were issued and outstanding, (ii) zero shares of Menlo Common Stock were held by Menlo in its treasury, (iii) an aggregate of 6,063,971 shares of Menlo Common Stock were reserved for issuance pursuant to the Menlo 2011 Stock Incentive Plan and 2018 Omnibus Incentive Plan (collectively, the “Menlo Equity Plans”), of which 4,162,674 shares of Menlo Common Stock were subject to outstanding and unexercised compensatory options to purchase shares of Menlo Common Stock (each, a “Menlo Stock Option”), 961,240 shares of Menlo Common Stock are subject to issuance upon the vesting of Menlo RSU Awards, and zero shares of Menlo Restricted Stock are subject to vesting, and (iv) shares of Menlo Common Stock were subject to outstanding purchase rights under the Menlo 2018 Employee Stock Purchase Plan, (each, a “Menlo Purchase Right”), of which 52,378 shares of Menlo Common Stock may be purchasable thereunder based on current payroll elections and a closing stock price per share of Menlo Common Stock of $4.92. At the close of business on November 4, 2019, (A) zero shares of Menlo Preferred Stock were issued and outstanding, (B) zero shares of Menlo Common Stock are reserved for issuance upon conversion of issued and outstanding Menlo Preferred Stock.

(b) Except as set forth in Section 4.2(a) above, at the close of business on November 4, 2019, no shares of capital stock or other voting securities of Menlo were issued, reserved for issuance (except as necessary to give effect to the Merger, the issuance of Menlo Common Stock pursuant to this Agreement in connection with the Merger and upon the conversion, if applicable, of the Contingent Stock Rights pursuant to the Contingent Stock Rights Agreement (such issuance, the “Share Issuance”) and the other transactions contemplated by Article II of this Agreement) outstanding. From November 4, 2019, until the date of this Agreement, there have been no issuances by Menlo of shares of capital stock of, or other equity or voting interests in, Menlo, other than the issuance of shares of Menlo Common Stock pursuant to the exercise or settlement, as applicable, of Menlo Stock Options, Menlo RSU Awards, Menlo Restricted Stock, or Menlo Purchase Rights outstanding as of November 4, 2019, in accordance with their terms. Except (i) as set forth Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Menlo (A) relating to any issued or unissued capital stock or equity interest of Menlo, (B) obligating Menlo to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in Menlo or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of Menlo (each of (A), (B) and (C), collectively, the “Menlo Stock Rights”). All outstanding shares of Menlo Common Stock are, and all shares of Menlo Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Menlo to repurchase, redeem or otherwise acquire any capital stock or equity interest of Menlo (including any shares of Menlo Common Stock) or any Menlo Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Menlo Equity Plans.

(c) The authorized capital stock of Menlo Merger Sub consists of 1,000 ordinary shares, par value NIS 1.00 per share (“Menlo Merger Sub Shares”), of which 10 ordinary shares are issued and outstanding. Menlo is the legal and beneficial owner of all of the issued and outstanding Menlo Merger Sub Shares. Menlo Merger Sub was formed at the direction of Menlo solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Menlo Merger Sub (i) does not hold, nor has it held, any assets, (ii) does not have, nor has it incurred, any liabilities and (iii) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. Menlo Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Menlo Merger Sub to issue, transfer or sell any Menlo Merger Sub Shares to any Person, other than Menlo.

(d) A true, complete and correct list, as of November 4, 2019, of, with respect to each Menlo Stock Option, Menlo RSU Award and Menlo Restricted Stock (i) the number of shares of Menlo Common Stock subject thereto, (ii) the grant date, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Menlo Stock Option, Menlo RSU Award or Menlo Restricted Stock was granted, (viii) the location of such holder and (ix) whether the Menlo Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, in each case to the extent permitted by applicable Law, has been provided to Foamix.

(e) Except for Menlo Merger Sub, Menlo does not have any other Subsidiaries as of the date of this Agreement.

Section 4.3 Authority.

(a) Each of Menlo and Menlo Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Menlo Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Menlo and Menlo Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Menlo and Menlo Merger Sub of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Menlo and Menlo Merger Sub and no other corporate proceedings on the part of each of Menlo or Menlo Merger Sub, respectively, are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining the Menlo Stockholder Approval and the filing appropriate merger documents and obtaining a Certificate of Merger from the Israeli Registrar of Companies as required by the Companies Law). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time with respect to Agreements not yet entered into, will be, duly executed and delivered by each of Menlo and Menlo Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective Time will constitute, a legal, valid and binding obligation of each of Menlo and Menlo Merger Sub enforceable against each of Menlo and Menlo Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b) The Menlo Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Contingent Stock Rights Agreement, the Share Issuance and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement are fair to and in the best interests of Menlo and its stockholders, and (iii) recommending that Menlo’s shareholders adopt this Agreement and the Contingent Stock Rights Agreement. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

(c) The Menlo Merger Sub Board, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement, the Contingent Stock Rights Agreement, the Merger, the issuance of the Contingent Stock Rights and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement, (ii) determining that the terms of the Merger, the issuance of the Contingent Stock Rights and the other transactions contemplated by this Agreement and the Contingent Stock Rights are fair to and in the best interests of Menlo Merger Sub and its sole stockholder and (iii) recommending that Menlo, as the sole stockholder of Menlo Merger Sub, approve and adopt this Agreement, the Contingent Stock Rights, the Merger and issuance of the Contingent Stock Rights.

(d) Menlo, in its capacity as sole stockholder of Menlo Merger Sub, has unanimously approved and adopted this Agreement, the Contingent Stock Rights Agreement and the Merger.

(e) Guggenheim Securities, LLC (“Menlo Financial Advisor”) has delivered to the Menlo Board its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Exchange Ratio (subject to adjustment at the Effective Time as provided herein, or thereafter as provided in the Contingent Stock Rights Agreement) is fair, from a financial point of view, to Menlo. Menlo will make available to Foamix a correct and complete copy of such opinion solely for informational purposes after receipt thereof by Menlo.

Section 4.4 Vote Required. The affirmative vote (or action by written consent) (the “Menlo Stockholder Approval”) of the holders of a majority of the Menlo Common Stock, voting together as a single class (on an as-converted to Menlo Common Stock basis), is the only vote or consent of the holders of any class or series of Menlo’s capital stock necessary to adopt or approve this Agreement, the Merger, the Share Issuance, the other Transaction Agreements to which Menlo is a party, and the other transactions contemplated by this Agreement.

Section 4.5 No Conflict. The execution, delivery and performance by Menlo and Menlo Merger Sub of this Agreement and the other Transaction Agreements to which Menlo or Menlo Merger Sub is a party do not, and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming the Menlo Stockholder Approval is obtained, conflict with or violate (i) the Menlo Organizational Documents or (ii) the Certificate of Incorporation of Menlo Merger Sub or the By-laws of Menlo Merger Sub (b) subject to the approvals and filings set forth in Section 4.6 and assuming the Menlo Stockholder Approval is obtained, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Menlo Common Stock is listed for trading, in each case applicable to Menlo or by which any property or asset of Menlo is bound or affected, (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or right of first offer or refusal, or result in the creation of a Lien on any property or asset of Menlo pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Menlo is a party or by which Menlo or any property or asset of it is bound or affected (including any Menlo Material Contract (as defined in Section 4.14) and any Menlo Permit (as defined in Section 4.7(b))) or (d) result in the loss of or otherwise impair the right, title or interest of Menlo in and to any of the material Menlo IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect. A true and accurate copy of the Merck Waiver has been provided to Foamix and no action has been taken to rescind such waiver.

Section 4.6 Required Filings and Consents. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act, the Securities Act and the rules and regulations thereunder, (ii) the obtaining of the Certificate of Merger from the Israeli Registrar of Companies pursuant to the Companies Law; (iii) the filing of the New Menlo Charter with the Secretary of State of the State of Delaware pursuant to the DGCL; (iv) compliance with notices and filings under all applicable Antitrust Laws, including the Israeli Economic Competition Law, 5748-1988; (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Menlo Common Stock constituting the Merger Consideration; (vi) a no action letter from the Israel Securities Authority (the “ISA”) with respect to the offering of Menlo Shares in Israel; (vii) any filings required under the rules and regulations of Nasdaq (including, inter alia, to permit the shares of Menlo Common Stock that are to be issued as the Merger Consideration as well as the shares of Menlo Common Stock that may be issued pursuant to the Contingent Stock Rights, to be listed thereon) and (viii) any filings required any applicable Regulatory Authority, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (a) the execution and delivery by Menlo of this Agreement, and (b) the consummation by Menlo of the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Compliance; Regulatory Compliance.

(a) During the past three (3) years, Menlo (i) has been operated at all times in compliance with all Laws and Orders applicable to Menlo, including, without limitation, all Health Care Laws applicable to Menlo, or by which any property, business or asset of Menlo is bound or affected, (ii) is not in default or violation of any governmental licenses, permits or franchises to which Menlo is a party or by which Menlo or any property or asset of Menlo is bound or affected, and (iii) has not engaged in any activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other governmental healthcare program under any Health Care Law applicable to Menlo other than, in the case of clauses (i), (ii) and (iii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect. Menlo has not received any written communication during the past three (3) years from a Governmental Entity that alleges that Menlo is not in compliance in any material respect with any applicable Law or Order, including any Health Care Laws. Menlo is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority.

(b) Neither Menlo nor any of its respective officers, employees, directors, agents or clinical investigators, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of Menlo, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion or debarment under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(c) Each of Menlo, Menlo Merger Sub, as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMA) necessary for the conduct of Menlo’s and Menlo Merger Sub’s business and the use of their properties and assets as presently conducted and used (“Menlo Permits”), and all Menlo Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect; and Menlo has not received any written notice from any Governmental Entity that any such Menlo Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect.

Section 4.8 SEC Filings; Financial Statements.

(a) Each of Menlo and Menlo Merger Sub has filed all forms, reports, statements and documents required to be filed with the SEC since January 25, 2018 (together with Menlo S-1, the “Menlo SEC Reports”). Each Menlo SEC Report has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Menlo SEC Report filed or furnished to the SEC by Menlo, and in either case, publicly available prior to the date hereof (each, a “Menlo Filed SEC Report”). None of the Menlo SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Menlo SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Menlo Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Menlo Filed SEC Report, all of the financial statements included in the Menlo SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Menlo Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Menlo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Menlo Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Menlo and Menlo Merger Sub at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Menlo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Menlo Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Menlo and Menlo Merger Sub for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect.

(c) Except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Menlo as of December 31, 2018, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2018 and (iii) Liabilities that are disclosed in the Menlo SEC Reports, Menlo does not have any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Menlo (or disclosed in the notes to such balance sheet).

(d) Each of the principal executive officer of Menlo and the principal financial officer of Menlo (or each former principal executive officer of Menlo and each former principal financial officer of Menlo, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Menlo SEC Reports, and the statements contained in such certifications are true and accurate. Menlo does not have any outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Menlo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Menlo’s assets.

(ii) Menlo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Menlo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Menlo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Menlo required under the Exchange Act with respect to such reports.

(iii) Menlo is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Menlo and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Menlo in Menlo’s published financial statements or other Menlo SEC Reports.

(iv) Since December 31, 2018, Menlo has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Menlo’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Menlo’s independent accountants certify has not been appropriately and adequately remedied by Menlo.

Section 4.9 Information Supplied. The information relating to Menlo and Menlo Merger Sub to be contained in the Joint Proxy Statement and Registration Statement (each as defined in Section 5.11(a)) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act in each case in connection with the Merger will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of Menlo and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Menlo Stockholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of Foamix) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by Menlo or Menlo Merger Sub with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Menlo or Menlo Merger Sub.

Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Menlo SEC Reports and through the date of this Agreement, (a) Menlo has conducted its business only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Menlo SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Menlo, other than as required by Law or GAAP; or (ii) any action of the types described in Section 5.2(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 4.11 FDA and Related Matters.

(a) Menlo possesses all Regulatory Authorizations required by the FDA, the EMA, and all other applicable Regulatory Authorities in connection with Menlo Products and the conduct of their businesses as currently conducted. All such Regulatory Authorizations are (i) in full force and effect, (ii) in compliance in all material respects with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. Menlo has filed all material notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other required information with the FDA, the EMA and all other applicable Regulatory Authorities.

(b) The conduct of Menlo’s business and the Menlo Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMA and other Regulatory Authorities and (2) all Regulatory Authorizations. Menlo have not received any warning letters, notice of adverse findings, or similar documents that assert a material failure to comply with any applicable Laws or Orders that have not been fully resolved to the satisfaction of the FDA, the EMA or any other Regulatory Authorities, as applicable, and Menlo has no Knowledge (or been notified in writing by a third party) of any pending or threatened action, investigation or inquiry by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against any of Menlo, the Menlo Products, or any Menlo Partner. Menlo has not made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority nor have they failed to disclose any material fact required to be disclosed to the FDA, the EMA or any other Regulatory Authority, and to Menlo’s Knowledge, no Menlo Partner has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority relating to the Menlo Products, nor to Menlo’s Knowledge, has any Menlo Partner failed to disclose any material facts required to be disclosed to the FDA, the EMA or any other Regulatory Authority relating to the Menlo Products.

(c) Menlo does not have Knowledge (and has not been notified in writing by a Menlo Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews)

against any Person which develops products pursuant to a development, commercialization or other collaboration arrangement with Menlo (each, a “Menlo Partner”) by the FDA, the EMA or any other Regulatory Authority.

(d) Menlo has made available to Foamix copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Menlo, the conduct of its business, or the Menlo Products.

(e) All nonclinical studies and clinical trials conducted or being conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner have been and are being conducted in material compliance with all applicable Laws of the FDA, EMA and other Regulatory Authorities, including, without limitation, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical trial conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner has been terminated or suspended by the FDA, EMA or any other Regulatory Authority, and neither the FDA, EMA nor any other Regulatory Authority has commenced, or to Menlo’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner.

Section 4.12 Taxes.

(a) Each of Menlo and Menlo Merger Sub has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Menlo and Menlo Merger Sub have paid (or Menlo has paid on its behalf) all material taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Menlo Filed SEC Reports in accordance with GAAP. There are no material Liens for any Taxes upon the assets of Menlo or Menlo Merger Sub, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in Menlo Filed SEC Reports in accordance with GAAP.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence or threatened in writing with respect to any material Taxes or material Tax Return of Menlo or Menlo Merger Sub. Neither Menlo nor Menlo Merger Sub has received notice of any claim made by a Governmental Entity in a jurisdiction where Menlo or Menlo Merger Sub, as applicable, does not file a Tax Return, that Menlo or Menlo Merger Sub is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Menlo or Menlo Merger Sub, and no power of attorney granted by either Menlo or Menlo Merger Sub with respect to any Taxes is currently in force.

(c) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which Menlo or Menlo Merger Sub is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(d) Neither Menlo nor Menlo Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or

(ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither Menlo nor Menlo Merger Sub has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(f) Except for instances which would not individually or in the aggregate be material, Menlo and Menlo Merger Sub have complied with all applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

(g) Neither Menlo nor Menlo Merger Sub has requested, entered into, been issued or received any private letter ruling, technical advice memorandum, closing agreement or similar agreement or ruling related to Taxes from any Governmental Entity that would reasonably be expected to affect Menlo’s or Menlo Merger Sub’s liability for Taxes for any taxable period ending after the Closing Date.

(h) Neither Menlo nor Menlo Merger Sub has any liability for the Taxes of any Person (other than Menlo) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that would not, individually or in the aggregate, be material.

Section 4.13 Litigation.

(a) There is no Litigation pending or, to the Knowledge of Menlo, threatened in writing against or affecting Menlo or any of its assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Menlo, investigation by, any Governmental Entity involving Menlo or any of its assets that, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect.

Section 4.14 Material Contracts.

(a) Each of the Contracts filed as an exhibit to a Menlo Filed SEC Report and any material Menlo manufacturing and supply Contract (collectively the “Menlo Material Contracts”) is valid and in full force and effect on the date hereof except to the extent such Menlo Material Contract expired in accordance with its terms, and Menlo has not (nor has any Knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Menlo Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. True and complete copies of all Menlo Material Contracts have been made available to Foamix.

(b) Section 4.14(b) of the Menlo Disclosure Letter identifies each Menlo Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c) Neither Menlo nor Menlo Merger Sub (i) is a party to any voting agreement with respect to the voting of any securities of Menlo other than the Menlo Voting Agreement or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of Menlo or Menlo Merger Sub.

Section 4.15 Employee Benefits.

(a) Section 4.15(a) of the Menlo Disclosure Letter sets forth a true and complete list or description, as of the date hereof, of each material Menlo Benefit Plan. For purposes of this Agreement, “Menlo

Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, compensation or employee benefit plan, policy, practice, program arrangement or agreement, including each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, profit sharing, stock, stock option or other stock-based compensation arrangement or plan, retirement or supplemental retirement, pension (including pension plans and managers’ insurance policies), provident funds, education fund, medical, life, disability and accidental death and dismemberment insurance, employee assistance program, education or tuition assistance, fringe benefit or any other compensation and employee benefit plan, policy, practice, program arrangement or agreement, in each case (whether or not subject to ERISA and whether or not written), that is established, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, for the benefit of any current or former employee, director, natural person, independent contractor or consultant (or any dependent or beneficiary thereof) of Menlo (each, a “Menlo Participant”) or with respect to which Menlo is reasonably expected to have any liability (whether actual or contingent); provided, that, in no event shall any plan or arrangement that is required to be established, sponsored, maintained or contributed to by Menlo under applicable Law without discretion by Menlo as to the level of benefits provided constitute a Menlo Benefit Plan.

(b) Menlo has made available to Foamix true and complete copies of, to the extent applicable, (i) each material Menlo Benefit Plan (or, in the case of any unwritten Menlo Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, including all amendments thereto, (ii) the most recent annual report on Form 5500, with schedules and financial statements attached, (iii) the most recent IRS determination letter, opinion or advisory letter, (iv) the most recent summary plan description and any summaries of material modifications, (v) each trust, insurance, annuity or other funding contract related thereto, (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) copies of material notices, letters or other non-routine correspondence from any Governmental Entity since January 1, 2018.

(c) During the past six (6) years, neither Menlo nor any of its ERISA Affiliates has sponsored, maintained, participated in or contributed to or been obligated to sponsor, maintain, participate in or contribute to, or has any actual or contingent liability under, (i) an employee benefit plan subject to section 412 of the Code or section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in section 210 of ERISA or section 413(c) of the Code. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, neither Menlo nor any of its ERISA Affiliates has now or has in the past six (6) years maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee of Menlo. No material Liability under section 302 or Title IV of ERISA or section 412 of the Code has been incurred by Menlo that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material Liability to Menlo. Menlo has not been required to post any security under ERISA or section 436 of the Code with respect to any Menlo Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Menlo Benefit Plan.

(d) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, no Menlo Benefit Plan provides for any post-termination health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any current or former employee, officer or director of Menlo, other than (1) where the full cost of such benefit is borne entirely by the employee, officer or director (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(e) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, each Menlo Benefit Plan has been maintained in compliance with its terms and applicable Law, including ERISA and the Code, and all material contributions, including participant contributions, and benefit payments required under each Menlo Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such Menlo Benefit Plan and applicable Law. Each Menlo Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Menlo Benefit Plan.

(f) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, there are no pending or, to Foamix’s Knowledge, threatened claims by, on behalf of or against any Menlo Benefit Plan that could result in any liability to Menlo.

(g) Each Menlo Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code. No Menlo Benefit Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(h) No Menlo Benefit Plan is subject to any Law outside the U.S.

(i) Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) result in any payment or benefit becoming due to any Menlo Participant, (ii) increase any compensation or benefits otherwise payable to any Menlo Participant under any Menlo Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Menlo Participant under any Menlo Benefit Plan or (iv) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 4.16 Labor and Employment Matters.

(a) Menlo is not and during the past three (3) years has not been a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, trade union or other labor organization or works council; and there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of Menlo. As of the date hereof, no employees of Menlo are represented by any labor organization with respect to their employment with Menlo.

(b) No labor union, labor organization, works council, or group of employees of Menlo has made a pending (as of the date of this Agreement) demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Menlo, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, Menlo and Menlo Merger Sub have no Knowledge of any labor union organizing activities with respect to any employees of Menlo.

(c) During the past three (3) years, there has been no actual or, to the Knowledge of Menlo, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, job action, picketing, question concerning representation, union organizing activity, slowdowns or work stoppages or any similar activity or dispute against or affecting Menlo.

(d) Menlo (or any predecessor entities, if applicable) is and during the past three (3) years has been in compliance, in all material respects, with all applicable Contracts and laws respecting employment and employment practices, including without limitation, all laws respecting terms and conditions of employment, pension, accrued vacation and contributions to all Foamix Benefit Plans, withholding (as related to tax, pension, severance payments and social benefits), termination of employment, working during rest days, privacy, health and safety, wages and hours, overtime and overtime payment, pay slips, collective relations, notices to employees, independent contractors, worker classification, wage protection, enforcement of labor laws, foreign employees, child labor, immigration, discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, unfair labor practice of any nature and obtaining the required license and permit for employment, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Menlo Material Adverse Effect.

(e) Menlo is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Menlo Material Adverse Effect.

(f) To Menlo’s Knowledge, no employee of Menlo is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Menlo or (ii) to the Knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(g) To the Knowledge of Menlo, in the last five (5) years, no allegations of sexual harassment or other kinds of harassment (including workplace retaliation) have been made against an officer or employee of Menlo.

Section 4.17 Property.

(a) Menlo does not own any real property. Menlo is not party to any agreement or option to purchase any real property.

(b) Section 4.17(b) of the Menlo Disclosure Letter sets forth a true and correct list of each lease, license, sublease or similar occupancy agreement (each, a “Menlo Real Property Lease”) (showing the parties thereto and location) under which Menlo is lessee, sublessee or licensee of, or holds, uses or operates, any material real property owned by any third Person (the “Menlo Leased Real Property”). The Menlo Real Property Leases are valid, binding, and in full force and effect and free and clear of all Liens, other than Permitted Real Property Liens. Menlo has not collaterally assigned, transferred or pledged any interest in any of the Menlo Real Property Leases.

(c) Neither the whole nor any part of the Menlo Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Menlo, no such condemnation or other taking is threatened in writing or contemplated. Menlo has not leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any portion of the Menlo Leased Real Property. To the Knowledge of Menlo, all buildings, structures, facilities and improvements located on the Menlo Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, the “Menlo Improvements”) comply with all applicable requirements of Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. To the Knowledge of Menlo, the Menlo Improvements are (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) sufficient for continued use in the manner in which they are presently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

Section 4.18 Environmental Matters.

(a) Menlo has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(x)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(b) There is no pending or, to Menlo’s Knowledge, threatened claim, lawsuit or administrative proceeding against Menlo under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(c) Menlo has not received written notice from any Person, including but not limited to any Governmental Entity, alleging that Menlo has been or is in violation of any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. Menlo has not received any written requests for information from any Governmental Entity, with respect to any matter that would be reasonably expected to result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to CERCLA, except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(d) Menlo is not a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(e) With respect to real property currently or formerly owned, leased or operated by Menlo, to Menlo’s Knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(ii)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

Section 4.19 Anti-Corruption; Sanctions.

(a) In the past five (5) years, Menlo has at all times complied with, and are currently in compliance with, the FCPA and any other applicable anti-corruption Law. In the past five (5) years, none of Menlo or any of its directors, officers, employees, or, to the Knowledge of Menlo, Representatives acting on behalf of Menlo, has corruptly offered, authorized, promised, paid or received, directly or to the Knowledge of Menlo, indirectly, any bribes, kickbacks or other similar improper or illegal payments, offers or transfers of anything of value, regardless of form or amount, to or from any Person, in connection with obtaining or retaining business or to secure an improper advantage, nor to the Knowledge of Menlo, has Menlo made any false, fictitious or misleading entries in its books and records relating to the same. Except as set forth on Section 4.19(a) of the Menlo Disclosure Letter, no current director or officer of Menlo is or has been an official of any non-U.S. Governmental Entity, an official of a non-U.S. political party or a candidate for political office outside of the United States. Menlo is not, and has not been in the past five (5) years, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Entity, in connection with alleged or possible violations of the FCPA or any other applicable anti-corruption Law.

(b) Menlo and its respective directors, officers, employees and, to the Knowledge of Menlo, independent contractors or representatives has, within the last five (5) years: (i) complied with applicable Export Control Laws and Sanctions Laws and (ii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and has not been notified of any such pending or threatened actions. Neither Menlo nor any of its respective directors, officers, employees, or, to the Knowledge of Menlo, independent contractors or representatives is a Sanctioned Person or is subject to any list-based designations under the Export Control Laws.

Section 4.20 Takeover Laws.

(a) To Menlo’s Knowledge, there are no Takeover Statutes applicable to the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

Section 4.21 Intellectual Property.

(a) Set forth in Section 4.21(a) to the Menlo Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in Menlo Owned IP and (B) patents, patent applications, trademarks and service marks included in Menlo Licensed IP.

(b) Menlo has an unrestricted and exclusive ownership interest in all Menlo Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry, to the extent required, as the sole and exclusive current owner of record for each application and registration included in Menlo Owned IP. To Menlo’s Knowledge, Menlo IP includes all Intellectual Property, and Menlo’s rights in and to Menlo IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Menlo as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Menlo Owned IP (including any “march in” rights) or any Intellectual Property included in Section 4.21(a) of the Menlo Disclosure Letter.

(c) To Menlo’s Knowledge, the Contracts under which Menlo has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Menlo has provided Foamix with access to true and complete copies of all Contracts under which Menlo has obtained or granted any rights, title or interests in or to (including any licenses or covenants not to sue), or which by their terms expressly restrict Menlo with respect to any Intellectual Property (each, a “Menlo IP Contract”), other than standard license agreements for commercially-available, off-the-shelf software. Menlo has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Menlo Products and Menlo has not granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Menlo Product or Menlo IP.

(d) To the Knowledge of Menlo, no Person, during the past six (6) years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Menlo IP, nor is any Person currently doing so. To the Knowledge of Menlo, no Litigations have been brought or threatened against any Person during the past six (6) years, with respect to any Menlo IP by Menlo or any of its licensors during the past six (6) years and, to the Knowledge of Menlo, there is no basis for any Litigation regarding any of the foregoing.

(e) (A) There has not been any Litigation during the past six (6) years with respect to any Menlo IP, there is no pending Litigation and, to the Knowledge of Menlo, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Menlo of any Intellectual Property of any Person, (2) challenging Menlo’s ownership or use of, or the registrability or maintenance of, any Menlo Owned IP, (3) challenging the validity or enforceability of any Menlo Owned IP, (4) alleging that the use by Menlo of Menlo Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Menlo acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property; (B) with respect to (1) any or all of the Menlo Products and (2) any other material Menlo IP, to the Knowledge of Menlo, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); and (C) to the Knowledge of Menlo, no Menlo IP has been or is being used or enforced by Menlo or by any of its licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under Menlo IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the Knowledge of Menlo, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Menlo in connection with such Intellectual Property.

(g) Menlo has taken all commercially reasonable measures to obtain patent rights in each country for the conduct of the business of Menlo as currently conducted and planned to be conducted under Menlo Owned IP and Menlo Licensed IP as to which they have the necessary prosecution rights; Menlo has no reason to believe that the scope of any issued claims under any patents under Menlo IP should be materially less than the scope reflected as of the date hereof in such patents.

(h) Menlo has not granted any Person any right to control the prosecution or registration of any Menlo IP or to bring, defend or otherwise control any Litigations with respect to Menlo IP.

(i) Menlo has not entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Menlo with respect to any material Intellectual Property, (B) restrict Menlo’s business in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Menlo IP except as expressly permitted under a Menlo IP Contract.

(j) Menlo has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under Menlo IP. No current or former employee or contractor of Menlo owns any right, title or interest in or to any of Menlo Owned IP. To the Knowledge of Menlo, there has not been any disclosure of any material confidential information of Menlo (including any such information of any other Person disclosed in confidence to Menlo) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information. All amounts payable by Menlo to any Person in consideration for the conception, creation, reduction to practice, or development of any Menlo Owned IP have been paid in full.

Section 4.22 Privacy and Data Security.

(a) Menlo: (a) is, and at all times has been, in compliance with all Data Protection Requirements in all material respects; (b) has not received any written subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Menlo, Menlo is not under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law, and no written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, Menlo under any Data Protection Law; (c) uses commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Data it collects and/or processes from unauthorized access, use, disclosure, and modification; (d) to the Knowledge of Menlo, has not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data in the past three (3) years that would require notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Law, and there are no pending, or expected complaints, actions, fines, or other penalties facing Menlo in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents; and (e) to the Knowledge of Menlo, has not received any pending or threatened claims from individuals alleging any breach of, or exercising their rights under, any Data Protection Law.

(b) Menlo has implemented commercially reasonable security regarding the integrity and availability of any information or operational technology systems, or software applications used by or on behalf of Menlo. To the Knowledge of Menlo, there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or software applications used, owned or operated by Menlo.

Section 4.23 Stockholders’ Rights Agreement. Menlo has not adopted, nor intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Menlo.

Section 4.24 Affiliate Transactions. No (a) present or former executive officer or director of Menlo, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Menlo Common Stock or (c) Affiliate or Associate or any member of the “immediate family” (as defined in Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with Menlo during the past three (3) years excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of Menlo, any Menlo Benefit Plan, any Menlo Equity Plan or any Contract in connection therewith.

Section 4.25 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Menlo Financial Advisor, the fees and expenses of which will be paid by Menlo, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement based upon arrangements made by or on behalf of Menlo. Menlo has furnished to Foamix a true and complete copy of the Engagement Letter between Menlo and Menlo Financial Advisor relating to the Merger.

Section 4.26 Insurance. Section 4.26 of Menlo Disclosure Letter sets forth a true and complete list in all material respects of all material insurance policies in force naming Menlo or its employees as an insured or beneficiary or as a loss payable payee or for which Menlo has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Menlo has not received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Menlo is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.27 Grants and Subsidies. Other than as set forth in Section 4.27 of the Menlo Disclosure Letter, Menlo has not, as of the date of this Agreement, (i) applied for, accepted or become subject to any requirement or obligation relating to any Grants from any Governmental Entity or from other bi- or multi-national grant programs or (ii) amended or terminated, or waived any material right or remedy related to, any Grant.

Section 4.28 No Other Representations. Neither Menlo nor Menlo Merger Sub is relying and neither Menlo nor Menlo Merger Sub has relied on any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, express or implied, except for the representations warranties in Article III. Such representations and warranties by Foamix and the Foamix Subsidiary constitute the sole and exclusive representations and warranties of Foamix and the Foamix Subsidiary in connection with this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, and Menlo understands, acknowledges and agrees, on its own behalf and on behalf of Menlo Merger Sub, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by each of Foamix and the Foamix Subsidiary.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Foamix’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Menlo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 5.1(a) of the Foamix Disclosure Letter or as otherwise explicitly required by this Agreement, (i) Foamix shall, and shall cause the Foamix Subsidiary to, conduct their respective businesses only in, and Foamix and the Foamix Subsidiary shall not take any action except in, the ordinary course of business consistent with past practice and (ii) Foamix shall, and shall cause the Foamix Subsidiary to, use their respective commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Foamix and the Foamix Subsidiary with suppliers, licensors, licensees, distributors and other Persons with which Foamix or the Foamix Subsidiary have material business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Foamix Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Menlo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Foamix shall not, nor shall Foamix permit the Foamix Subsidiary to:

(i) amend Foamix Organizational Documents or the equivalent organizational documents of the Foamix Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by the Foamix Subsidiary to its parent;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other equity securities in respect of, in lieu of or in substitution for equity securities, except for any split, combination or reclassification of equity securities of the Foamix Subsidiary, or any issuance or authorization or proposal to issue or authorize any equity securities of the Foamix Subsidiary to Foamix equity securities;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Foamix Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights and (B) the withholding of Foamix Shares to satisfy Tax obligations with respect to the exercise, vesting or settlement, as applicable, of Foamix Stock Options and Foamix RSU Awards;

(v) except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Foamix or the Foamix Subsidiary;

(vi) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Foamix Stock Rights, other than the issuance of shares upon the exercise or settlement, as applicable, of Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights;

(vii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;

(viii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Foamix and the Foamix Subsidiary);

(ix) (x) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Foamix and the Foamix Subsidiary, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company;

(x) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(xi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Foamix’s independent auditors;

(xii) except in the ordinary course of business consistent with past practice or as required by the terms of any Foamix Benefit Plan or applicable Law: (A) grant to any Foamix Participant any increase in compensation (including incentive, severance, change-in-control or retention compensation), (B) establish, enter into, modify, amend or terminate any Foamix Benefit Plan (or any plan or agreement that would be a Foamix Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Foamix Benefit Plan or (D) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material Foamix Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(xiii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Foamix Material Contract or enter into any agreement or contract that would qualify as a Foamix Material Contract;

(xiv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(xv) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Foamix and the Foamix Subsidiary, taken as a whole;

(xvi) (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vii) enter into any material closing agreement with respect to any Tax, (viii) surrender any right to claim a material Tax refund, or (ix) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the tax rulings pursuant to this Agreement and other than tax rulings in Foamix or Foamix Subsidiary’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;

(xvii) (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in Foamix SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii) make or agree to make any new capital expenditure or capital expenditures which are in excess of $1,000,000 in the aggregate;

(xix) fail to take any action necessary or advisable to protect or maintain Foamix Owned IP or Foamix Licensed IP (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) as to which Foamix or the Foamix Subsidiary has the necessary prosecution rights, in each case, that is material to the conduct of the business of Foamix or the Foamix Subsidiary as currently conducted and planned by Foamix or the Foamix Subsidiary to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business);

(xx) fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Foamix or the Foamix Subsidiary; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

Nothing contained in this Agreement will give Menlo, directly or indirectly, the right to control Foamix or the Foamix Subsidiary or direct the business or operations of Foamix or the Foamix Subsidiary prior to the Effective Time.

Section 5.2 Conduct of Menlo’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 5.2(a) of the Menlo Disclosure Letter or as otherwise explicitly required by this Agreement, (i) Menlo shall conduct its business only in, and Menlo shall not take any action except in, the ordinary course of business consistent with past practice and (ii) Menlo shall use its commercially reasonable best efforts to preserve intact its business organizations, to preserve its assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Menlo with suppliers, licensors, licensees, distributors and other Persons with which Menlo has material business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.2(b) of the Menlo Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Menlo shall not:

(i) amend the Menlo Organizational Documents;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Menlo Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Menlo Stock Options, Menlo RSU Awards, Menlo Restricted Stock and Menlo Purchase Rights and (B) the withholding of shares of Menlo Common Stock to satisfy Tax obligations with respect to the exercise of Menlo Stock Options or vesting of Menlo RSU Awards or Menlo Restricted Stock, in each case, pursuant to any obligations contained in the Menlo Equity Plans;

(v) except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Menlo;

(vi) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Menlo Stock Rights, other than the issuance of shares upon the exercise or settlement, as applicable, of Menlo Stock Options, Menlo RSU Awards and Menlo Purchase Rights;

(vii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;

(viii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Menlo and Menlo Merger Sub);

(ix) (x) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Menlo, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company;

(x) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(xi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Menlo’s independent auditors;

(xii) except in the ordinary course of business consistent with past practice or as required by the terms of any Menlo Benefit Plan or applicable Law: (A) grant to any Menlo Participant any increase in compensation (including incentive, severance, change-in-control or retention compensation), (B) establish, enter into, modify, amend or terminate any Menlo Benefit Plan (or any plan or agreement that would be a Menlo Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Menlo Benefit Plan, (D) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material Menlo Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (E) hire or promote or terminate the employment (other than for cause) of any employee of Menlo;

(xiii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Menlo Material Contract or enter into any agreement or contract that would qualify as a Menlo Material Contract;

(xiv) enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice;

(xv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(xvi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Menlo;

(xvii) (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vii) enter into any material closing agreement with respect to any Tax, (viii) surrender any right to claim a material Tax refund, or (ix) apply for or enter into any ruling from any Tax authority with respect to Taxes, in each case, outside of the ordinary course of business consistent with past practice;

(xviii) (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Menlo SEC Reports, (2) incurred in the ordinary course of business consistent with past practice, (3) settle any litigation set forth on Section 4.13 of the Menlo Disclosure Letter solely for a monetary obligation funded by insurance coverage, or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xix) make or agree to make any new capital expenditure or capital expenditures which, individually, are in excess of $50,000 or, in the aggregate, are in excess of $200,000;

(xx) fail to take any action necessary or advisable to protect or maintain Menlo Owned IP or Menlo Licensed IP (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) as to which Menlo has the necessary prosecution rights, in each case, that is material to the conduct of the business of Menlo as currently conducted and planned by Menlo to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business);

(xxi) fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Menlo; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.

(c) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Menlo shall maintain an aggregate amount of cash, cash equivalents and investments at each month-end of at least 95%

of the cash balances set forth in Section 5.2(c)(i) of the Menlo Disclosure Letter, and will not (i) make expenditures outside of the ordinary course of business, or substantially inconsistent with the Menlo operating plan provided to Foamix or (ii) incur accounts payables outside of the ordinary course of business, consistent with past practice or delay the payment of any accounts payables outside of the ordinary course of business, consistent with past practice, except, in each case, to the extent required to pay the reasonable expenses of Menlo’s professional advisors incurred in connection with the transactions contemplated by this Agreement.

Nothing contained in this Agreement will give Foamix, directly or indirectly, the right to control Menlo or direct the business or operations of Menlo prior to the Effective Time.

Section 5.3 Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between Menlo and Foamix, dated June 25, 2019 (the “Confidentiality Agreement”) and applicable Law, Foamix shall, and shall cause the Foamix Subsidiary to, afford to Menlo and its officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of Foamix) and, during such period, Foamix shall, and shall cause the Foamix Subsidiary to, furnish promptly to Menlo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Menlo may reasonably request; provided, that nothing in this Section 5.3 shall require Foamix to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that Foamix shall, upon the request of Menlo, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that Foamix shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). In addition, Foamix and its officers and employees shall reasonably cooperate with Menlo in Menlo’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act.

(b) Subject to the Confidentiality Agreement and applicable Law, Menlo shall afford to Foamix and its officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of Menlo) and, during such period, Menlo shall furnish promptly to Foamix (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Foamix may reasonably request; provided, that nothing in this Section 5.3 shall require Menlo to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that Menlo shall, upon the request of Foamix, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that Menlo shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). In addition, Menlo and its officers and employees shall reasonably cooperate with Foamix in Foamix’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act.

(c) No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.

Section 5.4 Notification of Certain Matters; Regulatory Communications; Clinical Trials.

(a) Menlo shall give prompt notice to Foamix and Foamix shall give prompt notice to Menlo, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect,” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of Menlo and Menlo Merger Sub or Foamix, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that failure to give notice under the foregoing clauses (a) or (b) shall not be deemed to be a breach of covenant under this Section 5.4 and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be. The delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b) Menlo and Foamix: (i) shall keep each other promptly informed of (A) any material communications (written or oral) with or from the FDA, EMA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person relating to Foamix IP and (ii) shall not make any material submissions to, or have material discussions with, the FDA, EMA, or any other Regulatory Authority without prior disclosure to the other party of the details of such communications or submissions and taking account, in its discretion, of any reasonable comments of the other party in such submissions or discussions.

(c) Menlo and Foamix shall (i) promptly update each other of material developments with respect to their respective preclinical and clinical trials (including any topline reports and results) and (ii) shall consult with each other regarding any material changes to any milestones and/or study designs or clinical trial plans, in each case with respect to their clinical trials.

Section 5.5 Antitrust Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, all necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. “Competition Laws” mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice, the Federal Trade Commission or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. For the avoidance of doubt, neither party shall have any obligation to expend funds, other than in immaterial amounts, contest or resist any action or proceeding under or relating to any Competition Law, including any administrative or judicial action.

(b) Subject to Section 5.5(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a) or this Section 5.5(b). Each of Menlo and Foamix agrees that it will use its reasonable best efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.5(b) of the Foamix Disclosure Letter.

(c) Notwithstanding anything to the contrary in this Section 5.5, neither Menlo nor Foamix shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Menlo Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Foamix Material Adverse Effect.

Section 5.6 No Solicitation by Foamix; Foamix Board Recommendation.

(a) Foamix shall not, nor shall it authorize or permit the Foamix Subsidiary or its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Foamix Takeover Proposal, (ii) enter into any agreement with respect to any Foamix Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Foamix Takeover Proposal, or (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is capable of making a Foamix Takeover Proposal that is reasonably expected to lead to a Foamix Superior Proposal and the failure to take action would be inconsistent with the Foamix Board’s fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law) in which event Foamix may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Foamix Board, a Foamix Takeover Proposal conditioned upon such Person agreeing that (A) Foamix shall not be prohibited from providing any information to Menlo (including regarding such Foamix Takeover Proposal); and (B) such Person entering into a customary confidentiality agreement which need not include a customary “standstill” or similar covenant not less restrictive of such Person than the Confidentiality Agreement and providing for the right for Foamix to comply with the terms of this Agreement, including Section 5.6(b). Foamix shall, and shall cause the Foamix Subsidiary and its

Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Foamix Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Foamix Shareholder Approval, in response to a bona fide written Foamix Takeover Proposal that the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Foamix Superior Proposal, and which Foamix Takeover Proposal was not solicited after the date hereof in breach (other than an immaterial breach) of this Section 5.6(a), was made after the date hereof and did not otherwise result from a breach (other than an immaterial breach) of this Section 5.6(a), Foamix may, if the Foamix Board determines (after receiving the advice of outside counsel) that the failure to take such actions would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law), and subject to compliance (in all but immaterial respects) with this Section 5.6(a) and Section 5.6(c) and after giving Menlo written notice of such determination, (x) furnish information with respect to Foamix and the Foamix Subsidiary to the Person making such Foamix Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided that such agreement need not contain a customary “standstill”) not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Menlo or is provided to Menlo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Foamix to comply with the terms of this Agreement, including Section 5.6(b), and (y) participate in discussions or negotiations with the Person making such Foamix Takeover Proposal (and its Representatives) regarding such Foamix Takeover Proposal. Without limiting the foregoing, it is agreed that any violation (other than an immaterial violation) of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of Foamix or the Foamix Subsidiary shall be deemed to be a breach of this Section 5.6(a) by Foamix.

The term “Foamix Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of Foamix and the Foamix Subsidiary, taken as a whole, or 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Foamix or the Foamix Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary or of any resulting parent company of Foamix, other than the transactions contemplated by this Agreement.

The term “Foamix Superior Proposal” means a bona fide Foamix Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Foamix Takeover Proposal” shall be deemed to be references to 50%) which the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Foamix from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Menlo in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Foamix Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Foamix Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Foamix Takeover Proposal (any action described in this clause (i) being referred to as a “Foamix Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Foamix or the Foamix Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Foamix Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining Foamix Shareholder Approval, the Foamix Board may make a Foamix Adverse Recommendation Change (A) following receipt of a Foamix Takeover Proposal after execution of this Agreement that did not result from a breach (other than an immaterial breach) of Section 5.6(a) and that the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Foamix Takeover Proposal, and that first occurred following the execution of this Agreement other than the results of any pre-clinical or clinical testing conducted by Foamix or Menlo with respect to any product or product candidate of Foamix or Menlo, as applicable (a “Foamix Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided, however, that Foamix shall not be entitled to exercise its right to make a Foamix Adverse Recommendation Change until after the fourth (4th) Business Day following Menlo receipt of written notice (a “Foamix Notice of Recommendation Change”) from Foamix advising Menlo that the Foamix Board intends to make a Foamix Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Foamix Superior Proposal the terms and conditions of any Foamix Superior Proposal that is the basis of the proposed action by the Foamix Board (it being understood and agreed that any amendment to any material term of such Foamix Superior Proposal shall require a new Foamix Notice of Recommendation Change and a new three (3) business day period ). In determining whether to make a Foamix Adverse Recommendation Change, the Foamix Board shall take into account any changes to the terms of this Agreement proposed by Menlo in response to a Foamix Notice of Recommendation Change or otherwise, and if requested by Menlo, Foamix shall engage in good faith negotiations with Menlo regarding any changes to the terms of this Agreement proposed by Menlo.

(c) In addition to the obligations of Foamix set forth in Section 5.6(a) and 5.6(b), (i) Foamix shall promptly advise Menlo orally and in writing (and in any case within 48 hours) of the receipt of any Foamix Takeover Proposal or any inquiry that is reasonably expected to lead to any Foamix Superior Proposal, the material terms and conditions of any such Foamix Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Foamix Takeover Proposal or inquiry and (ii) Foamix shall (A) keep Menlo fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Foamix Takeover Proposal or inquiry and (B) provide to Menlo promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Foamix or the Foamix Subsidiary from any Person that describes any of the material terms or conditions of any Foamix Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.6 shall prohibit Foamix from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Foamix’s stockholders if, in the good faith judgment of the Foamix Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided, however, that if any such disclosure pursuant to this Section 5.6(d) has the substantive effect of withdrawing or adversely modifying the Foamix Board’s recommendation to vote for a Merger, such disclosure shall be deemed to be a Foamix Adverse Recommendation Change for purposes of this Agreement.

Section 5.7 No Solicitation by Menlo; Menlo Board Recommendation.

(a) Menlo shall not, nor shall it authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Menlo Takeover Proposal, (ii) enter into any agreement with respect to any Menlo Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Menlo Takeover Proposal or (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless, the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is capable of making a Menlo Takeover Proposal that is reasonably expected to lead to a Menlo Superior Proposal, and the failure to take action would be inconsistent with the Menlo Board’s fiduciary duties in which event Menlo may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Menlo Board, a Menlo Takeover Proposal conditioned upon such Person agreeing that (A) Menlo shall not be prohibited from providing any information to Foamix (including regarding such Menlo Takeover Proposal); and (B) such Person entering into a customary confidentiality agreement which need not include a customary “standstill” or similar covenant not less restrictive of such Person than the Confidentiality Agreement and providing for the right for Menlo to comply with the terms of this Agreement, including Section 5.7(b). Menlo shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Menlo Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Menlo Stockholder Approval, in response to a bona fide written Menlo Takeover Proposal that the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Menlo Superior Proposal, and which Menlo Takeover Proposal was not solicited after the date hereof in breach (other than an immaterial breach) of this Section 5.7(a), was made after the date hereof and did not otherwise result from a breach (other than an immaterial breach) of this Section 5.7(a), Menlo may, if the Menlo Board determines (after receiving the advice of outside counsel) that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and subject to compliance (in all but immaterial respects) with this Section 5.7(a) and Section 5.7(c) and after giving Foamix written notice of such determination, (x) furnish information with respect to Menlo to the Person making such Menlo Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Menlo or is provided to Menlo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Menlo to comply with the terms of this Agreement, including Section 5.7(b), and (y) participate in discussions or negotiations with the Person making such Menlo Takeover Proposal (and its Representatives) regarding such Menlo Takeover Proposal. Without limiting the foregoing, it is agreed that any violation (other than an immaterial violation) of the restrictions set forth in this Section 5.7(a) by any Representative or Affiliate of Menlo shall be deemed to be a breach of this Section 5.7(a) by Menlo.

(b) The term “Menlo Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the net revenues, net income, or assets (based on the fair market value thereof) of Menlo, or 15% or more of any class of equity securities of Menlo, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Menlo, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Menlo pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of Menlo or of any resulting parent company of Menlo, other than the transactions contemplated by this Agreement.

(c) The term “Menlo Superior Proposal” means a bona fide Menlo Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Menlo Takeover Proposal” shall be deemed to be references to 50%) which the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Menlo from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Menlo in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(d) Neither Menlo the Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Menlo Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Menlo Takeover Proposal (any action described in this clause (i) being referred to as a “Menlo Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Menlo to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Menlo Takeover Proposal (other than a confidentiality agreement referred to in Section 5.7(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining Menlo Stockholder Approval, the Menlo Board may make a Menlo Adverse Recommendation Change (A) following receipt of a Menlo Takeover Proposal after execution of this Agreement that did not result from a breach (other than an immaterial breach) of Section 5.7(a) and that the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Menlo Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Menlo Takeover Proposal, and that first occurred following the execution of this Agreement other than the results of any pre-clinical or clinical testing conducted by Foamix or Menlo with respect to any product or product candidate of Foamix or Menlo, as applicable (a “Menlo Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Menlo shall not be entitled to exercise its right to make a Menlo Adverse Recommendation Change until after the fourth (4th) Business Day following Foamix’s receipt of written notice (a “Menlo Notice of Recommendation Change”) from Menlo advising Foamix that the Menlo Board intends to make a Menlo Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Menlo Superior Proposal the terms and conditions of any Menlo Superior Proposal that is the basis of the proposed action by the Menlo Board (it being understood and agreed that any amendment to any material term of such Menlo Superior Proposal shall require a new Menlo Notice of Recommendation Change and a new three (3) business day period ). In determining whether to make a Menlo Adverse Recommendation Change, the Menlo Board shall take into account any changes to the terms of this Agreement proposed by Foamix in response to a Menlo Notice of Recommendation Change or otherwise, and if requested by Foamix, Menlo shall engage in good faith negotiations with Foamix regarding any changes to the terms of this Agreement proposed by Foamix.

(e) In addition to the obligations of Menlo set forth in Section 5.7(a) and 5.7(b), (i) Menlo shall promptly advise Foamix orally and in writing (and in any case within 48 hours) of the receipt of any Menlo Takeover Proposal or any inquiry that is reasonably expected to lead to any Menlo Superior Proposal, the material terms and conditions of any such Menlo Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Menlo Takeover Proposal or inquiry and (ii) Menlo shall (A) keep Foamix fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Menlo Takeover Proposal or inquiry and (B) provide to Foamix promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Menlo from any Person that describes any of the material terms or conditions of any Menlo Takeover Proposal or inquiry.

(f) Nothing contained in this Section 5.7 shall prohibit Menlo from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Menlo stockholders if, in the good faith judgment of the Menlo Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that if any such disclosure pursuant to this Section 5.7(d) has the substantive effect of withdrawing or adversely modifying the Menlo Board’s recommendation to vote for a Merger, such disclosure shall be deemed to be a Menlo Adverse Recommendation Change for purposes of this Agreement

Section 5.8 Stockholder Litigation. Foamix shall give Menlo the opportunity to participate in the defense or settlement of any litigation against Foamix or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Menlo, which consent shall not be unreasonably withheld, conditioned or delayed. Menlo shall give Foamix the opportunity to participate in the defense or settlement of any litigation against Menlo or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Foamix, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of Foamix and Menlo shall cooperate, and Foamix shall cause the Foamix Subsidiary to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

Section 5.9 Indemnification; Director and Officer Insurance.

(a) For not less than seven years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of Foamix to the same extent such Persons are indemnified as of the date of this Agreement by Foamix pursuant to Foamix Organizational Documents and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of Foamix for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Menlo shall cause the Surviving Company to provide, for an aggregate period of not less than seven years from the Effective Time, Foamix’s past and present directors and officers with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than Foamix’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(b) For not less than six (6) years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, maintain in effect, for the benefit of all past and present directors, officers and employees of Menlo to the same extent such Persons are indemnified as of the date of this Agreement by Menlo pursuant to Menlo Organizational Documents and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of Menlo for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Menlo shall provide, for an aggregate period of not less than six (6) years from the Effective Time, Menlo’s past and present directors and officers with D&O Insurance that is no less favorable than Menlo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage (the “Current Menlo D&O Insurance”). Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Menlo may purchase a six year “tail” prepaid directors & officers insurance policy, provided that it may not pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by Menlo for coverage during its current coverage period. In the event that Menlo purchases such a “tail” policy prior to the Effective Time, Menlo shall maintain such “tail” policy in full force and effect in lieu of its obligations under the second sentence of this Section 5.9(b) for so long as such “tail” policy shall be maintained in full force and effect.

Section 5.10 Public Announcements. The initial press release shall be a joint press release and thereafter Foamix and Menlo each shall obtain the prior consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Merger, the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which case, each party shall provide drafts in advance of and as soon as reasonably practicable. In addition, Foamix and Menlo shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Merger, the other transactions contemplated by this Agreement, the Foamix Products and the Menlo Products shall be consistent in all material respects with such joint communications strategy.

Section 5.11 Preparation of SEC Documents; Menlo Stockholders’ Meeting; Foamix Shareholders’ Meeting; Menlo Merger Sub Meeting .

(a) As promptly as practicable following the date of this Agreement, Menlo and Foamix shall prepare and file with the SEC a joint proxy statement relating to Foamix Shareholder Approval and Menlo Stockholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Menlo shall prepare and file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Each of Menlo and Foamix shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Menlo will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Menlo’s stockholders, and Foamix will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Foamix’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Menlo or Foamix without the other party’s prior consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon (which comments will be considered in good faith). Menlo will advise Foamix, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Menlo Common Stock issuable in connection with the Merger and the Share Issuance for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Foamix Adverse Recommendation Change or Menlo Adverse Recommendation Change) relating to Menlo or Foamix, or any of their respective Affiliates, officers or directors, should become Known to Menlo or Foamix which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Menlo and the shareholders of Foamix.

(b) Each of Foamix and Menlo shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to Foamix’s shareholders or Menlo’s stockholders or at the time of Foamix Shareholders’ Meeting (as defined in Section 5.11(c) below) or the Menlo Stockholders’ Meeting (as defined in Section 5.11(c) below), the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c) Each of Foamix and Menlo shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and Foamix Organizational Documents, in the case of Foamix, and the Menlo Organizational Documents, in the case of Menlo, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders or stockholders (as related to Foamix, the “Notice Date”), respectively, as promptly as practicable to consider, in the case of Menlo, the Share Issuance (the “Menlo Stockholders’ Meeting”) and, in the case of Foamix, the adoption and approval of this Agreement, the Contingent Stock Rights Agreement, and the Merger (“Foamix Shareholders’ Meeting”). Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), as the case may be, each of Foamix and Menlo will use its reasonable best efforts to solicit from its shareholders or stockholders, as applicable, proxies in favor of, in the case of Menlo, the Share Issuance, and, in the case of Foamix, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Law to obtain such approvals. Foamix shall comply with the notice requirements applicable to Foamix in respect of Foamix Shareholders’ Meeting pursuant to the Companies Law and the regulations promulgated thereunder and the Articles of Association. Foamix shall consult with Menlo regarding the date of the Foamix Shareholders’ Meeting, which, subject to the terms of the next sentence relating to postponement and adjournment thereof, shall be held as soon as reasonably practicable (taking into account necessary solicitation of stockholders) following the Notice Date. Each of Foamix and Menlo shall use its reasonable best efforts to call, give notice of, convene and hold the Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, as applicable, on the same day and at the same time. Notwithstanding anything to the contrary contained in this Agreement, Foamix or Menlo may adjourn or postpone Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders or stockholders, as applicable, in advance of a vote on, in the case of Menlo, the Share Issuance, and, in the case of Foamix, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient Foamix Shares or shares of Menlo Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), each of Foamix and Menlo shall ensure that Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Law, the rules of Nasdaq and, in the case of Foamix, Foamix Organizational Documents, and, in the case of Menlo, the Menlo Organizational Documents. Without the prior written consent of Menlo, approval and adoption of this Agreement and the Contingent Stock Rights Agreement, approval of the Merger and approval of a proposal to the Foamix shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Menlo and Foamix named executive officers in connection with the completion of the Merger are the only matters which Foamix shall propose to be acted on by Foamix’s shareholders at Foamix Shareholders’ Meeting. Without the prior written consent of Foamix (not to be unreasonably withheld or delayed), approval of the Share Issuance is the only matter which Menlo shall propose to be acted on by Menlo’s stockholders at the Menlo Stockholders’ Meeting.

(d) Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), each of Foamix and Menlo will use its reasonable best efforts to hold Foamix Shareholders’ Meeting and Menlo Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(e) Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) pursuant to Section 5.6(b) or a Menlo Adverse Recommendation Change (in the case of Menlo) pursuant to Section 5.7(b): (i) the Foamix Board and the Menlo Board shall recommend that its stockholders vote in favor of, in the case of Foamix, the approval and adoption of this Agreement and the Merger at Foamix Shareholders’ Meeting, and, in the case of Menlo, the Share Issuance at the Menlo Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that (A) the Menlo Board has recommended that Menlo’s stockholders vote in favor of the Share Issuance at the Menlo’s Stockholder Meeting and (B) the Foamix Board has recommended that Foamix’s shareholders vote in favor of approval and adoption of this Agreement and the Merger at Foamix Shareholders’ Meeting and (iii) neither the Foamix Board or any committee thereof, nor the Menlo Board or any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of the Foamix Board or the Menlo Board, respectively, that the shareholders of Foamix or stockholders of Menlo, respectively, vote in favor of, in the case of Foamix, the approval and adoption of this Agreement and the Merger, and, in the case of Menlo, the Share Issuance except in accordance with Section 5.6(b) or Section 5.7(b), as applicable.

(f) No later than three (3) days after the approval of the Merger by Foamix shareholders at the Foamix Shareholders’ Meeting, Foamix shall (in accordance with Section 317(b) of the Companies Law) inform the Israeli Registrar of Companies of such approval.

(g) In the event that Menlo or Menlo Merger Sub casts a vote at Foamix Shareholders’ Meeting (in person or via proxy) in respect of the Merger, they shall disclose (in advance of, in the case of a vote cast via proxy card, or at, in the case of a vote in person, the Foamix Shareholders’ Meeting) their interest in the Foamix Shares so voted, as required pursuant to Section 320 of the Companies Law.

Section 5.12 Approval of Merger by Sole Shareholder of Menlo Merger Sub. The sole shareholder of Menlo Merger Sub has approved the Merger. No later than three (3) days after the approval of the Merger by Menlo Merger Sub’s sole shareholder, Menlo Merger Sub shall (in accordance with Section 317(b) of the Companies Law) inform the Israeli Registrar of Companies of such approval.

Section 5.13 ISA Approval. As promptly as practicable following the date of this Agreement, Menlo shall prepare and file with the ISA an application for, and shall use commercially reasonable efforts to obtain, the ISA No Action Letter from the ISA. To the extent that such ISA No Action Letter shall not be obtained, within 60 days following the date of this Agreement (unless Foamix and Menlo agree in writing to extend such 60 day period, in which case such period to obtain the ISA No Action Letter shall be extended accordingly), Menlo shall, at its sole discretion, prepare and use commercially reasonable efforts to (a) receive a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the Israeli Securities Law, which would also apply to the Merger Consideration, or (b) publish the Israeli Prospectus. Foamix shall cooperate with Menlo and shall furnish Menlo with all information, and provide such other assistance, as may be reasonably requested or required in connection with the preparation and submission of the ISA No Action Letter, the filing of the registration statement and dual listing of the shares of Menlo at the Tel Aviv Stock Exchange or the publication of the Israeli Prospectus, as the case may be.

Section 5.14 Merger Proposal and Merger Certificate. As promptly as practicable following the date of this Agreement: (a) Foamix and Menlo Merger Sub shall cause the merger proposals (in the Hebrew language) in substantially the forms annexed hereto as Exhibit 5.14 (such proposals collectively, the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law, and (b) each of Foamix and Menlo Merger Sub shall deliver the Merger Proposal to the Israeli Registrar of Companies within three (3) days from the calling of such shareholders meetings in accordance with Section 317(a) of the Companies Law. Foamix and Menlo Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Israeli Registrar of Companies, and each of their respective material creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Israeli Registrar of Companies. Promptly after Foamix and Menlo Merger Sub shall have complied with the immediately preceding sentence and with paragraphs (a) and (b) of this Section 5.14 below, but in any event no more than three (3) Business Days following the date on which such notice was sent to the creditors, Foamix and Menlo Merger Sub shall inform the Israeli Registrar of Companies, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, Foamix and, if applicable, Menlo Merger Sub, shall:

(a) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Israeli Registrar of Companies and that the creditors may review the Merger Proposal at the office of the Israeli Registrar of Companies, Foamix’s registered offices or Menlo Merger Sub’s registered offices, as applicable, and at such other locations as Foamix or Menlo Merger Sub, as applicable, may determine, in (i) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Israeli Registrar of Companies, (ii) a popular newspaper in the United States, no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Israeli Registrar of Companies, and (iii) if required, in such other manner as may be required by any applicable Law and regulations;

(b) if applicable, within four (4) Business Days from the date of submitting the Merger Proposal to the Israeli Registrar of Companies, send a notice by registered mail to all of the “Material Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that Foamix or Menlo Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Israeli Registrar of Companies and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in paragraph (a) of this Section 5.14;

(c) display in a prominent place at Foamix’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (a)(ii) of this Section 5.14), no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Israeli Registrar of Companies; and

(d) Foamix or Menlo Merger Sub shall comply with the provisions of Section 1.2(b).

For the avoidance of doubt, completion of the statutory merger process and the request for issuance of a merger certificate from the Israeli Registrar of Companies shall be subject to coordination by the parties and fulfillment or waiver of all of the conditions for Closing set forth in Section 6.1, Section 6.2 and Section 6.3 below. For purposes of this Section 5.14, “Business Day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the Companies Law.

Section 5.15 Nasdaq Listing. Menlo shall use its reasonable best efforts to cause the shares of Menlo Common Stock issuable in connection with the Merger and upon conversion of the Contingent Stock Rights to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.16 Certain Tax Matters. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and with respect to Foamix, shall not permit the Foamix Subsidiary to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 5.17 Employees.

(a) Subject, and in addition, to the requirements imposed by applicable local Law, from and after the Closing, Menlo shall, or shall cause its applicable Affiliate (including the Surviving Company following the Closing) to honor all change of control and severance plans, policies, practices, or arrangements that are both (i) in effect as of immediately prior to the Closing and (ii) listed on Schedule 5.17(a) of either the Foamix Disclosure Letter or the Menlo Disclosure Letter, in each case, in accordance with their terms as in effect immediately prior to the Closing. Notwithstanding the foregoing, nothing will prohibit Menlo or any of its Affiliates (including the Surviving Company following the Closing) from amending or terminating any Menlo Benefit Plan, Foamix Benefit Plan, or any other compensation or severance arrangements in accordance with their terms or if otherwise permitted by applicable Law.

(b) Menlo shall, or shall cause its applicable Affiliate (including the Surviving Company following the Closing), for the period commencing from the Closing Date and ending on the first anniversary of the Closing Date provide to each employee of Menlo and Foamix who continues employment with Menlo or any of its Affiliates (including the Surviving Company) following the Closing (each a “Continuing Employee”) with (i) annual base salary or base wage rate, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than the annual base salary or base wage rate, as applicable, and cash target incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing, (ii) severance compensation and benefits that are no less favorable than the severance compensation and benefits that such Continuing Employee would have received under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing, the applicable Menlo Benefit Plan listed on Schedule 5.17(a) of the Menlo Disclosure Letter or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing, the applicable Foamix Benefit Plan listed on Schedule 5.17(a) of the Foamix Disclosure Letter, in each case, upon a similar termination of employment immediately prior to the Closing and (iii) defined contribution retirement and health and welfare benefits that are substantially comparable in the aggregate to the defined contribution retirement and health and welfare benefits provided to such Continuing Employee under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing, Menlo Benefit Plans or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing, Foamix Benefit Plan, in each case, as of immediately prior to the Closing.

(c) At least five (5) days prior to the Closing, Foamix may, or may direct Menlo to, take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Foamix Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Foamix 401(k) Plan”) and/or any Menlo Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Menlo 401(k) Plan”). In the event that Foamix directs Menlo to terminate any Menlo 401(k) Plan, Menlo shall provide to Foamix prior to the Closing Date written evidence of the adoption by the Menlo Board of resolutions authorizing the termination of such Menlo 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Foamix). Menlo also shall take, prior to the Effective Time, such other actions in furtherance of terminating any Menlo 401(k) Plan as Foamix may reasonably request in writing.

(d) Nothing contained in this Agreement, express or implied, shall confer upon any employee of Menlo or any of its Affiliates (including the Surviving Company following the Closing) or legal representative or beneficiary thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment, modification or adoption of any Menlo Benefit Plan or Foamix Benefit Plan or interfere with the right of Menlo, the Surviving Company or any of their respective Affiliates to amend, modify or terminate any Menlo Benefit Plan or Foamix Benefit Plan or to terminate the employment of any employee of Menlo or any of its Affiliates (including the Surviving Company following the Closing) for any reason.

Section 5.18 Rule 16b-3. Prior to the Effective Time, each of Menlo and Foamix shall use reasonable best efforts to cause any dispositions of Foamix Shares (including derivative securities with respect to Foamix Shares) or acquisitions of Menlo Common Stock (including derivative securities with respect to Menlo Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Foamix to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.19 State Takeover Laws. If any state takeover Law becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of Menlo, the Menlo Board, Foamix and the Foamix Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.20 Foamix Warrants. Each Foamix Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become a warrant to purchase the Merger Consideration that the holder of such Foamix Warrant would have been entitled to receive had such Foamix Warrant been exercised prior to the Effective Time and Menlo shall assume each such Foamix Warrant in accordance with its terms. All rights with respect to Foamix Shares under Foamix Warrants assumed by Menlo shall thereupon be converted into rights with respect to Menlo Common Stock. Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix Warrants in accordance with this Section 5.20.

Section 5.21 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist Foamix Shares from Nasdaq and terminate its registration under the Exchange Act, provided, however, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.22 Phase III PN Trials. Menlo shall use reasonable best efforts to cause Synteract, Inc. and TFS International AB to complete the Phase III PN Trials and QST Consultations, LTD to deliver the Efficacy Determination, concurrently for both Phase III PN Trials, to Foamix and Menlo on or before May 31, 2020. In the event that either Phase III PN Trial does not demonstrate Serlopitant Significance, then until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.19, Menlo shall not conduct any further clinical trials with respect to Serlopitant in the United States or Europe, as applicable.

Section 5.23 Lender Waiver and Consent. Menlo agrees to provide such assistance as is reasonably requested by Foamix in order to give effect to the consents and waivers set forth in Section 2.01 of the Lender Waiver and Consent including entering into and delivering to Foamix and the Administrative Agent (as defined in the Lender Waiver and Consent), the Amended Loan Documents (as defined in the Lender Waiver and Consent); provided, that (a) the effectiveness of any definitive documentation executed by Menlo or any of its Subsidiaries (including the Amended Loan Documents) shall be subject to the consummation of the Merger, (b) in the event of the termination of this Agreement, Foamix shall promptly reimburse Menlo for all documented out-of-pocket costs and expenses incurred by Menlo in connection with such assistance, (c) neither Menlo or any Subsidiary of Menlo shall be required to provide any such assistance that would unreasonably interfere with its business operations, (d) Foamix shall indemnify and hold harmless Menlo and its Subsidiaries and their respective directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Lender Waiver and Consent or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in Menlo or its Subsidiaries or other representatives’ willful misconduct or gross negligence, and (e) except to the extent disclosed to lenders in connection with the Lender Waiver and Consent, all non-public or otherwise confidential information regarding Menlo obtained by Foamix or their representative shall be kept confidential in accordance with Section 5.3(b) and the Confidentiality Agreement.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of Foamix, Menlo and Menlo Merger Sub to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Foamix Shareholder Approval shall have been obtained;

(b) The Menlo Stockholder Approval shall have been obtained;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and remain pending;

(e) The shares of Menlo Common Stock to be issued in the Merger and in respect of the Contingent Stock Rights shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(f) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated;

(g) There shall not be pending any suit, action or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by this Agreement;

(h) The required conditions set forth in Section 323 of the Companies Law shall have been fulfilled and at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Israeli Registrar of Companies and at least the 30-day waiting period shall have elapsed after the Foamix Shareholder Approval; and

(i) The ISA No Action Letter has been obtained, or, to the extent that such ISA No Action Letter has not been obtained, either (a) Menlo shall have received a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the Israeli Securities Law, which would also apply to the Merger Consideration or (b) the Israeli Prospectus shall have been published, all pursuant to Section 5.13.

Section 6.2 Conditions to Obligations of Menlo and Menlo Merger Sub to Effect the Merger. The obligations of Menlo and Menlo Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing, of the following conditions:

(a) (i) The representations and warranties of Foamix set forth in the Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.3(a) (Authority), the first sentence of Section 3.10(b) (Absence of Certain Changes and Events) and Section 3.24 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Foamix set forth in Section 3.2(a) and the first three sentences of Section 3.2(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Foamix set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Foamix to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Foamix Material Adverse Effect;

(b) Foamix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(c) Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect that is continuing (taking into account the cost of curing the occurrence, event, change, effect or development that had, individually or in the aggregate, constituted a Material Adverse Effect in determining whether a Material Adverse Effect still exists); and

(d) Foamix shall have delivered to Menlo a certificate, signed by the chief executive officer and chief financial officer of Foamix, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied.

Section 6.3 Conditions to Obligations of Foamix to Effect the Merger. The obligations of Foamix to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Menlo and Menlo Merger Sub set forth in the Section 4.1(a) and Section 4.1(b) (Organization, Standing and Corporate Power), Section 4.3(a) (Authority), the first sentence of Section 4.10(b) (Absence of Certain Changes and Events) and the first sentence of Section 4.25 (Brokers; Schedule of Fees and Expenses) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Menlo and Menlo Merger Sub set forth in Section 4.2(a), the first three sentences of Section 4.2(b) and Section 4.2(c) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Menlo and Menlo Merger

Sub set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Menlo and Menlo Merger Sub to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Menlo Material Adverse Effect;

(b) Menlo and Menlo Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(c) Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect that is continuing (taking into account the cost of curing the occurrence, event, change, effect or development that had, individually or in the aggregate, constituted a Material Adverse Effect in determining whether a Material Adverse Effect still exists);

(d) Menlo shall have delivered to Foamix a certificate, signed by the chief executive officer and chief financial officer of Menlo, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied; and

(e) If the Efficacy Determination has not been reported prior to the Effective Time, Menlo shall have delivered to Foamix a copy of the Contingent Stock Rights Agreement duly executed by Menlo.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Foamix Shareholder Approval or the Menlo Stockholder Approval, as applicable:

(a) by mutual written consent of Menlo and Foamix;

(b) by either Menlo or Foamix:

(i) if the Merger shall not have been consummated by June 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii) if the Menlo Stockholder Approval shall not have been obtained at the Menlo Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Menlo where the failure to obtain the Menlo Stockholder Approval shall have been caused by or related to Menlo’s material breach of the Agreement;

(iii) if Foamix Shareholder Approval shall not have been obtained at Foamix Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to Foamix where the failure to obtain Foamix Shareholder Approval shall have been caused by or related to Foamix’s material breach of the Agreement; or

(iv) if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;

(c) by Menlo, if Foamix shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by Foamix by the earlier of (x) (30) Business Days following written notice to Foamix by Menlo of such breach or (y) the Business Day prior to the Outside Date;

(d) by Foamix, if Menlo or Menlo Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Menlo by the earlier of (x) (30) Business Days following written notice to Menlo by Foamix of such breach or (y) the Business Day prior to the Outside Date;

(e) by Menlo:

(i) at any time prior to obtaining Foamix Shareholder Approval, upon a Foamix Adverse Recommendation Change; or

(ii) if the Foamix Board fails to reaffirm publicly its recommendation to Foamix’s shareholders to vote in favor of the Merger within seven (7) days of Menlo’s written request for such reaffirmation;

(f) by Foamix:

(i) at any time prior to obtaining the Menlo Stockholder Approval, upon a Menlo Adverse Recommendation Change; or

(ii) if the Menlo Board fails to reaffirm publicly its recommendation to Menlo’s stockholders to vote in favor of the Merger within seven (7) days of Foamix’s written request for such reaffirmation;

(g) by Menlo, if Foamix shall have materially breached any of the provisions of Section 5.6;

(h) by Foamix, if Menlo shall have materially breached any of the provisions of Section 5.7;

(i) by Menlo, at any time prior to obtaining Menlo Stockholder Approval, to accept and enter into a binding agreement with respect to a Menlo Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (i) to be effected, Menlo shall have complied with the provisions of Section 5.7(a) in all material respects (other than in immaterial respect) and Menlo shall have paid the Menlo Termination Fee (as defined in Section 7.2(c)) and otherwise complied with its obligations under Section 7.2(c); or

(j) by Foamix, at any time prior to obtaining Foamix Shareholder Approval, to accept and enter into a binding agreement with respect to a Foamix Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (j) to be effected, Foamix shall have complied with the provisions of Section 5.6(a) in all respects (other than in immaterial respects) and Foamix shall have paid the Foamix Termination Fee (as defined in Section 7.2(d)) and otherwise complied with its obligations under Section 7.2(d).

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Menlo or Foamix pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of Section 3.24, Section 4.25, the last sentence of Section 5.4(a), this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful and material breach hereof.

(b) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Foamix and Menlo shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees) and any fees due to the Israeli Registrar of Companies that are associated with such filings and any related fees and expenses. For the avoidance of doubt, in no event shall a party be entitled to payment of more than one termination fee pursuant to this Section 7.2.

(c) (i) In the event that: (x) (A) after the date of this Agreement, a Menlo Takeover Proposal shall have been made to Menlo and such Menlo Takeover Proposal becomes publicly known prior to the Menlo Stockholders’ Meeting or shall have been made directly to the stockholders of Menlo generally prior to the Menlo Stockholders’ Meeting and, in either case, such Menlo Takeover Proposal shall not have been withdrawn at the time of the Menlo Stockholders’ Meeting, (B) this Agreement is terminated by Menlo or Foamix pursuant to Section 7.1(b)(ii) or by Foamix pursuant to Section 7.1(d) or Section 7.1(h) and (C) within 12 months after such termination, Menlo enters into a definitive agreement to consummate a Menlo Takeover Proposal or consummates a Menlo Takeover Proposal (solely for purposes of this Section 7.2(c)(w)(C), the term “Menlo Takeover Proposal” shall have the meaning set forth in the definition of Menlo Takeover Proposal contained in Section 5.7(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Foamix pursuant to Section 7.1(f); or (z) this Agreement is terminated by Menlo pursuant to Section 7.1(i), then Menlo shall pay Foamix a fee equal to $3,700,000 (the “Menlo Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, Menlo shall pay Foamix the Menlo Termination Fee on the date of consummation of such transactions).

(ii) Menlo acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Foamix would not enter into this Agreement; accordingly, if Menlo fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, Foamix commences a suit which results in a judgment against Menlo for the amount(s) due pursuant to this Section 7.2(c), Menlo shall pay to Foamix its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) (i) In the event that: (x) (A) after the date of this Agreement, a Foamix Takeover Proposal shall have been made to Foamix and such Foamix Takeover Proposal becomes publicly known prior to Foamix Shareholders’ Meeting or shall have been made directly to the stockholders of Foamix generally prior to Foamix Shareholders’ Meeting and, in either case, such Foamix Takeover Proposal shall not have been withdrawn at the time of Foamix Shareholders’ Meeting, (B) this Agreement is terminated by Menlo or Foamix pursuant to Section 7.1(b)(iii) or by Menlo pursuant to Section 7.1(c) or Section 7.1(g) and (C) within 12 months after such termination, Foamix enters into a definitive agreement to consummate a Foamix Takeover Proposal or consummates a Foamix Takeover Proposal (solely for purposes of this Section 7.2(d)(w)(C), the term “Foamix Takeover Proposal” shall have the meaning set forth in the definition of Foamix Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Menlo pursuant to Section 7.1(e); or (z) this Agreement is terminated by Foamix pursuant to Section 7.1(j), then Foamix shall pay Menlo a fee equal to $3,700,000 (“Foamix Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, Foamix shall pay Menlo the Foamix Termination Fee on the date of consummation of such transactions).

(ii) Foamix acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Menlo would not enter into this Agreement; accordingly, if Foamix fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, Menlo commences a suit which results in a judgment against Foamix for the amount(s) due pursuant to this Section 7.2(d), Foamix shall pay to Menlo its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Menlo and Foamix; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Menlo and Foamix, there may not be, without further approval of such stockholders, any amendment of this Agreement that by applicable Law requires the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, whether before or after the Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Foamix, to:

Foamix Pharmaceuticals Ltd.

520 U.S. Highway 22, Suite 204

Bridgewater, NJ 08807

Attention: Mutya Harsch

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention: Marie L. Gibson, Esq.

and to:

Meitar Liquornik Geva Leshem Tal

Abba Hillel Silver Rd. 16

Ramat Gan, Israel 5250608

Fax No: (972) 3610-3755

Attention: J. David Chertok, Adv.

(b) if to Menlo or Menlo Merger Sub, to:

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

Attention: Steven Basta

Email: sbasta@menlotx.com

Fax No: (650) 249-0205

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Tel: (650) 328-4600

Attention: Mark Roeder, Josh Dubofsky

E-mails: Mark.Roeder@lw.com, Josh.Dubofsky@lw.com

Facsimile: (650) 463-2600

and to:

Herzog, Fox and Neeman

Asia House

4 Weismann Street

Tel Aviv, Israel 6423904

Fax No: (972) 3696-6464

Attention: Hanan Haviv, Adv.; Yuval Meidar, Adv.

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof except that the provisions related to the internal affairs of Foamix, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court; provided, that with respect to any action or proceeding arising out of this Agreement or any of the transaction contemplated by this Agreement that primarily relate to Israeli law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 8.9 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in Foamix Disclosure Letter or the Menlo Disclosure Letter shall expressly not be deemed to constitute an admission by Foamix or Menlo, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Waiver of Jury Trial. EACH OF MENLO, MENLO MERGER SUB AND FOAMIX HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF MENLO, MENLO MERGER SUB OR FOAMIX IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court or in the courts of Tel-Aviv, Israel, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14 Certain Definitions.

(a) “102 Common Stock” shall mean Foamix Shares issued upon the vesting or exercise of, or otherwise in connection with, 102 Options.

(b) “102 Options” shall mean Foamix Stock Options, Foamix RSU Awards and Foamix ESPP granted and subject to Taxes pursuant to Section 102(b)(2) and 102(b)(3) of the Ordinance.

(c) “102 Securities” shall mean 102 Common Stock and 102 Options.

(d) “102 Trust Period” shall mean the minimum trust period required by the capital gains Tax Track of Section 102(b)(2) and 102(b)(3) of the Ordinance.

(e) “102 Trustee” shall mean IBI Investment House Ltd. acting as the trustee appointed by Foamix in accordance with the provisions of the Ordinance and approved by the ITA to hold 102 Options and the underlying shares granted under the Foamix 2009 Israeli Share Option Plan.

(f) “104H Interim Ruling” shall mean an interim approval confirming, among other matters, that Menlo and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Holder.

(g) “Menlo IP” shall mean the Menlo Licensed IP and the Menlo Owned IP.

(h) “Menlo Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Menlo.

(i) “Menlo Material Adverse Effect” means a Material Adverse Effect on Menlo.

(j) “Menlo Owned IP” shall mean any Intellectual Property in which Menlo has or purports to have any ownership interest, whether singly, jointly or otherwise.

(k) “Menlo Partner” shall mean any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Menlo.

(l) “Menlo Products” shall mean the following proprietary product candidates under development by Menlo: serlopitant for the treatment of (a) chronic pruritus, (b) prurigo nodularis, (c) atopic determatitis and (d) psoriasis.

(m) “Menlo Restricted Stock” means each share of restricted Menlo Common Stock issued by Menlo, which is subject to vesting conditions and rights to repurchase or reacquire by Menlo, whether granted by Menlo pursuant to a Menlo Equity Plan, assumed by Menlo in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

(n) “Menlo RSU Award” means restricted stock unit award relating to shares of Menlo Common Stock granted under any Menlo Equity Plan.

(o) “Affiliate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(p) “Anti-Money Laundering Laws” shall mean the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other U.S. legislation relating to money laundering and proceeds of crime, the Israeli Prohibition on Money Laundering Law, 5760-2000, Prohibition of Financing of Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003.

(q) “Associate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(r) “Book-Entry Share” shall mean a book-entry share registered in the transfer books of Foamix.

(s) “Business Day” shall mean a day other than Friday, Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California, or Tel-Aviv, Israel are required by Law to close.

(t) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(u) “Data Protection Laws” means any applicable Laws relating to data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data, including the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder.

(v) “Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies and terms of any agreements relating to the protection of Personal Data in compliance with Data Protection Laws; and, (iii) industry standards and/or codes-of-conduct relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

(w) “DGCL” means the General Corporation Law of the State of Delaware.

(x) “Efficacy Determination” means (i) the top-line primary endpoint results of both Phase III PN Trials as delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo and Foamix; or (ii) if the top-line primary endpoint results of only one Phase III PN Trials is delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo and Foamix on or before May 31, 2020, such results as delivered in such form.

(y) “Environmental Laws” shall mean all federal, state, local or foreign laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, laws relating to Releases or threatened Release of Hazardous Substances, the protection of human health as a result of exposure to Hazardous Substances, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants.

(z) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(aa) “ERISA Affiliates” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(bb) “Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the ITAR, the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

(cc) “Foamix IP” shall mean Foamix Licensed IP and Foamix Owned IP.

(dd) “Foamix Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Foamix or the Foamix Subsidiary.

(ee) “Foamix Material Adverse Effect” means a Material Adverse Effect on Foamix and the Foamix Subsidiary, taken as a whole.

(ff) “Foamix Owned IP” shall mean any Intellectual Property in which Foamix or the Foamix Subsidiary has or purports to have any ownership interest, whether singly, jointly or otherwise.

(gg) “Foamix Partner” shall mean any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration agreement with Foamix or Foamix Subsidiary.

(hh) “Foamix Products” shall mean (a) the following proprietary products under development by Foamix: (i) FMX103 and (i) FCD105; and (b) Foamix’s proprietary product, AMZEEQ; provided, that for purposes of Section 5.10, the term “Foamix Products” shall exclude AMZEEQ.

(ii) “Foamix Warrants” shall mean (i) those warrants issued to Orbimed Royalty & Credit Opportunities III, LP on July 29, 2019 entitling such Person, as of the date hereof, to purchase up to 550,000 Foamix Shares; and (ii) those warrants issued to Perceptive Credit Holdings II, LP on July 29, 2019 entitled such Person, as of the date hereof, to purchase up to 550,000 Foamix Shares.

(jj) “Good Laboratory Practices” means with respect to Foamix or Menlo, as applicable, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Foamix, the Foamix Subsidiary, any Foamix Partner, Menlo or any Menlo Partner, as applicable, are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(kk) “Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(ll) “Health Care Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) (“HIPAA”), the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (“FDCA”), the statutes, regulations and binding directives of applicable federal healthcare programs, including but not limited to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), any binding collection and reporting requirements relating to applicable federal health care programs, the statutes, regulations, and binding directives relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations pursuant to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, and any rules and regulations promulgated pursuant to the statutes listed herein.

(mm) “IND” means an investigational new drug application filed with the FDA, including all documents, data and other information concerning the applicable drug which are necessary for or filed with such application.

(nn) “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; industrial designs, inventions, discoveries, ideas and biological materials, whether patentable or not and whether or not reduced to practice, in any jurisdiction; patents and patent applications (including divisions, continuations, continuations-in-part, reissues and renewals, and applications for any of the foregoing), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notes, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any Web site), whether copyrightable or not, in any jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; copyright registrations and applications in any jurisdiction, and any renewals or extensions thereof; any other intellectual property or proprietary rights and the right to sue for past infringement of any of the foregoing.

(oo) “ISA No Action Letter” shall mean an exemption and no-action letter from the ISA from the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Merger Consideration to be issued to shareholders of Foamix or applicable holders of Foamix’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights.

(pp) “Israeli Prospectus” shall mean a prospectus under Israeli Law with respect to the offer of the Merger Consideration in Israel in connection with the transactions contemplated hereby and with respect to the offer of the Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights to be issued to the holders of Foamix RSU Awards, Foamix Stock Options and Foamix Shares in Israel.

(qq) “Israeli Securities Law” shall mean the Israeli Securities Law, 1968.

(rr) “ITA” shall mean the Israel Tax Authority.

(ss) “Lender Waiver and Consent” shall mean that certain Waiver and Consent Agreement to Credit Agreement and Guaranty dated on or about the date hereof pursuant to which, among other things, Orbimed Royalty & Credit Opportunities III, LP and Perceptive Credit Holdings II, LP have consented to Foamix’s entry into this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement, subject to the terms and conditions set forth therein.

(tt) “Merck Waiver” shall mean that certain letter agreement by and between Merck Sharp & Dohme Corp. and Menlo dated October 7, 2019.

(uu) “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States.

(vv) “Ordinance” shall mean the Israeli Income Tax Ordinance [New Version] 5721—1961.

(ww) “Permitted Real Property Liens” means (i) zoning, building and other similar restrictions imposed by Law but only to the extent that the same are not materially violated by any current use, occupancy or activity conducted by the business or operations of a party or by the assets thereof, and (ii) rights, interests, Liens or titles of, or through, a lessor or sublessor under any lease, sublease or other similar agreement related to real property.

(xx) “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(yy) “Personal Data” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under applicable Data Protection Laws.

(zz) “Phase III PN Trials” means the Phase III double-blinded, placebo-controlled trials for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe), and being conducted by Synteract, Inc. and TFS International AB, respectively (each, a “Phase III PN Trial”)

(aaa) “Privacy Policies” means all published, posted, and internal agreements and policies relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

(bbb) “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including all INDs and NDAs.

(ccc) “Release” shall have the meaning set forth in CERCLA.

(ddd) “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Menlo and Foamix.

(eee) “Sanctioned Person” shall mean any Person that is the target of Sanctions Laws, including (a) any Person listed in any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Government Entity under Sanctions Laws; (b) any Person organized or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine) or (c) any Person 50% or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

(fff) “Sanctions” shall mean any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Israeli Ministry of Finance, the Israeli Ministry of Defense or any other relevant Governmental Entity,

(ggg) “Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Government Entities, including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

(hhh) “Serlopitant Significance” shall mean (as set forth in and in accordance with the Efficacy Determination) achievement of proof of statistically significant superiority of serlopitant treatment over placebo treatment on the primary endpoint (meaning that (A) the Serlopitant 5 mg percent success rate is numerically greater than the placebo percent success rate and (B) the P-value is less than 0.05) determined when comparing Worst Itch-Numerical Rating Scale (WI-NRS) 4-point responder rates between treatments at Week 10, which analysis shall be based upon the “Intent-to-Treat” population where missing data is imputed using a Markov Chain Monte Carlo (MCMC) multiple imputation method and where the primary analytical method is a Cochran-Mantel-Haenszel test.

(iii) “Takeover Statute” shall mean Section 203 of the DGCL or any other state takeover statute or similar statute or regulation.

(jjj) “Tax Track” shall mean the capital gain route under section 102 of the Ordinance or any similar specification under applicable Law.

(kkk) “Transaction Agreements” shall mean this Agreement, the Contingent Stock Rights Agreement, the Confidentiality Agreement and the Menlo Voting Agreement.

(lll) For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with Menlo or Foamix (including the Surviving Company as the successor to Foamix) means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, assets, liabilities (contingent or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Menlo or Foamix, as applicable, of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Menlo or Foamix, as applicable, participates, including any changes to reimbursement rates related to any Products, so long as the effects of any of the foregoing do not disproportionately impact Menlo or Foamix, as applicable, (C) any change in the market price or trading volume of Menlo’s or Foamix’s, as applicable, stock or change in Menlo’s or Foamix’s, as applicable, credit ratings; provided, that the underlying causes of any such change in price, volume or credit rating may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception under this definition; (D) any event, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity or natural disaster; (E) any failure, in and of itself, by Menlo or Foamix, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (F) the effect of any change in any applicable Law or GAAP, (G) any events or occurrences directly or indirectly related to the impact of this Agreement (or the Merger) or the announcement or performance of this Agreement (or the Merger) or the transactions contemplated thereby, (H) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Entity, with respect to any results of any clinical trials being conducted by or on behalf of Menlo or Foamix, as applicable, with respect to any product candidate of Menlo or Foamix. as applicable, or (I) the results of any clinical trials being conducted by or behalf of Menlo or Foamix as of the date of this Agreement, including the failure of a Menlo Phase III PN Trial to demonstrate Serlopitant Significance; provided, that any event, occurrence, circumstance, change, condition, fact, state of facts, development or effect referred to in the foregoing clauses (A), (B), (D) and (F) of this definition may be deemed to constitute or be taken into account in determining whether there is, or would reasonably be excepted to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change, condition, fact, state of facts, development or effect disproportionately affects Menlo or Foamix, as applicable, relative to other participants in the industries in which Menlo or Foamix, as applicable, operate.

(mmm) For purposes of this Agreement, a “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person) or (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership).

(nnn) For purposes of this Agreement, the phrases “to the Knowledge of Foamix,” “to Foamix’s Knowledge,” “Known to Foamix,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(iii).

(ooo) For purposes of this Agreement, the phrases “to the Knowledge of Menlo”, “to Menlo’s Knowledge,” “Known to Menlo”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(jjj).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Menlo Therapeutics Inc., Giants Merger Subsidiary Ltd., and Foamix Pharmaceuticals Ltd. have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MENLO THERAPEUTICS INC.

By:	/s/ Steven Basta
Name: Steven Basta
Title: President and Chief Executive Officer

GIANTS MERGER SUBSIDIARY LTD.

By:	/s/ Steven Basta
Name: Steven Basta
Title: Director

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Mutya Harsch
Name: Mutya Harsch
Title: General Counsel and Chief Legal Officer

Exhibit 2.4(g)(ii)

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

Menlo Therapeutics Inc.

and

[●]

as

Rights Agent

Dated as of [●]

INDEX OF DEFINED TERMS

Agreement	A-89
Commission	A-89
Company	A-89
CSR	A-89
CSR Register	A-90
CSRs	A-89
Current Stock Price	A-96
Effective Time	A-89
Efficacy Determination	A-92
Exchange Ratio	A-92
Foamix	A-89
Foamix Share	A-89
Holder	A-90
Menlo Common Stock	A-89
Menlo Merger Sub	A-89
Merger	A-89
Merger Agreement	A-89
Milestone Date	A-92
Outside Expiration Date	A-92
Permitted Transfer	A-91
Registration Statement	A-89
Reorganizations	A-95
Rights Agent	A-89
Securities Act	A-89
Serlopitant Efficacy Expiration Date	A-92
Serlopitant Significance	A-92
shares of Menlo Common Stock	A-95
Statistical Significance	A-92
Termination Date	A-93
Transfer Agent	A-94
Withholding Agent	A-94

This CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between Menlo Therapeutics Inc., a Delaware corporation (the “Company”), and [●], as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Giants Merger Subsidiary Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of the Company (“Menlo Merger Sub”), and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”), have entered into an Agreement and Plan of Merger, dated as of November 10, 2019 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Menlo Merger Sub will be merged (the “Merger”) with and into Foamix, with Foamix continuing as the surviving corporation and as a wholly owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each ordinary share, par value NIS 0.16 per share, of Foamix (each, a “Foamix Share”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.0001 per share, of the Company (the “Menlo Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. [●]) (the “Registration Statement”) with respect to, among other securities, the shares of Menlo Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the parties have done all things necessary to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein; and

WHEREAS, terms used herein but not defined herein, shall have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Holders of CSRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, effective as of the Closing, (i) each Holder will be entitled to one CSR for each Foamix Share issued and outstanding immediately prior to the Effective Time that is validly accepted for payment, and paid for, pursuant to Section 2.1(a)(ii) of the Merger Agreement, and (ii) each Foamix Warrant that is assumed by the Company pursuant to Section 5.20 of the Merger Agreement will become exercisable for one CSR for each Foamix Share that the holder of such Foamix Warrant would have been entitled to receive had such Foamix Warrant been exercised prior to the Effective Time.

(b) The Company hereby appoints [●] as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agents. In the event of the appointment of a co-rights agent pursuant to this Section 1, the Company shall cause such co-rights agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the up-to-date registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the Foamix Shares surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. The CSRs issued in consideration for 102 Common Stock shall be registered in the name of the 102 Trustee (as defined in the Merger Agreement) in the CSR Register for the benefit of the applicable beneficial holder. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder.

(a) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to receive dividends, or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity.

(b) The CSRs will not represent any equity or ownership interest in the Company, any constituent company to the Merger or any of their respective affiliates. It is hereby acknowledged and agreed that a CSR shall not constitute a security of the Company or of the Surviving Corporation. The rights of a Holder in respect of the CSRs are limited to those expressed in this Agreement. Notwithstanding anything herein or in the Merger Agreement to the contrary, none of the Company, Menlo Merger Sub, or any of their representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement, the CSRs or the Merger, except to the extent otherwise expressly provided for in this Agreement.

(c) A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CSRs by transferring such CSR to the Company or a person nominated in writing by the Company without consideration in compensation therefor, and such rights will be cancelled. Nothing in this Agreement is intended to prohibit the Company or its affiliates from offering to acquire or acquiring the CSRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CSRs, in whole or in part, in violation of this Section 5 shall be void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CSR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CSR, including any former street holder of Foamix Shares or any broker, dealer, custodian bank or other nominee of a former street holder of Foamix Shares to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CSR other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) respect to all CSRs, the transfer of any or all of the CSRs on death by will or intestacy; (b) with respect to all CSRs other than CSRs issued in consideration for 102 Common Stock (as defined in the Merger Agreement), a transfer of CSRs (i) by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee; (ii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); or (iii) a transfer made by operation of law (such as a merger); provided that any such transferred CSR shall remain subject to the terms and conditions of this Agreement.

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs pursuant to a Permitted Transfer upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Menlo Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered. Notwithstanding anything herein to the contrary, and subject to any other provision in the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement) or any other written instructions provided by the Israel Tax Authority, it is hereby clarified that no transfer of a CSR under this Agreement shall be permitted and/or effected, unless Menlo and the Rights Agent are fully satisfied that any and all withholding obligations with respect to Israeli taxes have been met. For this purpose, the provisions of Section 9 below shall be applicable to any transfers hereto.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which the Efficacy Determination is delivered to Menlo. For purposes of this Agreement, “Efficacy Determination” means (i) the top-line primary endpoint results of both Phase III PN Trials as delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo; or (ii) if the top-line primary endpoint results of only one Phase III PN Trials is delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo on or before May 31, 2020, such results as delivered in such form.

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof to receive from the Company the number of fully paid and nonassessable shares of Menlo Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof, in each case subject to any applicable withholding tax.

(i) The “Exchange Ratio” shall mean:

(1) (A) if the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or (B) the Milestone Date does not occur on or before May 31, 2020 (the “Outside Expiration Date”), then each CSR will be converted into 1.2082 shares of Menlo Common Stock pursuant to the terms and conditions of this Agreement;

(2) if the Efficacy Determination reports that (A) Serlopitant Significance was achieved in only one Phase III PN Trial on or before the Outside Expiration Date, and (B) Serlopitant Significance was not achieved or has not been determined in the other Phase III PN Trial on or before the Outside Expiration Date, then each CSR will be converted into 0.6815 shares of Menlo Common Stock pursuant to the terms and conditions of this Agreement; or

(3) if the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before the Outside Expiration Date, then the CSR will automatically be terminated, and the Holder thereof shall not be entitled to any shares of Menlo Common Stock relating to the CSR or any other rights under this Agreement (the date on which the CSR will be automatically terminated, the “Serlopitant Efficacy Expiration Date”).

(4) “Serlopitant Significance” shall mean (as set forth in and in accordance with the Efficacy Determination) achievement of proof of statistically significant superiority of serlopitant treatment over placebo treatment on the primary endpoint (meaning that (A) the Serlopitant 5 mg percent success rate is numerically greater than the placebo percent success rate and (B) the P-value is less than 0.05) determined when comparing Worst Itch-Numerical Rating Scale (WI-NRS) 4-point responder rates between treatments at Week 10, which analysis shall be based upon the “Intent-to-Treat” population where missing data is imputed using a Markov Chain Monte Carlo (MCMC) multiple imputation method and where the primary analytical method is a Cochran-Mantel-Haenszel test.

(c) From and after the Effective Time, (i) the Company shall use reasonable best efforts to cause Synteract, Inc. and TFS International AB to complete the Phase III PN Trials and QST Consultations, LTD to deliver the Efficacy Determination, concurrently for both Phase III PN Trials, to the Company, on or before the Outside Expiration Date; and (ii) the Company shall publicly disclose a summary of the results reported in any Efficacy Determination within three (3) Business Days of the Milestone Date. In the event that either Phase III PN Trial does not demonstrate Serlopitant Significance, then the Company shall have no further obligations under this Section 7(c) or otherwise to conduct any further clinical trials with respect to Serlopitant in the United States, or Europe, as applicable.

Section 8. Conversion Procedures.

(a) Subject to the provisions of Section 7 hereof, if Serlopitant Significance was not achieved in either Phase III PN Trial on or before the Outside Expiration Date, then within ten (10) Business Days of the occurrence of the earlier of the Milestone Date or the Outside Expiration Date and, subject to the tax withholding procedure described in Sections 8(e) and 9(b) below, the Company shall credit (or shall cause its Transfer Agent to credit) the appropriate number of book-entry shares of Menlo Common Stock (as determined in accordance with Section 7(b)) to each Holder in the name of such Holder as recorded in the CSR Register. Such book-entry shares of Menlo Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Menlo Common Stock as of the Milestone Date or Outside Expiration Date, as applicable.

(b) If Serlopitant Significance was not achieved in either Phase III PN Trial on or before the Outside Expiration Date, then within ten (10) Business Days of the Company informing the Rights Agent of the occurrence of the Milestone Date or the Outside Expiration Date (as applicable) and the consideration to be paid to each Holder pursuant to Section 7(b), and subject to the tax withholding procedure described in Sections 8(e) and 9(b) below, the Company shall deliver to the Rights Agent any cash necessary to be paid to Holders in lieu of fractional shares as provided in Section 13 hereof, and the Rights Agent shall deliver to each Holder at his, her or its address appearing on the CSR Register, (i) a written notice specifying the number of shares of Menlo Common Stock (if any) that each CSR was converted into and to whom the shares of Menlo Common Stock were issued and the Rights Agent shall promptly record such issuance in the CSR Register and (ii) a check reflecting the amount of any cash in lieu of fractional shares to be provided to such Holder as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Notwithstanding the foregoing, any cash necessary to be paid to holders who received the CSRs in consideration for 102 Common Stock, shall be payable by a wire transfer to the 102 Trustee.

(c) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the first anniversary of the Milestone Date (including by means of uncashed checks or invalid addresses on the CSR Register) (the “Termination Date”) (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto, and no consideration or compensation shall be payable therefor.

(d) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

(e) Prior to crediting (or causing its Transfer Agent to credit) the appropriate number of book-entry shares of Menlo Common Stock to each Holder in the name of such Holder pursuant to Section 8(a) hereof and delivering cash to the Rights Agent for payment to the Holders in lieu of fractional shares pursuant to Section 13 hereof, the Company shall deliver to the

Withholding Agent (as defined in Section 9(b)) a list of all Holders and the number of shares to be credited thereto and/or cash to be paid thereto, and the Withholding Agent shall be entitled to deduct or withhold from such shares and/or cash (if required, in accordance with Section 9(b) below). Upon completion of any required withholding the Company shall credit (or cause its Transfer Agent to credit) the appropriate number of shares of Menlo Common Stock to the Holders pursuant to Section 8(a) and deliver to the Rights Agent the appropriate amount of cash in lieu of fractional shares to be paid to the Holders pursuant to Section 8(b).

Section 9. Payment of Taxes; Tax Reporting.

(a) The Company will pay all stamp, transfer or other taxes or governmental charges, if any, attributable to the initial issuance of shares of Menlo Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any shares of Menlo Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(b) Foamix, the Company, Exchange Agent (as defined in the Merger Agreement), the 102 Trustee, Menlo, the Surviving Company, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom, all in accordance with the provisions of Sections 2.2(h) through 2.2(k) of the Merger Agreement, which shall apply to the consideration payable pursuant to this Agreement, mutatis mutandis, including the issuance or transfer of any CSR, the conversion thereof, the issuance of shares or the payment of cash in lieu of fractional shares.

(c) The Rights Agent shall comply with all applicable laws and shall adhere to the provisions set forth in the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), and any other written instructions provided by the Israel Tax Authority, including, for the avoidance of doubt, regarding Tax reporting and withholding (including under the tax laws the State of Israel) with respect to any consideration payable or deliverable to any Holder of CSRs pursuant to this Agreement.

Section 10. Reservation of Menlo Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Menlo Common Stock or the authorized and issued Menlo Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Menlo Common Stock upon conversion of CSRs, the maximum number of shares of Menlo Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

(b) The Company will keep a copy of this Agreement on file with the transfer agent for Menlo Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Company will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Menlo Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Menlo Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Menlo Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Menlo Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Menlo Common Stock having a record date on or after the date hereof and prior to the Milestone Date.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 13(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Menlo Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Menlo Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company, in each case on or after the date hereof and prior to the Milestone Date (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Menlo Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Menlo Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 13(b) and Section 13(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 13, the Company shall provide the notices required by Section 16 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 13 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 13(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 13.

(g) For purpose of this Section 13, the term “shares of Menlo Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.0001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 13, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Menlo Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Menlo Common Stock issuable hereunder contained in Section 13(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Menlo Common Stock issuable hereunder or Menlo Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Menlo Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Menlo Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Menlo Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Menlo Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price. The “Current Stock Price” shall equal the average per share closing sale prices of Menlo Common Stock on the Nasdaq Stock Market as reported by the Wall Street Journal for the five (5) full trading days ending on the fifth (5th) trading date after the later of (i) the Milestone Date or (ii) the Expiration Date.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Menlo Common Stock with a record date prior to the Milestone Date shall be paid to Holders of CSRs. To the extent any shares of Menlo Common Stock are issued to Holders pursuant to Section 8(a), there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date.

Section 15. Notices to CSR Holders. Upon any adjustment pursuant to Section 13 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within ten (10) days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

Fax: (650) 249-0205

Attention: Steven Basta

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Fax: (212) 735-2000

Attention: Marie L. Gibson, Esq.

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Fax: 972 3 610 3755

Attention: J. David Chertok

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder, Joshua M. Dubofsky

Emails: Mark.Roeder@lw.com, Josh.Dubofsky@lw.com

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

[Rights Agent]

[●]

Email: [●]

Attention: [●]

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders;

(v) as may be necessary or appropriate to ensure that CSRs are not subject to registration under the Securities Act or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) to cancel CSRs (i) in the event that any Holder has abandoned its rights in accordance with Section 4(c) or (ii) following the transfer of such CSRs to the Company or its affiliates in accordance with Section 5; or

(vii) as may be necessary or appropriate to ensure that the Company complies with applicable law.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Menlo Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in any notice delivered by the Company shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to (i) pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, (ii) reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement and

(iii) indemnify the Rights Agent and hold it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of (y) the Rights Agent’s negligence, bad faith or willful misconduct or breach of this Agreement; or (z) the Rights Agent (or anyone on its behalf) not complying with and/or adhering to the provisions of the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), or any other written instructions provided by the Israel Tax Authority, or otherwise with respect to any tax withholding made or not made by the Rights Agent (or anyone on its behalf).

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity, including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for (i) its own negligence, bad faith or willful misconduct; and (ii) such actions as provided in Section 19(f)(ii) above.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Menlo Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Menlo Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company thirty (30) days’ notice in writing. The Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor rights agent thirty (30) days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent, subject to the provisions of the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), and obtaining written approval from the Israel Tax Authority. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate on the earlier of (i) the Serlopitant Efficacy Expiration Date and (ii) the Termination Date. Notwithstanding anything to the contrary contained herein, the indemnification contained in Section 19(f) shall survive termination of this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Menlo Therapeutics Inc.

By:
Name: [●]
Title: [●]

[●] as Rights Agent

By:
Name: [●]

Annex B

AMENDMENT NO. 1 TO

THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) is made and entered into as of December 4, 2019 by and among Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), Giants Merger Subsidiary, Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Menlo Merger Sub”) and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, Menlo, Menlo Merger Sub and Foamix are parties to the Merger Agreement (the “Parties”);

WHEREAS, the Parties desire to amend Section 4.4 of Merger Agreement; and

WHEREAS, Section 7.3 of the Merger Agreement provides that, prior to the Effective Time, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1. Amendment to the Merger Agreement.

(a) Section 4.4 of the Merger Agreement is hereby deleted and replaced with the following:

“The affirmative vote of a majority of the votes cast by the holders of shares of Menlo Common Stock at the Menlo Stockholders’ Meeting (the “Menlo Stockholder Approval”), is the only vote of the holders of any class or series of Menlo’s capital stock necessary to approve the Share Issuance and the other transactions contemplated by this Agreement.”

2 Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Merger Agreement or any rights or obligations of any party under or in respect of the Merger Agreement. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Merger Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and a reference to the Merger Agreement in any other instrument or document shall be deemed a reference to the Merger Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Merger Agreement, as amended by this Amendment.

3. General. Section 8 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Menlo Therapeutics Inc.

By:	/s/ Steven Basta
Name: Steven Basta
Title: President and Chief Executive Officer

Giants Merger Subsidiary Ltd.

By:	/s/ Steven Basta
Name: Steven Basta
Title: Director

Foamix Pharmaceuticals Ltd.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Mutya Harsch
Name: Mutya Harsch
Title: General Counsel and Chief Legal Officer

(Signature Page to Amendment No. 1 to Agreement and Plan of Merger)

Annex C

CONFIDENTIAL

November 10, 2019

Board of Directors

Foamix Pharmaceuticals Ltd.

2 Holzman Street, Weizmann Science Park

Rehovot, Israel

Members of the Board of Directors:

We understand that Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Menlo Therapeutics, Inc., a Delaware Corporation (“Menlo”), and Giants Merger Subsidiary Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (the “Acquisition Sub”) pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving entity and a wholly-owned subsidiary of Menlo. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Menlo and Acquisition Sub (the “Agreement”), including the form Contingent Stock Rights Agreement attached as Exhibit 2.1 (a)(ii) thereto (the “CSR Agreement”). We further understand that, upon the effectiveness of the Proposed Transaction, among other things, each issued and outstanding ordinary share, par value NIS 0.16 per share, of the Company (“Company Shares”) (other than any dormant share (or menayah redumah) under Israeli Law and each Company Share that, immediately prior to the Merger, is owned by the Company, Menlo or Acquisition Sub or by any direct or indirect wholly-owned subsidiary of the Company or Menlo or Acquisition Sub (together, “Cancelled Shares”)) will be deemed transferred to Menlo in exchange for: (i) the right to receive 0.5924 validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Menlo (the “Menlo Common Stock”), if (a) prior to the Merger, (1) the Efficacy Determination (as defined in the Agreement) is delivered to the Company and Menlo on or before May 31, 2020 or (2) the Efficacy Determination (as defined in the Agreement) is not delivered to the Company and Menlo on or before May 31, 2020 (the occurrence of either (1) or (2), a “Triggering Event”) and (b) the Efficacy Determination (as defined in the Agreement) reports that Serlopitant Significance (as defined in the Agreement) was achieved in both Phase III PN Trials (as defined in the Agreement) on or before May 31, 2020; (ii) the right to receive 1.2739 shares of Menlo Common Stock if (a) prior to the Merger, there has occurred a Triggering Event and (b) the Efficacy Determination (as defined in the Agreement) reports that (1) Serlopitant Significance (as defined in the Agreement) was achieved in only one Phase III PN Trial (as defined in the Agreement) on or before May 31, 2020 and (2) Serlopitant Significance (as defined in the Agreement) was not achieved or has not been determined in each case on or before May 31, 2020 in the other Phase III PN Trial (as defined in the Agreement); (iii) the right to receive 1.8006 shares of Menlo Common Stock if (a) prior to the Merger, there has occurred a Triggering Event and (b)(l) the Efficacy Determination (as defined in the Agreement) reports that Serlopitant Significance (as defined in the Agreement) was not achieved in both Phase III PN Trials (as defined in the Agreement) or (2) the Efficacy Determination (as defined in the Agreement) has not been delivered on or before May 31, 2020; or (iv) in the event that clauses (i), (ii), and (iii) are not applicable, the right to receive (A) 0.5924 shares of Menlo Common Stock and (B) one contingent stock right, which shall be subject to the terms and conditions of the CSR Agreement (a “Contingent Stock Right”) (each of (i), (ii), (iii), or (iv), the “Merger Consideration”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement and the CSR Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than the holders of Cancelled

Shares) of the Merger Consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons; relative to the Merger Consideration to be offered to the shareholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of November 10, 2019 and the specific terms of the Proposed Transaction set forth therein, including a draft of the CSR Agreement, dated as of November 10, 2019; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019; (3) publicly available information concerning Menlo that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company; (5) financial and operating information with respect to the business, operations and prospects of Menlo furnished to us by the Company, including financial projections of Menlo prepared by the management of the Company which reflect alternative scenarios regarding the possible results of the Phase Ill PN Trials (as defined in the Agreement) including the potential of such Phase III PN Trials (as defined in the Agreement) showing Serlopitant Significance (as such term is defined in the Agreement, with such alternative scenarios, the “Alternative Scenarios”); (6) a trading history of the Company Shares and Menlo Common Stock from November 8, 2018 to November 8, 2019 and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Menlo with each other and with those of other companies that we deemed relevant; (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Synergies”); (9) an estimate and projections of Menlo’s tax position furnished to us by the Company, including estimates and projections of net operating losses prepared by management of the Company; and (10) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Menlo. In addition, we have had discussions with the management of the Company and Menlo concerning their businesses, operations, assets; liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. With respect to the financial projections of Menlo, upon the advice of the Company, we have assumed that the projections relating to each of the Alternative Scenarios have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Menlo. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Synergies are reasonable and that the Synergies will be realized in accordance with such estimates. We also have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the product candidates of the Company and Menlo, including in respect of the Phase III PN Trials (as defined in the Agreement) of Menlo and the risks associated with such trials (including, without limitation, the potential impact of drug competition, the timing and probability of successful testing; development and marketing, and of approval by appropriate governmental authorities, of such product candidates.) We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Menlo and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Menlo. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which Company Shares would trade following the announcement of the Proposed Transaction (ii) the prices at which shares of Menlo Common Stock would trade following the announcement or consummation of the Proposed Transaction or (iii) the value or price of the Contingent Stock Rights, if any, upon or after issuance thereof. Our opinion should not be viewed as providing any assurance that the market value of the shares of Menlo Common Stock to be held by the shareholders of the Company after the Merger and the conversion of the Contingent Stock Rights, if any, will be in excess of the market value of Company Shares owned by such shareholders at any time prior to the announcement or consummation of the Proposed Transaction. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement and the CSR Agreement will conform in all material respects to the last drafts reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement, the CSR Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver; modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the shareholders of the Company (other than the holders of Cancelled Shares) in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) served as underwriter/joint-book runner for the follow-on offering of approximately $57 million in ordinary shares of the Company in September 2016 and (ii) served as underwriter/joint-book runner for the follow-on offering of approximately $70 million in ordinary shares of the Company in September 2018. We have not performed any investment banking services for Menlo in the past two years.

Barclays Bank PLC., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Menlo for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS BANK PLC.

Annex D

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

November 10, 2019

The Board of Directors

Menlo Therapeutics Inc.

4085 Campbell Avenue

Suite 200

Menlo Park, CA 94025

Members of the Board:

We understand that Menlo Therapeutics Inc. (“Menlo”), Giants Merger Subsidiary Ltd., a wholly owned subsidiary of Menlo (“Menlo Merger Sub”), and Foamix Pharmaceuticals Ltd. (“Foamix”) intend to enter into an Agreement and Plan of Merger to be dated as of November 10, 2019 (the “Merger Agreement” and together with the Form of Contingent Stock Rights Agreement (the “CSR Agreement”) attached thereto, the “Transaction Agreements”), pursuant to which Menlo Merger Sub will merge with and into Foamix (the “Merger”), with Foamix continuing as the surviving entity following the Merger and becoming a wholly owned subsidiary of Menlo. Pursuant to the Merger Agreement, each share of common stock, par value NIS 0.16 per share, of Foamix (“Foamix Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will, subject to certain exceptions, be deemed to have been transferred to Menlo in exchange for (i) the right to receive 0.5924 shares of common stock, par value $0.001 per share, of Menlo (“Menlo Common Stock”) (as it may be adjusted pursuant to the Merger Agreement or effectively adjusted pursuant to the CSR Agreement, the “Exchange Ratio”) and (ii) if applicable, one contingent stock right, subject to the terms and conditions of, and as more fully defined in, the CSR Agreement (each, a “CSR”). We understand that the Exchange Ratio is subject to adjustments based on the status and, if available, the results of the Phase III PN Trials (as defined in the Merger Agreement) set forth in the Efficacy Determination (as defined in the Merger Agreement), and in particular whether the Phase III PN Trials demonstrate Serlopitant Significance (as defined in the Merger Agreement), as provided in the Merger Agreement or thereafter as effectively provided in the CSR Agreement (upon exercise of the CSR), as follows:

•

If the Efficacy Demonstration states that the results of one Phase III PN Trial demonstrate Serlopitant Significance and the results of the other Phase III PN Trial (i) do not demonstrate Serlopitant Significance or (ii) have not been determined on or prior to May 31, 2020, the Exchange Ratio shall instead be 1.2739; and

•

If the Efficacy Determination states that the results of both Phase III PN Trials do not demonstrate Serlopitant Significance, or if the Efficacy Determination has not been delivered on or before May 31, 2020, the Exchange Ratio shall instead be 1.8006.

The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Menlo.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Merger Agreement, dated as of November 8, 2019, which contains as an exhibit the Form of CSR Agreement;

•	Reviewed certain publicly available business and financial information regarding each of Menlo and Foamix;

•

Reviewed certain non-public business and financial information regarding the respective businesses and future prospects of each of Menlo and Foamix, including (i)(a) certain unadjusted and probability-adjusted financial projections for Menlo for the years ending December 31, 2020 through December 31, 2033, reflecting four illustrative scenarios identified to us by Menlo as the “PN + PSO/CPUO (Two Successful PN Trials) Case,” the “PN Only (Two Successful PN Trials) Case,” the “25% Probability of PN + PSO/CPUO (Two Successful PN Trials); 75% Probability of Negative Data in Both PN Trials Case,” and the “Negative Data in Both PN Trials Case,” and (b) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Menlo and (ii)(a) certain modifications to and extrapolations of the Foamix’s Management’s Financial Projections (as defined below), including certain unadjusted and probability-adjusted financial projections for Foamix for the years ending December 31, 2020 through December 31, 2033, and (b) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Foamix (clauses (i) and (ii) are collectively referred to herein as the “Menlo’s Management’s Financial Projections”), all as prepared and approved for our use by Menlo’s senior management;

•

Reviewed certain non-public business and financial information regarding Foamix’s business and future prospects, including certain financial projections for the years ending December 31, 2020 through December 31, 2024 (the “Foamix’s Management’s Financial Projections” and together with the Menlo’s Management’s Financial Projections, the “Financial Projections”), all as prepared and provided to us by Foamix’s senior management and reviewed by and discussed with Menlo’s senior management;

•

Reviewed certain estimated operating and financial synergies (collectively, the “synergy estimates” or “synergies”) expected to result from the Merger, all as prepared and approved for our use by Menlo’s senior management and discussed with Foamix’s senior management;

•

Discussed with Menlo’s senior management their strategic and financial rationale for the Merger as well as their views of Menlo’s and Foamix’s respective businesses, operations, products, product candidates, technology, intellectual property, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of shares of Menlo Common Stock) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	Discussed with Foamix’s senior management their views of Foamix’s business, operations, products, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading activity of the shares of Menlo Common Stock and Foamix Common Stock;

•

Performed financing-adjusted discounted cash flow analyses based on the probability-adjusted Menlo’s Management’s Financial Projections (including each of the four illustrative scenarios previously identified), the synergy estimates and certain other information;

•	Reviewed certain pro forma financial results, financial condition and capitalization of Menlo giving effect to the Merger, all as approved for our use by Menlo’s senior management; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including,

without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) provided by or discussed with Menlo or Foamix or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the (a) reasonableness or achievability of the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based or (b) probability adjustments reflected in each of the individual cases included in the Menlo’s Management’s Financial Projections and (iii) have relied upon the assurances of Menlo’s senior management that they are (in the case of information pertaining to Menlo, including the Menlo’s Management’s Financial Projections) and have assumed that Foamix’s senior management are (in the case of information pertaining to Foamix) unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Menlo’s Management’s Financial Projections, the synergy estimates, any other estimates and any other forward-looking information provided by or discussed with Menlo, (a) we have been advised by Menlo’s senior management, and we have assumed, that the Menlo’s Management’s Financial Projections (including, in each case, the probability adjustments reflected therein), the synergy estimates, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Menlo’s senior management as to the expected future performance of Menlo and Foamix, respectively, and the expected amounts and realization of such synergies (and we have assumed that such synergies will be realized in the amounts and at the times projected) and (b) we have assumed that the Menlo’s Management’s Financial Projections (including, in each case, the probability adjustments reflected therein), the synergy estimates and such other estimates and other forward-looking information have been reviewed by Menlo’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) the Foamix Financial Projections, any other estimates and any other forward-looking information provided by or discussed with Foamix, we have assumed that such Foamix Financial Projections, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Foamix’s senior management as to the expected future performance of Foamix and (iii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

•

In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of Menlo’s senior management as to, among other things, (i) the potential impact on Menlo and Foamix of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical sector, (ii) Menlo’s and Foamix’s existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon) and (iii) Menlo’s ability to effectively integrate the businesses and operations of Foamix. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an effect on Menlo, Foamix or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Menlo, Menlo Merger Sub, Foamix or any other entity or the solvency or fair value of Menlo, Menlo Merger Sub, Foamix or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Menlo’s senior management and Menlo’s other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Menlo, Menlo Merger Sub, Foamix or their respective securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed forms of the Transaction Agreements will not differ from the drafts that we have reviewed, (ii) Menlo, Menlo Merger Sub and Foamix will comply with all terms and provisions of the Merger Agreement, (iii) the representations and warranties of Menlo, Menlo Merger Sub and Foamix contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof and (iv) at the direction of Menlo’s senior management, the Efficacy Determination will be delivered and the results of both Phase III PN Trials will be determined, in each case, prior to May 31, 2020. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Menlo, Menlo Merger Sub, Foamix or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Menlo Common Stock or Foamix Common Stock or other securities or financial instruments of or relating to Menlo or Foamix may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Menlo in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion and will be credited against the fee payable upon consummation of the Transaction. In addition, Menlo has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, aside from our current engagement by Menlo, Guggenheim Securities, LLC (“Guggenheim Securities”) has not previously been engaged by Menlo to provide financial advisory or other investment banking services for which we received compensation, except in connection with Menlo’s initial public offering in January 2018, in which we acted as a joint bookrunning manager and received an agreed-upon fee. During the past two years, Guggenheim Securities has not been engaged by Foamix to provide financial advisory or other investment banking services for which we have received fees. Guggenheim Securities may provide Menlo and Foamix and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Menlo, Foamix, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Menlo, Foamix, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Menlo, Foamix, other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Menlo, Foamix, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Menlo’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Menlo Common Stock and Foamix Common Stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Menlo’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Menlo Common Stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Menlo’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Menlo or the effects of any other transaction in which Menlo might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to Menlo. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger), or any of the Transaction Agreements (other than the effective adjustments to the Exchange Ratio contemplated by the CSR Agreement) or (b) any voting or support agreement or any other agreement, transaction document or instrument contemplated by the Transaction Agreements or to be entered into or amended in connection with the Merger, (ii) the likelihood or probability of the (a) achievement of Serlopitant Significance, (b) timing of the Efficacy Determination or results of either of the Phase III PN Trials, (c) adjustment to the Exchange Ratio under the Merger Agreement or (d) effective adjustment to the Exchange Ratio under the CSR Agreement or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Menlo or Foamix. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Menlo’s or Foamix’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Menlo.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

Annex E

FORM OF MENLO VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of [        ], 2019, between Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”), and [●] (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

(A)

On November 10, 2019, Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), Giants Merger Subsidiary Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Merger Sub”) and Foamix are concurrently entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Foamix with Foamix surviving as a wholly owned subsidiary of Menlo, all upon the terms and subject to the conditions set forth therein.

(B)	The Stockholder agrees to enter into this Agreement with respect to the Voting Stock (as defined below) held by such Stockholder.

(C)	As of the date hereof, the Stockholder is the owner of, and has either sole or shared voting power over, such number of Voting Stock as are indicated on Schedule A attached hereto.

(D)	Each of Foamix and the Stockholder has determined that it is in its best interests to enter into this Agreement.

(E)	The Stockholder is entering into this Agreement solely in his, her or its capacity as a stockholder of Menlo and not (if applicable) as a director or officer of Menlo;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled,” “controlling,” and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, the Stockholder shall not be deemed an Affiliate of Foamix or Menlo, and vice versa.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) Menlo Stockholder Approval and (b) such date and time as this Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, any shares of Menlo Common Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire shares of Menlo Common Stock or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Menlo Board, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired, as well as any shares of Menlo Common Stock obtained following the exercise thereof after the execution of this Agreement.

2.         Subject Shares. The Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3.         Agreement to Consent and Approve Prior to Expiration Time.

                         3.1      Until the Expiration Time, the Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action that would (a) in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Menlo Stockholder Approval and the consummation of the transactions contemplated by the Merger Agreement or (b) reasonably be expected to make any of its representations or warranties untrue or incorrect in any material respect.

                         3.2      Until the Expiration Time, at any meeting of the stockholders of Menlo, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Voting Stock to adopt and approve the Share Issuance or in any other circumstances upon which a vote, consent or other approval with respect to the Share Issuance, the other Transaction Documents, or the transactions contemplated by the Merger Agreement or the other Transaction Documents is sought, the Stockholder shall vote (or cause to be voted) all Voting Stock (to the extent such Voting Stock are then entitled to vote thereon) in favor of the foregoing.

                         3.3      Until the Expiration Time, at any meeting of the stockholders of Menlo, however called, or at any postponement or adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval (including by written consent) is sought, the Stockholder shall vote (or cause to be voted) all Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by the Stockholder against and withhold consent with respect to (a) any action or agreement that has or would be reasonably likely to result in any conditions to the Menlo’s obligations under Section 6.1 and Section 6.2 of the Merger Agreement not being fulfilled, (b) any amendments to Menlo’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (c) any other action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Menlo. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

                         3.4      The Stockholder hereby grants to Foamix and any designee thereof a proxy for the term of this Agreement to vote the Voting Stock as indicated in Sections 3.2 and 3.3 above. The Stockholder agrees that this proxy shall be irrevocable until the Expiration Time and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and the Stockholder hereby revokes any proxy previously granted by the Stockholder with respect to the Voting Stock. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Time.

4.         Litigation. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Foamix, Menlo or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

5.         Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Foamix as follows:

                         5.1      Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and to the extent applicable, in good standing under the laws of the jurisdiction of its organization.

                         5.2      Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                         5.3      Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the Voting Stock indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of Menlo, other than the Voting Stock set forth on Schedule A.

                         5.4      No Conflict; Consents.

                                     (a)     The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                                     (b)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

                         5.5      Absence of Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

                         5.6      Absence of Other Voting Agreement. Except for this Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of Menlo owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

                         5.7      Reliance. Such Stockholder has been represented by or had opportunity to be represented by, independent counsel, and that it or its authorized officers have carefully read and fully understand this Agreement and the Merger Agreement. Such Stockholder understands and acknowledges that Foamix is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6.         Representations and Warranties of Foamix. Foamix hereby represents and warrants to the Stockholder as follows:

                         6.1      Organization. Foamix is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

                         6.2      Due Authority. Foamix has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by Foamix and the consummation by Foamix of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Foamix. This Agreement has been duly and validly executed and delivered by Foamix and constitutes a valid and binding agreement of Foamix enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                         6.3      No Conflict; Consents.

                                     (a)     The execution and delivery of this Agreement by Foamix does not, and the performance by Foamix of the obligations under this Agreement and the compliance by Foamix with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Foamix, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Foamix, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which Foamix is a party or by which Foamix is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Foamix to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                                     (b)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Foamix in connection with the execution and delivery of this Agreement or the consummation by Foamix of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

                         6.4      Absence of Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Foamix, threatened against Foamix that would reasonably be expected to materially impair the ability of Foamix to perform the obligations of Foamix hereunder or to consummate the transactions contemplated hereby.

7.         Documentation and Information. To the extent required by Law, the Stockholder hereby (a) consents to and authorizes the publication and disclosure by Foamix and its Affiliates of such Stockholder’s identity and holding of Voting Stock and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, the Registration Statement, any filing required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the Merger or any of the transaction contemplated by the Merger Agreement and other Transaction Documents, and (b) agrees to promptly to give to Foamix any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to promptly notify Foamix of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have come false or misleading in any material respect.

8.         Non-solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 12, the Stockholder shall not, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Menlo Takeover Proposal, (ii) enter into any agreement with respect to any Menlo Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or otherwise knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Menlo Takeover Proposal (each of the actions described in clauses (i), (ii) and (iii), a “Restricted Activity”). Notwithstanding the foregoing, to the extent that Menlo or the Menlo Board is permitted to engage in any Restricted Activities pursuant to Section 5.7 of the Merger Agreement, such Stockholder may participate in such Restricted Activities to the same extent.

9.         Fiduciary Duties. Nothing contained in this Agreement shall prevent the Stockholder or any Person affiliated with a Stockholder, and who is also a director or officer of Menlo, from exercising his or her fiduciary duties as a director or officer of Menlo including taking any actions permitted under Section 5.7 of the Merger Agreement, and the restrictions set forth in this Agreement shall only apply to such Stockholder in his, her or its capacity as a stockholder of Menlo.

10.       Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 12, in the event of a stock split, stock dividend or distribution, or any change in the Voting Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Voting Stock” shall be deemed to refer to and include such securities as well as all such stock dividends, distributions and any securities in to which or for which any or all of such securities may be changed or exchange or which are received in such transaction.

11.       Further Assurances. The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Foamix may reasonably request in order to vest, perfect, confirm or record the rights granted to Foamix under this Agreement.

12.       Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earliest to occur of:

                         12.1     the termination of this Agreement by the mutual written consent of Foamix and the Stockholder;

                         12.2     the termination of the Merger Agreement in accordance with its terms prior to the Effective Time;

                         12.3     a Menlo Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.7(b) of the Merger Agreement;

                         12.4     the Effective Time; and

                         12.5     any amendment to the Merger Agreement without the prior written consent of the Stockholder that (i) decreases the Merger consideration or changes the form of the Merger Consideration, or (ii) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholder relative to the other stockholders of Menlo (excluding, in all cases, any amendments affecting directors, officers or employees of Menlo in their capacities as such who are stockholders of Menlo).

                         12.6     In the event of the termination of this Agreement in accordance with this Section 12, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any party hereto, other than this Section 12 and Section 14, which provisions shall survive such termination; provided, however, that nothing in this Section 12.6 shall relieve either party from liability for any material and intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

13.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Foamix any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder’s Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholder’s Voting Stock shall remain vested in and belong to the Stockholder, and Foamix shall have no authority to direct the Stockholder in the voting or disposition of any of the Voting Stock except as otherwise provided herein.

14.       Miscellaneous.

                         14.1     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                         14.2     Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement. This Section 14.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the termination of this Agreement.

                         14.3     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                         14.4     Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

                         14.5     Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                         14.6     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Stockholder, to:

                         [●]

with a concurrent copy to (which shall not be considered notice):

                         [●]

(ii) if to Foamix, to:

                         Foamix Pharmaceuticals Ltd.

                         520 U.S. Highway 22, Suite 204

                         Bridgewater, NJ 08807

                         Attention: Mutya Harsch

with a concurrent copy to (which shall not be considered notice):

                         Skadden, Arps, Slate, Meagher & Flom LLP

                         4 Times Square

                         New York, NY 10036

                         Fax: (212) 735-2000

                         Attention: Marie L. Gibson, Esq.

                         Meitar Liquornik Geva Leshem Tal

                         16 Abba Hillel Silver Rd.

                         Ramat Gan 5250608, Israel

                         Fax: 972 3 610 3755

                         Attention: J. David Chertok

                         14.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                         14.8     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court.

                         14.9     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF STOCKHOLDER OR FOAMIX IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                         14.10   Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however that Menlo shall be deemed to be a third party beneficiary of the Stockholder’s obligations hereunder.

                         14.11   Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

                         14.12   Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

                         14.13   No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

                         14.14   Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Foamix Pharmaceuticals Ltd.

By:
Name:
Title:

[Stockholder]

By:
Name:
Title:

SCHEDULE A

Voting Stock

Name of Stockholder	Number and Class of Securities Owned

Annex F

FORM OF FOAMIX VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of [●], 2019, between Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), and [●] (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

(A)

On November 10, 2019, Menlo, Foamix Merger Subsidiary Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Menlo Merger Sub”) and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 513368811 with the Israeli Registrar of Companies (“Foamix”), are concurrently entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Foamix with Foamix surviving as a wholly owned subsidiary of Menlo, all upon the terms and subject to the conditions set forth therein.

(B)	The Stockholder agrees to enter into this Agreement with respect to the Voting Stock (as defined below) held by such Stockholder.

(C)	As of the date hereof, the Stockholder is the owner of, and has either sole or shared voting power over, such number of Voting Stock as are indicated on Schedule A attached hereto.

(D)	Each of Menlo and the Stockholder has determined that it is in its best interests to enter into this Agreement.

(E)	The Stockholder is entering into this Agreement solely in his, her or its capacity as a shareholder of Foamix and not (if applicable) as a director or officer of Foamix;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled,” “controlling,” and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, the Stockholder shall not be deemed an Affiliate of Foamix or Menlo, and vice versa.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Foamix Shareholder Approval and (b) such date and time as this Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, any Foamix Share or any securities convertible into, exchangeable for or otherwise exercisable to acquire Foamix Share or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Foamix Board, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired, as well as the Foamix Warrants and any Foamix Shares obtained following the exercise thereof after the execution of this Agreement.

2. Subject Shares. The Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns (including through the 102 Trustee) or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned (including through the 102 Trustee) or owned of record by such Stockholder.

3. Agreement to Consent and Approve Prior to Expiration Time.

3.1 Until the Expiration Time, the Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action that would (a) in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Foamix Shareholder Approval and the consummation of the transactions contemplated by the Merger Agreement or (b) reasonably be expected to make any of its representations or warranties untrue or incorrect in any material respect.

3.2 Until the Expiration Time, at any meeting of the shareholders of Foamix, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Voting Stock to adopt and approve the Merger Agreement, the Merger, the other Transaction Documents to which Foamix is a party and the other transactions contemplated by the Merger Agreement and the other Transaction Documents or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the other Transaction Documents, or the transactions contemplated by the Merger Agreement or the other Transaction Documents is sought, the Stockholder shall vote (or cause to be voted) all Voting Stock (to the extent such Voting Stock are then entitled to vote thereon) in favor of the foregoing.

3.3 Until the Expiration Time, at any meeting of the stockholders of Foamix, however called, or at any postponement or adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval (including by written consent) is sought, the Stockholder shall vote (or cause to be voted) all Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by the Stockholder against and withhold consent with respect to (a) any action or agreement that has or would be reasonably likely to result in any conditions to the Foamix’s obligations under Section 6.1 and Section 6.3 of the Merger Agreement not being fulfilled, (b) any amendments to Foamix’s articles of association if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (c) any other action or agreement that would reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Foamix. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.4 The Stockholder hereby grants to Menlo and any designee thereof a proxy for the term of this Agreement to vote the Voting Stock as indicated in Sections 3.2 and 3.3 above. The Stockholder agrees that this proxy shall be irrevocable until the Expiration Time and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and the Stockholder hereby revokes any proxy previously granted by the Stockholder with respect to the Voting Stock. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Time.

4. Litigation. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Foamix, Menlo or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Menlo as follows:1

5.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and to the extent applicable, in good standing under the laws of the jurisdiction of its organization.2

5.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of Foamix, other than the Voting Stock set forth on Schedule A.

5.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably

[1]
[2]	Note to Draft: To be adapted based on whether Stockholder is an entity or person.

be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

5.5 Absence of Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.6 Absence of Other Voting Agreement. Except for this Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of Foamix owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

5.7 Reliance. Such Stockholder has been represented by or had opportunity to be represented by, independent counsel, and that it or its authorized officers have carefully read and fully understand this Agreement and the Merger Agreement. Such Stockholder understands and acknowledges that Menlo is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6. Representations and Warranties of Menlo. Menlo hereby represents and warrants to the Stockholder as follows:

6.1 Organization. Menlo is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

6.2 Due Authority. Menlo has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by Menlo and the consummation by Menlo of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Menlo. This Agreement has been duly and validly executed and delivered by Menlo and constitutes a valid and binding agreement of Menlo enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Menlo does not, and the performance by Menlo of the obligations under this Agreement and the compliance by Menlo with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Menlo, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Menlo, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which Menlo is a party or by which Menlo is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Menlo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Menlo in connection with the execution and delivery of this Agreement or the consummation by Menlo of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Menlo, threatened against Menlo that would reasonably be expected to materially impair the ability of Menlo to perform the obligations of Menlo hereunder or to consummate the transactions contemplated hereby.

7. Documentation and Information. To the extent required by Law, the Stockholder hereby (a) consents to and authorizes the publication and disclosure by Menlo and its Affiliates of such Stockholder’s identity and holding of Voting Stock and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, the Registration Statement, any filing required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the Merger or any of the transaction contemplated by the Merger Agreement and other Transaction Documents, and (b) agrees to promptly to give to Menlo any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to promptly notify Menlo of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have come false or misleading in any material respect.

8. Non-solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 12, the Stockholder shall not, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Foamix Takeover Proposal, (ii) enter into any agreement with respect to any Foamix Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or otherwise knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Foamix Takeover Proposal (each of the actions described in clauses (i), (ii) and (iii), a “Restricted Activity”). Notwithstanding the foregoing, to the extent that Foamix or the Foamix Board is permitted to engage in any Restricted Activities pursuant to Section 5.6 of the Merger Agreement, such Stockholder may participate in such Restricted Activities to the same extent.

9. Fiduciary Duties. Nothing contained in this Agreement shall prevent the Stockholder or any Person affiliated with a Stockholder, and who is also a director or officer of Foamix, from exercising his or her fiduciary duties as a director or officer of Foamix including taking any actions permitted under Section 5.6 of the Merger Agreement, and the restrictions set forth in this Agreement shall only apply to such Stockholder in his, her or its capacity as a shareholder of Foamix.

10. Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 12, in the event of a stock split, stock dividend or distribution, or any change in the Voting Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Voting Stock” shall be deemed to refer to and include such securities as well as all such stock dividends, distributions and any securities in to which or for which any or all of such securities may be changed or exchange or which are received in such transaction.

11. Further Assurances. The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Menlo may reasonably request in order to vest, perfect, confirm or record the rights granted to Menlo under this Agreement.

12. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earliest to occur of:

12.1 the termination of this Agreement by the mutual written consent of Menlo and the Stockholder;

12.2 the termination of the Merger Agreement in accordance with its terms prior to the Effective Time;

12.3 a Foamix Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6(b) of the Merger Agreement;

12.4 the Effective Time; and

12.5 any amendment to the Merger Agreement without the prior written consent of the Stockholder that (i) decreases the Merger consideration or changes the form of the Merger Consideration, or (ii) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholder relative to the other stockholders of Foamix (excluding, in all cases, any amendments affecting directors, officers or employees of Foamix in their capacities as such who are stockholders of Foamix).

12.6 In the event of the termination of this Agreement in accordance with this Section 12, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any party hereto, other than this Section 12 and Section 14, which provisions shall survive such termination; provided, however, that nothing in this Section 12.6 shall relieve either Party from liability for any material and intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Menlo any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder’s Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholder’s Voting Stock shall remain vested in and belong to the Stockholder, and Menlo shall have no authority to direct the Stockholder in the voting or disposition of any of the Voting Stock except as otherwise provided herein.

14. Miscellaneous.

14.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement. This Section 14.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the termination of this Agreement.

14.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.5 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court this being in addition to any other remedy to which they are entitled at law or in equity.

14.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Stockholder, to:

[●]

with a concurrent copy to (which shall not be considered notice):

[●]

(ii) if to Menlo, to:

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

Tel: 650-486-1416

Attention: Steven Basta, Chief Executive Officer

Email: sbasta@menlotx.com

Facsimile: 650-249-0205

with a concurrent copy to (which shall not be considered notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Attention: Mark V. Roeder

                 Joshua M. Dubofsky

Herzog, Fox and Neeman

Aisa House

4 Weismann Street

Tel Aviv, Israel 6423904

Fax No: (972) 3696-6464

Attention: Hanan Haviv, Adv.

                 Yuval Meidar, Adv.

14.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

14.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court.

14.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF STOCKHOLDER OR MENLO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

14.10 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however that Foamix shall be deemed to be a third party beneficiary of the Stockholders obligations hereunder.

14.11 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

14.12 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

14.13 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Menlo Therapeutics Inc.

By:
Name:
Title:

[Stockholder]

By:
Name:
Title:

SCHEDULE A

Voting Stock

Name of Stockholder	Number and Class of Securities Owned

Annex G

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

Menlo Therapeutics Inc.

and

[●]

as

Rights Agent

Dated as of [●]

G-i

INDEX OF DEFINED TERMS

Agreement	G-1
Commission	G-1
Company	G-1
CSR	G-1
CSR Register	G-2
CSRs	G-1
Current Stock Price	G-8
Effective Time	G-1
Efficacy Determination	G-4
Exchange Ratio	G-4
Foamix	G-1
Foamix Share	G-1
Holder	G-2
Menlo Common Stock	G-1
Menlo Merger Sub	G-1
Merger	G-1
Merger Agreement	G-1
Milestone Date	G-4
Outside Expiration Date	G-4
Permitted Transfer	G-3
Registration Statement	G-1
Reorganizations	G-7
Rights Agent	G-1
Securities Act	G-1
Serlopitant Efficacy Expiration Date	G-4
Serlopitant Significance	G-4
shares of Menlo Common Stock	G-7
Statistical Significance	G-4
Termination Date	G-5
Transfer Agent	G-6
Withholding Agent	G-6

G-ii

This CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between Menlo Therapeutics Inc., a Delaware corporation (the “Company”), and [●], as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Giants Merger Subsidiary Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of the Company (“Menlo Merger Sub”), and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”), have entered into an Agreement and Plan of Merger, dated as of November 10, 2019 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Menlo Merger Sub will be merged (the “Merger”) with and into Foamix, with Foamix continuing as the surviving corporation and as a wholly owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each ordinary share, par value NIS 0.16 per share, of Foamix (each, a “Foamix Share”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.0001 per share, of the Company (the “Menlo Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. [●]) (the “Registration Statement”) with respect to, among other securities, the shares of Menlo Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the parties have done all things necessary to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein; and

WHEREAS, terms used herein but not defined herein, shall have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Holders of CSRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, effective as of the Closing, (i) each Holder will be entitled to one CSR for each Foamix Share issued and outstanding immediately prior to the Effective Time that is validly accepted for payment, and paid for, pursuant to Section 2.1(a)(ii) of the Merger Agreement, and (ii) each Foamix Warrant that is assumed by the Company pursuant to Section 5.20 of the Merger Agreement will become exercisable for one CSR for each Foamix Share that the holder of such Foamix Warrant would have been entitled to receive had such Foamix Warrant been exercised prior to the Effective Time.

(b) The Company hereby appoints [●] as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agents. In the event of the appointment of a co-rights agent pursuant to this Section 1, the Company shall cause such co-rights agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the up-to-date registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the Foamix Shares surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. The CSRs issued in consideration for 102 Common Stock shall be registered in the name of the 102 Trustee (as defined in the Merger Agreement) in the CSR Register for the benefit of the applicable beneficial holder. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder.

(a) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to receive dividends, or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity.

(b) The CSRs will not represent any equity or ownership interest in the Company, any constituent company to the Merger or any of their respective affiliates. It is hereby acknowledged and agreed that a CSR shall not constitute a security of the Company or of the Surviving Corporation. The rights of a Holder in respect of the CSRs are limited to those expressed in this Agreement. Notwithstanding anything herein or in the Merger Agreement to the contrary, none of the Company, Menlo Merger Sub, or any of their representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement, the CSRs or the Merger, except to the extent otherwise expressly provided for in this Agreement.

(c) A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CSRs by transferring such CSR to the Company or a person nominated in writing by the Company without consideration in compensation therefor, and such rights will be cancelled. Nothing in this Agreement is intended to prohibit the Company or its affiliates from offering to acquire or acquiring the CSRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CSRs, in whole or in part, in violation of this Section 5 shall be void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CSR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CSR, including any former street holder of Foamix Shares or any broker, dealer, custodian bank or other nominee of a former street holder of Foamix Shares to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CSR other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) respect to all CSRs, the transfer of any or all of the CSRs on death by will or intestacy; (b) with respect to all CSRs other than CSRs issued in consideration for 102 Common Stock (as defined in the Merger Agreement), a transfer of CSRs (i) by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee; (ii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); or (iii) a transfer made by operation of law (such as a merger); provided that any such transferred CSR shall remain subject to the terms and conditions of this Agreement.

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs pursuant to a Permitted Transfer upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Menlo Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered. Notwithstanding anything herein to the contrary, and subject to any other provision in the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement) or any other written instructions provided by the Israel Tax Authority, it is hereby clarified that no transfer of a CSR under this Agreement shall be permitted and/or effected, unless Menlo and the Rights Agent are fully satisfied that any and all withholding obligations with respect to Israeli taxes have been met. For this purpose, the provisions of Section 9 below shall be applicable to any transfers hereto.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which the Efficacy Determination is delivered to Menlo. For purposes of this Agreement, “Efficacy Determination” means (i) the top-line primary endpoint results of both Phase III PN Trials as delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo; or (ii) if the top-line primary endpoint results of only one Phase III PN Trials is delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo on or before May 31, 2020, such results as delivered in such form.

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof to receive from the Company the number of fully paid and nonassessable shares of Menlo Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof, in each case subject to any applicable withholding tax.

(i) The “Exchange Ratio” shall mean:

(1) (A) if the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or (B) the Milestone Date does not occur on or before May 31, 2020 (the “Outside Expiration Date”), then each CSR will be converted into 1.2082 shares of Menlo Common Stock pursuant to the terms and conditions of this Agreement;

(2) if the Efficacy Determination reports that (A) Serlopitant Significance was achieved in only one Phase III PN Trial on or before the Outside Expiration Date, and (B) Serlopitant Significance was not achieved or has not been determined in the other Phase III PN Trial on or before the Outside Expiration Date, then each CSR will be converted into 0.6815 shares of Menlo Common Stock pursuant to the terms and conditions of this Agreement; or

(3) if the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before the Outside Expiration Date, then the CSR will automatically be terminated, and the Holder thereof shall not be entitled to any shares of Menlo Common Stock relating to the CSR or any other rights under this Agreement (the date on which the CSR will be automatically terminated, the “Serlopitant Efficacy Expiration Date”).

(4) “Serlopitant Significance” shall mean (as set forth in and in accordance with the Efficacy Determination) achievement of proof of statistically significant superiority of serlopitant treatment over placebo treatment on the primary endpoint (meaning that (A) the Serlopitant 5 mg percent success rate is numerically greater than the placebo percent success rate and (B) the P-value is less than 0.05) determined when comparing Worst Itch-Numerical Rating Scale (WI-NRS) 4-point responder rates between treatments at Week 10, which analysis shall be based upon the “Intent-to-Treat” population where missing data is imputed using a Markov Chain Monte Carlo (MCMC) multiple imputation method and where the primary analytical method is a Cochran-Mantel-Haenszel test.

(c) From and after the Effective Time, (i) the Company shall use reasonable best efforts to cause Synteract, Inc. and TFS International AB to complete the Phase III PN Trials and QST Consultations, LTD to deliver the Efficacy Determination, concurrently for both Phase III PN Trials, to the Company, on or before the Outside Expiration Date; and (ii) the Company shall publicly disclose a summary of the results reported in any Efficacy Determination within three (3) Business Days of the Milestone Date. In the event that either Phase III PN Trial does not demonstrate Serlopitant Significance, then the Company shall have no further obligations under this Section 7(c) or otherwise to conduct any further clinical trials with respect to Serlopitant in the United States, or Europe, as applicable.

Section 8. Conversion Procedures.

(a) Subject to the provisions of Section 7 hereof, if Serlopitant Significance was not achieved in either Phase III PN Trial on or before the Outside Expiration Date, then within ten (10) Business Days of the occurrence of the earlier of the Milestone Date or the Outside Expiration Date and, subject to the tax withholding procedure described in Sections 8(e) and 9(b) below, the Company shall credit (or shall cause its Transfer Agent to credit) the appropriate number of book-entry shares of Menlo Common Stock (as determined in accordance with Section 7(b)) to each Holder in the name of such Holder as recorded in the CSR Register. Such book-entry shares of Menlo Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Menlo Common Stock as of the Milestone Date or Outside Expiration Date, as applicable.

(b) If Serlopitant Significance was not achieved in either Phase III PN Trial on or before the Outside Expiration Date, then within ten (10) Business Days of the Company informing the Rights Agent of the occurrence of the Milestone Date or the Outside Expiration Date (as applicable) and the consideration to be paid to each Holder pursuant to Section 7(b), and subject to the tax withholding procedure described in Sections 8(e) and 9(b) below, the Company shall deliver to the Rights Agent any cash necessary to be paid to Holders in lieu of fractional shares as provided in Section 13 hereof, and the Rights Agent shall deliver to each Holder at his, her or its address appearing on the CSR Register, (i) a written notice specifying the number of shares of Menlo Common Stock (if any) that each CSR was converted into and to whom the shares of Menlo Common Stock were issued and the Rights Agent shall promptly record such issuance in the CSR Register and (ii) a check reflecting the amount of any cash in lieu of fractional shares to be provided to such Holder as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Notwithstanding the foregoing, any cash necessary to be paid to holders who received the CSRs in consideration for 102 Common Stock, shall be payable by a wire transfer to the 102 Trustee.

(c) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the first anniversary of the Milestone Date (including by means of uncashed checks or invalid addresses on the CSR Register) (the “Termination Date”) (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto, and no consideration or compensation shall be payable therefor.

(d) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

(e) Prior to crediting (or causing its Transfer Agent to credit) the appropriate number of book-entry shares of Menlo Common Stock to each Holder in the name of such Holder pursuant to Section 8(a) hereof and delivering cash to the Rights Agent for payment to the Holders in lieu of fractional shares pursuant to Section 13 hereof, the Company shall deliver to the

Withholding Agent (as defined in Section 9(b)) a list of all Holders and the number of shares to be credited thereto and/or cash to be paid thereto, and the Withholding Agent shall be entitled to deduct or withhold from such shares and/or cash (if required, in accordance with Section 9(b) below). Upon completion of any required withholding the Company shall credit (or cause its Transfer Agent to credit) the appropriate number of shares of Menlo Common Stock to the Holders pursuant to Section 8(a) and deliver to the Rights Agent the appropriate amount of cash in lieu of fractional shares to be paid to the Holders pursuant to Section 8(b).

Section 9. Payment of Taxes; Tax Reporting.

(a) The Company will pay all stamp, transfer or other taxes or governmental charges, if any, attributable to the initial issuance of shares of Menlo Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any shares of Menlo Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(b) Foamix, the Company, Exchange Agent (as defined in the Merger Agreement), the 102 Trustee, Menlo, the Surviving Company, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom, all in accordance with the provisions of Sections 2.2(h) through 2.2(k) of the Merger Agreement, which shall apply to the consideration payable pursuant to this Agreement, mutatis mutandis, including the issuance or transfer of any CSR, the conversion thereof, the issuance of shares or the payment of cash in lieu of fractional shares.

(c) The Rights Agent shall comply with all applicable laws and shall adhere to the provisions set forth in the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), and any other written instructions provided by the Israel Tax Authority, including, for the avoidance of doubt, regarding Tax reporting and withholding (including under the tax laws the State of Israel) with respect to any consideration payable or deliverable to any Holder of CSRs pursuant to this Agreement.

Section 10. Reservation of Menlo Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Menlo Common Stock or the authorized and issued Menlo Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Menlo Common Stock upon conversion of CSRs, the maximum number of shares of Menlo Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

(b) The Company will keep a copy of this Agreement on file with the transfer agent for Menlo Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Company will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Menlo Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Menlo Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Menlo Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Menlo Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Menlo Common Stock having a record date on or after the date hereof and prior to the Milestone Date.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 13(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Menlo Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Menlo Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company, in each case on or after the date hereof and prior to the Milestone Date (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Menlo Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Menlo Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 13(b) and Section 13(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 13, the Company shall provide the notices required by Section 16 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 13 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 13(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 13.

(g) For purpose of this Section 13, the term “shares of Menlo Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.0001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 13, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Menlo Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Menlo Common Stock issuable hereunder contained in Section 13(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Menlo Common Stock issuable hereunder or Menlo Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Menlo Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Menlo Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Menlo Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Menlo Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price. The “Current Stock Price” shall equal the average per share closing sale prices of Menlo Common Stock on the Nasdaq Stock Market as reported by the Wall Street Journal for the five (5) full trading days ending on the fifth (5th) trading date after the later of (i) the Milestone Date or (ii) the Expiration Date.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Menlo Common Stock with a record date prior to the Milestone Date shall be paid to Holders of CSRs. To the extent any shares of Menlo Common Stock are issued to Holders pursuant to Section 8(a), there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date.

Section 15. Notices to CSR Holders. Upon any adjustment pursuant to Section 13 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within ten (10) days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

Fax: (650) 249-0205

Attention: Steven Basta

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Fax: (212) 735-2000

Attention: Marie L. Gibson, Esq.

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Fax: 972 3 610 3755

Attention: J. David Chertok

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder, Joshua M. Dubofsky

Emails: Mark.Roeder@lw.com, Josh.Dubofsky@lw.com

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

[Rights Agent]

[●]

Email: [●]

Attention: [●]

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders;

(v) as may be necessary or appropriate to ensure that CSRs are not subject to registration under the Securities Act or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) to cancel CSRs (i) in the event that any Holder has abandoned its rights in accordance with Section 4(c) or (ii) following the transfer of such CSRs to the Company or its affiliates in accordance with Section 5; or

(vii) as may be necessary or appropriate to ensure that the Company complies with applicable law.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Menlo Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in any notice delivered by the Company shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to (i) pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, (ii) reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement and

(iii) indemnify the Rights Agent and hold it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of (y) the Rights Agent’s negligence, bad faith or willful misconduct or breach of this Agreement; or (z) the Rights Agent (or anyone on its behalf) not complying with and/or adhering to the provisions of the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), or any other written instructions provided by the Israel Tax Authority, or otherwise with respect to any tax withholding made or not made by the Rights Agent (or anyone on its behalf).

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity, including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for (i) its own negligence, bad faith or willful misconduct; and (ii) such actions as provided in Section 19(f)(ii) above.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Menlo Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Menlo Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company thirty (30) days’ notice in writing. The Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor rights agent thirty (30) days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent, subject to the provisions of the Withholding Tax Ruling, the 104H Interim Ruling, and the 104H Tax Ruling (as such terms are defined in the Merger Agreement), and obtaining written approval from the Israel Tax Authority. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate on the earlier of (i) the Serlopitant Efficacy Expiration Date and (ii) the Termination Date. Notwithstanding anything to the contrary contained herein, the indemnification contained in Section 19(f) shall survive termination of this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Menlo Therapeutics Inc.

By:
Name: [●]
Title: [●]

[●] as Rights Agent

By:
Name: [●]